As filed with the Securities and Exchange Commission on                     , 2008
Registration No. 333-[_____ ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
CCFNB BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	6021	23-2254643
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
232 East Street
Bloomsburg, Pennsylvania 17815
(570)-784-4400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Lance O. Diehl
President and Chief Executive Officer
232 East Street
Bloomsburg, PA 17815
570-784-4400
(Name, address, including zip code, and telephone number, Including area code, of agent for service)
Copies of all communications to:

Dean H. Dusinberre, Esquire Kenneth J. Rollins, Esquire Rhoads & Sinon LLP Twelfth Floor One South Market Square P.O. Box 1146 Harrisburg, Pennsylvania 17108 (717) 233-5731	Glenn E. Halterman Chairman of the Board Columbia Financial Corporation West Main Street P.O. Box 240 Bloomsburg, Pennsylvania 17815-1702 (570) 784-1660	John B. Lampi, Esquire Suzanne C. Hixenbaugh, Esquire Saidis, Flower & Lindsay 26 West High Street Carlisle, PA 17013 (717) 243-6222
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and upon completion of the reorganization described in the enclosed document.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
Maximum
		Offering Price	Proposed
Title of Each Class		Per Share	Maximum	Amount of
of Securities to Be	Amount to be	Of Common	Aggregate	Registration Fee
Registered	Registered (1)	Stock	Offering Price (2)	Fee (2)
Common stock, par value $1.25 per share	1,030,407	N/A	$22,754,808	$894.26

(1)	Represents the maximum number of shares of Registrant’s common stock estimated to be issuable upon the completion of the CCFNB Bancorp/Columbia Financial merger described herein. This number is based on the number of shares of Columbia Financial common stock estimated to be outstanding, immediately prior to completion of the merger with CCFNB Bancorp, and the exchange of each share of Columbia Financial common stock for 0.7200 of a share of CCFNB Bancorp common stock pursuant to the Agreement and Plan of Reorganization dated as of November 29, 2007, between CCFNB Bancorp and Columbia Financial.

(2)	Pursuant to Rule 457(c) and (f) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the market value of Columbia Financial common stock as of March 12, 2008, as reported on the OTCBB of $15.90 per share, and the estimated number of shares of Columbia Financial common stock (1,431,120 shares of common stock) that may be exchanged for CCFNB Bancorp common stock.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED                     , 2008

REORGANIZATION PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Stockholder:
     The boards of directors of CCFNB Bancorp, Inc. (“CCFNB Bancorp”) and Columbia Financial Corporation (“Columbia Financial”) have approved an Agreement and Plan of Reorganization pursuant to which Columbia Financial will merge with and into CCFNB Bancorp and Columbia County Farmers National Bank, a subsidiary of CCFNB Bancorp, will merge with and into First Columbia Bank & Trust Co., a subsidiary of Columbia Financial. If the reorganization is approved and the reorganization is subsequently completed, each outstanding share of Columbia Financial common stock will be converted into the right to receive 0.7200 shares of CCFNB Bancorp common stock. The number of shares of common stock CCFNB Bancorp will actually issue in connection with the reorganization and the amount of cash paid for any fractional shares will be determined based on a formula described in detail in the section entitled “JOINT PROPOSAL I — THE REORGANIZATION — Terms of the Plan of Reorganization — Calculation of Consideration to be Paid to Columbia Financial Stockholders.”
     Based on the reasons for this reorganization described in the accompanying document, the respective boards of directors unanimously believe that the reorganization is fair to you and in your best interests. Accordingly, the respective boards of directors unanimously recommend that you vote “FOR” approval of the Plan of Reorganization.
     This document describes the annual meetings, the reorganization, the documents related to the reorganization and other related matters. Please carefully read this entire document and CCFNB Bancorp’s accompanying annual report on Form 10-K, including the section entitled “Risk Factors”, for a discussion of the risks relating to the proposed reorganization. You also can obtain information about CCFNB Bancorp from documents that CCFNB Bancorp has filed with the Securities and Exchange Commission.

Sincerely,

Lance O. Diehl	Glenn E. Halterman
President and Chief	Chairman of the Board
Executive Officer	Columbia Financial Corporation
CCFNB Bancorp, Inc.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the CCFNB Bancorp common stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.
     The shares of CCFNB Bancorp common stock that CCFNB Bancorp is offering through this document are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the FDIC or any other governmental agency.
     The date of this document is                     , 2008, and it is first mailed or otherwise delivered to CCFNB Bancorp and Columbia Financial stockholders on or about                     , 2008.

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REFERENCES TO ADDITIONAL INFORMATION
     This document incorporates important business and financial information about CCFNB Bancorp and Columbia Financial from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

CCFNB Bancorp, Inc.	Columbia Financial Corporation
232 East Street	11 West Main Street
Bloomsburg, Pennsylvania 17815	P.O. Box 240
Attention: Investor Relations,	Bloomsburg, Pennsylvania 17815-1702
Virginia D. Kocher, Treasurer	Attention: Susan S. Hackett, Secretary
(570) 784-4400	(570) 784-1660
     You will not be charged for any of these documents that you request. CCFNB Bancorp and Columbia Financial stockholders requesting documents should do so by                     , 2008 in order to receive them before their respective annual meeting.
     See “Where You Can Find More Information” on page 5.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	, 2008
TIME:	1:30 P.M.
PLACE:	Monty’s on the Upper Campus
Bloomsburg University
400 East Second Street
Bloomsburg, PA 17815
MATTERS TO BE VOTED ON:
1.	Approval of the Agreement and Plan of Reorganization, dated as of November 29, 2007, (“Plan of Reorganization”) between CCFNB Bancorp, Inc. and Columbia Financial Corporation, which provides for, among other things, the merger of Columbia Financial Corporation (“Columbia Financial”) with and into CCFNB Bancorp, Inc. (“CCFNB Bancorp”); the merger of Columbia County Farmers National Bank with and into First Columbia Bank & Trust Co.; and the right of Columbia Financial stockholders to receive 0.7200 shares of CCFNB Bancorp common stock in exchange for each share of Columbia Financial common stock held by them;

2.	Election of two Class 1 directors to hold office for a three-year term;

3.	Approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the Plan of Reorganization; and

4.	Any other matters that may properly come before the annual meeting.
     Abstentions and broker non-votes will be counted as shares present for the purpose of determining the presence of a quorum but will not be counted as votes cast. However, abstentions and broker non-votes will have the effect of a vote against the Plan of Reorganization. CCFNB Bancorp stockholders have the right under Pennsylvania law to dissent from the Plan of Reorganization and the transactions contemplated thereby. See the section in the joint proxy statement/prospectus entitled: “Joint Proposal 1 — The Reorganization — Dissenters’ Rights of CCFNB Bancorp and Columbia Financial Stockholders” and Annex J, Statutory Provisions Relating to Dissenters’ Rights, to the Plan of Reorganization at Exhibit 1.
     The CCFNB Bancorp board of directors has fixed the close of business on                     , 2008, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting. The CCFNB Bancorp board of directors recommends that you vote “FOR” approval and adoption of the Plan of Reorganization, the election of the nominees for Class 1 Director, and approval of the proposal to adjourn the annual meeting. The directors of CCFNB Bancorp, who collectively hold approximately ___% of the outstanding shares of CCFNB Bancorp common stock, have agreed in writing to vote in favor of the Plan of Reorganization.
     Your vote is important regardless of the number of shares you own. The affirmative vote of the holders of at least two-thirds of the outstanding shares of CCFNB Bancorp common stock entitled to vote is required to approve and adopt the Plan of Reorganization.

IF YOU PLAN TO ATTEND:
Please note that space limitations make it necessary to limit attendance to stockholders. If you wish to attend, please indicate your wish by checking the box that appears on the proxy card.

     Whether or not you plan to attend the annual meeting, the CCFNB Bancorp board of directors urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. You may also authorize a proxy to vote your shares by calling the toll-free number shown on your proxy card. This will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted, if you are unable to attend, and will help us avoid added solicitation costs. If you are a stockholder whose shares are registered in “street name”, you will need additional documentation from your broker in order to vote personally at the annual meeting.

By Order of the Board of Directors,
/s/ Lance O. Diehl
Lance O. Diehl
President and Chief Executive Officer

Bloomsburg, Pennsylvania
                    , 2008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	, 2008
TIME:	2:00 P.M.
PLACE:	Monty’s on the Upper Campus
Bloomsburg University
400 East Second Street
Bloomsburg, PA 17815
MATTERS TO BE VOTED ON:
1.	Approval of the Agreement and Plan of Reorganization, dated as of November 29, 2007, (“Plan of Reorganization”) between CCFNB Bancorp, Inc. and Columbia Financial Corporation, which provides for, among other things, the merger of Columbia Financial Corporation (“Columbia Financial”) with and into CCFNB Bancorp, Inc. (“CCFNB Bancorp”); the merger of Columbia County Farmers National Bank with and into First Columbia Bank & Trust Co.; and the right of Columbia Financial stockholders to receive 0.7200 shares of CCFNB Bancorp common stock in exchange for each share of Columbia Financial common stock held by them;

2.	Election of two Class C directors to hold office for a three-year term;

3.	Approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the Plan of Reorganization; and

4.	Any other matters that may properly come before the annual meeting.
     Abstentions and broker non-votes will be counted as shares present for the purpose of determining the presence of a quorum but will not be counted as votes cast. Columbia Financial stockholders have the right under Pennsylvania law to dissent from the Plan of Reorganization and the transactions contemplated thereby. See the section in the joint proxy statement/prospectus entitled: “Joint Proposal I — The Reorganization — Dissenters’ Rights of CCFNB Bancorp and Columbia Financial Stockholders” and Annex J, Statutory Provisions Relating to Dissenters’ Rights, to the Plan of Reorganization at Exhibit 1.
     The Columbia Financial board of directors has fixed the close of business on                     , 2008, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting. The Columbia Financial board of directors recommends that you vote “FOR” approval and adoption of the Plan of Reorganization, the election of the nominees for Class C Director, and approval of the proposal to adjourn the annual meeting. The

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directors of Columbia Financial, who collectively hold approximately ___% of the outstanding shares of Columbia Financial common stock, have agreed in writing to vote in favor of the Plan of Reorganization.
     Your vote is important regardless of the number of shares you own. The affirmative vote of 51% of the outstanding shares of Columbia Financial common stock is required to approve and adopt the Plan of Reorganization.

IF YOU PLAN TO ATTEND:
Please note that space limitations make it necessary to limit attendance to stockholders. If you wish to attend, please indicate your wish by checking the box that appears on the proxy card.
     Whether or not you plan to attend the annual meeting, the Columbia Financial board of directors urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. You may also authorize a proxy to vote your shares by calling the toll-free number shown on your proxy card. This will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted, if you are unable to attend, and will help us avoid added solicitation costs. If you are a stockholder whose shares are registered in “street name”, you will need additional documentation from your broker in order to vote personally at the annual meeting.

By Order of the Board of Directors,
/s/ Susan S. Hackett
Susan S. Hackett
Secretary

Bloomsburg, Pennsylvania
                    , 2008

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LIST OF EXHIBITS

Exhibit 1	Agreement and Plan of Reorganization, dated as of November 29, 2007, Between CCFNB Bancorp, Inc. and Columbia Financial Corporation with Schedules and Annexes Thereto.

Exhibit 2	Opinion of Danielson Capital, LLC

Exhibit 3	Opinion of The Kafafian Group, Inc.

Exhibit 4	First Columbia Bank & Trust Co. Audit Committee Charter

QUESTIONS AND ANSWERS ABOUT THIS JOINT PROXY MATERIAL AND VOTING
      Q: Why have I received these materials?
     A: This joint proxy statement/prospectus and the enclosed proxy card were sent to you because you are a stockholder of CCFNB Bancorp and/or Columbia Financial and the board of directors of CCFNB Bancorp and/or Columbia Financial, as the case may be, is soliciting your proxy to vote at its annual meeting of stockholders to be held on                     , 2008 and                     , 2008, respectively. You are cordially invited to attend the annual meeting of the company in which you hold stock and are requested to vote on the proposals described in this joint proxy statement/prospectus. CCFNB Bancorp and Columbia Financial intend to mail this joint proxy statement/prospectus, CCFNB Bancorp’s annual report on Form 10-K, and accompanying proxy card on or about                     , 2008, to all stockholders entitled to vote at the annual meetings.
      Q: Who is entitled to vote at the Annual Meeting?
     A: Stockholders of record as of the close of business on                     , 2008 will be entitled to vote at the annual meeting of CCFNB Bancorp. Stockholders of record as of the close of business on                     , 2008 will be entitled to vote at the annual meeting of Columbia Financial.
      Q: What am I voting on?
     A: If you are a CCFNB Bancorp stockholder, you are being asked to vote to:
•	approve the terms of the Plan of Reorganization;

•	elect two Class 1 directors for a 3-year term; and

•	approve, if necessary, any adjournment of the annual meeting to solicit additional proxies in favor of the Plan of Reorganization.
     If you are a Columbia Financial stockholder, you are being asked to vote to:
•	approve the terms of the Plan of Reorganization;

•	elect two Class C directors for a 3-year term; and

•	approve, if necessary, any adjournment of the annual meeting to solicit additional proxies in favor of the Plan of Reorganization.
      Q: How do I vote?
     A: You may either vote “FOR” all the nominees to the board of directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting.
     If you are a stockholder of record, you may vote in person at the annual meeting, or you may vote by proxy using the enclosed proxy card. If you are a CCFNB Bancorp stockholder, you may also authorize a proxy to vote your shares by telephone. Whether or not you plan to attend the annual meeting, you are urged to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.
•	To vote in person, come to the annual meeting and you will be given a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. For a CCFNB Bancorp stockholder, you can also dial the toll-free number on your proxy card and vote by telephone. If you return your signed proxy card or vote by telephone before the annual meeting, your shares will be voted as you direct.
     If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from CCFNB Bancorp or Columbia Financial. In order to vote, complete and mail the proxy card to ensure that your vote is counted. Or, if you are a CCFNB Bancorp stockholder, you can vote by dialing the toll-free number on your proxy card and following the instructions given to you. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
      Q: How many votes do I have?
     A: Each share of common stock of CCFNB Bancorp and Columbia Financial is entitled to one vote with respect to each matter to be voted on at their respective annual meetings. In the election of directors, a stockholder does not have cumulative voting rights. For example, if you own ten shares of common stock, you may cast up to ten votes for each of the directors to be elected.
      Q: What constitutes a quorum for purposes of each of the annual meetings?
     A: A quorum of stockholders is necessary to hold a valid meeting. The presence at each annual meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION
     This question and answer summary highlights selected information contained in other sections of this joint proxy statement/prospectus. To understand the reorganization more fully, you should carefully read this entire joint proxy statement/prospectus, including all exhibits and financial statements and the accompanying CCFNB Bancorp annual report on Form 10-K.
      Q: What am I being asked to vote on?
     A: You are being asked to vote on the Plan of Reorganization which, if approved, will result, among other things, in Columbia Financial Corporation being merged with and into CCFNB Bancorp, Inc., with CCFNB Bancorp, Inc. as the surviving company to that merger (the “Company Merger”); and, in Columbia County Farmers National Bank, a wholly-owned subsidiary of CCFNB Bancorp, Inc., being merged with and into First Columbia Bank & Trust Co., a wholly-owned subsidiary of Columbia Financial Corporation, with First Columbia Bank & Trust Co. as the surviving bank to that merger (the “Bank Merger”).
      Q: What will happen if CCFNB Bancorp and Columbia Financial stockholders approve the Plan of Reorganization?
     A: If CCFNB Bancorp stockholders and Columbia Financial stockholders approve the Plan of Reorganization, Columbia Financial will merge with CCFNB Bancorp and Columbia County Farmers National Bank will merge with First Columbia Bank & Trust Co. The mergers are expected to take place during the third quarter of 2008 after receipt of required regulatory approvals. In connection with this reorganization, outstanding shares of Columbia Financial common stock will be converted into shares of CCFNB Bancorp common stock pursuant to the terms of the Plan of Reorganization.
      Q: If the Plan of Reorganization is approved what is the consideration to Columbia Financial stockholders?
     A: If you, as a Columbia Financial stockholder, do not exercise dissenters’ rights, you will receive newly issued shares of CCFNB Bancorp common stock in exchange for your shares of Columbia Financial common stock. The number of shares of CCFNB Bancorp common stock to be issued per share of Columbia Financial common stock is 0.7200. Please read the sections entitled “RISK FACTORS — Risks Regarding the Reorganization” and “JOINT PROPOSAL I — THE REORGANIZATION — Terms of the Plan of Reorganization — Calculation of Consideration to be Paid to Columbia Financial Stockholders” and the Plan of Reorganization, included as Exhibit 1, for additional information.
      Q: Do CCFNB Bancorp and Columbia Financial stockholders have dissenters’ rights in the reorganization?
     A: Yes. Under Pennsylvania law, holders of CCFNB Bancorp and Columbia Financial shares of common stock have the right to dissent from the Plan of Reorganization and the merger of Columbia Financial with and into CCFNB Bancorp and to receive a payment in cash for the “fair value” of their shares of CCFNB Bancorp or Columbia Financial common stock, as the case may be, as determined by a statutory appraisal process. This “fair value” may be more or less than the fair market value of CCFNB Bancorp shares of common stock held by current CCFNB Bancorp stockholders or that a Columbia Financial stockholder would receive in this reorganization. If you dissent, you will receive a cash payment for the “fair value” of your shares that will be fully taxable to you. To protect your dissenters’ rights, a CCFNB Bancorp or Columbia Financial stockholder must follow precisely the required statutory procedures. Please see the section entitled “JOINT PROPOSAL I — THE REORGANIZATION — Dissenters’ Rights of CCFNB Bancorp and Columbia Financial Stockholders” and Annex J of Exhibit 1, which is incorporated by reference, for additional information.
      Q: Why are CCFNB Bancorp and Columbia Financial combining their operations?
     A: CCFNB Bancorp and Columbia Financial’s respective managements believe that their respective stockholders will benefit from this reorganization of their operations because the business potential for the combined companies exceeds what each company could individually accomplish. CCFNB Bancorp’s and Columbia Financial’s respective managements believe that their similar and complementary financial products and services in their respective markets will contribute to enhanced future performance, as well as providing a larger stockholder base. CCFNB Bancorp’s and Columbia Financial’s respective managements also believe a larger stockholder base will increase stockholder liquidity and provide for increased stockholder value. Please read the sections entitled, “JOINT PROPOSAL I — THE REORGANIZATION — CCFNB Bancorp Background and Reasons for the Reorganization” and “Columbia Financial Background and Reasons for the Reorganization” for additional information.
      Q: Should I send in my certificates now?
     A: No. You should not send your Columbia Financial stock certificates in the envelope provided for use in returning your proxy. You will be sent written instructions from CCFNB Bancorp for exchanging your stock certificates only if the reorganization is approved and completed.
      Q: What happens if I do not return my proxy card?
     A: If you fail to execute and return your proxy card, it will have the same effect as voting against the reorganization.

      Q: What risks should I consider before I vote on the Plan of Reorganization?
     A: The risks that you should consider in deciding how to vote on the Plan of Reorganization are explained in the section of this joint proxy/statement prospectus entitled “RISK FACTORS”. You are urged to read this section, as well as the rest of this joint proxy statement/prospectus, and the accompanying CCFNB Bancorp annual report on Form 10-K, before deciding how to vote.
      Q: How do I vote?
     A: Just indicate on your proxy card how you want to vote. Sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the CCFNB Bancorp annual stockholders’ meeting or Columbia Financial annual stockholders’ meeting, as applicable. If you are a CCFNB Bancorp stockholder, you can vote by dialing the toll-free number on your proxy card and then follow the instructions given to you. Alternatively, you may attend the meeting and vote in person.
     If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the Plan of Reorganization, the election of the nominees for director and the adjournment proposal. If you do not sign and send in your proxy card or you abstain from voting, it will have the effect of voting against the Plan of Reorganization.
     You may attend the meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the applicable stockholders’ meeting by following the directions herein and either change your vote or attend the meeting and vote in person.
      Q: If my shares are held in my broker’s name, will my broker vote them for me?
     A: No. Your broker can only vote your shares of CCFNB Bancorp or Columbia Financial common stock, as applicable, if you provide instructions on how to vote them. You should, therefore, instruct your broker on how to vote your shares by following the directions your broker provides when forwarding these proxy materials to you. If you do not provide voting instructions to your broker, your broker will not be able to vote your shares. This will have the effect of not voting in favor of the Plan of Reorganization, the election of directors or the adjournment proposal.
      Q: How do CCFNB Bancorp’s directors plan to vote?
     A: All of CCFNB Bancorp’s directors have committed to vote their shares in favor of the Plan of Reorganization. CCFNB Bancorp’s directors collectively hold, as of                     , 2008,                      shares, or approximately                      % of CCFNB Bancorp common stock eligible to vote. The affirmative vote of 66 2/3% of CCFNB Bancorp’s issued and outstanding shares of common stock eligible to vote is needed to approve the Plan of Reorganization.
      Q: How do Columbia Financial’s directors plan to vote?
     A: All of Columbia Financial’s directors have committed to vote their shares in favor of the Plan of Reorganization. Columbia Financial’s directors collectively hold, as of                     , 2008,                      shares or, approximately                     %, of Columbia Financial common stock eligible to vote. The affirmative vote of 51% of the outstanding shares of Columbia Financial common stock is needed for Columbia Financial stockholders to approve the Plan of Reorganization.

      Q: If I own shares in both CCFNB Bancorp and Columbia Financial, should I vote only once?
     A: No. If you own shares in both companies, you will receive separate proxy cards for each meeting. It is important that you vote at both meetings, so please complete, sign, date and return your proxy card as instructed by CCFNB Bancorp and Columbia Financial, respectively.
      Q: Who can help answer my other questions?
     A: If you want to ask any additional questions about the reorganization of the two companies, you should contact either Lance O. Diehl, President and CEO of CCFNB Bancorp, Inc., 232 East Street, Bloomsburg, Pennsylvania, 17815, (570) 784-4400; or Shirley K. Alters, Acting President and Chief Financial Officer, Columbia Financial Corporation, 11 West Main Street, P.O. Box 240, Bloomsburg, PA 17815, (570) 784-1600.
WHERE YOU CAN FIND MORE INFORMATION
     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CCFNB BANCORP, INC. AND COLUMBIA FINANCIAL CORPORATION FROM DOCUMENTS THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST. IF YOU REQUEST ANY INCORPORATED DOCUMENTS, THE DOCUMENTS AND ALL EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE IN THE REQUESTED DOCUMENTS WILL BE MAILED TO YOU BY FIRST CLASS MAIL, OR OTHER EQUALLY PROMPT MEANS. EACH OF CCFNB BANCORP, INC. AND COLUMBIA FINANCIAL CORPORATION ALSO POST OTHER INFORMATION ABOUT THEMSELVES AND THEIR PRODUCT OFFERINGS AND SERVICES ON THEIR RESPECTIVE WEB SITES AT WWW.CCFNB.COM AND WWW.FIRSTCOLUMBIABANK.COM.
For documents relating to CCFNB Bancorp, Inc., direct requests to:
CCFNB Bancorp, Inc.
232 East Street
Bloomsburg, Pennsylvania, 17815
Attention: Virginia D. Kocher, Treasurer
(570) 784-4400
For documents relating to Columbia Financial Corporation, direct requests to:
Columbia Financial Corporation
11 West Main Street
P.O. Box 240
Bloomsburg, Pennsylvania, 17815
Attention: Susan S. Hackett, Secretary
(570) 784-1660
     To obtain timely delivery before the stockholder meeting, you must request the information no later than                     , 2008. Some of these documents can also be reviewed and copied from various free web sites including the Securities and Exchange Commission’s Internet site listed below.
     CCFNB Bancorp files annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission (often referred to as the SEC). You may obtain copies of any of these documents at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. In addition, CCFNB Bancorp files reports and other information with the SEC electronically, and the SEC maintains an Internet site location at http://www.sec.gov containing this information.
     CCFNB Bancorp has filed a registration statement on Form S-4 to register with the SEC up to 1,030,407 shares of CCFNB Bancorp common stock. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read a copy of the registration statement, including any amendments, schedules and exhibits at the SEC’s address and Internet site set forth above. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.
     Because Columbia Financial has fewer than 500 stockholders of record, it is not required to file periodic reports with the SEC. Columbia Financial, however, has historically provided its stockholders with annual reports including its audited financial statements and other business and financial information and quarterly reports including unaudited quarterly financial statements. To obtain free copies of recent annual and quarterly reports, please write or call at the address and phone number set forth above.

SUMMARY
     This summary only highlights material information from this joint proxy statement/prospectus. You should carefully read this entire joint proxy statement/prospectus, including the exhibits and the accompanying CCFNB Bancorp annual report on Form 10-K. These will give you a more complete description of the reorganization, the Plan of Reorganization, and the transactions proposed. You should also refer to the sections entitled “INFORMATION ABOUT CCFNB BANCORP, INC.” (page 68) and “INFORMATION ABOUT COLUMBIA FINANCIAL CORPORATION” (page 71).
General
     This joint proxy statement/prospectus relates to the respective annual stockholders’ meetings of CCFNB Bancorp, Inc. (“CCFNB Bancorp”) and Columbia Financial Corporation (“Columbia Financial”). Stockholders of each company will be asked to approve the proposed merger of Columbia Financial with CCFNB Bancorp, and the related merger of these companies’ wholly-owned subsidiaries, pursuant to which Columbia County Farmers National Bank will merge with First Columbia Bank & Trust Co. CCFNB Bancorp stockholders also will be asked to elect two directors to Class 1 of the CCFNB Bancorp board of directors, and Columbia Financial stockholders also will be asked to elect two directors to Class C of the Columbia Financial board of directors, in each case for terms of three years.
Parties to the Reorganization (pages 68 and 71)
CCFNB Bancorp, Inc.
232 East Street
Bloomsburg, Pennsylvania 17815
(570) 784-4400
     CCFNB Bancorp is a registered financial holding company, headquartered in Bloomsburg, Pennsylvania. CCFNB Bancorp has one subsidiary bank, Columbia County Farmers National Bank (“CCFNB Bank”). Through its subsidiary, CCFNB Bancorp serves primarily persons and businesses located in Columbia and Montour Counties and portions of Luzerne and Northumberland Counties, Pennsylvania.
     Please read the section entitled “INFORMATION ABOUT CCFNB BANCORP, INC.” (page 68) for additional information about CCFNB Bancorp and CCFNB Bank.
Columbia Financial Corporation
11 West Main Street
P.O. Box 240
Bloomsburg, Pennsylvania 17815
(570) 784-1660
     Columbia Financial is a registered bank holding company, headquartered in Bloomsburg, Pennsylvania. Columbia Financial has one subsidiary bank, First Columbia Bank & Trust Co. (“First Columbia Bank”). Through its subsidiary, Columbia Financial serves primarily persons and businesses located in Columbia, and Montour Counties and portions of Luzerne and Northumberland Counties, Pennsylvania.
     We believe that the merger will create opportunities to apply similar community banking philosophies to realize enhanced revenues through asset growth and market penetration.
     Please read the section entitled “INFORMATION ABOUT COLUMBIA FINANCIAL CORPORATION” (page 71) for additional information about Columbia Financial and First Columbia Bank.
Annual Stockholders’ Meetings (Pages 25 and 27)
     CCFNB Bancorp will hold its annual stockholders’ meeting at Monty’s on the Upper Campus of Bloomsburg University, 400 East Second Street, Bloomsburg, Pennsylvania on                                         , 2008, at 1:30 p.m.

(local time). At the annual stockholders’ meeting you will be asked to consider and vote on the approval of the Plan of Reorganization, the election of two Class 1 directors, approval to adjourn, if necessary, and any other matters that may properly come before the meeting. You may vote at the CCFNB Bancorp annual stockholders’ meeting if you owned shares of CCFNB Bancorp stock at the close of business on the record date, which is                     , 2008. On that date, CCFNB Bancorp had                     shares of common stock issued and outstanding and entitled to be voted. Approval of the Plan of Reorganization and the merger of CCFNB Bancorp and Columbia Financial requires the affirmative vote of at least two-thirds of the shares of CCFNB Bancorp common stock outstanding on the record date. The two nominees for election as directors to Class 1 receiving the highest number of votes will be elected to the board of directors. The affirmative vote of a majority of the votes cast is required for the approval of the proposal to adjourn, if necessary, and any other matters that may properly come before the meeting. A majority of the issued and outstanding CCFNB Bancorp shares must be present in person or by proxy for any vote on the Plan of Reorganization or for the election of directors to be valid. Please read the section entitled “THE CCFNB BANCORP ANNUAL MEETING” (page 25) for additional information.
     Columbia Financial will hold an annual stockholders’ meeting on                     , 2008 at 2:00 p.m. (local time), at Monty’s on the Upper Campus of Bloomsburg University, 400 East Second Street, Bloomsburg, Pennsylvania. At the annual stockholders’ meeting you will be asked to consider and vote on the approval of the Plan of Reorganization, the election of two Class C directors, and the approval of the proposal to adjourn, if necessary, and any other matters that may properly come before the meeting. You may vote at the Columbia Financial stockholders’ meeting if you owned shares of Columbia Financial stock at the close of business on the record date, which is                     ,2008. On that date, Columbia Financial had                     shares of common stock issued and outstanding and entitled to be voted. Approval of the Plan of Reorganization and the merger of CCFNB Bancorp and Columbia Financial requires the affirmative vote of 51% of the shares of Columbia Financial common stock outstanding on the record date. The two nominees for election as directors to Class C receiving the highest number of votes will be elected to the board of directors. The affirmative vote of a majority of the votes cast is required for the approval of the proposal to adjourn, if necessary, and any other matters that may properly come before the meeting. A majority of the issued and outstanding Columbia Financial shares must be present in person or by proxy for any vote on the Plan of Reorganization or in the election of directors to be valid. Please read the section entitled “THE COLUMBIA FINANCIAL ANNUAL MEETING” (page 27) for additional information.
     At each annual meeting in the election of directors, you do not have cumulative voting rights. For example, if you own ten shares of common stock, you may cast up to ten votes for each nominee to be elected a director.
The Reorganization (Page 29)
     The reorganization will result in Columbia Financial being merged with and into CCFNB Bancorp and in CCFNB Bank being merged with and into First Columbia Bank. The reorganization will not occur without the approval of the stockholders’ of both CCFNB Bancorp and Columbia Financial. There are also other customary conditions which must be met in order for the reorganization to be completed. Please read the sections entitled “JOINT PROPOSAL I — THE REORGANIZATION — Terms of the Plan of Reorganization — Structure of the Reorganization and Bank Merger” (page 52) for additional information.
The Bank Merger (Page 52)
     At or around the same date and time as the effective date and time of the merger of Columbia Financial with and into CCFNB Bancorp, CCFNB Bancorp’s bank subsidiary, Columbia County Farmers National Bank, will merge with and into Columbia Financial’s bank subsidiary, First Columbia Bank & Trust Co. If the proposed merger of CCFNB Bancorp and Columbia Financial is terminated for any reason, then the proposed bank merger would be simultaneously terminated.
The Plan of Reorganization (Page 29)
     The Plan of Reorganization is the legal document that contains the reorganization’s terms and governs CCFNB Bancorp’s, Columbia Financial’s, CCFNB Bank’s, and First Columbia Bank’s merger processes, including the issuance of CCFNB Bancorp common stock to Columbia Financial stockholders in the reorganization. Please read the entire Plan of Reorganization which is attached to this joint proxy statement/prospectus as Exhibit 1. Also, please read the section entitled “JOINT PROPOSAL I — THE REORGANIZATION- Terms of the Plan of Reorganization” (page 52) for additional information.
Consideration to be Paid to Columbia Financial Stockholders (Page 52)
     When the reorganization is completed, Columbia Financial stockholders will exchange each share of Columbia Financial common stock they own for 0.7200 shares of CCFNB Bancorp’s common stock. No fractional shares will be issued by CCFNB Bancorp. Such fractional shares will be paid to a Columbia Financial stockholder in cash, based upon the average daily high bid and low offer quotations for CCFNB Bancorp common stock on the OTCBB for a 20-trading day period prior to the effective time of the merger of Columbia Financial with and into CCFNB Bancorp.
Regulatory Approvals (Page 58)
     CCFNB Bancorp and Columbia Financial have filed applications or appropriate notices with the Federal Reserve Board, the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and the Pennsylvania Department of Banking for the reorganization and the Bank Merger. CCFNB Bancorp and Columbia Financial have no reason to believe that the applications or notices will not be approved. Please read the section entitled — “JOINT PROPOSAL I — THE REORGANIZATON — Terms of the Plan of Reorganization — Regulatory Approvals” (page 58) for additional information.
Votes Required; Securities Held by Insiders (Pages 25 and 27)
     Approval of the Plan of Reorganization requires the affirmative vote of two-thirds of the outstanding shares, or                      shares of CCFNB Bancorp’s common stock, and 51% of the outstanding shares, or 729,872 shares, of Columbia Financial’s common stock. Nominees for director receiving the highest number of votes shall be elected as a director at the respective meeting, and, approval of the proposal to adjourn requires the affirmative vote of a majority of the shares cast at the meeting. The failure of CCFNB Bancorp stockholders to vote in person or by proxy, or to abstain from voting, will have the same effect as voting against the Plan of Reorganization. Please read the sections entitled “THE CCFNB BANCORP ANNUAL MEETING” (page 25) and “THE COLUMBIA FINANCIAL ANNUAL MEETING” (page 27).
     Directors and executive officers own approximately                     shares,or                     %, of CCFNB Bancorp’s outstanding shares and                     shares, or                      % of Columbia Financial’s outstanding shares, respectively. CCFNB Bancorp’s and Columbia Financial’s directors have entered into separate agreements in which they have agreed, among other things, to vote “FOR” approval of the Plan of Reorganization. Please read the section entitled “JOINT PROPOSAL I — THE REORGANIZATION — Financial Interests of Directors and Officers in the Reorganization” (page 60) for additional information.
Opinion of CCFNB Bancorp’s Financial Advisors (Page 32)
     In deciding to approve the Plan of Reorganization, CCFNB Bancorp’s board of directors considered, among other things, the opinion of Danielson Capital, LLC, CCFNB Bancorp’s financial advisor, regarding the fairness, from a financial point of view, of the reorganization to CCFNB Bancorp’s stockholders. The financial advisor determined that the Plan of Reorganization is fair to CCFNB Bancorp stockholders from a financial point of view. The financial advisor’s written opinion is attached as Exhibit 2. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by the financial advisor in providing its opinion. Please read the section entitled — “JOINT PROPOSAL I — THE REORGANIZATION — Opinion of CCFNB Bancorp’s Financial Advisor” (page 32) for additional information.
Recommendation of CCFNB Bancorp’s Board of Directors (Page 32)
     On November 29, 2007, CCFNB Bancorp’s board of directors unanimously approved the Plan of Reorganization and the Bank Merger. Accordingly, they unanimously recommend a vote “FOR” the proposal to approve the Plan of Reorganization and the mergers. The conclusions of CCFNB Bancorp’s board of directors regarding the reorganization are based upon a number of factors. Please read the sections entitled “JOINT PROPOSAL

I — THE REORGANIZATION — CCFNB Bancorp Background and Reasons for the Reorganization” (page 30). CCFNB Bancorp’s directors collectively hold, as of the record date for the annual stockholders’ meeting,                     shares, or approximately                     % of CCFNB Bancorp’s common stock eligible to vote. All of CCFNB Bancorp’s directors have committed to vote their shares in favor of the Plan of Reorganization.
Opinion of Columbia Financial’s Financial Advisor (Page 47)
     In deciding to approve the Plan of Reorganization, Columbia Financial’s board of directors considered, among other things, the opinion of The Kafafian Group, Inc., Columbia Financial’s financial advisor, regarding the fairness, from a financial point of view, of the merger consideration to Columbia Financial’s stockholders. The financial advisor’s written opinion is attached as Exhibit 3. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by the financial advisor in providing its opinion. Please read the section entitled “JOINT PROPOSAL I — THE REORGANIZATION — Opinion of Columbia Financial’s Financial Advisor” (page 47) for additional information.
Recommendation of Columbia Financial’s Board of Directors (Page 47)
     On November 29, 2007, Columbia Financial’s board of directors unanimously approved the Plan of Reorganization and the Bank Merger. Accordingly, they unanimously recommend a vote “FOR” the proposal to approve the Plan of Reorganization and the mergers. The conclusions of Columbia Financial’s board of directors regarding the reorganization are based upon a number of factors. Please read the sections entitled, “JOINT PROPOSAL I — THE REORGANIZATION — Columbia Financial Background and Reasons for the Merger” (page 44) and “Opinion of Columbia Financial’s Financial Advisor” (page 47) for additional information. Columbia Financial’s directors collectively hold, as of                     ,                    shares, or approximately                     % of Columbia Financial’s common stock eligible to vote. All of Columbia Financial’s directors have committed to vote their shares in favor of the Plan of Reorganization.
Exchange of Columbia Financial Share Certificates (Page 52)
     After completing this reorganization, holders of Columbia Financial stock certificates will need to exchange those certificates for new certificates of CCFNB Bancorp common stock. Shortly after completing the reorganization, American Stock Transfer and Trust Company, CCFNB Bancorp’s exchange agent, will send Columbia Financial’s stockholders detailed instructions on how to exchange their shares. Please do not send any stock certificates until you receive these instructions. Please read the section entitled “JOINT PROPOSAL I — THE REORGANIZATION — Terms of the Plan of Reorganization — Calculation of Consideration to be Paid to Columbia Financial Stockholders” (page 52) for additional information.
Conditions to Closing the Reorganization (Page 55)
     In addition to stockholder approval, CCFNB Bancorp’s and Columbia Financial’s obligations to close the reorganization depend on other conditions being met prior to the completion of the reorganization. Please read the section entitled “JOINT PROPOSAL I — THE REORGANIZATION — Terms of the Plan of Reorganization — Conditions to the Mergers” (page 55) for additional information.
Closing the Reorganization (Page 53)
     If the stockholders approvals are received as planned, and if the conditions to the Plan of Reorganization have either been met or waived, CCFNB Bancorp and Columbia Financial anticipate that their merger and the Bank Merger will close on or about July 1, 2008. However, neither CCFNB Bancorp nor Columbia Financial can assure you whether or when these mergers will actually close. Please read the section entitled “JOINT PROPOSAL I — THE REORGANIZATION — Terms of the Plan of Reorganization — Effective Date” (page 53) for additional information.

Termination of this Plan of Reorganization (Pages 56 and 57)
     CCFNB Bancorp and Columbia Financial can mutually agree to terminate or extend the Plan of Reorganization. Either CCFNB Bancorp or Columbia Financial can terminate the Plan of Reorganization in the event of a material breach or upon the occurrence of certain other events.
     CCFNB Bancorp and Columbia Financial have agreed that in the event the Plan of Reorganization is terminated because of a material breach, the non-breaching party will be entitled to receive up to $1,350,000 from the breaching party, plus contractually-negotiated accrued interest. CCFNB Bancorp and Columbia Financial have also agreed that in the event the Plan of Reorganization is terminated because of an acquisition event involving one of the parties, the other party will be entitled to receive $2,700,000, plus contractually-negotiated accrued interest, from the party involved in the acquisition event. Please read the sections entitled “JOINT PROPOSAL I — THE REORGANIZATION — Terms of the Plan of Reorganization — Termination” (page 56) and “Termination Fees” (page 57) for additional information.
Federal Income Tax Consequences (Page 62)
     This reorganization has been structured to qualify as reorganization for United States federal income tax purposes under Section 368(a) of the Internal Revenue Code. The following summary assumes that Columbia Financial stockholders hold their Columbia Financial common stock as a capital asset. Generally, Columbia Financial stockholders will recognize income or gain equal to the amount of cash received in lieu of a fractional share of CCFNB Bancorp common stock. Columbia Financial stockholders will not recognize any income or gain or loss on the receipt of CCFNB Bancorp common stock.
     For a more complete discussion of the federal income tax consequences of the merger of CCFNB Bancorp and Columbia Financial, you should carefully read the discussion in the section entitled “JOINT PROPOSAL I — THE REORGANIZATION — Certain Federal Income Tax Consequences” (page 62) of this joint proxy statement/prospectus. Further, you are encouraged to consult your tax advisor because tax matters can be complicated, and the tax consequences of this reorganization to you will depend upon your own situation. You should also consult your tax advisor concerning all state, local and foreign tax consequences of this reorganization.
Accounting Treatment (Page 62)
     CCFNB Bancorp must account for the merger of CCFNB Bancorp and Columbia Financial using the purchase method of accounting. Under this method of accounting, the assets and liabilities of the company acquired are recorded at their respective fair value as of completion of the reorganization, and are added to those of the acquiring company. Financial statements of the acquiring company issued after the reorganization takes place reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company that was acquired. Please read the section entitled “JOINT PROPOSAL I — THE REORGANIZATION — Accounting Treatment” (page 62) for additional information.
     CCFNB Bancorp’s and First Columbia Bank’s Management and Operations After the Reorganization (Page 60)
     The directors and certain officers of CCFNB Bancorp and Columbia Financial and their respective subsidiary banks have interests in this reorganization as directors and officers that are different than the interests of CCFNB Bancorp and Columbia Financial stockholders. For example, these interests include, among other things, the provisions of the Plan of Reorganization that place all of the current directors of Columbia Financial on the board of directors of CCFNB Bancorp after the effective date of this reorganization and place all of the directors of CCFNB Bank (which are the same persons who are directors of CCFNB Bancorp) on the board of directors of First Columbia Bank after the effective date of the Bank Merger, as well as indemnification of such persons and coverage for them under a directors’ and officers’ liability insurance policy.
     In addition, the following officers of CCFNB Bancorp, CCFNB Bank, Columbia Financial and First Columbia Bank have agreed to undertake the following positions after the effective date of the reorganization and Bank Merger, and, except for Glenn E. Halterman, all of these officers have agreed to new employment contracts to go into effect after the consummation of the reorganization of the two companies:

New Position After Effective Dates of
Name	Current Position	Reorganization and Bank Merger

Glenn E. Halterman	Chairman of Columbia Financial and First Columbia Bank	Chairman of CCFNB Bancorp and First Columbia Bank

Lance O. Diehl	President and Chief Executive Officer of CCFNB Bancorp and CCFNB Bank	President and Chief Executive Officer of CCFNB Bancorp and First Columbia Bank

Shirley K. Alters	Acting President and Chief Financial Officer of Columbia Financial and First Columbia Bank	Chief Financial Officer of CCFNB Bancorp and First Columbia Bank

Edwin A. Wenner	Chief Operating Officer of CCFNB Bancorp and CCFNB Bank	Chief Operating Officer of CCFNB Bancorp and First Columbia Bank

Paul K. Page	Chief Lending Officer of First Columbia Bank	Chief Lending Officer of First Columbia Bank
     CCFNB Bancorp’s and Columbia Financial’s boards of directors were aware of these interests and considered them in their approval and recommendation of the Plan of Reorganization and the Bank Merger. Please read the section entitled “JOINT PROPOSAL I — THE REORGANIZATION — Financial Interests of Directors and Executive Officers” (page 60) for additional information.
Differences in Your Rights as a Stockholder of Columbia Financial (Page 100)
     As a Columbia Financial stockholder, your rights are currently governed by Columbia Financial’s Articles of Incorporation and Bylaws. If you do not exercise your dissenters’ rights, you will receive CCFNB Bancorp’s common stock in exchange for your Columbia Financial common stock and you will become a CCFNB Bancorp stockholder. Consequently, your rights as a CCFNB Bancorp stockholder will be governed by CCFNB Bancorp’s Amended and Restated Articles of Incorporation and Bylaws. The rights of CCFNB Bancorp stockholders differ from the rights of Columbia Financial stockholders in certain respects. Please read the section entitled “COMPARISON OF STOCKHOLDER RIGHTS” (page 100) for additional information.
Resale of CCFNB Bancorp Common Stock by Former Columbia Financial Stockholders (Page 64)
     CCFNB Bancorp common stock that you receive in the reorganization will be freely transferable, unless you are considered an affiliate of Columbia Financial. Please refer to the section entitled “JOINT PROPOSAL I — THE REORGANIZATION —Resale of CCFNB Bancorp Common Stock” (page 64) for additional information.
MARKET PRICE AND DIVIDEND INFORMATION
     CCFNB Bancorp common stock trades on the OTCBB under the symbol “CCFN”. As of                     , 2008, there were                     shares of CCFNB Bancorp common stock outstanding which were held by approximately                     stockholders of record.
     Columbia Financial common stock trades over the counter and trading is very limited in volume. As of December 31, 2007, there were 1,431,120 shares of Columbia Financial common stock outstanding which were held by approximately 310 stockholders of record and outstanding options that were exercisable on that date (or within 60 days of that date) for 136,950 additional shares of Columbia Financial common stock.
     The number of stockholders of record does not reflect the number of individuals or institutional investors holding stock in these two companies in nominee name through banks, brokerage firms and others.

     The following table shows, for the indicated periods, the high and low sales prices per share of CCFNB Bancorp, as reported on the OTCBB, and Columbia Financial common stock, as known by Columbia Financial to have taken place, and dividends declared per share of CCFNB Bancorp and Columbia Financial.

	CCFNB Bancorp			Columbia Financial
			Dividend			Dividend
	High	Low	Declared	High	Low	Declared

2007
First Quarter	$29.00	$27.55	$0.20	$17.05	$16.25	$0.155
Second Quarter	27.70	26.70	0.20	17.05	16.05	0.160
Third Quarter	27.08	26.63	0.21	16.20	15.50	0.165
Fourth Quarter	25.95	25.35	0.21	17.50	14.06	0.165

2006
First Quarter	$28.08	$27.23	$0.19	$18.50	$16.75	$0.155
Second Quarter	28.05	27.63	0.19	17.20	16.75	0.155
Third Quarter	28.53	27.63	0.20	16.50	15.25	0.155
Fourth Quarter	29.30	28.33	0.20	17.25	16.00	0.155
     On November 29, 2007, the last full trading day before the public announcement of the execution of the Plan of Reorganization, and on March 12, 2008, the latest practicable trading day before the date of this document, the high, low and closing sales prices for CCFNB Bancorp and Columbia Financial common stock were as follows:

	November 29, 2007			March 12, 2008
	High	Low	Closing	High	Low	Closing

CCFNB Bancorp Common Stock	$25.45	$25.45	$25.45	$26.00	$26.00	$26.00

Columbia Financial Common Stock	$14.09	$14.09	$14.09	$15.90	$15.90	$15.90
MARKET VALUE OF SECURITIES
     The following table sets forth the market value per share of CCFNB Bancorp common stock, the market value per share of Columbia Financial common stock and the equivalent market value per share of Columbia Financial common stock on November 29, 2007 (the last business day preceding public announcement of the Plan of Reorganization) and March 12, 2008 (the last practicable trading day before the date of this document). The equivalent market value per share of Columbia Financial common stock is based upon an assumed exchange ratio of 0.7200 shares of CCFNB Bancorp common stock multiplied by the closing sales price of CCFNB Bancorp common stock on the specified date. See “JOINT PROPOSAL I — THE REORGANIZATION — Terms of the Plan of Reorganization — Calculation of Consideration To Be Paid To Columbia Financial Stockholders” (page 52).
     The historical market values per share of CCFNB Bancorp common stock and the historical market value of Columbia Financial common stock used to determine the equivalent market value per share of Columbia Financial common stock are the per share closing sale prices on November 29, 2007, and March 12, 2008 respectively, as reported on the OTCBB with respect to CCFNB Bancorp common stock and as known to Columbia Financial with respect to its common stock.

			Columbia Financial
			Equivalent
	CCFNB Bancorp		Market Value
	Historical	Historical	For Stock

November 29, 2007	$25.45	$14.09	$18.32
March 12, 2008	$26.00	$15.90	$18.72

SELECTED HISTORICAL FINANCIAL DATA OF CCFNB BANCORP, INC.
     The following is a summary of consolidated financial information with respect to CCFNB Bancorp, Inc. as of and for the fiscal years ended December 31, 2007, 2006, 2005, 2004, and 2003. This information is derived from, and should be read in conjunction with, CCFNB Bancorp’s consolidated financial statements and the accompanying notes, the information found in CCFNB Bancorp’s annual report on Form 10-K which accompanies this document and is incorporated by reference into this document, and the section entitled “INFORMATION ABOUT CCFNB BANCORP, INC. — Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which can be found elsewhere in this joint proxy statement/prospectus. In the opinion of management of CCFNB Bancorp, Inc., all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the periods indicated, have been made.
CCFNB BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL SUMMARY
AS OF DECEMBER 31 AND FOR THE YEARS ENDED
(Dollars in thousands, except per share data and ratios)

	2007	2006	2005	2004	2003
INCOME STATEMENT DATA:
Total Interest Income	$14,483	$13,202	$11,442	$10,843	$11,221
Total Interest Expense	6,185	5,301	4,131	3,669	4,366
NET INTEREST INCOME	8,298	7,901	7,311	7,174	6,855
Provision for Possible Loan Losses	30	175	90	140	200
Other Operating Income	2,305	1,900	1,713	1,530	1,508
Other Operating Expenses	7,038	6,437	6,077	5,746	5,409
Federal Income Taxes	888	777	631	601	591
NET INCOME	$2,647	$2,412	$2,226	$2,217	$2,163
PER SHARE DATA:
Earnings Per Share (1)	$2.15	$1.93	$1.76	$1.74	$1.69
Cash Dividends Declared Per Share	0.82	.78	.74	.70	.66
Book Value Per Share	25.79	24.36	23.06	22.49	21.63
Average Annual Shares Outstanding	1,233,339	1,249,844	1,262,171	1,274,034	1,281,265

BALANCE SHEET DATA:
Total Assets	$245,324	$241,920	$231,218	$235,377	$232,914
Total Loans	161,460	160,641	154,271	149,900	147,631
Total Securities	57,686	53,486	53,919	61,834	62,775
Total Deposits	170,938	169,285	164,847	172,487	171,786
FHLB Advances — Long Term	11,137	11,297	11,311	11,323	11,335
Total Stockholders’ Equity	31,627	30,249	29,012	28,506	27,603

PERFORMANCE RATIOS:
Return of Average Assets	1.07%	1.02%	0.97%	0.96%	0.94%
Return on Average Stockholders’ Equity	8.54%	7.97%	7.73%	7.88%	7.95%
Net Interest Margin (2)	3.74%	3.74%	3.63%	3.54%	3.39%
Total Non-Interest Expense as a Percentage of Average Assets	2.83%	2.72%	2.64%	2.45%	2.34%

ASSET QUALITY RATIOS:
Allowance for Loan Losses as a Percentage of Loans, Net	0.90%	0.91%	1.02%	0.93%	0.96%
Allowance for possible Loan Losses as a Percentage of non-Performing Loans (3)	1,026.43%	921.52%	185.54%	110.37%	52.29%
Non-Performing Loans as a Percentage of Total Loans, Net (3)	0.09%	0.10%	0.55%	0.85%	1.85%
Non-Performing Assets as a Percentage of Total Assets (3)	0.06%	0.07%	0.36%	0.54%	1.16%
Net Charge-Offs as a Percentage of Average Net Loans (4)	(0.03)%	(0.17)%	0.05%	(0.11)%	(0.06)%

LIQUIDITY AND CAPITAL RATIOS:
Equity to Assets	12.89%	12.50%	12.55%	12.11%	11.85%
Tier 1 Capital to Risk-Weighted Assets (5)	18.10%	19.25%	19.24%	19.27%	18.82%
Leverage Ratios (5)(6)	12.71%	12.71%	12.74%	12.17%	11.79%
Total Capital to Risk-Weighted Assets (5)	18.93%	20.29%	20.32%	20.31%	19.88%
Dividend Payout Ratio	38.15%	40.39%	41.92%	40.19%	39.02%

(1)	Based upon average shares and common share equivalents outstanding.

(2)	Represents net interest income as a percentage of average total interest-earning assets, calculated on a tax-equivalent basis.

(3)	Non-performing loans are comprised of (i) loans which are on a non-accrual basis, (ii) accruing loans that are 90 days or more past due, and (iii) restructured loans. Non-performing assets are comprised of non-performing loans and foreclosed real estate (assets acquired in foreclosure), if applicable.

(4)	Based upon average balances for the respective periods.

(5)	Based on the Federal Reserve Bank’s risk-based capital guidelines, as applicable to CCFNB Bancorp. CCFNB Bank is subject to similar requirements imposed by the Office of the Comptroller of the Currency.

(6)	The leverage ratio is defined as the ratio of Tier 1 Capital to average total assets less intangible assets, if applicable.

SELECTED HISTORICAL FINANCIAL DATA OF COLUMBIA FINANCIAL CORPORATION
     The following is a summary of consolidated financial information with respect to Columbia Financial as of and for the fiscal years ended December 31, 2007, 2006, 2005, 2004, and 2003. This information is derived from, and should be read in conjunction with, Columbia Financial’s consolidated financial statements and the accompanying notes and the section entitled “INFORMATION ABOUT COLUMBIA FINANCIAL CORPORATION — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found elsewhere in this joint proxy statement/prospectus. In the opinion of management of Columbia Financial, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the periods indicated, have been made.
COLUMBIA FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL SUMMARY
AS OF DECEMBER 31 AND FOR THE YEARS ENDED
(Dollars in thousands, except per share data and ratios)

	2007	2006	2005	2004	2003
INCOME STATEMENT DATA:
Total interest income	$17,644	$13,856	$12,977	$11,598	$11,624
Total interest expense	8,429	6,348	5,036	3,627	3,575
NET INTEREST INCOME	9,215	7,508	7,941	7,971	8,049
Provision for possible loan losses	300	750	1,305	360	230
Other operating income	1,832	2,909	2,563	2,826	2,738
Other operating expenses	8,871	8,011	7,925	7,155	7,035
Federal income taxes	409	331	217	922	1,018
NET INCOME	$1,467	$1,325	$1,057	$2,360	$2,504
PER SHARE DATA:
Earnings per share-basic and diluted (1)	$1.03	$0.93	$0.74	$1.64	$1.71
Cash dividends declared per share	$0.645	$0.620	$0.620	$0.605	$0.558
Book value per share	$15.61	$14.43	$13.79	$14.45	$13.65
Average common shares outstanding-basic and diluted	1,431,120	1,431,120	1,431,120	1,435,097	1,467,933

BALANCE SHEET DATA:
Total assets	$314,935	$304,575	$263,197	$252,602	$227,926
Total loans	159,542	154,281	136,558	144,025	147,389
Total securities	123,548	108,747	103,142	87,296	64,331
Total deposits	259,212	254,854	223,831	216,420	185,824
Junior subordinated debentures	4,640	4,640	—	—	—
Total stockholders’ equity	22,333	20,656	19,732	20,681	19,774

PERFORMANCE RATIOS:
Return on average assets	0.47%	0.50%	0.40%	.99%	1.11%
Return on average stockholders’ equity	7.07%	6.75%	5.22%	11.79%	12.99%
Net interest margin (2)	3.29%	3.07%	3.27%	3.65%	3.88%
Total non-interest expense as a percentage of average assets	2.86%	3.00%	3.00%	3.00%	3.12%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percentage of loans, net	1.26%	1.14%	1.92%	1.11%	1.03%
Allowance for loan losses as a percentage of non-performing loans (3)	160.46%	69.31%	61.54%	273.39%	160.76%
Non-performing loans as a percentage of total loans, net (3)	0.78%	1.65%	3.12%	0.40%	0.64%
Non-performing assets as a percentage of total assets (4)	0.40%	0.85%	1.65%	0.23%	0.42%
Net charge-offs as a percentage average net loans	0.03%	1.17%	0.17%	0.19%	0.13%

LIQUIDITY AND CAPITAL RATIOS:
Average equity to average assets	6.68%	7.34%	7.66%	8.44%	8.54%
Dividend Payout Ratio	62.92%	66.94%	83.92%	36.82%	32.67%
First Columbia Bank & Trust Co. Regulatory Ratios:
Leverage ratios (5) (6)	6.80%	7.62%	7.57%	7.82%	8.48%
Tier 1 capital to risk-weighted assets (5)	10.44%	9.86%	11.07%	10.77%	10.88%
Total capital to risk-weighted assets (5)	11.58%	10.89%	12.33%	11.79%	11.92%

(1)	Based upon average common shares outstanding. No common share equivalents were dilutive for all periods presented.

(2)	Represents net interest income as a percentage of average total interest-earning assets, calculated on a tax-equivalent basis.

(3)	Non-performing loans are comprised of (i) loans which are on a non-accrual basis (ii) restructured loans and (iii) accruing loans past due 90 days or more, if applicable.

(4)	Non-performing assets are comprised of non-performing loans and foreclosed real estate (assets acquired in foreclosure), if applicable.

(5)	Based on the FDIC’s risk-based capital guidelines.

(6)	The leverage ratio is defined as the ratio of Tier 1 Capital to average total assets less intangible assets, if applicable.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
     The following table shows information about the financial condition and results of operations after giving effect to the Plan of Reorganization. This information is called unaudited pro forma financial information in this document. The information under “Combined income statement” in the table below gives effect to the pro forma results for the year ended December 31, 2007, as if the acquisition had taken place as of January 1, 2007. The information under “Selected combined balance sheet items” in the table below assumes the Plan of Reorganization was completed on December 31, 2007. The unaudited pro forma combined income statements for the twelve months ended December 31, 2007 include a non-recurring pre-tax charge by Columbia Financial of $1.0 million related to investment securities losses incurred due to a balance sheet restructuring in April 2007. The pro forma financial information assumes that the Plan of Reorganization is accounted for using the purchase method of accounting and represents a current estimate based on available financial information of CCFNB Bancorp and Columbia Financial. See “THE JOINT PROPOSAL I — THE REORGANIZATION — Accounting Treatment” on page 62.
     The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of Columbia Financial at their estimated fair values at or near December 31, 2007. Such adjustments are subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, asset dispositions or share repurchases.
     The information presented below should be read together with the historical consolidated financial statements of CCFNB Bancorp and Columbia Financial, including the related notes, found elsewhere in this joint proxy statement/prospectus or in the accompanying CCFNB Bancorp annual report on Form 10-K and together with the consolidated historical financial data for CCFNB Bancorp and Columbia Financial and the other pro forma financial information , including the related notes, appearing elsewhere in this document, at “UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION” beginning on page F-26. The pro forma financial data are not necessarily indicative of results that actually would have occurred had this reorganization been completed on the dates indicated or that may be obtained in the future.
     In addition, as explained in more detail in the accompanying notes to the unaudited pro forma financial information found elsewhere in this joint proxy statement/prospectus at page F-26, the allocation of the purchase price reflected in the Selected Unaudited Pro Forma Combined Financial Data is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the Plan of Reorganization based upon changes in the balance sheet including fair value estimates.

As of or for the
Year Ended
December 31, 2007
(in thousands)
Combined income statement:
Total interest income	$31,528
Total interest expense	14,302

Net interest income	17,227
Provision for loan losses	330

Net interest income after provision for loan losses	16,897
Non-interest income	4,137
Non-interest expense	14,900

Income before income taxes	6,134
Income tax expense	1,543

Net income	$4,591

Selected combined balance sheet items:
Investment securities	$179,960
Total loans, net	320,145
Total assets	566,974
Total deposits	430,693
Borrowings	68,171
Stockholders’ equity	57,944

(1)	The unaudited pro forma combined income statement for the twelve months ended December 31, 2007 includes a non-recurring pre-tax charge by Columbia Financial of $1.0 million related to investment securities losses incurred due to a balance sheet restructuring in April, 2007.

COMPARATIVE PER SHARE DATA
     The following table sets forth for CCFNB Bancorp common stock and Columbia Financial common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger of CCFNB Bancorp and Columbia Financial as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2007, in the case of the net income and dividends declared data. The pro forma data in the tables assume that this merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The unaudited comparative per share data for the twelve months ended December 31, 2007 include a non-recurring pre-tax charge by Columbia Financial of $1.0 million incurred due to a balance sheet restructuring in April 2007. The pro forma financial adjustments record the assets and liabilities of Columbia Financial at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. See the section entitled “JOINT PROPOSAL I — THE REORGANIZATION — Accounting Treatment” on page 62.
     The information presented below should be read together with the historical consolidated financial statements of CCFNB Bancorp and Columbia Financial, including the related notes, found elsewhere in this joint proxy statement/prospectus or in the accompanying CCFNB Bancorp annual report on Form 10-K and together with the consolidated historical financial data for CCFNB Bancorp and Columbia Financial and the other pro forma financial information , including the related notes, appearing elsewhere in this document, at “UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION” beginning on page F-26. We anticipate that the consummation of the Plan of Reorganization will provide the combined company with financial benefits that include reduced operating expenses and revenue enhancement opportunities. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, asset dispositions and share repurchases, among other factors, that may result as a consequence of this Plan of Reorganization and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had CCFNB Bancorp and Columbia Financial been combined during these periods. The Comparative Per Share Data Table for the year ended December 31, 2007 combines the historical income per share data of CCFNB Bancorp and its subsidiaries and Columbia Financial and its subsidiaries giving effect to the mergers as if the mergers had become effective on January 1, 2007, using the purchase method of accounting. Upon completion of this reorganization, the operating results of Columbia Financial will be reflected in the consolidated financial statements of CCFNB Bancorp on a prospective basis.
     The pro forma information is based on the following assumptions, which have been used to calculate the aggregate applicable pro forma numbers: (i) no stockholder of CCFNB Bancorp and Columbia Financial perfects dissenters’ rights; (ii) that all option holders of outstanding in-the-money Columbia Financial options elect to receive cash in the amount of $20,702, assuming a CCFNB price of $25.40 as of December 31, 2007 and (iii) the total merger consideration will be paid in the form of CCFNB Bancorp common stock with one share of Columbia Financial common stock to be exchanged for 0.7200 of a share of CCFNB Bancorp common stock.

				Pro Forma
				Equivalent
	CCFNB	Columbia		Columbia
	Bancorp	Financial	Pro Forma	Financial
	Historical	Historical	Combined	Share
Net income for the twelve months ended
December 31, 2007:
Basic	$2.15	$1.03	$2.03	$1.46
Diluted	2.15	1.03	2.03	1.46
Dividends Declared:
For the twelve months ended December 31, 2007	0.82	0.65	0.82	0.59
Book Value:
As of December 31, 2007	25.79	15.61	25.67	18.48

(1)	The unaudited pro forma earnings per share for the twelve months ended December 31, 2007 include a non-recurring pre-tax charge by Columbia Financial of $1.0 million related to investment securities losses incurred due to a balance sheet restructuring in April, 2007. Excluding the impact of this one-time charge, Columbia Financial’s basic and diluted earnings per share would have been $1.49 and pro forma combined basic and diluted earnings per share would approximate $2.32, respectively.

RISK FACTORS
     In addition to the other information included in this joint proxy statement/prospectus or incorporated by reference, you are urged to carefully consider the following factors which contain all known material risks, before making a decision to approve the Plan of Reorganization.
Risks Regarding the Reorganization
CCFNB Bancorp and Columbia Financial may be unable to consummate their proposed merger.
     CCFNB Bancorp’s and Columbia Financial’s proposed merger, described in more detail later in this document, is anticipated to close in the third quarter of 2008, but must be approved by both CCFNB Bancorp’s and Columbia Financial’s stockholders before it can be finalized. Consummation of this merger (and the Bank Merger) is also subject to the receipt of required regulatory approvals and the satisfaction of other customary closing conditions. If these mergers are not completed for any reason, CCFNB Bancorp’s or Columbia Financial’s stock price may decline to the extent that the current market price reflects the assumption by investors that these mergers will be completed, or because of the costs incurred by the parties in connection with this reorganization.
Combining CCFNB Bancorp and Columbia Financial and CCFNB Bank and First Columbia Bank may be more difficult than expected.
     If CCFNB Bancorp and Columbia Financial are unable to successfully integrate their businesses, operating results may suffer. Both CCFNB Bank and First Columbia Bank have operated and, until completion of the reorganization, will continue to operate independently of one another. It is possible that the integration process could result in the loss of key employees, disruption of the combined bank’s ongoing business or inconsistencies in standards, controls, policies or procedures. These could negatively affect the combined bank’s ability to maintain relationships with customers and employees, or achieve the anticipated benefits of the reorganization within the time period expected, if at all. As with any merger of financial institutions, there may also be disruptions that cause customers, both deposit and loan, to take their business to competitors. Neither CCFNB Bancorp nor Columbia Financial has previously been involved in a merger or similar transaction of this magnitude. Because they have never managed the process of such a transaction before, the integration of operations of the two institutions may not be successful or as successful as currently anticipated.
You will not know in advance the value of the reorganization consideration you will be entitled to receive.
     The Plan of Reorganization provides that each share of Columbia Financial common stock shall be converted into 0.7200 of a share of CCFNB Bancorp common stock. However, the per share price of CCFNB Bancorp common stock at the effective time of the merger of Columbia Financial with and into CCFNB Bancorp cannot be predicted. Please read the section entitled — “JOINT PROPOSAL I — THE REORGANIZATION — Terms of the Plan of Reorganization — Calculation of Consideration to be Paid to Columbia Financial Stockholders.”
If the reorganization does not qualify as a tax-free reorganization for U.S. Federal Income Tax Purposes, you will recognize gain or loss on the exchange of your shares of Columbia Financial common stock for CCFNB Bancorp shares.
     Although the U.S. Internal Revenue Service, referred to in this joint proxy statement/prospectus as the IRS, has not provided a ruling on this reorganization, CCFNB Bancorp and Columbia Financial will obtain an opinion from their respective legal counsel that, subject to the assumptions and qualifications included in such opinion, the reorganization will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. This opinion, however, neither binds the IRS nor prevents the IRS from adopting a contrary position. If the reorganization fails to qualify as a tax-free reorganization, Columbia Financial stockholders would generally recognize gain or loss on each share of Columbia Financial common stock surrendered in the reorganization in exchange for stock of CCFNB Bancorp in the amount of the difference between their basis in such share and the fair market value of the CCFNB Bancorp common stock they receive.

A CCFNB Bancorp and Columbia Financial stockholder will have less influence as a stockholder of CCFNB Bancorp after completion of the reorganization than they currently have as a stockholder of CCFNB Bancorp or Columbia Financial.
     CCFNB Bancorp and Columbia Financial stockholders currently have the right to vote in the election of the board of directors of their respective company and on other matters affecting their company. When the reorganization occurs, each Columbia Financial stockholder that receives CCFNB Bancorp common stock will become a stockholder of CCFNB Bancorp with a percentage ownership of the combined organization that is much smaller than such stockholder’s percentage ownership of Columbia Financial. Moreover, each CCFNB stockholder will also experience a dilution in his or her percentage ownership of the combined organization. Because of this, CCFNB Bancorp and Columbia Financial stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of their respective company.
Uncertainty regarding this reorganization may result in the loss of employees and customers of CCFNB Bank and First Columbia Bank prior to the completion of the reorganization.
     Employees of CCFNB Bank and First Columbia Bank may experience uncertainty about their future role with the combined bank. This may adversely affect the ability of the combined bank to retain and attract key management and other personnel. Similarly, uncertainty regarding the Bank Merger may cause customers of CCFNB Bank or First Columbia Bank to withdraw their business prior to the completion of the Bank Merger. Any loss of CCFNB Bank’s or First Columbia Bank’s customers could have a material adverse effect on CCFNB Bank’s or First Columbia Bank’s respective business, regardless of whether or not this reorganization is ultimately completed.
Risks Regarding CCFNB Bancorp Common Stock
CCFNB Bancorp can issue common stock and preferred stock without your approval, diluting your proportional ownership interest.
     CCFNB Bancorp’s Amended and Restated Articles of Incorporation authorize it to issue 5,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of                                         , 2008, CCFNB Bancorp has no shares of preferred stock outstanding, and has                                                     shares of common stock issued and outstanding, with up to an additional 1,030,407 shares to be issued in this reorganization. Consequently, any shares of common stock or preferred stock that CCFNB Bancorp issues after the reorganization will dilute your proportional ownership interest in CCFNB Bancorp.
The price of CCFNB Bancorp common stock may decrease, preventing you from selling your shares at a profit.
     The market price of CCFNB Bancorp common stock could decrease and prevent you from selling your shares at a profit. The market price of CCFNB Bancorp common stock has fluctuated in recent years. Fluctuations may occur, among other reasons, due to:
•	operating results;

•	market demand;

•	announcements by competitors;

•	economic changes;

•	general market conditions; and

•	legislative and regulatory changes.
     The trading price of CCFNB Bancorp common stock may continue to fluctuate in response to these factors and others, many of which are beyond CCFNB Bancorp’s control. You are strongly urged to consider the likelihood of these market fluctuations before deciding whether to vote for the Plan of Reorganization. Please read the sections entitled

“Market Price and Dividend Information” and “Market Value of Securities” for additional information regarding the trading prices of CCFNB Bancorp and Columbia Financial common stock.
An Investment in CCFNB Bancorp’s common stock is not an insured deposit.
     CCFNB Bancorp common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation, commonly referred to as the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in CCFNB Bancorp common stock is subject to the same market forces that affect the price of common stock in any company.
Risks Regarding the Business of CCFNB Bancorp and Columbia Financial
CCFNB Bancorp and Columbia Financial face risks in the operation of their business. CCFNB Bank and First Columbia Bank face lending risks, especially with respect to their small and medium-sized business clienteles.
     The risk of loan defaults or borrowers’ abilities to make scheduled payments on their loans is inherent in the banking business. Moreover, CCFNB Bank and First Columbia Bank focus primarily on lending to small-and medium-sized businesses. These businesses may not have the capital or other resources required to weather significant business downturns or downturns in the markets in which they compete. Consequently, CCFNB Bank and First Columbia Bank may assume greater lending risks than other financial institutions which have a smaller concentration of those types of loans, and which tend to make loans to larger businesses. Borrower defaults or borrowers’ inabilities to make scheduled payments may result in losses which may exceed CCFNB Bank’s and First Columbia Bank’s allowances for loan and lease losses. These risks, if they occur, may require higher than expected loan loss provisions which, in turn, can materially impair profitability, capital adequacy and overall financial condition.
CCFNB Bank and First Columbia Bank are limited in the amount they can lend to any individual borrower.
     CCFNB Bancorp through its subsidiary, CCFNB Bank, and Columbia Financial, through its subsidiary, First Columbia Bank, are limited in the amount that they can lend to a single borrower. Therefore, the size of the loans which they can offer to potential customers is less than the size of loans that their competitors with larger lending limits can offer. However, after the Bank Merger is completed, the combined bank will be able to make larger loans because it will have a larger lending limit. Legal lending limits also affect CCFNB Bancorp’s and First Columbia Bank’s ability to seek relationships with larger and more established businesses. CCFNB Bank and First Columbia Bank (or First Columbia Bank after the Bank Merger) may not be able to attract and retain customers seeking loans in excess of their combined lending limits, because they cannot make such loans and they may not be able to find other lenders willing to participate in such loans with them on favorable terms.
Declines in North Central Pennsylvania real estate values could materially impair profitability and financial condition.
     Approximately 84.36% and 82.20% respectively, of CCFNB Bank’s and First Columbia Bank’s loans are secured by real estate collateral. Nearly all of the real estate securing these loans is located in North Central Pennsylvania, primarily in Columbia, Luzerne, Montour and Northumberland Counties. Real estate values are generally affected by factors such as:
•	the socioeconomic conditions of the area where real estate collateral is located;

•	fluctuations in interest rates;

•	property and income tax laws;

•	local zoning ordinances governing the manner in which real estate may be used; and

•	federal, state and local environmental regulations.

     Declines in real estate values could significantly reduce the value of the real estate collateral securing CCFNB Bank’s and First Columbia Bank’s loans, increasing the likelihood of defaults. Moreover, if the value of real estate collateral declines to a level that is not enough to provide adequate security for the underlying loans, CCFNB Bank and First Columbia Bank will need to make additional loan loss provisions which, in turn, will reduce their profits. Also, if a borrower defaults on a real estate loan, CCFNB Bank and First Columbia Bank may be forced to foreclose on the property and carry it as a non-earning asset which, in turn, may reduce net income. For additional information, please read the sections entitled “JOINT PROPOSAL I — THE REORGANIZATION — Information About CCFNB Bancorp — Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About Columbia Financial - Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”
Changing interest rates may adversely affect financial performance.
     CCFNB Bank’s and First Columbia Bank’s profitability largely depends on the difference between the rates of interest they earn on their loans and investments, and the interest rates they pay on deposits and other borrowings. This relationship, known as the interest rate margin, is subject to fluctuation and is affected by economic and competitive factors which influence rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates will affect the demand of customers for the products and services of the combined banks after the merger. CCFNB Bank and First Columbia Bank are subject to interest rate risk to the degree that their interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Therefore, significant fluctuations in interest rates may have an adverse effect on CCFNB Bancorp’s and Columbia Financial’s consolidated results of operations.
CCFNB Bancorp is limited in its ability to pay cash dividends.
     CCFNB Bancorp depends on dividends from CCFNB Bank, and if the reorganization is completed, from the profit contribution of the combined banks to CCFNB Bancorp, in order to pay cash dividends to its stockholders. Moreover, the amount and timing of any dividends is at the discretion of CCFNB Bancorp’s board of directors.
CCFNB Bancorp’s future growth may be limited if it is not able to raise additional capital.
     Banks and bank holding companies are required to conform to regulatory capital adequacy guidelines and maintain their capital at a specified percentage of their assets. These guidelines may limit CCFNB Bancorp’s ability to grow and could result in banking regulators requiring increased capital levels or reduced loan and other earning asset levels. Therefore, in order to continue to increase its earning assets and net income, CCFNB Bancorp may, from time to time, need to raise additional capital. Additional sources of capital either may not be available or may not be available on economically reasonable terms.
CCFNB Bancorp and Columbia Financial plan to continue to grow and there are risks associated with growth.
     CCFNB Bancorp and Columbia Financial intend to continue to expand their combined business and operations to increase deposits and loans. Continued growth may present operating and other problems that could adversely affect their individual or combined business, financial condition and results of operations. This growth may place a strain on the administrative, operational, personnel and financial resources and increase demands on systems and controls. The ability to manage growth successfully will depend on the ability to attract qualified personnel and maintain cost controls and asset quality while attracting additional loans and deposits on favorable terms, as well on factors beyond CCFNB Bancorp’s and Columbia Financial’s control, such as economic conditions and interest rate trends. If the combined business grows too quickly and is not able to attract qualified personnel, control costs and maintain asset quality, this continued rapid growth could materially adversely affect financial performance.

CCFNB Bancorp and Columbia Financial compete against larger banks and other institutions.
     CCFNB Bancorp and Columbia Financial compete for loans and deposits with other banks, savings and thrift associations and credit unions located in their service areas, as well as with other financial services organizations such as brokerage firms, insurance companies and money market annual funds. These competitors aggressively solicit customers within their market area by advertising through direct mail, electronic media and other means. Many competitors have been in business longer, have established customer bases and are substantially larger. These competing financial institutions offer services, including international banking services that CCFNB Bancorp and Columbia Financial can only offer through correspondents, if at all. Additionally, these competitors have greater capital resources and, consequently, higher lending limits. Finally, some competitors are not subject to the same degree of regulation.
Current banking laws and regulations affect activities.
     CCFNB Bancorp and Columbia Financial are subject to extensive regulation. Supervision, regulation and examination of banks and bank holding companies by regulatory agencies are intended primarily to protect depositors, rather than stockholders. These regulatory agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve acquisitions or other changes of control of financial institutions. CCFNB Bancorp’s and Columbia Financial’s ability to establish new facilities or make acquisitions requires approvals from applicable regulatory bodies. Changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit CCFNB Bancorp and Columbia Financial, others may increase their costs of doing business and indirectly assist their non-bank competitors who are not subject to similar regulation.
Economic conditions either nationally or locally in areas in which operations are concentrated may adversely affect business.
     Deterioration in local, regional, national or global economic conditions could cause CCFNB Bank and First Columbia Bank to experience a reduction in deposits and new loans, an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, all of which could adversely affect performance and financial condition. Unlike larger banks that are more geographically diversified, both CCFNB Bancorp and Columbia Financial provide banking and financial services locally, specifically, within Columbia, Luzerne, Montour and Northumberland Counties, Pennsylvania. Therefore, both CCFNB Bancorp and Columbia Financial are particularly vulnerable to adverse local economic conditions.
The financial condition and results of operations would be adversely affected if the allowance for loan losses is not sufficient to absorb actual losses or if CCFNB Bank and First Columbia Bank are required to increase their allowances.
     Despite the underwriting criteria of CCFNB Bank and First Columbia Bank, either bank may experience loan delinquencies and losses. In order to absorb losses associated with nonperforming loans, both banks maintain an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Determination of the allowance inherently involves a high degree of subjectivity and requires both CCFNB Bank and First Columbia Bank to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Either CCFNB Bank or First Columbia Bank may be required to increase the allowance for loan losses for any of several reasons. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of CCFNB Bank’s and First Columbia Bank’s control, may require an increase in allowances. In addition, actual charge-offs in future periods, if not adequately reserved for, will require additional increases in allowances for loan losses. Any increases in allowances for loan losses will result in a decrease in respective net income and, possibly respective capital, and may materially affect the results of operations of CCFNB Bank and First Columbia Bank in the period in which the allowance is increased.

CCFNB Bank and First Columbia Bank rely on management and other key personnel, and the loss of any of them may adversely affect operations.
     Both CCFNB Bank and First Columbia Bank are and will continue to be dependent upon the services of their respective executive management teams. In addition, they will both continue to depend on their ability to retain and recruit key banking officers. The unexpected loss of services of any key management personnel or banking officers could have an adverse effect on the respective business and financial condition of CCFNB Bank and First Columbia Bank because of their skills, knowledge of the market, years of industry experience and the difficulty of promptly finding qualified replacement personnel.
     In the event that the employment of CCFNB Bancorp executive officers is terminated in the future without cause, under the terms of their respective employment agreements, each of CCFNB Bancorp’s executive officers would be entitled to receive continued salary at the rate then in effect for varying periods of time following termination. Such obligations to make severance payments could be triggered in the event CCFNB Bancorp is acquired and the executive officer is terminated in connection with such acquisition.
Failure to implement new technologies in operations may adversely affect growth or profits.
     Advances in technology increasingly affect the market for financial services, including banking services and consumer finance services. The ability of CCFNB Bank and First Columbia Bank to compete successfully in these markets may depend on the extent to which they are able to exploit such technological changes. However, they may not be able to properly or timely anticipate or implement such technologies or properly train their respective staffs to use such technologies. Further, the added cost of technology for small banks such as CCFNB Bank and First Columbia Bank adversely affects their respective profitability. Any failure to adapt to new technologies could adversely affect their respective business, financial condition or operating results.
Additional Risk Factors to Consider Regarding CCFNB Bancorp
     For additional risk factors involving the operations of CCFNB Bancorp, see Item 1A to CCFNB Bancorp’s Form 10-K which accompanies this joint proxy statement/prospectus and such Item is incorporated by reference in its entirety into this document.
A WARNING ABOUT FORWARD LOOKING STATEMENTS
     Certain statements contained in this joint proxy statement/prospectus or in documents incorporated by reference, including without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward looking statements, including among others those found in those sections entitled “QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION,” “SUMMARY,” and “JOINT PROPOSAL I — THE REORGANIZATION,” involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
     In particular, statements have been made in this document regarding expected cost savings to result from the merger, the anticipated accretive effect to earnings of the combined enterprise, an improved ability to compete with larger competitors, restructuring charges expected to be incurred in connection with the merger, and the operation of the combined companies. With respect to estimated cost savings, assumptions have been made about the anticipated overlap between the costs of the two banks for data processing and other operations, the amount of general and administrative expenses, the costs of combining or converting First Columbia Bank’s data processing systems to CCFNB Bank’s systems, or vice versa, the size of anticipated reductions in fixed labor costs, the effort involved in aligning accounting policies and the transactional costs of the merger. The realization of the anticipated cost savings is subject to the risk of possible inaccuracy of the foregoing assumptions.

     In addition to the risks discussed in the section entitled “RISK FACTORS,” the following factors may also affect the accuracy of forward looking statements in this joint statement/prospectus:
•	The effect of changing regional and national economic conditions, especially as they may affect the demand for loans and other banking services or lead to increased loan losses;

•	Potential losses of businesses and population in Columbia, Luzerne, Montour and Northumberland Counties, Pennsylvania, and rising housing and insurance costs that may be responsible for such losses;

•	The effects of trade, monetary and fiscal policies and laws;

•	Increasing or decreasing interest rate environments, or changing interest rate policies of the Federal Reserve Board, that could lead to decreased net interest margins and volatility of rate sensitive loan deposits;

•	Stock, bond market and monetary fluctuations;

•	Credit risks of commercial real estate, consumer and other lending activities, including risks related to changes in the value of real estate and other security for loans;

•	Risks associated with concentrations, including commercial real estate loans, in the loan portfolio;

•	Lack of take-out financing or problems with sales or lease-up with respect to construction and land development loans;

•	Changes in federal and state banking and financial services laws and regulations;

•	Competitors in the market with greater financial resources than us;

•	Competitors in the market area of similar size, with similar business plans and/or offering similar services;

•	Risks of sudden changes in interest rates, especially with respect to increasing real estate loan portfolios;

•	The ability to develop competitive new products and services and the acceptance of those products and services by targeted customers and, when required, regulators;

•	The ability to securely and effectively implement new technology (including Internet services) for both the delivery of services and internal operations;

•	The willingness of customers to substitute competitors’ products and services;

•	Changes in consumer and business spending and saving habits;

•	Unanticipated regulatory or judicial proceedings;

•	The loss of significant customers;

•	The risk and cost resulting from the opening of one or more new offices and adding employees;

•	The loss of executives or key employees;

•	Credit quality deterioration among current or future customers that could cause an increase in the provision for loan losses;

•	Dividend restrictions;

•	Increased regulation of the securities markets, including the securities of CCFNB Bancorp, whether pursuant to the Sarbanes-Oxley Act of 2002 or otherwise; and

•	Other internal and external developments that could materially impact operational and financial performance.
     Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. CCFNB Bancorp and Columbia Financial disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this joint proxy statement/prospectus to reflect future events or developments.

THE CCFNB BANCORP ANNUAL MEETING
General
     CCFNB Bancorp will hold its annual stockholders’ meeting on                                         , 2008 at 1:30 p.m. (local time), at Monty’s on the Upper Campus of Bloomsburg University located at 400 East Second Street, Bloomsburg, Pennsylvania, 17815. At the annual stockholders’ meeting you will be asked to consider and vote on the approval of the Plan of Reorganization, the election of two Class 1 directors, the approval of a motion to adjourn, and any other matters that may properly come before the meeting.
Record Date; Stock Entitled to Vote; Quorum
     Only holders of record of CCFNB Bancorp common stock at the close of business on                                         , 2008, the record date for CCFNB Bancorp annual stockholders’ meeting, are entitled to receive notice of and to vote at the annual stockholders’ meeting. On the record date, CCFNB Bancorp had                                          shares of its common stock issued, outstanding and eligible to vote at the annual stockholders’ meeting. A majority of the shares of CCFNB Bancorp common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the annual stockholders’ meeting in order for a quorum to be present for purposes of transacting business. In the event that a quorum is not present, it is expected that the annual stockholders’ meeting will be adjourned or postponed to solicit additional proxies.
Number of Votes
     Each such stockholder is entitled to cast one vote for each share held in that stockholder’s name on the books of CCFNB Bancorp as of the record date on any matter submitted to the vote of the stockholders. A stockholder has no cumulative voting rights in the election of directors. For example, if you hold ten shares of common stock, you may cast up to ten votes for each of the two nominees for Class 1 director.
Votes Required
     Approval of the Plan of Reorganization and the merger of Columbia Financial with and into CCFNB Bancorp requires the affirmative vote of at least two-thirds of the shares of CCFNB Bancorp common stock outstanding on the record date. As of the record date, CCFNB Bancorp’s directors and executive officers owned                                             shares, representing approximately                      %, of CCFNB Bancorp’s issued and outstanding shares of common stock entitled to vote. These persons will vote for the approval of the Plan of Reorganization.
     The two nominees for Class 1 director receiving the highest number of votes will be elected to the board of directors. A majority of the votes cast is required to approve the proposal to adjourn.
Voting of Proxies
Submitting Proxies
     CCFNB Bancorp stockholders may vote their shares in person by attending the annual stockholders’ meeting or they may vote their shares by proxy. In order to vote by proxy, CCFNB Bancorp stockholders must complete the enclosed proxy card, sign and date it and mail it in the enclosed postage pre-paid envelope. Alternatively, CCFNB Bancorp stockholders can vote their proxy card by telephone by following the instructions provided on the proxy card. Each stockholder of record will receive a control number with such stockholders proxy card that must be entered when voting by telephone and which ensures that only CCFNB Bancorp stockholders use this means of voting.
     If a written proxy card is signed by a stockholder and returned without instructions, the shares represented by the proxy will be voted “FOR” approval of the Plan of Reorganization; “FOR” the election of each of the two nominees for Class 1 director; and “FOR” the proposal to adjourn. CCFNB Bancorp stockholders whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the CCFNB Bancorp annual stockholders’ meeting.
     It is important that you follow the directions provided by your broker regarding instructions on how to vote your shares. Your failure to instruct your broker on how to vote your shares will have the same effect as voting against the Plan of Reorganization.
Revoking Proxies
     CCFNB Bancorp stockholders of record may revoke their proxies at any time before the time their proxies are voted at the CCFNB Bancorp annual stockholders’ meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of CCFNB Bancorp, by a later-dated proxy signed and returned by mail or by attending the annual stockholders’ meeting and voting in person. Attendance at the annual stockholders’ meeting will not, in and of itself, constitute a revocation of a proxy. Instead, CCFNB Bancorp stockholders who wish to revoke their proxies must inform CCFNB Bancorp’s Corporate Secretary at the annual stockholders’ meeting, prior to the vote, that he or she wants to revoke his or her proxy and vote in person. Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at CCFNB Bancorp’s annual stockholders’ meeting as follows:
CCFNB Bancorp, Inc.
232 East Street
Bloomsburg, PA 17815
Attention: Corporate Secretary/Annual Meeting
Facsimile: (570) 387-3479
     The presence, in person or by properly executed proxy, of the holders of a majority of CCFNB Bancorp’s outstanding shares entitled to vote is necessary to constitute a quorum at the annual stockholders’ meeting. Abstentions and broker nonvotes will be counted in determining whether a quorum is present. Under the applicable rules of the National Association of Securities Dealers, Inc., brokers or members who hold shares in street name for customers who are the beneficial owners of CCFNB Bancorp common stock are prohibited from giving a proxy to vote those shares in the absence of specific instructions from beneficial owners. These are referred to as “broker nonvotes.” Abstentions and broker nonvotes will not be counted as a vote “FOR” or “AGAINST” the Plan of Reorganization at the CCFNB Bancorp annual stockholders’ meeting or any other matter presented at that meeting. However, abstentions and broker nonvotes will have the same effect as a vote “AGAINST” the Plan of Reorganization.
Other Matters
     In addition to voting for approval of the Plan of Reorganization, election of two Class 1 directors, and the proposal to adjourn, any other matters that are properly presented at the annual stockholders’ meeting will be acted upon. CCFNB Bancorp’s management does not presently know of any other matters to be presented at the CCFNB Bancorp annual stockholders’ meeting other than those set forth in this joint proxy statement/prospectus. If other matters come before the annual stockholders’ meeting, the persons named in the accompanying proxy intend to vote according to the recommendations of CCFNB Bancorp’s board of directors. Additional information with respect to the election of CCFNB Bancorp directors and the proposal to adjourn is set forth herein in the sections entitled “CCFNB BANCORP PROPOSAL II — ELECTION OF DIRECTORS” and “CCFNB BANCORP PROPOSAL III — ADJOURNMENT”.
Solicitation of Proxies
     CCFNB Bancorp’s board of directors is soliciting proxies for the CCFNB Bancorp annual stockholders’ meeting. CCFNB Bancorp will pay for the cost of solicitation of proxies. In addition to solicitation by mail, CCFNB Bancorp’s directors, officers and employees may also solicit proxies from stockholders by telephone, facsimile, telegram or in person. If CCFNB Bancorp’s management deems it advisable, the services of individuals or companies that are not regularly employed by CCFNB Bancorp may be used in conjunction with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. CCFNB Bancorp will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.
Recommendation of the CCFNB Bancorp Board of Directors
     The CCFNB board of directors has unanimously approved the Plan of Reorganization and the transactions contemplated by the Plan of Reorganization. Based on CCFNB Bancorp’s reasons for the Plan of Reorganization described in this document, the CCFNB Bancorp board of directors believes that this reorganization is in the best interests of CCFNB Bancorp. Accordingly, the CCFNB Bancorp board of directors unanimously recommends that CCFNB Bancorp’s stockholders vote “FOR” approval of the Plan of Reorganization; and “FOR” the proposal to adjourn the annual meeting, if necessary, to solicit additional votes in favor of the Plan of Reorganization. The CCFNB Bancorp board of directors has also unanimously approved and recommends a vote “FOR” the election of the two nominees for Class 1 director described herein.
THE COLUMBIA FINANCIAL ANNUAL MEETING
General
     Columbia Financial will hold an annual stockholders’ meeting on                                         , 2008 at 2:00 p.m. (local time) at Monty’s on the Upper Campus of Bloomsburg University located at 400 East Second Street, Bloomsburg, Pennsylvania. At the annual stockholders’ meeting you will be asked to consider and vote on the approval of the Plan of Reorganization, the election of two Class C directors, the proposal to adjourn, and any other matters that may properly come before the meeting.
Record Date; Stock Entitled to Vote; Quorum
     Only holders of record of Columbia Financial common stock at the close of business on                                         , 2008, the record date for Columbia Financial’s annual stockholders’ meeting, are entitled to receive notice of and to vote at the annual stockholders’ meeting. On the record date, Columbia Financial had 1,431,120 shares of its common stock issued, outstanding and eligible to vote at the annual stockholders’ meeting. A majority of the shares of Columbia Financial common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the annual stockholders’ meeting in order for a quorum to be present for purposes of transacting business. In the event that a quorum is not present, it is expected that the annual stockholders’ meeting will be adjourned or postponed to solicit additional proxies.
Number of Votes
     Each Columbia Financial stockholder is entitled to cast one vote for each share held in that stockholder’s name on the books of Columbia Financial as of the record date on any matter submitted to the vote of the stockholders. A stockholder has no cumulative voting rights in the election of directors. For example, if you hold ten shares of common stock, you may cast up to ten votes for each of the two nominees for Class C director.
Votes Required
     Approval of the Plan of Reorganization and the merger of Columbia Financial with and into CCFNB Bancorp requires the affirmative vote of 51% of the outstanding shares of Columbia Financial common stock on the record date. As of the record date, Columbia Financial’s directors and executive officers owned 56,093 shares, representing approximately 3.9% of Columbia Financial’s issued and outstanding shares of common stock entitled to vote. These persons will vote for the approval of the Plan of Reorganization.
     The two nominees for Class C director receiving the highest number of votes will be elected to the board of directors.
     A majority of the votes cast is required to approve the proposal to adjourn.

Voting of Proxies
Submitting Proxies
     Columbia Financial stockholders may vote their shares in person by attending the annual stockholders’ meeting or they may vote their shares by proxy. In order to vote by proxy, Columbia Financial stockholders must complete the enclosed proxy card, sign and date it and mail it in the enclosed postage pre-paid envelope.
     If a written proxy card is signed by a stockholder and returned without instructions, the shares represented by the proxy will be voted “FOR” approval of the Plan of Reorganization; “FOR” the election of each of the two nominees for Class C director; and “FOR” the proposal to adjourn. Columbia Financial stockholders whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at Columbia Financial annual stockholders’ meeting.
Revoking Proxies
     Columbia Financial stockholders of record may revoke their proxies at any time before the time their proxies are voted at the Columbia Financial annual stockholders’ meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of Columbia Financial, by a later-dated proxy signed and returned by mail or by attending the annual stockholders’ meeting and voting in person. Attendance at the annual stockholders’ meeting will not, in and of itself, constitute a revocation of a proxy. Instead, Columbia Financial stockholders who wish to revoke their proxies must inform Columbia Financial’s Corporate Secretary at the annual stockholders’ meeting, prior to the vote, that he or she wants to revoke his or her proxy and vote in person. Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at Columbia Financial’s annual stockholders’ meeting as follows:
Columbia Financial Corporation
11 West Main Street, P.O. Box 240
Bloomsburg, PA 17815
Attention: Corporate Secretary/Annual Meeting
Facsimile: (570) 389-7517
     The presence, in person or by properly executed proxy, of the holders of a majority of Columbia Financial’s outstanding shares entitled to vote is necessary to constitute a quorum at the annual stockholders’ meeting. Abstentions and broker nonvotes will be counted in determining whether a quorum is present. Under the applicable rules of the National Association of Securities Dealers, Inc., brokers or members who hold shares in street name for customers who are the beneficial owners of Columbia Financial common stock are prohibited from giving a proxy to vote those shares in the absence of specific instructions from beneficial owners. These are referred to as “broker nonvotes.” Abstentions and broker nonvotes will not be counted as a vote “FOR” or “AGAINST” the Plan of Reorganization at the Columbia Financial annual stockholders’ meeting or any other matter presented at that meeting.
Other Matters
     In addition to voting for approval of the Plan of Reorganization, the election of two Class C directors, and the proposal to adjourn, any other matters that are properly presented at the annual stockholders’ meeting will be acted upon. Columbia Financial’s management does not presently know of any other matters to be presented at the Columbia Financial annual stockholders’ meeting other than those set forth in this joint proxy statement/prospectus. If other matters come before the annual stockholders’ meeting, the persons named in the accompanying proxy intend to vote according to the recommendations of Columbia Financial’s board of directors. Additional information with respect to (i) the election of two Class C directors is set forth herein in the section entitled “COLUMBIA FINANCIAL PROPOSAL II — ELECTION OF DIRECTORS”, and (ii) the approval of the proposal to adjourn is set forth herein in the section entitled “COLUMBIA FINANCIAL PROPOSAL III — ADJOURNMENT.”

Solicitation of Proxies
     Columbia Financial’s board of directors is soliciting proxies for the Columbia Financial annual stockholders’ meeting. Columbia Financial will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Columbia Financial’s directors, officers and employees may also solicit proxies from stockholders by telephone, facsimile, telegram or in person. If Columbia Financial’s management deems it advisable, the services of individuals or companies that are not regularly employed by Columbia Financial may be used in conjunction with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Columbia Financial will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.
Recommendation of the Columbia Financial Board of Directors
     The Columbia Financial board of directors has unanimously approved the Plan of Reorganization and the transactions contemplated by the Plan of Reorganization. Based on Columbia Financial’s reasons for the reorganization described in this document, the Columbia Financial board of directors believes that the Plan of Reorganization is in the best interests of Columbia Financial. Accordingly, the Columbia Financial board of directors unanimously recommends that Columbia Financial stockholders vote “FOR” approval of the Plan of Reorganization, and “FOR” the proposal to adjourn the annual meeting, if necessary, to solicit additional votes in favor of the Plan of Reorganization. The Columbia Financial board of directors has also unanimously approved and recommends a vote “FOR” the election of the two Class C directors described herein.
JOINT PROPOSAL I — THE REORGANIZATION
     The following information describes the material terms and provisions of the proposed reorganization. This description is not complete. This discussion is qualified in its entirety by reference to the Plan of Reorganization, which is incorporated by reference in this joint proxy statement/prospectus. A copy of the Plan of Reorganization is attached to this document as Exhibit 1. Except for its status as the contractual document between the parties with respect to the provisions described therein, it is not intended to provide factual information about the parties. The representations and warranties contained in the Plan of Reorganization were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to this agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. You are urged to read the full text of the Plan of Reorganization carefully.
General
     The Plan of Reorganization provides that:
•	Columbia Financial Corporation will merge with and into CCFNB Bancorp, Inc. with CCFNB Bancorp, Inc. as the surviving company to that merger;

•	Columbia County Farmers National Bank will merge with and into First Columbia Bank and Trust Co. with First Columbia Bank and Trust Co. as the surviving bank to that merger;

•	Columbia Financial stockholders will receive 0.7200 of a share of CCFNB Bancorp common stock for each share of Columbia Financial common stock owned;

•	If you are a holder of a Columbia Financial stock option, each option will be cancelled and instead represent the right only to receive in cash an amount equal to the product of the 20-trading day average of the high bid and low offer quotations for a share of CCFNB Bancorp common stock as reported on the OTCBB multiplied by 0.7200 minus the exercise price per share of the stock option;

•	The current members of the board of directors of Columbia Financial (including those persons elected at the annual meeting) will be appointed to the board of directors of CCFNB Bancorp at the effective date of the merger of these companies;

•	The current members of the board of directors of CCFNB Bank will be appointed to the board of directors of First Columbia Bank at the effective date of the merger of these two banks;

•	After the Bank Merger, the combined banks will continue to operate under the name of First Columbia Bank & Trust Co;

•	Lance O. Diehl and Edwin A. Wenner, the President/Chief Executive Officer and Chief Operating Officer, respectively, of CCFNB Bancorp and CCFNB Bank, will continue after the effective date of the mergers as the respective President/Chief Executive Officer and Chief Operating Officer of CCFNB Bancorp and First Columbia Bank; and

•	Shirley K. Alters, the Acting President/Chief Financial Officer of Columbia Financial and First Columbia Bank, will continue after the effective date of the mergers as the Chief Financial Officer of CCFNB Bancorp and First Columbia Bank; and, Paul K. Page, the Chief Lending Officer of First Columbia Bank, will continue after the effective date of the mergers as the Chief Lending Officer of First Columbia Bank.
CCFNB Bancorp Background and Reasons for the Reorganization
Background
     Over the past decade, there were, from time to time, discussions between members of the boards of directors of CCFNB Bancorp and Columbia Financial with regard to the benefits that may be achieved if both companies combined their operations and marketing outreach. These discussions were motivated in large part because of the dynamics in the companies’ marketplace and the constant increases in operating costs due primarily to technology enhancements, health care insurance and regulatory mandates. However, in the past, the members of the boards of directors could not achieve a common understanding with respect to operations, management succession and marketing.
     On July 18, 2007, Randolph C. Brown, then President and Chief Executive Officer of Columbia Financial and First Columbia Bank, died unexpectedly. This unfortunate event prompted Lance O. Diehl, the President and Chief Executive Officer of CCFNB Bancorp and CCFNB Bank, to speak, in early August 2007, to Glenn E. Halterman, the Chairman of Columbia Financial and First Columbia Bank, about whether there was any interest in re-establishing discussions about a combination of the two companies.
     On August 30, 2007, the Columbia Financial board of directors invited Mr. Diehl to make a presentation to them on the potential benefits of a combination of the two companies. Following this presentation, the Columbia Financial board of directors decided to pursue further discussions with CCFNB Bancorp on a business combination.
     On September 12, 2007, three members of each board of directors and two management members of each company met to discuss major provisions for the reorganization of the two companies.
     On October 2, 2007, these six directors and four management persons held a joint meeting with representatives of Danielson Capital, LLC and The Kafafian Group, Inc., the respective financial advisors of CCFNB Bancorp and Columbia Financial, to discuss the financial and management aspects of a reorganization of these two companies through mergers of the companies and their banking subsidiaries.
     On October 5, 2007, CCFNB Bancorp delivered a non-binding term sheet to Mr. Halterman, Chairman of Columbia Financial, which delineated the salient terms for this reorganization.
     On October 9, 2007, the Columbia Financial board of directors approved, after some revisions, these salient terms delineated in the term sheet.

     After receipt of the approval of the salient terms for the reorganization of the two companies, the CCFNB board of directors directed Danielson Capital, LLC and CCFNB Bancorp legal counsel to negotiate with appropriate agents and representatives of Columbia Financial a definitive written plan of reorganization based upon the terms and conditions contained in the non-binding term sheet.
     On November 7 and 8, 2007, CCFNB Bancorp and Columbia Financial management and the companies’ respective agents and representatives conducted a due diligence investigation of each other.
     On November 29, 2007, the CCFNB Bancorp board of directors held a special meeting to review with Danielson Capital, LLC and legal counsel the Plan of Reorganization and its Annexes, attached as Exhibit 1 to this joint proxy statement/prospectus. Legal counsel reviewed the terms and conditions of the Plan of Reorganization, copies of which were delivered to the members of the CCFNB Bancorp board of directors prior to this meeting.
     Also, at this special meeting, a representative of Danielson Capital, LLC submitted a fairness opinion, a copy of which is attached to this joint proxy statement/prospectus as Exhibit 2. Moreover, Danielson Capital, LLC presented information regarding an overview of the contemplated mergers which included valuation consideration and pro forma financial data; the findings from Danielson Capital, LLC and CCFNB Bancorp’s due diligence investigation of Columbia Financial; the 5-year historical performance of CCFNB Bancorp; comparable mergers and acquisitions; and comparable market values for similar transactions. Danielson Capital, LLC related that the financial terms for this transaction were favorable in comparison to other bank deals.
     At this meeting on November 29, 2007, the CCFNB board of directors approved the Plan of Reorganization with Columbia Financial and directed management to take those steps that would be necessary, including holding a meeting of stockholders, to consummate the Plan of Reorganization.
     On November 29, 2007, the Columbia Financial board of directors also approved the Plan of Reorganization. CCFNB Bancorp and Columbia Financial publicly announced the transaction before markets opened on November 30, 2007.
Reasons
     At its meeting held on November 29, 2007, the CCFNB board of directors determined that the terms of the Plan of Reorganization and the mergers of the two companies and their banking subsidiaries were in the best interests of CCFNB Bancorp and its stockholders.
     In the course of reaching this decision to approve the Plan of Reorganization, the CCFNB Bancorp board of directors consulted with Danielson Capital, LLC, its financial advisor, and John B. Lampi, Esquire, of the firm of Saidis, Flower & Lindsay, its legal counsel. The board of directors considered, among other things, the factors described above and the following:
•	Its understanding of CCFNB Bancorp’s business, operations, financial condition, earnings and prospects and of Columbia Financial’s business, operations, financial condition, earnings and prospects, including the geographic market in North Central Pennsylvania in which the two companies and their banking subsidiaries operate;

•	Its understanding of the current and prospective operating environment for CCFNB Bancorp and Columbia Financial, including regional and local economic conditions; the competitive nature of the business for financial institutions generally and the continuing consolidation of the banking industry; and the increasing expenses for health care insurance and for regulatorily mandated compliance; and the likely effects of these factors on CCFNB Bancorp in light of, and in the absence of, a business combination with Columbia Financial;

•	The opinion of Danielson Capital, LLC that the exchange ratio of 0.7200 of a share of CCFNB Bancorp common stock for one share of Columbia Financial common stock in the Plan of Reorganization was fair to CCFNB Bancorp’s stockholders from a financial point of view;

•	The factor that the termination fees provisions in the Plan of Reorganization could have the effect of discouraging a superior proposal for a business combination between Columbia Financial and a third party;

•	The possible negative impact this reorganization with Columbia Financial would have on various constituencies of CCFNB Bancorp, including potential job loss among CCFNB Bank employees;

•	CCFNB Bancorp’s operating philosophy as a community-oriented financial services company with a strong customer focus is compatible with Columbia Financial’s operating philosophy;

•	The review by the CCFNB Bancorp board of directors with its legal counsel of the structure and terms of the Plan of Reorganization, including the exchange ratio, and the expectation of CCFNB Bancorp’s legal advisors that the Plan of Reorganization will qualify as a tax-free 368(a) reorganization for United States Federal Income Tax purposes;

•	The complementary nature of the respective customer bases, business products and skills of CCFNB Bancorp and Columbia Financial could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•	The proposed board and management arrangements which would position the combined company and its banking subsidiary with stronger leadership and experienced operating management;

•	The likelihood that the required regulatory approvals to complete the transaction will be obtained;

•	The historical and current market prices of CCFNB Bancorp common stock and Columbia Financial common stock; and

•	The long term positive impact that the transaction may have to CCFNB Bancorp stockholders.
     The CCFNB Bancorp board of directors also considered the fact that the combined company will result in a combined entity with assets of approximately $560 million. The future growth prospects of the market area are expected to provide sustained business development opportunities by enabling CCFNB Bancorp to capitalize on its banking franchise to compete in North Central Pennsylvania markets.
     The foregoing discussion of the factors considered by the CCFNB Bancorp board of directors in evaluating the Plan of Reorganization is not intended to be exhaustive, but, rather, includes all material factors considered by the CCFNB Bancorp board of directors. In reaching its decision to approve the Plan of Reorganization, the CCFNB Bancorp board of directors did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The CCFNB Bancorp board of directors considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, its determination to enter into the Plan of Reorganization.
Recommendation of the CCFNB Board of Directors
     The CCFNB Bancorp board of directors has approved the Plan of Reorganization which calls for the mergers of CCFNB Bancorp and Columbia Financial and of CCFNB Bank and First Columbia Bank, and believes that this proposed reorganization of the two companies is in the best interests of CCFNB Bancorp. Accordingly, the CCFNB Bancorp board of directors recommends that CCFNB Bancorp stockholders vote “FOR” approval, adoption and ratification of the Plan of Reorganization.
Opinion of CCFNB Bancorp’s Financial Advisor
     CCFNB Bancorp retained Danielson Capital, LLC (“Danielson Capital”) to advise CCFNB Bancorp’s board of directors as to the fairness to its stockholders of the financial terms of a merger of equals with Columbia Financial. CCFNB Bancorp selected Danielson Capital for its knowledge, expertise and reputation in the financial services industry as well as its knowledge of Pennsylvania markets and banking organizations operating in those markets. Danielson Capital is regularly engaged in the valuation of banks and bank holding companies in connection with mergers of equals, acquisitions and other securities transactions.

     Danielson Capital acted as an exclusive financial advisor to CCFNB Bancorp in connection with the proposed merger and participated in certain negotiations with respect to the pricing and other terms and conditions that led to the execution of the Plan of Reorganization between CCFNB Bancorp and Columbia Financial. At the November 29, 2007 board meeting, Danielson Capital rendered its oral and written opinions directly to the CCFNB Bancorp board of directors that as of the date of the opinion, the financial terms of the merger were fair to CCFNB Bancorp’s stockholders from a financial point of view. The CCFNB Bancorp board approved the Plan of Reorganization at this meeting.
     The full text of Danielson Capital’s opinion is attached as Exhibit 2 to this joint proxy statement/prospectus. Stockholders of CCFNB Bancorp stock are encouraged to read Danielson Capital’s opinion carefully and in its entirety for a discussion of the assumptions, comparisons and projections that were made in arriving at its opinion. Danielson Capital’s opinion is directed only to the fairness to CCFNB Bancorp stockholders from a financial point of view as of the date of the opinion. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to CCFNB Bancorp stockholders as to how the stockholder should vote on the merger.
     In arriving at its opinion, Danielson Capital, among other things:
•	Reviewed the Plan of Reorganization;

•	Reviewed certain publicly available business and financial information relating to CCFNB Bancorp and Columbia Financial including call report data through September 30, 2007, and Annual Reports for fiscal years ended December 31, 2005, and 2006, and recent proxy statements;

•	Reviewed certain internal business and financial information relating to CCFNB Bancorp and Columbia Financial prepared by each bank’s executive management team;

•	Discussed the past and current operations, financial condition and future prospects of CCFNB Bancorp and Columbia Financial with CCFNB Bancorp’s executive management team and board;

•	Discussed the assessment of the strategic rationale and potential benefits of the merger with members of CCFNB Bancorp’s executive management team and board;

•	Compared certain financial and stock market information for both CCFNB Bancorp and Columbia Financial with similar publicly traded banks on a pre-merger and post-merger basis;

•	Evaluated the potential cost savings of the merger through expense comparisons with similar banks and in other announced transactions;

•	Compared the contribution of assets, liabilities, equity and market capital of CCFNB Bancorp and Columbia Financial;

•	Analyzed the pro forma impact on earnings per share and capital per share based on assumptions relating to, among other things, cost savings, merger adjustments and merger costs; and

•	Considered such other factors and performed other analyses as were deemed appropriate.
     In conducting its review and arriving at its opinion, Danielson Capital did not obtain any independent appraisal of assets or liabilities of CCFNB Bancorp or Columbia Financial. Furthermore, Danielson Capital did not independently verify the information provided by CCFNB Bancorp or Columbia Financial and assumed the accuracy and completeness of all such information.
     In preparing its opinion, Danielson Capital performed a variety of financial analyses. Danielson Capital believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson Capital’s opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.
     In its analyses, Danielson Capital used and relied upon projections that were prepared or reviewed by the executive management teams of CCFNB Bancorp and Columbia Financial. CCFNB Bancorp and Columbia Financial do not publicly disclose internal management projections of the type provided to Danielson Capital in connection with the merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Thus, actual results could vary significantly from those used in the projections.

     Additionally, Danielson Capital made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond CCFNB Bancorp’s or Columbia Financial’s control. Any estimates contained in Danielson Capital’s analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may eventually trade or be sold.
     The following is a summary of the analyses and procedures considered by Danielson Capital in connection with its opinion.
Summary of Transaction
     CCFNB Bancorp and Columbia Financial will merge in a merger of equals with CCFNB Bancorp as the surviving holding company (“New CCFNB”) and First Columbia as the surviving bank. Under the terms of the merger, Columbia Financial stockholders will receive a fixed exchange ratio of 0.7200 shares of CCFNB Bancorp stock for each outstanding share of Columbia Financial stock. It is the intent of both CCFNB Bancorp and Columbia Financial that the exchange of shares qualifies as a tax-free transaction under section 368(a) of the Internal Revenue Code. All Columbia Financial options to purchase common stock will be exercised prior to the merger, or cashed out at the time of the merger.
     Based on CCFNB Bancorp’s closing stock price as of November 27, 2007, of $25.25 per share, each Columbia Financial stockholder would receive 0.7200 shares of CCFNB Bancorp stock valued at $18.18 per share and the total value of shares exchanged would be $26 million. Based on Columbia Financial’s closing price as of November 27, 2007 of $15.00 per share, this is a premium of 21.2%. As this is a fixed exchange ratio, the value exchanged will fluctuate with CCFNB Bancorp’s stock price. There are no collars or walk-away provisions based on changes in CCFNB Bancorp’s stock price.
     After the merger, CCFNB Bancorp will raise its dividend per share from $0.21 per quarter to $0.23 per quarter to ensure that Columbia Financial stockholders continue to receive the same dollar amount in dividends that they received prior to the merger.
     Post-merger, CCFNB Bancorp’s board of directors will include all current members of CCFNB Bancorp’s and Columbia Financial’s current boards of directors and Columbia Financial’s current Chairman will be the Chairman of the combined board of directors. At the executive level, the top two executives for CCFNB Bancorp and Columbia Financial will be retained and offered new contracts. The CCFNB Bank officers with change of control agreements have agreed to waive these clauses with respect to this merger.
     To protect both CCFNB Bancorp and Columbia Financial, the Plan of Reorganization contains termination fees payable under certain conditions. In general, if either party terminates the deal for a superior offer, a break-up fee of $2.7 million would be payable to the other party. If the merger is terminated for certain breaches, the fee would be $1.35 million.
Pre-Merger Bank Stock Pricing Comparison
     In determining the fairness of the merger in which CCFNB Bancorp would issue common stock at a fixed exchange ratio of 0.7200 for all of the common stock of Columbia Financial, Danielson Capital considered whether CCFNB Bancorp’s and Columbia Financial’s common stocks were fairly valued. The analysis evaluated, among other things, CCFNB Bancorp’s and Columbia Financial’s financial performance, financial condition, dividend yield, stock liquidity and geographic location as compared to similar banks.
     Danielson Capital compared CCFNB Bancorp and Columbia Financial to twelve publicly-traded banks in Pennsylvania excluding the Philadelphia and Pittsburgh areas (the “Pennsylvania comparables” or “comparable banks”) to determine if their stocks were fairly priced. These comparable banks had assets between $100 million and $500 million and traded an average of at least 100 shares daily. Danielson Capital deemed the banks in this group to be generally comparable to both CCFNB Bancorp and Columbia Financial.
     The Pennsylvania comparables consisted of the following twelve banks:

Institution	City

CBT Financial Corp.	Clearfield
Commercial National Financial Corp.	Latrobe
Dimeco, Inc.	Honesdale
Emclaire Financial Corp.	Emlenton
Kish Bancorp, Inc.	Reedsville
MNB Corp.	Bangor
Muncy Bank Financial, Inc.	Muncy
Northumberland Bancorp	Northumberland
Norwood Financial Corp.	Honesdale
Somerset Trust Co.	Somerset
Union Bancorp, Inc.	Pottsville
Union National Financial Corp.	Lancaster
First Keystone Corp.*	Berwick

*	Danielson Capital also considered First Keystone separately even though it was above the asset limit as it is one of the most comparable banks to CCFNB Bancorp and First Columbia because of its similar Columbia County base. It also is similar in size to the post-merger combination of CCFNB Bancorp and First Columbia.
CCFNB Bancorp /Columbia Financial — Comparable Banks Summary*

	CCFNB		Columbia		First		Comparable
	Bancorp		Financial**		Keystone		Banks
Income Statement
Net income/Avg. assets	1.07%		.71%		1.14%		.79%
Net oper. income/Avg. assets	1.60%		1.20%		1.55%		1.16%
Return on average equity	8.64%		10.48%		11.39%		8.43%

Balance Sheet
Tang. capital/Tang. assets	12.28%		5.34%		9.38%		8.52%
NPAs/Assets	0.13%		0.39%		0.31%		0.46%
Loans/Assets	63%		51%		48%		68%
Deposits/Assets	68%		83%		74%		82%

Stock Price
Price/Times Earnings*	12.2	X	9.9	X	12.5	X	14.5	X***
Price/Percent of Tangible book	100%		140%		145%		140%
Dividend yield	3.33%		4.40%		5.33%		3.51%
Payout ratio	40%		55%		67%		48%
Shares Traded Daily****	871		495		1,524		474

*	Stock price as of November 26, 2007, and financials as of September 30, 2007, or the twelve months ended September 30, 2007, unless otherwise noted.

**	Adjusted to exclude a onetime security loss of $1 million related to a restructuring of the investment portfolio and assuming a 26% tax rate. Without adjustment, price times earnings would have been 17.0X.

***	Adjusted for unusual quarters.

****	Average shares traded year-to-date.
     Source: SNL Financial, Charlottesville, Virginia.

     Danielson Capital noted that the stock of CCFNB Bancorp when measured as a multiple of earnings was priced consistently with the comparable banks and First Keystone as of November 26, 2007. On a tangible book basis, CCFNB Bancorp’s stock was below the medians, but this was an expected reaction to an above-average capitalization. Thus, Danielson Capital determined that CCFNB Bancorp’s stock was fairly valued.
     Danielson Capital also noted that Columbia Financial’s stock price was low based on a multiple of adjusted earnings, which removed the effect of the one-time loss associated with the restructuring of its investment portfolio, but since it has not demonstrated consistent earnings growth or reported good earnings in recent years, this was not surprising. On a price to tangible book basis, it was priced consistently with the comparable banks and First Keystone. Thus, Danielson Capital determined that Columbia Financial’s stock also was fairly valued, but not necessarily reflective of future valuation if earnings return to historic levels.
     Cost Savings Analysis
     To establish the potential cost savings of the merger, Danielson Capital utilized twelve banks (the “cost savings comparables”) located in Pennsylvania with assets between $400 million and $600 million and non-interest income between .75% and 1.25% of average assets. Almost all of the cost savings comparables are in sparsely populated outlying counties with markets and labor costs similar to those of CCFNB Bancorp and Columbia Financial. The range of non-interest income was to ensure that the cost savings comparables had overhead similar to CCFNB Bancorp and Columbia Financial. Danielson Capital deemed the banks in this group to be generally comparable to CCFNB Bancorp and Columbia Financial on a combined basis.
     The cost savings comparables consisted of the following twelve Pennsylvania banks:

Institution	City

Penns Woods Bancorp, Inc.	Williamsport
Codorus Valley Bancorp, Inc.	York
Citizens Financial Services, Inc.	Mansfield
Fidelity D & D Bancorp, Inc.	Dunmore
Tower Bancorp, Inc.	Greencastle
Norwood Financial Corp.	Honesdale
1st Summit Bancorp	Johnstown
Dimeco, Inc.	Honesdale
Honat Bancorp, Inc.	Honesdale
Kish Bank, Inc.	Belleville
Juniata Valley Financial Corp.	Mifflintown
Peoples Financial Services Corp.	Hallstead
     Danielson Capital noted that the median non-interest income to average assets for the cost savings comparables was .89% for the six months ended June 30, 2007, annualized. Comparatively for the same period, CCFNB Bancorp’s non-interest income to average assets was 1.05% and Columbia Financial’s was .95%. On a combined basis, the ratio was 1.00%.
     On the expense side, Danielson Capital noted that compared to CCFNB Bancorp, Columbia Financial and New CCFNB, non-interest expense as a percent of average assets of the cost savings comparables was significantly lower. The 22 basis points difference between the cost savings comparables’ median of 2.70% and New CCFNB at 2.92% reflects a $1.2 million difference in cost structure. Danielson Capital also considered that because of the significant branch overlaps, post-merger non-interest expense as a percent of assets could be below the median, in the 2.40% to 2.46% range, which was the expense level of several of the more efficient banks in the group. This would be a cost savings of roughly $2.6 to $2.9 million.

Non-interest Expense Structure of Cost Savings Comparables

	Percent of Average Assets
	Salary	Occupancy	Other	Total

Cost savings comparables median*	1.40%	.39%	.90%	2.70%

Columbia Financial	1.57%	.47%	.93%	2.97%
CCFNB Bancorp	1.60	.40	.86	2.86

New CCFNB	1.58%	.44%	.90%	2.92%

Difference*	(.18)%	(.05)%	—	(.22)%

*	Numbers are medians and will not add across.
Source: SNL Financial, Charlottesville, Virginia.
     Additionally, Danielson Capital analyzed the announced cost savings in other deals. The median expected cost savings for 24 deals in Pennsylvania since 2000 where a cost savings was publicly announced was 25% of the seller’s non-interest expense. Using annualized expenses through September 30, 2007, 25% cost savings based on Columbia’s non-interest expense of $8.9 million is $2.2 million and 25% of CCFNB Bancorp’s non-interest expense of $7.0 million is $1.7 million. Danielson Capital noted that there is no intent by the parties to effect immediate large cost savings by reducing personnel, but normal elimination of duplications in areas such as outside auditors, legal costs, investment management and processing should accomplish significant cost savings within a two or three year period. There also are several branch overlaps that will result in eventual branch closings. Thus, it was Danielson Capital’s opinion that the cost savings from the combination of CCFNB Bancorp and First Columbia should result in eventual cost savings of at least $1.2 million, but could be as high as $2.2 million. Danielson Capital further noted that some of the cost savings would occur in 2008, but most would occur in 2009.
     Earnings and Capital Impact
     Danielson Capital determined that on a post merger basis, the combination of CCFNB Bancorp and Columbia Financial would be accretive to CCFNB Bancorp’s earnings per share (“EPS”) even at the low end of potential cost savings and its book value per share would remain relatively unaffected. CCFNB Bancorp’s tangible capital per share, however, declines substantially.
     CCFNB Bancorp’s annualized pre-merger EPS was $2.15 per share based on annualized earnings through September 30, 2007. Danielson Capital noted that with cost savings of $1.2 million, the EPS pick-up would be $0.07 per share, an increase of a little more than 3%. If the cost savings were $1.7 million, the EPS pick-up would be $0.21, an increase of almost 10%. At the high-end of the potential cost savings range, $2.2 million, the EPS gain would be $0.34, an increase of almost 16%.
     Danielson Capital believes that the potential increase in earnings and EPS is important and one of the driving factors behind this combination. Since 2000 through September 30, 2007, CCFNB Bancorp’s earnings have increased at an annual rate of just 3.7%. This combination gives CCFNB Bancorp the opportunity to increase EPS by an additional 3% with a low level of cost savings and as much as 16% if it reduces expenses in line with its more efficient peers.
     The change in equity per share, or book per share (“BPS”), is not significant. CCFNB Bancorp’s BPS of $25.47 as of September 30, 2007, would increase slightly to $25.60 per share, an increase of 0.5%.

Book Value Per Share Accretion (Dilution) Analysis

				Accretion/(Dilution)
	Equity	Shares	BPS	BPS	Percent
	(in thousands)

CCFNB Bancorp	$31,228	1,226	$25.47	—	—
Columbia Financial	20,834	—		—	—
Goodwill and intangibles	5,957	—	—	—	—

New CCFNB	$58,019	2,256	$25.60	$.13	0.5%
Source: CCFNB Bancorp and Columbia Financial internal reports.
     Danielson Capital further noted that while the deal would be accretive to EPS and BPS, it would be dilutive to tangible capital per share (“TCPS”). As of September 30, 2007, CCFNB Bancorp did not have meaningful intangible assets and its BPS and TCPS were an identical $25.47. This combination will add roughly $10 million in goodwill and intangible assets to CCFNB Bancorp’s balance sheet, of which about half comes from the pre-existing Columbia Financial goodwill and half from this transaction. The end result would be a reduction of TCPS from $25.47 to $21.19, a decrease of almost 17%.
Tangible Capital Per Share Accretion (Dilution) Analysis

	Tangible			Accretion/(Dilution)
	Capital	Shares	TCPS	TCPS	Percent
	(in thousands)
CCFNB Bancorp	$31,228	1,226	$25.47	—	—
First Columbia	16,018	—	—	—	—

New CCFNB	$47,246	2,256	$21.19	$(4.28)	(16.8)%
Source: CCFNB Bancorp and Columbia Financial internal reports.
     Danielson Capital determined, however, that due to CCFNB Bancorp’s strong capital position, New CCFNB will be well-capitalized with capital-to-assets of slightly more than 10% and tangible capital-to-tangible assets of about 8.50%. Since the merger of CCFNB Bancorp and Columbia Financial will be accretive to post-merger earnings if projected cost savings are achieved, equity and tangible capital should increase at a faster rate than it would have for CCFNB Bancorp by itself.
     Post-Merger Stock Pricing Comparison
     Danielson Capital compared New CCFNB to 14 publicly-traded banks (the “pro forma comparables”) located in Ohio, Pennsylvania, Virginia and West Virginia. As of September 30, 2007, these banks had assets between $450 and $800 million, ROEs between 7% and 13%, and tangible equity as a percent of tangible assets between 7% and 10% and were located in similar low growth markets. Danielson Capital deemed the banks in this group to be generally comparable to CCFNB Bancorp and Columbia Financial on a combined basis.

     The pro forma comparables consisted of the following fourteen banks:

Institution	City, State

Central Virginia Bankshares, Inc.	Powhatan, VA
Community Financial Corp.	Staunton, VA
DCB Financial Corp.	Lewis Center, OH
Fauquier Bankshares, Inc.	Warrenton, VA
Fidelity D & D Bancorp, Inc.	Dunmore, PA
First Keystone Corp.	Berwick, PA
Heartland BancCorp	Gahanna, OH
Highlands Bankshares, Inc.	Abingdon, VA
IBT Bancorp, Inc.	Irwin, PA
LCNB Corp.	Lebanon, OH
Ohio Valley Banc Corp.	Gallipolis, OH
Premier Financial Bancorp, Inc.	Huntington, WV
Somerset Trust Co.	Somerset, PA
United Bancshares, Inc.	Columbus Grove, OH
     Without taking into consideration any cost savings adjustments, New CCFNB’s returns on average assets and average equity were lower than the median of the pro forma comparables, but it also had fewer non-performing assets (“NPAs”) as a percent of assets and slightly higher tangible capital as a percent of tangible assets. Returns on average assets and average equity were .84% and 9.18%, respectively, for New CCFNB, versus .93% and 11.11%, respectively, for the pro forma comparables. NPAs were .26% for New CCFNB and .74% for the pro forma comparables. Tangible capital as a percent of tangible assets was 8.81% for New CCFNB and 8.12% for the pro forma comparables. Danielson Capital determined that these differences were not significant and the pro forma comparables were comparable to CCFNB Bancorp and Columbia Financial on a combined basis.
     Additionally, Danielson Capital noted that the pro forma comparables had a median price times tangible book of 12.6, a median price as a percent of book of 144%, a median dividend yield of 3.53%, a median payout ratio of 42% and a median number of shares traded daily of 1,584. Comparatively, Columbia Financial had a price times earnings multiple of 9.9, based on adjusted earnings, traded at 140% of tangible book, a dividend yield of 4.40%, a payout ratio of 55% and traded an average of 495 shares daily. CCFNB Bancorp had a price times earnings multiple of 12.2, traded at 100% of tangible book, a dividend yield of 3.33%, a payout ratio of 40% and traded an average of 871 shares daily.
     Danielson Capital noted that the stock pricing performance of the pro forma comparables was similar to the smaller Pennsylvania comparables and that of CCFNB Bancorp. The only major variance between the comparative group median and CCFNB Bancorp was the 100% of tangible book relationship of CCFNB Bancorp that was, at least partially, the result of its high capitalization. In comparison to Columbia Financial, Danielson Capital noted that due to Columbia Financial’s low, unadjusted reported earnings and inconsistent recent earnings history, the stock pricing comparisons between the median of the pro forma comparables and Columbia Financial, as well as with the Pennsylvania comparables, were less meaningful when based on earnings. Its price based on tangible book of 140%, however, is relevant and close to the pro forma comparables’ median.
     Based on these relationships, Danielson Capital noted that New CCFNB should trade at a similar level of price times earnings as the pro forma comparables, the Pennsylvania comparables and CCFNB Bancorp do now. Columbia Financial’s future pricing relationship based on earnings would be likely to settle in this same range once it demonstrates “normal” earnings.

CCFNB Bancorp /Columbia Financial — Pro Forma Comparable Banks Summary*

	CCFNB		Columbia		Pro—Forma		New
	Bancorp		Financial**		Comparables		CCFNB
					(medians)

Income
Net income/Avg. assets	1.07%		.71%		.93%		.84%
Net oper. income/Avg. assets	1.60%		1.20%		1.49%		1.40%
Return on average equity	8.64%		10.48%		11.11%		9.18%

Balance Sheet
Tang. capital/Tang. assets	12.28%		5.34%		8.12%		8.81%
NPAs/Assets	0.13%		0.39%		0.745		0.26%
Loans/Assets	63%		51%		71%		58%
Deposits/Assets	68%		83%		79%		78%

Stock Price
Price/Times Earnings	12.2	X	9.9	X	12.6X	X***	—
Price/Percent of Tangible book	100%		140%		144%		—
Dividend yield	3.33%		4.40%		3.53%		—
Payout ratio	40%		55%		42%		—
Shares Traded Daily****	871		495		1,584		—

*	Stock price as of November 26, 2007, and financials as of September 30, 2007, or the twelve months ended September 30, 2007, unless otherwise noted.

**	Adjusted to exclude a onetime security loss of $1 million related to a restructuring of the investment portfolio and assuming a 26% tax rate. Without adjustment, price times earnings would have been 17.0X.

***	Adjusted for unusual quarters.

****	Average shares traded year-to-date.

Source: SNL Financial, Charlottesville, Virginia.
     Danielson Capital determined that if New CCFNB’s stock trades at a 13 times price earnings level, which is similar to where CCFNB Bancorp’s stock traded and the medians of the pro forma comparables as of the date of this opinion, then with cost savings of $1.2 to $2.2 million, it implies a range from $29.00 to $32.50 per share. However, at the high-end of that range, New CCFNB’s stock price may be held back by a price to tangible book that is above that of the pro forma comparables. At $32.50 per share, New CCFNB stock would be trading at 154% of tangible book. Based on the median of the pro forma comparables of 144%, the price would be about $30.50 per share.
Pricing Multiples Applied to New CCFNB

				Implied stock price at Price times earnings of
Cost savings of	Pre-Merger EPS	EPS Increase*	Post Merger EPS	12X	13X	14X

$1,200,000	$2.15	$0.14	$2.23	$26.75	$28.98	$31.21
$1,700,000	2.15	0.31	2.37	28.40	30.77	33.13
$2,200,000	2.15	0.47	2.50	30.05	32.55	35.06

			CPS	Corresponding Price/Tangible CPS
$1,200,000	—	—	$21.19	126%	137%	147%
$1,700,000	—	—	21.19	134	145	156
$2,200,000	—	—	21.19	142	154	165

*	Inclusive of amortization of intangibles and assumes a 38% tax rate.

     Post merger, based on a price times earnings multiple of the pro forma comparable banks as of November 26, 2007, New CCFNB’s stock with a wide range of cost savings from $1.2 to $2.2 million, should trade at roughly $29 per share at the low end of cost savings to $32.55 per share at the higher end of cost savings. Based on CCFNB Bancorp’s stock price as of November 27, 2007, of $25.25, this would represent a potential increase in stock value based on cost savings from 15% to 29%.
     Contribution Analysis
     Danielson Capital noted that one of the key elements of a merger of equals is the contribution each party brings to the combined entity and how those contributions are reflected in the resulting ownership. Danielson Capital calculated that in this merger of equals transaction, based on the current shares outstanding and a fixed exchange ratio of 0.7200, stockholders of CCFNB Bancorp will own 54.5% of the combined institution, New CCFNB, and the stockholders of Columbia Financial will own 45.5%. This reflects the current earnings differential between the two banks, but also takes into account CCFNB Bancorp’s higher capitalization, the roughly equal loan contribution of the two banks and Columbia Financial’s greater contribution of assets and deposits.
Key Element Comparison

	September 30, 2007
	Balances		Percent of Total
	CCFNB	Columbia		Columbia
	Bancorp	Financial	CCFNB	Financial
	(In millions)

Assets	$254.2	$315.0	44.7%	55.3%
Loans	161.5	160.5	50.2	49.8
Deposits	172.6	260.6	39.8	60.2
Common equity	31.2	21.3	59.4	40.6
Tangible equity	31.2	16.6	65.3	34.7
Market capital	32.0	22.0	59.3	40.7

	For the Nine Months ended September 30, 2007
	Annualized			Percent of Total
	(in thousands)

Net interest income	$8,268	$9,095		47.6%	52.4%
Non-interest income	2,296	3,226		41.6	58.4
Non-interest expense	6,975	9,085		43.4	56.6
Pre-tax income	3,549	2,936	*	54.7	45.3
Net income — adj	2,649	2,173	*	54.9	45.1
Net income — reported	2,649	1,279		67.4	32.6
Share ownership	—	—		54.5%	45.5%

*	Adjusted to exclude a $1 million loss to restructure the investment portfolio.
Source: CCFNB and Columbia Financial documents.
     Merger of Equals Comparison
     Although there are no two mergers of equals that are exactly alike, Danielson Capital believes that a comparison with other mergers of equals provides an indication of the typical relationships between earnings, in particular, but also of capital and assets contributed, and resulting share ownership. Danielson Capital noted, however, that share ownership can be impacted if one party gets more non-financial considerations such as chairman, CEO and headquarters location, which can make a merger of equals more of a low premium acquisition.
     Danielson Capital compared this transaction with nine mergers of equals that were reported since 2005 where there was sufficient data to review contributions and resulting ownership and both parties had assets of less than $2.5 billion. Four of these were in the South; three in the Midwest; and one in the Far West. There were no mergers of equals in the Northeast for which data was readily available.
Mergers of Equals* — Name and Location

Partner 1	City, State	Partner 2	City, State

ChoiceOne	Sparta, MI	Valley Ridge	Kent City, MI
Coastal	Beaufort, SC	First Capital	Fernandina Beach, FL
First Busey	Urbana, IL	Main Street	Champaign, IL
ISB	Iowa City, IA.	MidWestOne	Oskaloosa, IA
LSB	Lexington, NC	FNB Financial	Greensboro, NC
Mid-America	Nashville, TN	Bank of the South	Mt. Juliet, TN
National Mercantile	Los Angeles, CA	FCB	Camarillo, CA
UnionBancorp	Ottawa, IL	Centrue	Fairview Heights, IL
Virginia Financial	Culpeper, VA	FNB	Christiansburg, VA

*	Merger of equals announced since 2005 with both parties being 100% stock organizations and with assets of less than $2.5 billion.
Source: SNL Financial, Charlottesville, Virginia and S-4 filings.
Merger of Equals — Contribution Analysis and Ownership

	Buying Institution
	Earnings	Tangible Equity
	Contribution	Contribution*	Ownership

Comparable Banks Median	51.3%	53.6%	50.0%
CCFNB Bancorp/Columbia Financial	55.1%	66.1%	54.5%

*	Does not include goodwill generated by the transaction.
Source: SNL Financial, Charlottesville, Virginia and S-4 filings.
     Danielson Capital noted that in these nine equal mergers, the earnings contribution generally was in line with the resulting ownership percentage. The median earnings contribution of the party that was technically the buyer was 51.3% and its resulting ownership was 50%. While the ownership percentage at 50% was slightly less than the earnings contribution of 51.3%, Danielson Capital believes that the difference was not material. Similarly, in the proposed CCFNB/Columbia Financial merger, based on annualized earnings through September 30, 2007, with Columbia Financial’s earnings adjusted to remove the $1 million loss to restructure its investment portfolio, CCFNB Bancorp contributed 55.1% of earnings and had 54.4% of ownership.
     In the CCFNB Bancorp/Columbia Financial equal merger, Danielson Capital considered other factors involving mergers of equals, but did not consider them to be significant enough to cause an adjustment to an earnings-derived ownership share or were offset by another item of similar importance. Since both banks are in the same town, the location of New CCFNB headquarters is not an issue. The board is split equally and the surviving name was handled “equally” with one party keeping its holding company name and the other its bank name. Management was handled equally as well. On the balance sheet, CCFNB Bancorp has more equity, but Columbia Financial contributes more assets and deposits.

     Discounted Dividends Analysis
     Danielson Capital applied present value calculations to CCFNB Bancorp and New CCFNB’s estimated dividend stream under several specific growth and earnings scenarios. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders or prospective buyers of CCFNB Bancorp common stock.
     Danielson Capital then applied this discounted dividend analysis to CCFNB Bancorp’s current value by itself and then as New CCFNB. The analysis assumed an annual asset growth rate of 4%, a 1.00% return on average assets, a tangible capital to tangible asset ratio of 12.00%, a 25% tax rate, terminal values of 10X and 12X earnings, and a discount rate of 12% and 14%.
     Based on the variables previously described and CCFNB Bancorp’s annualized net income of $2,649,000 for the nine months ended September 30, 2007, the model returns a value range from $15.12 to $19.10 per share. This is well below CCFNB Bancorp’s tangible book value of $25.47 per share and results in a price to earnings ratio of only 7 to 9 times earnings which is well below the price times earnings median of the Pennsylvania Comparables.
     Adjusting CCFNB Bancorp’s capital structure to match those of its peers by distributing a onetime dividend to reduce its tangible capital to 8% of tangible assets, the model returns a much higher and realistic value range from $23.98 to $28.12 per share.
Variables Considered in Discounted Dividends Analysis

	New		Variable
	CCFNB*	Peers**	Used

Asset growth rate — 2000 to 2007***	5.6%	6.7%	4.0%

ROAA	.80% to .87%	.93% to .96%	.90%
ROAE and discount rate	10.17%	11.21% to 11.40%	12% and 14%
Capital/assets	8.37%	8.12%	8.00%
Tax rate	25.5%	25.8% to 26.3%	25.5%
P/E****	12.6X	12.6X	12.0X — 14.0X

*	September 30, 2007, or the nine months ended September 30, 2007, annualized, or the most recently reported quarter.

**	As previously defined.

***	Annual growth rate through September 30, 2007, or June 30, 2007.

****	Price times earnings multiple as of November 26, 2007.
Source: SNL Financial, Charlottesville, Virginia.
     Based on the variables previously described, cost savings of $2 million and amortization of core deposit intangibles of $537,000, the model returns a value range from $22.29 to $27.69 per share which reflects an approximate $9 increase over CCFNB on a stand-alone basis, which was $15.12 to $19.10 per share as cost savings as a result of the merger translates into higher earnings growth and capital levels are reduced to more normal levels.
     Conclusion
     Danielson Capital concluded that the proposed combination of CCFNB Bancorp with Columbia Financial is a strategic merger of equals intended to enhance the ability of both companies to adjust to the changes taking place in the financial services industry and to improve their long-term competitive situation and investment value. The financial considerations, although important, take a long-term view, and, as is typical of mergers of equals, the terms of the merger are a compromise to assure that both organizations receive fair value.

     Considering all of the foregoing analyses, the share apportionment that results from the agreed upon exchange ratio is typical of mergers of equals in general; creates no unfair advantage for either party; and the result of this merger should be beneficial to the stockholders of CCFNB Bancorp. Thus, it is Danielson Capital’s opinion that the merger of CCFNB Bancorp and Columbia Financial at the agreed upon share exchange of 0.7200 shares of CCFNB Bancorp stock for each share of Columbia Financial common stock is fair to CCFNB Bancorp and its stockholders from a financial point of view.
Compensation of CCFNB Bancorp’s Financial Advisor
     Pursuant to a contract dated September 17, 2007, Danielson Capital will be paid a fee of $127,000, plus normal out-of-pocket expenses. A portion of the fee, $92,000, is contingent upon the completion of the transaction. Danielson Capital has performed services in the past for CCFNB. In the two years prior to this engagement Danielson Capital received fees of $4,000 for consulting services unrelated to this transaction. No further services are contemplated.
Columbia Financial Background and Reasons for the Reorganization
     Background
     Over the past decade, there were, from time to time, discussions between members of the boards of directors of CCFNB Bancorp and Columbia Financial with regard to the benefits that may be achieved if both companies combined their operations and marketing outreach. These discussions were motivated in large part because of the dynamics in the companies’ marketplace and the constant increases in operating costs due primarily to technology enhancements, health care insurance and regulatory mandates. However, in the past, the members of the boards of directors could not achieve a common understanding with respect to operations, management succession and marketing.
     On July 18, 2007, Randolph C. Brown, then President and Chief Executive Officer of Columbia Financial and First Columbia Bank, died unexpectedly. This unfortunate event prompted Lance O. Diehl, the President and Chief Executive Officer of CCFNB Bancorp and CCFNB Bank, to speak, in early August 2007, to Glenn E. Halterman, the Chairman of Columbia Financial and First Columbia Bank, about whether there was any interest in reestablishing discussions about a combination of the two companies.
     On August 16, 2007, the Columbia Financial board of directors met with representatives of The Kafafian Group, Inc. (“TKG”) to consider various strategic alternatives that may have been available to the company following Mr. Brown’s death. These alternatives included a search for a successor to Mr. Brown, a merger of equals with CCFNB Bancorp and the sale of the company to another institution. At that time, TKG made a presentation to the Columbia Financial board of directors that included an analysis of the projected value of the company on an independent basis, the projected value of the company in a sale to prospective likely suitors identified by TKG, and the financial impact of a merger of equals with CCFNB Bancorp, including the impact of using CCFNB Bancorp or Columbia Financial common stock as consideration in such a combination.
     On August 30, 2007, the Columbia Financial board of directors interviewed three potential chief executive officer candidates. On that same day, Mr. Diehl also made a presentation to them on the potential benefits of a combination of the two companies. Following the interviews and this presentation, the Columbia Financial board of directors decided to pursue further discussions with CCFNB Bancorp on a business combination.
     On September 12, 2007, three members of each board of directors and two management members of each company met to discuss major provisions for the reorganization of the two companies.
     On October 2, 2007, these six directors and four management persons held a joint meeting with representatives of Danielson Capital, LLC and TKG the respective financial advisors of CCFNB Bancorp and Columbia Financial, to discuss the financial and management aspects of a reorganization of these two companies through mergers of the companies and their banking subsidiaries.

     On October 5, 2007, CCFNB Bancorp delivered a non-binding term sheet to Mr. Halterman, Chairman of Columbia Financial, which delineated the salient terms for this reorganization.
     On October 9, 2007, the Columbia Financial board of directors approved, after some revisions, these salient terms delineated in the term sheet.
     After receipt of the approval of the salient terms for the reorganization of the two companies, the Columbia Financial board of directors directed TKG and First Columbia legal counsel to negotiate with appropriate agents and representatives of CCFNB Bancorp a definitive written plan of reorganization based upon the terms and conditions contained in the non-binding term sheet.
     On November 7, 2007, Messrs. Diehl and Halterman, together with CCFNB Bancorp’s and Columbia Financial’s respective legal counsel and financial advisors, met with a representative of the FDIC to review and discuss the potential resolution of prospective issues that might arise in connection with the FDIC’s approval of the proposed reorganization. Also on November 7 and 8, 2007, CCFNB Bancorp and Columbia Financial management and the companies’ respective agents and representatives conducted a due diligence investigation of each other.
     On November 29, 2007, the Columbia Financial board of directors held a special meeting to review with TKG and legal counsel the Plan of Reorganization and its Annexes, attached as Exhibit 1 to this joint proxy statement/prospectus. Legal counsel reviewed the terms and conditions of the Plan of Reorganization, copies of which were delivered to the members of the Columbia Financial board of directors at the meeting.
     Also, at this special meeting, a representative of TKG delivered a fairness opinion, a copy of which is attached to this joint proxy statement/prospectus as Exhibit 3. Moreover, TKG presented information regarding an overview of the contemplated mergers which included valuation consideration and pro forma financial data; the findings from TKG and Columbia Financial’s due diligence investigation of CCFNB Bancorp; the 5-year historical performance of Columbia Financial; comparable mergers and acquisitions; and comparable market values for similar transactions.
     At this meeting on November 29, 2007, the Columbia Financial board of directors approved the Plan of Reorganization with CCFNB Bancorp and directed management to take those steps that would be necessary, including holding a meeting of stockholders, to consummate the Plan of Reorganization.
     On November 29, 2007, the CCFNB Bancorp board of directors also approved the Plan of Reorganization. CCFNB Bancorp and Columbia Financial publicly announced the transaction before markets opened on November 30, 2007.
     Reasons
     At its meeting held on November 29, 2007, the Columbia Financial board of directors determined that the terms of the Plan of Reorganization and the mergers of the two companies and their banking subsidiaries were in the best interests of Columbia Financial.
     In the course of reaching this decision to approve the Plan of Reorganization, the Columbia Financial board of directors consulted with TKG its financial advisor, and Rhoads & Sinon LLP, its legal counsel. The board of directors considered, among other things, the factors described above and the following:
•	Its understanding of Columbia Financial’s business, operations, financial condition, earnings and prospects and of CCFNB Bancorp’s business, operations, financial condition, earnings and prospects, including the geographic market in North Central Pennsylvania in which the two companies and their banking subsidiaries operate;

•	Its understanding of the current and prospective operating environment for CCFNB Bancorp and Columbia Financial, including regional and local economic conditions; the competitive nature of the business for financial institutions generally and the continuing consolidation of the banking industry; the increasing expenses for health care insurance and for regulatorily mandated compliance; and the likely effects of these factors on Columbia Financial in light of, and in the absence of, a business combination with CCFNB Bancorp;

•	Its understanding of the leadership void created by the untimely death of Mr. Brown and Columbia Financial’s prospects for successfully filling that void and continuing to pursue its historical strategy of independence under such circumstances;

•	Its understanding of the potential value of consideration that may be offered to Columbia Financial stockholders in connection with the sale of the company to potential strategic partners other than CCFNB Bancorp and the potential impact of such a transaction on its customers, employees and the communities it serves in relation to the company’s long-term strategic goals;

•	The opinion of TKG that the exchange ratio of 0.7200 of a share of CCFNB Bancorp common stock for one share of Columbia Financial common stock in the Plan of Reorganization was fair to Columbia Financial’s stockholders from a financial point of view;

•	The factor that the termination fees provisions in the Plan of Reorganization could have the effect of discouraging a superior proposal for a business combination between either Columbia Financial or CCFNB Bancorp and a third party;

•	The possible negative impact this reorganization with CCFNB Bancorp would have on various constituencies of Columbia Financial, including potential job loss among Columbia Financial employees;

•	Columbia Financial’s operating philosophy as a community-oriented financial services company with a strong customer focus is compatible with CCFNB Bancorp’s operating philosophy;

•	The review by the Columbia Financial board of directors with its legal counsel of the structure and terms of the Plan of Reorganization, including the exchange ratio, and the expectation of legal counsel that the Plan of Reorganization will qualify as a tax-free 368(a) reorganization for United States Federal Income Tax purposes;

•	The complementary nature of the respective customer bases, business products and skills of CCFNB Bancorp and Columbia Financial could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•	The proposed board and management arrangements which would position the combined company and its banking subsidiary with stronger leadership and experienced operating management;

•	The likelihood that the required regulatory approvals to complete the transaction will be obtained;

•	The historical and current market prices of CCFNB Bancorp common stock and Columbia Financial common stock; and

•	The long term positive impact that the transaction may have to Columbia Financial stockholders.
     The Columbia Financial board of directors also considered the fact that the combined company will result in a combined entity with assets of approximately $560 million. The future growth prospects of the market area are expected to provide sustained business development opportunities by enabling Columbia Financial to capitalize on its banking franchise to compete in North Central Pennsylvania markets.

     The foregoing discussion of the factors considered by the Columbia Financial board of directors in evaluating the Plan of Reorganization is not intended to be exhaustive, but, rather, includes all material factors considered by the Columbia Financial board of directors. In reaching its decision to approve the Plan of Reorganization, the Columbia Financial board of directors did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The Columbia Financial board of directors considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, its determination to enter into the Plan of Reorganization.
Recommendation of the Columbia Financial Board of Directors
     The Columbia Financial board of directors has approved the Plan of Reorganization which calls for the mergers of CCFNB Bancorp and Columbia Financial and of CCFNB Bank and First Columbia Bank, and believes that this proposed reorganization of Columbia Financial is in the best interests of Columbia Financial. Accordingly, the Columbia Financial board of directors recommends that Columbia Financial stockholders vote “FOR” approval, adoption and ratification of the Plan of Reorganization.
Opinion of Columbia Financial’s Financial Advisor
     Pursuant to an engagement letter dated as of September 28, 2007, Columbia Financial engaged TKG as an independent financial advisor in connection with its consideration of a possible business combination involving CCFNB Bancorp. Columbia Financial selected TKG to act as its financial advisor in connection with the reorganization based on its qualifications, industry experience, reputation and past assistance to Columbia Financial in connection with its acquisition of former First Susquehanna branches in October, 2004 and in connection with evaluating certain strategic alternatives in August, 2007. TKG, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including performance measurement, profitability outsourcing, strategic planning, profit improvement, and various investment banking advisory services. In connection with its engagement, TKG was asked to render an opinion to the Columbia Financial board of directors as to the fairness, from a financial point of view, of the merger consideration offered to Columbia Financial stockholders.
     At the request of Columbia Financial’s board of directors, representatives of TKG participated in the special meeting held on November 29, 2007, at which the board of directors considered the proposed merger. At that meeting, representatives of TKG made a presentation to the board of directors of their analyses relating to the proposed transaction and, in particular, of their determination regarding the fairness, from a financial point of view, of the proposed merger consideration to the Columbia Financial stockholders. At that meeting, TKG issued its written opinion that the consideration to be paid to the Columbia Financial stockholders pursuant to the terms of the Plan of Reorganization, dated November 29, 2007, was fair from a financial point of view. TKG expressed no view as to, and its opinion does not address, the underlying business decision of Columbia Financial to engage in the reorganization, the relative merits of the reorganization as compared to other alternative business strategies that might exist for Columbia Financial, or the effect of any other transaction in which Columbia Financial might engage. No limitations were imposed by Columbia Financial’s board of directors upon TKG with respect to investigations made or procedures followed in rendering this opinion.
     The full text of TKG’s written opinion is attached to this joint proxy statement/prospectus as Exhibit 3 and is incorporated herein by reference. Columbia Financial stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations of TKG’s analyses. TKG participated in certain negotiations leading to the Plan of Reorganization, but the decision as to whether to enter into the Plan of Reorganization and approval of its terms and conditions, including pricing, was made by Columbia Financial’s board of directors.
     TKG’S OPINION IS DIRECTED ONLY TO THE COLUMBIA FINANCIAL BOARD OF DIRECTORS REGARDING THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW.

IT IS NOT A RECOMMENDATION ON HOW A STOCKHOLDER SHOULD VOTE AT THE ANNUAL MEETING.
     In rendering its opinion, TKG, among other things:
•	Reviewed the Plan of Reorganization;

•	Analyzed regulatory filings and other financial information concerning Columbia Financial since 2004;

•	Analyzed regulatory filings and other financial information concerning CCFNB Bancorp since 2004;

•	Discussed past, present, and future financial performance and operating philosophies with Columbia Financial and CCFNB Bancorp senior managements;

•	Reviewed certain internal financial data and projections of Columbia Financial and the proposed combined company;

•	Compared the financial condition, financial performance, and market trading multiples of Columbia Financial and CCFNB Bancorp to similar financial institutions;

•	Compared the financial condition, financial performance, and market trading multiples of the proposed combined company to similar financial institutions;

•	Reviewed reported price and trading activity for Columbia Financial and compared it to the price and trading activity for similar financial institutions;

•	Reviewed reported price and trading activity for CCFNB Bancorp and compared it to the price and trading activity for similar financial institutions;

•	Compared the consideration to be paid to Columbia Financial stockholders and the resulting proforma ownership of Columbia Financial stockholders pursuant to the Plan of Reorganization with the consideration paid and resulting proforma ownerships in comparable merger of equals transactions of other financial institutions;

•	Reviewed the pro forma impact of the merger on the earnings and book value of the combined company and compared the contributions of each institution in a number of key financial categories to the combined company; and

•	Considered other financial studies, analyses, and investigations and reviewed other information deemed appropriate to render this opinion.
     TKG spoke with certain members of senior management and other representatives of both Columbia Financial and CCFNB Bancorp to discuss the foregoing as well as other matters TKG deemed relevant. As part of its analysis, TKG took into account its assessment of general economic, market and financial conditions, its experience in similar transactions, as well as its experience in and knowledge of the banking industry. TKG’s opinion is based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to TKG through the respective dates thereof.
     TKG has assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed and/or discussed for the purposes of its opinion, without independent investigation. TKG assumed that financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of senior management and are based on reasonable assumptions, estimates and judgments. Any estimates contained in the analyses performed by TKG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold.
     TKG did not make any independent evaluation or appraisals of either Columbia Financial or CCFNB Bancorp or their respective assets or liabilities, nor was it furnished with any such appraisals. TKG has not made a review of the loans or loan loss reserves or reviewed any individual loan files of Columbia Financial or CCFNB Bancorp. TKG did not conduct a physical inspection of any properties or facilities of Columbia Financial or CCFNB Bancorp. TKG also assumed, without independent verification, that the aggregate allowances for loan losses for Columbia Financial and CCFNB Bancorp were adequate.
     On November 29, 2007, TKG rendered a written fairness opinion to Columbia Financial’s board of directors. The summary set forth below does not purport to be a complete description of the analyses performed by TKG in connection with the merger. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, the opinion is not readily susceptible to summary description. TKG believes that its analyses must be considered as a whole. Only selecting portions of its analyses and of the factors considered by it could create an incomplete view of the evaluation process underlying the opinion. No one component of the analyses performed by TKG was assigned a greater significance than another component. Taken as a whole, TKG believes these analyses support the conclusion that the consideration to be paid to Columbia Financial stockholders is fair, from a financial point of view.
     Contribution Analysis
     TKG reviewed the contribution made by each of Columbia Financial and CCFNB Bancorp to various balance sheet and income statement categories of the combined company based on financial data at or for the latest twelve months ended September 30, 2007. Columbia Financial net income was adjusted to negate the impact of a one-time securities loss, tax effected. The analysis showed that Columbia Financial would contribute the following percentages of the combined company:
•	Columbia Financial stockholders would own 45.6% of the combined company;

•	Columbia Financial would contribute 49.8 % of net loans of the combined company;

•	Columbia Financial would contribute 55.3 % of total assets of the combined company;

•	Columbia Financial would contribute 60.2 % of total deposits of the combined company;

•	Columbia Financial would contribute 40.6 % of total stockholders’ equity of the combined company;

•	Columbia Financial would contribute 34.7 % of tangible stockholders’ equity of the combined company; and

•	Columbia Financial would contribute 42.6% of net income of the combined entity.
      Discounted Cash Flow Analysis
     TKG performed two discounted cash flow analyses. The first was a “standalone” model which valued Columbia Financial as if it remained independent. The second was a “combined entity” model which valued the two institutions inclusive of estimated cost savings and other merger related adjustments. In both analyses, TKG used management projections and estimates, market trading multiples from comparable institutions, specifically price to earnings multiples between 13 and 17 times earnings, and discount rates of between 8% and 10%. TKG calculated a range of net present values of Columbia Financial common stock in both scenarios.
     The following table summarizes the range of present values of Columbia Financial common stock in the discounted cash flow analysis. Combined entity present values are stated multiplying the present value of the proforma CCFNB Bancorp shares by the proposed exchange ratio.

		Trading Price /
Estimated Present		Earnings Multiple (x)
Value Per Share	Discount Rate	13.0x	15.0x	17.0x

Standalone Basis	8.00%	$18.23	$21.03	$23.83
	9.00%	$17.40	$20.08	$22.76
	10.00%	$16.63	$19.19	$21.74

Combined Entity	8.00%	$22.06	$25.45	$28.85
	9.00%	$21.07	$24.31	$27.55
	10.00%	$20.13	$23.22	$26.32
     TKG noted that the present value of Columbia Financial stock was greater as part of a combined entity than on a standalone basis. Using a 13.0X terminal earnings multiple and a 10% discount rate, the standalone present value per share was $16.63 and the combined entity present value per share was $20.13, showing the benefit of estimated cost savings. This is a $3.50 per share or 21.1% increase in stockholder value when compared to the standalone basis and a $5.13 per share or 34.2% increase when compared to Columbia Financial’s trading price of $15.00 on November 27, 2007.
     Although the discounted cash flow analysis is a widely used valuation methodology, it relies on numerous assumptions, including balance sheet and earnings growth rates, discount rates, and market trading multiples that may ultimately be materially different than those used in the analysis. Therefore, this analysis does not purport to be indicative of the actual values or expected values of Columbia Financial common stock.
     Peer Group Analysis
     TKG compared selected balance sheet, asset quality, capitalization, profitability, and market trading ratios using financial data for two groups of financial institutions. The data was effective at or for the latest twelve months ended September 30, 2007 and market data on November 27, 2007.
     The first group or “pre-merger” peers compares institutions similar to Columbia Financial and CCFNB Bancorp on a stand-alone basis. Accordingly, TKG chose 14 commercial banks located in Pennsylvania and New York with between $100 million and $750 million in total assets.
     The second group, or “post-merger” peers, compares institutions that form an approximate profile of the pro forma combined entity. They are also commercial banks located in Pennsylvania and New York but have between $400 million and $1 billion in total assets. 10 institutions met these criteria. All peer statistics are medians.

(financial data at or for the	Columbia	CCFNB	Pre-Merger	Post-Merger
period ended September 30, 2007)	Financial	Bancorp	Peers	Peers

Loans/Deposits (%)	61.65	93.58	79.61	89.01
Tangible Equity/Assets (%)	5.34	12.27	9.41	8.01
NPAs/Assets (%)	0.39	0.13	0.27	0.46
Reserves/NPAs (%)	161.68	439.76	259.23	158.89
Net Interest Margin (%)	3.29	3.53	3.62	3.87
Non-interest Income/Total Income (%)	25.79	21.34	15.07	22.49
Non-interest Expense/Avg. Assets (%)	3.05	2.84	2.89	2.90
Efficiency Ratio (%)	75.10	66.48	68.95	62.07
Return on Avg. Assets (%)	0.65	1.05	0.90	1.11
Return on Avg. Equity (%)	9.16	8.44	9.49	12.56
Price to Earnings (x)	10.4	10.9	15.3	11.8
Price to Book Value (%)	100.8	99.5	141.4	161.6
Price to Tangible Book Value (%)	129.5	99.6	144.5	164.3
Current Dividend Yield (%)	4.40	3.33	1.86	3.75
     This analysis demonstrated that Columbia Financial’s price to earnings and price to tangible book multiples were below that of pre-merger peers. It should be noted that earnings were adjusted to negate the impact of a one-time securities loss, tax effected. Columbia Financial’s net interest margin, Return on Average Assets, and Return on Average Equity were below that of pre-merger peers, and non-interest expense/average assets and efficiency ratio were above that of pre-merger peers. Lower financial performance supports lower market multiples.
     CCFNB Bancorp’s price to earnings and price to tangible book multiples were also below that of pre-merger peers. However, CCFNB Bancorp’s Return on Average Assets was above that of pre-merger peers and non-interest expense/average assets and efficiency ratio were slightly below that of pre-merger peers. It should be noted that CCFNB Bancorp’s tangible equity/assets ratio exceeded pre-merger peers, 12.27% versus 9.41%, impacting CCFNB Bancorp’s price to tangible book multiples. CCFNB Bancorp’s trading below market trading multiples is not supported by financial performance that is below that of pre-merger peers.
     Comparable Transaction Analysis — TKG reviewed financial and transaction data for a group of transactions described as mergers of equals, or “MOE”. As a group, the transactions represented those financial institutions where both the surviving entity and the partner were U.S. commercial banks with total assets between $140 million and $1.6 billion. The transactions were all announced after September 1, 2003. Transactions where the partners were merged into a third shell company were excluded. The focus of the analysis was to consider the amount of contribution of each partner in terms of the pro forma ownership of the combined entity. Tangible equity contribution is calculated prior to the intangibles created by the merger.

	Comparable MOE Transactions
	Survivor Average	Partner Average	CCFNB Bancorp	Columbia Financial
	(%)	(%)	(%)	(%)
Total Assets	51.70	48.30	44.66	55.34
Total Deposits	52.24	47.76	39.84	60.16
Total Equity	51.17	48.83	59.45	40.55
Tangible Equity	52.90	47.10	65.31	34.69
Net Income	48.41	51.59	57.41	42.59
Pro Forma Ownership	48.34	51.66	54.42	45.58
     While Columbia Financial, which is the partner in the proposed transaction, is contributing a greater percentage of Deposits and Assets to the pro forma company, CCFNB Bancorp, which is the survivor, is contributing more in Equity, Tangible Equity and Net Income. These and other factors influenced the proposed exchange ratio of 0.72 CCFNB Bancorp shares for each Columbia Financial share, which results in a pro forma ownership percentage of 45.6%. The exchange ratio represented a value of $18.18 per Columbia Financial share at November 27, 2007, which was 21.2% greater than Columbia Financial’s trading price of $15.00 on that day.
     No company or transaction in the preceding Peer Groups and Comparable Transaction analyses is identical to CCFNB Bancorp, Columbia Financial, or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematically precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The ranges of valuation resulting from any particular analysis described above should not be taken to be TKG’s view of the actual value of Columbia Financial or CCFNB Bancorp.
     Conclusion — Based on the Peer Group Analysis above and industry experience, TKG concluded that economies of scale play a positive role in improved financial performance, as demonstrated by the Return on Average Assets and Return on Average Equity of Post-Merger Peers compared to Pre-Merger Peers. The combination of Columbia Financial and CCFNB Bancorp will create a larger financial institution in all material respects, providing a greater revenue base from which to spread operating expenses. The estimate of enhanced Columbia Financial stockholder value as a combined entity presented in the Discounted Cash Flow analysis supports this assertion. Columbia Financial will own 45.6% of the pro forma company, occupy two of the four senior management positions, and will comprise half of the combined entities board of directors, after the previously announced retirement of one of CCFNB Bancorp board members. Considering all of the foregoing analyses, the share apportionment among former Columbia Financial and CCFNB Bancorp stockholders that results from the agreed upon exchange ratio is typical of mergers of equals in general. Therefore, TKG concluded that the consideration to be paid to Columbia Financial stockholders is fair, from a financial point of view.
Compensation of Columbia Financial’s Financial Advisor
     Columbia Financial will pay TKG a transaction fee of $135,000 at the consummation of the reorganization. TKG also will be reimbursed for reasonable out of pocket expenses incurred in connection with its engagement and Columbia Financial has agreed to indemnify TKG against certain liabilities. TKG also performed profitability outsourcing services and strategic planning services on behalf of Columbia Financial during the past twelve months, for which it also received fees.

Terms of the Plan of Reorganization
     Structure of the Reorganization and Bank Merger
     Upon the effective date of the reorganization and the Bank Merger, (referred to as the “Effective Date” in this document), Columbia Financial will be merged with and into CCFNB Bancorp and CCFNB Bank will be merged with and into First Columbia Bank. The separate existences of Columbia Financial and CCFNB Bank will cease. All property, rights, powers, duties, obligations, debts and liabilities of Columbia Financial will automatically be deemed transferred to CCFNB Bancorp, as the surviving company to that merger, and, all property, rights, powers, duties, obligations, debts and liabilities of CCFNB Bancorp (including CCFNB Bank’s duties as a fiduciary) will automatically be deemed transferred to First Columbia Bank, as the surviving bank (and corporate fiduciary) in the Bank Merger. CCFNB Bancorp and First Columbia Bank will continue to be governed by their respective articles of incorporation and bylaws as in effect immediately prior to the respective mergers.
     Calculation of Consideration to be Paid to Columbia Financial Stockholders
     Each share of Columbia Financial common stock that Columbia Financial stockholders hold on the Effective Date will automatically be exchanged into the right to receive 0.7200 of a share of CCFNB Bancorp common stock. Any options that you may hold to purchase shares of Columbia Financial common stock will be cancelled and instead represent the right to receive an amount equal to the product of the 20-trading day average of the daily high bid and low offer quotations for a share of CCFNB Bancorp common stock as reported on the OTCBB immediately prior to the Effective Date multiplied by 0.7200 minus the exercise price for that stock option.
     The market value of the CCFNB Bancorp common stock that you receive will be equal to the product of (1) the number of shares of Columbia Financial common stock you own multiplied by (2) 0.7200 and then multiplied by (3) the market value of a share of CCFNB Bancorp common stock on the Effective Date. Therefore, you will not know the value of the CCFNB Bancorp common stock that you will receive until the Effective Date.
     Moreover, CCFNB Bancorp will not issue fractional shares of its common stock to Columbia Financial stockholders. If you are otherwise entitled to receive a fractional share of CCFNB Bancorp common stock, you will instead have the right to receive cash, without interest, in an amount equal to the product of the fraction of a share that would otherwise be due to you and the 20-trading day average of the daily high bid and low offer quotations for a share of CCFNB Bancorp common stock as reported on the OTCBB immediately prior to the Effective Date.
     As promptly as reasonably practicable following the Effective Date (and in any case not later than five days thereafter), American Stock Transfer and Trust Company (the “Exchange Agent”) will mail or deliver to each Columbia Financial stockholder who was a record holder immediately prior to the Effective Date, a form of letter of transmittal which shall contain instructions for use in effecting the surrender of your Columbia Financial stock certificates for new CCFNB stock certificates and for the cash payment of any fractional share and cancelled option. The letter of transmittal shall specify that delivery of the Columbia Financial stock certificates shall be effected and risk of loss and title to these stock certificates shall pass only upon proper delivery of such certificates to the Exchange Agent. No interest shall be paid for any cash delivered in lieu of a fractional share or for a cancelled option.
     No dividends or other distributions with respect to CCFNB Bancorp common stock having a record date after the Effective Date will be paid to any holder of Columbia Financial common stock until such holder has surrendered his or her Columbia Financial stock certificates. Following such surrender, any dividends or other distributions will be paid to such stockholder without interest.
     Furthermore, to the extent permitted by law, Columbia Financial stockholders who receive CCFNB Bancorp common stock shall be entitled to vote after the Effective Date at any meeting of CCFNB Bancorp stockholders the number of whole shares of CCFNB Bancorp common stock into which their Columbia Financial stock is converted, regardless of whether such holders have exchanged their Columbia Financial stock certificates for CCFNB Bancorp stock certificates; but, beginning 30 days after the Effective Date, no such holder shall be entitled to vote on any matter until the holder surrenders such Columbia Financial stock certificates.

     Any CCFNB shares and any cash for the payment of fractional shares or cancelled options that remain unclaimed as of the first anniversary of the Effective Date may, to the extent permitted by law, be delivered by the Exchange Agent to CCFNB Bancorp. In such event, a holder of Columbia Financial stock certificates who has not exchanged them for CCFNB Bancorp stock certificates shall thereafter be entitled to look exclusively to CCFNB Bancorp for the shares of CCFNB Bancorp common stock and cash for any fractional share to which such holder may be entitled in each case, without interest. In the event, Columbia Financial stock certificates are not surrendered within two years of the Effective Date, CCFNB Bancorp may sell such unclaimed shares, in which event the sole right of the holder of the unsurrendered Columbia Financial stock certificate shall be the right to collect the net sale proceeds held for their account by CCFNB Bancorp. The Exchange Agent and CCFNB Bancorp shall not be liable to a holder of a Columbia Financial stock certificate for any shares of CCFNB Bancorp common stock or the proceeds of the sale of unclaimed shares of CCFNB common stock delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     CCFNB Bancorp Common Stock
     Each share of CCFNB Bancorp common stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged by the merger of Columbia Financial and CCFNB Bancorp.
     Columbia Financial Options
     On the Effective Date, each Columbia Financial stock option will be cancelled and instead represent the right only to receive in cash the difference between the exercise price of the option and the product of the average 20-trading day daily high bid and low offer quotations for a share of CCFNB common stock as reported on the OTCBB immediately prior to such effective date multiplied by 0.7200. This difference is sometimes called the “in-the-money” portion of the option. Before any option holder receives the cash consideration for each option that has an “in-the-money” portion, such holder will be required to execute and deliver to CCFNB Bancorp an Option Cancellation and Standstill Agreement. See, Annex E to Exhibit 1 for a specimen form of the Option Cancellation and Standstill Agreement.
     Effective Date
     The merger of Columbia Financial and CCFNB Bancorp will take effect when all conditions, including stockholder and regulatory approvals, have been fulfilled or waived, or as soon as practicable thereafter as CCFNB Bancorp and Columbia Financial may mutually select. Regulatory approvals cannot be waived. Simultaneously with the effective date of the CCFNB Bancorp and Columbia Financial merger, the Bank Merger will also become effective. The transaction is currently expected to close during the third quarter of 2008.
     Representations and Warranties
     The Plan of Reorganization contains customary representations and warranties relating to, among other things:
•	Organization, standing and authority of CCFNB Bancorp and Columbia Financial and their respective subsidiaries;

•	Capital structures of CCFNB Bancorp and Columbia Financial;

•	Valid corporate power and authority to conduct current business and enter into the Plan of Reorganization and related obligations;

•	Consents or approvals of regulatory authorities or third parties necessary to complete the reorganization;

•	Consistency and accuracy of financial statements with accounting principles generally accepted in the United States and the rules and regulations of any other applicable regulatory authority;

•	Absence of undisclosed material pending or threatened litigation;

•	Timeliness of all regulatory filings and absence of regulatory orders;

•	Compliance with applicable laws and regulations;

•	Disclosure of material contracts;

•	Absence of undisclosed brokers’ or finders’ fees;

•	Disclosure of retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	Absence of labor agreements or disputes;

•	Absence of material environmental violations, actions or liabilities;

•	Filing of tax returns and payment of taxes;

•	Qualification as a reorganization under Section 368(a) of the Internal Revenue Code;

•	Absence of certain risk management instruments;

•	Maintenance of adequate insurance and disclosure of insurance contracts;

•	Disclosure of applicable takeover laws and provisions;

•	Availability of funds necessary to complete the contemplated transaction;

•	Disclosure of transactions with affiliates;

•	Quality of title to properties;

•	Establishment and maintenance of the allowance for loan loss;

•	Disclosure of termination benefits for employees, officers and directors;

•	Proper servicing and enforceability of loans and absence of undisclosed problem loans;

•	Disclosure of intellectual property rights;

•	Proper administration of fiduciary accounts;

•	Accuracy of books and records;

•	Absence of restrictions on investment securities;

•	Receipt of fairness opinion;

•	Absence of material adverse changes, since January 1, 2004; and

•	Absence of untrue or omission of material facts.
     Conduct of Business Pending the Effective Date
     In the Plan of Reorganization, the parties agreed to use their reasonable good faith efforts to preserve their business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom they do business.
     In addition, the parties agreed to conduct their business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the Plan of Reorganization or consented to by the other party. The parties also agreed in the Plan of Reorganization that they will not, without the written consent of the other party:
•	Issue, sell or authorize additional stock or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock;

•	Except for ordinary and usual quarterly cash dividends out of current earnings, not to exceed $0.23 per share for CCFNB Bancorp and $0.17 per share for Columbia Financial, declare, set aside or pay any dividend or other distribution in respect of its capital stock;

•	Enter into, amend or renew any employment, consulting, change in control, severance or similar agreements with any director, officer or employee or grant any wage increases or increase to employee benefits except in the ordinary course of business or otherwise previously disclosed to the other party;

•	Establish any new, or make contributions to any, benefit plans except as required by law or under the terms of the plans;

•	Sell, transfer, mortgage, encumber or otherwise dispose of any assets, deposits, business or properties except in the ordinary course of business;

•	Acquire assets, business, deposits or properties of any other entity except in the ordinary course of business;

•	Make capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

•	Change its articles of incorporation or bylaws;

•	Change accounting methods except as required by law or generally accepted accounting principles;

•	Enter into or modify any material contracts;

•	Settle any lawsuits in an amount in excess of $10,000 individually or $25,000 in the aggregate;

•	Change its business lines;

•	Incur or prepay any indebtedness except in the ordinary course of business;

•	Acquire or restructure any debt or investment securities except in the ordinary course of business;

•	Invest in any real estate other than through foreclosure; and

•	Agree to do any of the foregoing.
     The parties also agreed in the Plan of Reorganization that they will not, without the written consent of the other party:
•	Take any action that would preclude the treatment of the merger of CCFNB Bancorp and Columbia Financial as a reorganization under Section 368 of the Internal Revenue Code of 1986;

•	Take any action that would result in any representation or warranty from becoming untrue, prevent any of the closing conditions from occurring, or result in a material violation of the Plan of Reorganization; and

•	Take any action that would adversely affect or materially delay the ability of either CCFNB Bancorp or Columbia Financial from obtaining any regulatory approvals or to perform their covenants or agreements under the Plan of Reorganization.
     Conditions to the Merger
     Obligations to complete the merger of CCFNB Bancorp and Columbia Financial and the Bank Merger are subject to various conditions, including the following:
•	The Plan of Reorganization shall have been duly approved and adopted by the CCFNB Bancorp and Columbia Financial stockholders;

•	All necessary governmental approvals for the contemplated mergers shall have been obtained, and all statutory waiting periods shall have expired, and no such approvals shall contain terms that boards of directors of CCFNB Bancorp and Columbia Financial believe would reduce the benefit of the reorganization;

•	There shall not be any order, decree or injunction in effect preventing the completion of the Plan of Reorganization or related transactions; and

•	An effective registration statement for the CCFNB Bancorp common stock shall be on file with SEC.

In addition to the foregoing, CCFNB Bancorp’s and Columbia Financial’s obligations to close the Plan of Reorganization are each conditioned on:
•	The accuracy in all material respects, as of November 29, 2007 and as of the Effective Date, of the representations and warranties of each company;

•	Each company’s performance in all material respects of all obligations required to be performed under the Plan of Reorganization;

•	Each company receiving a tax opinion that the Plan of Reorganization will constitute a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	Receipt of an executed Affiliates Agreement, Voting Agreement and Non-Solicitation Agreement from each applicable Columbia Financial director, executive officer or other person who may be deemed an affiliate (for the purposes of SEC Rule 145). See, Annexes B, C and D to Exhibit 1 of this document;

•	Receipt of an executed Voting Agreement and Non-Solicitation Agreement from each director of CCFNB Bancorp. See, Annexes C and D to Exhibit 1 of this document;

•	Receipt of executed Employment Agreements from Lance O. Diehl, Edwin A. Wenner, Shirley K. Alters and Paul K. Page. See Annexes F, G. H and I to Exhibit 1 of this document;

•	Receipt of executed Waivers under and for certain Supplemental Executive Retirement Plan Agreements for Lance O. Diehl, Edwin A. Wenner and Jacob Trump. See, Schedule 5.16 to Exhibit 1 of this document;

•	Receipt of release from their current Employment Agreements for Lance O. Diehl and Edwin A. Wenner. See, Schedule 5.7(d) to Exhibit 1 of this document;

•	No material adverse changes to each party’s business; and

•	Other conditions that are customary for transactions of this type contemplated by the Plan of Reorganization.
     Amendment; Waiver
     The Plan of Reorganization may be amended or modified or any condition waived by the written agreement of the parties, except when the approval of the stockholders of CCFNB Bancorp and Columbia Financial is required by law.
          Termination
     The Plan of Reorganization may be terminated at any time prior to the Effective Date by the mutual consent of CCFNB Bancorp and Columbia Financial.
     The Plan of Reorganization may also be terminated by either party if:
•	The other party, in any material respect, breaches any representation, warranty, covenant or other obligation contained in the Plan of Reorganization, and the breach remains uncured 30 days after written notice of the breach is given to the breaching party and the breach would unreasonably be expected to be a material adverse effect on the other party;

•	The closing on the Plan of Reorganization does not occur by October 31, 2008, provided that the right to terminate the Plan of Reorganization shall not be available to a party, if such party has breached in any material respect its obligations and covenants in any manner that, shall have proximately and substantially caused the delay in the closing;

•	Any regulatory authority whose approval or consent is required for completion of the contemplated mergers under the Plan of Reorganization issues a final non-appealable denial or the application for approval is permanently withdrawn at the request of a regulatory authority;

•	CCFNB Bancorp’s or Columbia Financial’s stockholders do not approve the Plan of Reorganization at their respective annual meetings;

•	The other party enters into a letter of intent, agreement, plan or similar instrument with a view to being acquired by, or effecting a business combination with, a third party;

•	After receipt of written advice of legal counsel that failure to do so would constitute a breach of fiduciary duty by its directors, a party enters into a letter of intent, agreement, plan or similar instrument with a view to being acquired by, or effecting a business combination with, a third party; or

•	A party’s board of directors:
•	fails to recommend that its stockholders vote for the Plan of Reorganization;

•	fails to hold a stockholder meeting at which proxy votes are solicited to approve the Plan of Reorganization;

•	fails to notify the other party that it is soliciting, or negotiating for, a superior proposal to being acquired by, or effecting a business combination with, a third party;

•	endorses a proposal by a third party to be acquired by, or combine with, such third party; or

•	fails to approve the Bank Merger.
Termination Fees
CCFNB Bancorp and Columbia Financial have also agreed that:
•	If a party terminates the Plan of Reorganization because the other party has committed a breach of any representation, covenant or agreement which has not been cured within 30 days after written notice is sent to the breaching party and such breach would cause a material adverse effect on the non-breaching party, then such breaching party would pay the other party $1,350,000 as a termination fee; or

•	If a party terminates the Plan of Reorganization because it has entered into a letter of intent, agreement, plan or similar agreement with a view to being acquired by, or effecting a business combination with, a third party, then such breaching party would pay the other party $2,700,000 as a termination fee.
     In addition, CCFNB Bancorp and Columbia Financial agreed that the breaching party shall pay to the other party (1) any costs and expenses (including its attorneys’ fees and expenses) in connection with any legal action to enforce the payment of a termination fee and (2) accrued interest on the amount of the termination fee at a rate equal to the interest rate on 6-month U.S. Treasury obligations plus 3% (300 basis points) in effect on the date the payment of such termination fee was required to be made.
     No Solicitation of Other Transactions
     The parties agreed that they will not, and will not allow others under their control to, directly or indirectly:
•	Initiate, solicit, encourage or take any other action to facilitate, any acquisition proposals or inquiries with respect to, or the making of any acquisition proposal;

•	Participate in any discussions or negotiations, furnish any information to, or approve, recommend or enter into any agreement relating to any acquisition proposal; or

•	Agree to or endorse any acquisition proposal or inquiry described above;
unless a party believes, after receipt of written advice from its legal counsel, that failure to do so would violate its directors’ fiduciary duties.

     Each party has also agreed to notify the other party promptly if any acquisition proposal or inquiry described above is received by it from any third party.
     Expenses
     Each party will bear expenses incurred by it in connection with the Plan of Reorganization, except that CCFNB Bancorp will pay all of the costs (excluding the fees and disbursements of Columbia Financial’s legal counsel, financial advisors and accountants) incurred in the copying, printing and distributing of its S-4 registration statement filed with the SEC and this joint proxy statement/prospectus, and, except that Columbia Financial will pay all of the costs (excluding the fees and disbursements of CCFNB Bancorp’s legal counsel, financial advisors and accountants) incurred in connection with the copying, printing and filing of regulatory applications and notices submitted to bank regulatory authorities.
     Regulatory Approvals
     Completion of the Plan of Reorganization and the Bank Merger is subject to the prior receipt of all consents or approvals of, and the provision of all notices to, federal and state authorities required to complete the mergers of CCFNB Bancorp and Columbia Financial and CCFNB Bank and First Columbia Bank.
     The parties agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the Plan of Reorganization and the Bank Merger. These approvals include consent or approval from the Board of Governors of the Federal Reserve System (“Federal Reserve System”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”) and the Pennsylvania Department of Banking. The mergers of the companies and their banking subsidiaries cannot proceed in the absence of such consents or approvals.
     Applications. The parties filed applications with the FDIC and the Pennsylvania Department of Banking requesting approval of the merger of CCFNB Bank and First Columbia Bank. In determining whether to approve this merger, the FDIC will, among other things, determine whether this bank merger would create an undue market concentration in the areas served by both of the banks or otherwise foster any anti-competitive effects in the provision of products and services to persons who reside in the banks’ market areas. In determining whether to approve the merger, the Pennsylvania Department of Banking will consider, among other things, whether the bank merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or stockholders of the banks involved.
     Notices. Applicable notices have also been filed with the Federal Reserve System, the OCC and the Pennsylvania Department of Banking. The Federal Reserve System is primarily responsible for the supervision and regulation of CCFNB Bancorp and Columbia Financial, as the parent companies of CCFNB Bank and First Columbia Bank, respectively. In determining to consent to the merger of these two companies, the Federal Reserve System will consider, among other things, whether the combined company will continue to act as a source of financial strength to its subsidiary bank. Because CCFNB Bank (which is supervised by the OCC) will not survive its merger with First Columbia Bank, the OCC is given notice of the contemplated bank merger. The Pennsylvania Department of Banking can also consent or object to the merger of CCFNB Bancorp and Columbia Financial.
     Department of Justice Investigation. On February 13, 2008, the United States Department of Justice, Antitrust Division, notified CCFNB Bancorp and Columbia Financial that the Antitrust Division opened an investigation into the proposed merger of CCFNB Bank and First Columbia Bank. Under federal law, the United States Department of Justice can also review the competitive aspects of the proposed Bank Merger and approve or disapprove the Bank Merger. The parties are cooperating with this investigation and providing requested information and copies of documents to the Antitrust Division.
     CCFNB Bancorp and Columbia Financial are not aware of any material governmental approvals or actions that are required to complete the Plan of Reorganization and the Bank Merger, except as described in this document. If any other approval or action is required, the parties will use their best efforts to obtain such approval or action.

     Employment Agreements
     An integral part of the reorganization of the two companies is the continued employment of each company’s top two executive officers. The parties decided to offer each of these four executive officers a new employment agreement commencing on the Effective Date for an initial term of 24 months. With respect to these new agreements, the following table sets forth the name, position in CCFNB Bancorp and First Columbia Bank, starting salary and the Annex to Exhibit 1 of this document which contains the employment agreement for that officer:

	Position in	Position in	Starting	Annex to
Name	CCFNB Bancorp	First Columbia Bank	Salary ($)	Exhibit 1

Lance O. Diehl	President and Chief Executive Officer	President and Chief Executive Officer	150,000	F

Edwin A. Wenner	Chief Operating Officer	Chief Operating Officer	125,000	G

Shirley K. Alters	Chief Financial Officer	Chief Financial Officer	120,000	H

Paul K. Page	—	Chief Lending Officer	120,000	I
     Each of these agreements contain non-competition and non-solicitation provisions which prohibit the executive officer from engaging in direct or indirect competition with CCFNB Bancorp and First Columbia Bank and from soliciting directly or indirectly any person who is employed by CCFNB Bancorp or First Columbia Bank to leave the employ of CCFNB Bancorp or First Columbia Bank and any customer, client or referral source of CCFNB Bancorp or First Columbia Bank from diverting or transferring such person’s business accounts and services to a third party. The area in which the executive is restricted in employment pursuits is described as a 30-mile radius of Bloomsburg, Pennsylvania. Each agreement also provides a severance payment if CCFNB Bancorp and First Columbia Bank do not renew the agreement and a payment if the executive officer’s employment is terminated as a result of a change in control of CCFNB Bancorp. The following table sets forth the name, period of time for the non-solicitation/non-competition prohibition, and the amount of the severance and change-in-control termination payments for each of these persons:

	Time	Severance Payment for	Change-In-
Name	Period	Non-Renewal of Agreement	Control Payment

Lance O. Diehl	2 years	1 year of the then current salary	2.99 times the then current salary

Edwin A. Wenner	1 year	1 year of the then current salary	1 year of the then current salary

Shirley K. Alters	1 year	1 year of the then current salary	1 year of the then current salary

Paul K. Page	1 year	1 year of the then current salary	1 year of the then current salary
     Messrs. Diehl and Wenner agreed to release CCFNB Bancorp, CCFNB Bank and First Columbia Bank from their obligations to them under their current employment agreements with CCFNB Bancorp and CCFNB Bank with such release becoming effective at the Effective Date. See, Schedule 5.7(d), relating to releases for existing employment agreements, at Exhibit 1 to this document. Furthermore, Messrs. Diehl, Wenner, and Jacob Trump, an executive officer at CCFNB Bank, have existing supplemental executive retirement plans with CCFNB Bank under which the Bank Merger would be deemed to be a change in control which triggers an accelerated vesting benefit. Because this reorganization is more of a merger of equals and not an acquisition, Messrs. Diehl, Wenner and Trump have acknowledged that fact and waived any accelerated vesting rights that they may have under their supplemental executive retirement plans. See, Schedule 5.16, relating to other actions, at Exhibit 1 to this agreement.

Financial Interests of Directors and Officers in the Reorganization
     Stock Ownership of Columbia Financial Directors and Executive Officers
     As of _______________, 2008, the record date for the annual meeting of Columbia Financial stockholders, the directors, executive officers and other significant stockholders of Columbia Financial may be deemed to be the beneficial owners of _________ shares, representing ______% of the outstanding shares of Columbia Financial common stock. See the section entitled “JOINT PROPOSAL I — THE REORGANIZATION — Information About Columbia Financial Corporation — Stock Ownership” for more information. Such shares shall be exchanged for shares of CCFNB Bancorp common stock.
     Stock Options
     As of _______________, 2008, the record date for the annual meeting of Columbia Financial stockholders, the directors and officers of Columbia Financial held a total of 136,950 stock options. CCFNB Bancorp agreed to cash out the “in-the-money” portion of these stock options. As a result, the Columbia Financial directors and officers will receive a total of approximately $_______________ for their stock options. See, “JOINT PROPOSAL I — THE REORGANIZATION — Terms of the Plan of Reorganization — Calculation of Consideration to be Paid to Columbia Financial Stockholders.”
     Indemnification and Insurance
     CCFNB Bancorp has agreed for six years after the Effective Date to indemnify the directors and officers of CCFNB Bancorp and First Columbia Bank against all costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities arising out of actions occurring prior to the Effective Date, except for the transactions contemplated by the Plan of Reorganization, to the fullest extent permitted under CCFNB Bancorp’s Amended and Restated Articles of Incorporation, Bylaws, and applicable law.
     CCFNB Bancorp has also agreed that for six years after the Effective Date, CCFNB Bancorp will, at its expense, maintain directors’ and officers’ liability insurance for the former directors and officers of Columbia Financial and CCFNB Bank with respect to matters occurring at or prior to the Effective Date.
     The insurance coverage is to be based on conditions and terms substantially comparable to the director and officer liability policy of CCFNB Bancorp as of the Effective Date, so long as the policy can be obtained at a cost not in excess of 250% of the rate for such director and officer liability insurance tail policy, in effect as of the Effective Date. In the event CCFNB Bancorp is unable to obtain a director and officer liability insurance tail policy at a cost not in excess of 250% of such rate, CCFNB Bancorp shall obtain a director and officer liability insurance tail policy with the maximum coverage reasonably available for a cost that is equal to 250% of that rate.
     Board Positions and Compensation
     The directors of Columbia Financial will become directors of CCFNB Bancorp, and, the directors of CCFNB Bank will become directors of First Columbia Bank, on the Effective Date. These persons shall be entitled to receive compensation for such service.
     The following additional actions set forth in Schedule 5.16 to Exhibit 1 of this document will also take place which will benefit the directors and officers:
•	After the Effective Date, the CCFNB Bancorp and First Columbia Bank boards of directors shall appoint Glenn E. Halterman (the current Chairman of Columbia Financial and First Columbia Bank) as their Chairman of the Board. Mr. Halterman shall be entitled to receive compensation for such services;

•	After the Effective Date, the CCFNB Bancorp board of directors will amend its bylaws to exempt Charles B. Pursel, a current director of Columbia Financial, from the mandatory retirement age of 72 years;

•	After the Effective Date, the CCFNB Bancorp board of directors will adopt a stock option plan for submission to its stockholders for their approval at the first annual meeting of CCFNB Bancorp stockholders after the Effective Date; and

•	Subject to applicable legal restrictions, the CCFNB Bancorp board of directors will approve a change in dividend payout policy to increase the quarterly cash dividend from $0.21 per share of CCFNB Bancorp common stock to $0.23 per share, to be effective for the first quarterly cash dividend with a record date after the Effective Date.
     Executive Employment Agreements
     See, the discussion under the caption: “JOINT PROPOSAL I — THE REORGANIZATION — Terms of the Plan of Reorganization — Employment Agreements”, as it relates to certain officers of CCFNB Bancorp and First Columbia Bank.
     Voting Agreements
     As a condition to entering into the Plan of Reorganization, the directors of CCFNB Bancorp and Columbia Financial entered into an agreement pursuant to which each director agreed to vote all of his or her shares of CCFNB Bancorp or Columbia Financial common stock, as the case may be, in favor of the Plan of Reorganization. A form of voting agreement is at Annex C to Exhibit 1 of this document. The voting agreement may have the effect of discouraging persons from making a proposal for an acquisition transaction involving CCFNB Bancorp or Columbia Financial. The following is a brief summary of the material provisions of the voting agreements:
     The directors agreed, among other things, to vote, or cause to be voted, in person or by proxy, all of their common stock as to which they have or share voting power, or act as trustee over a voting trust, individually or jointly with other persons, and will use their reasonable best efforts to cause any other shares of common stock over which they share voting power to be voted for approval and adoption of the Plan of Reorganization and the transactions contemplated thereby; and
     The directors agreed not to sell, transfer, or otherwise dispose of their common stock. Further, the Columbia Financial directors agreed not to exercise any Columbia Financial stock options that they may hold to purchase common stock.
     Non-Competition and Non-Solicitation Agreements
     The directors of CCFNB Bancorp and Columbia Financial have agreed that for two years after the Effective Date:
•	they will not compete against CCFNB Bancorp and First Columbia Bank;

•	they will not accept a position as a director or employee of any bank holding company or federally insured depository institution located in Columbia County, Pennsylvania or any contiguous county (“Competitive Enterprise”);

•	they will not, directly or indirectly, acquire an ownership interest (unless it is less than 3%) in any Competitive Enterprise;

•	they will not solicit, divert or entice any customer of First Columbia Bank or CCFNB Bancorp to transfer business to a Competitive Enterprise;

•	they will not make any statement, comment or other communication that impugns or is intended to impugn, disparage or otherwise malign the reputation of CCFNB Bancorp, First Columbia Bank or any of their directors, officers, employees or customers; and

•	they will maintain the confidentiality of all business-related information of CCFNB Bancorp, Columbia Financial, CCFNB Bank and First Columbia Bank which has not been publicly released, they shall not use such information for their own benefit.

Accounting Treatment
     CCFNB Bancorp will account for the contemplated mergers pursuant to the Plan of Reorganization under the purchase method of accounting. CCFNB Bancorp will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of Columbia Financial and First Columbia Bank. Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. CCFNB Bancorp will include in its results of operations the results of Columbia Financial’s operations only after completion of the Plan of Reorganization.
Certain Federal Income Tax Consequences
     The following discussion addresses the material United States federal income tax consequences of the merger of CCFNB Bancorp and Columbia Financial to a Columbia Financial stockholder who holds shares of Columbia Financial common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Columbia Financial stockholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Columbia Financial stockholders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Columbia Financial stockholders who hold their shares of Columbia Financial common stock as part of a hedge, straddle or conversion transaction, Columbia Financial stockholders who acquired their shares of Columbia Financial common stock pursuant to the exercise of employee stock options or otherwise as compensation, and Columbia Financial stockholders who are not “United States persons” as defined in section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
     Columbia Financial stockholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the Plan of Reorganization to them.
     The closing of the Plan of Reorganization is conditioned upon the receipt by CCFNB Bancorp of the opinion of Saidis, Flower & Lindsay, special counsel to CCFNB Bancorp, and the receipt by Columbia Financial of the opinion of Rhoads & Sinon LLP, special counsel to Columbia Financial, each dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in those opinions (including factual representations contained in certificates of officers of CCFNB Bancorp and Columbia Financial) which are consistent with the state of facts existing as of the Effective Date, the merger of CCFNB Bancorp and Columbia Financial constitutes a reorganization under Section 368(a) of the Internal Revenue Code.
     The tax opinions to be delivered in connection with the Plan of Reorganization are not binding on the Internal Revenue Service or the courts, and neither CCFNB Bancorp nor Columbia Financial intends to request a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the Plan of Reorganization. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the Plan of Reorganization could be adversely affected.
     Assuming that the Plan of Reorganization will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the discussion below sets forth the material United States federal income tax consequences of the merger of CCFNB Bancorp and Columbia Financial to Columbia Financial stockholders.

     Exchange of Columbia Financial Common Stock
     If a Columbia Financial stockholder exchanges his or her shares of Columbia Financial common stock solely for shares of CCFNB Bancorp common stock, the holder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of CCFNB Bancorp common stock (as discussed below). The aggregate adjusted tax basis of the shares of CCFNB Bancorp common stock received in this reorganization will be equal to the aggregate adjusted tax basis of the shares of Columbia Financial common stock surrendered for the CCFNB Bancorp common stock (reduced by the tax basis allocable to any fractional share of CCFNB Bancorp common stock for which cash is received), and the holding period of the CCFNB Bancorp common stock will include the period during which the shares of Columbia Financial common stock were held by the Columbia Financial stockholder. If a Columbia Financial stockholder has differing bases or holding periods in respect of his or her shares of Columbia Financial common stock, the stockholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of CCFNB Bancorp common stock received in the exchange.
     Cash Received in Lieu of a Fractional Share
     Cash received by a Columbia Financial stockholder in lieu of a fractional share of CCFNB Bancorp common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the proration of the stockholder’s aggregate adjusted tax basis of the shares of Columbia Financial common stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for the shares of Columbia Financial common stock is more than one year. However, the cash received may be treated as a dividend under certain circumstances. See “Possible treatment of cash as a dividend” below.
     Possible Treatment of Cash as a Dividend
     Unless a Columbia Financial stockholder owns actually or constructively, because of the constructive ownership rules, shares of CCFNB Bancorp common stock prior to the exchange of the Columbia Financial common stock, this discussion is inapplicable. Under the constructive ownership rules, shares of stock owned, for example, by a spouse, parents, children and grandchildren as well as shares owned by certain entities, trusts and estates can be considered as owned by the Columbia Financial stockholder. A Columbia Financial stockholder receiving cash should discuss these rules with a tax advisor. If such Columbia Financial stockholder receives cash for the exchange of the Columbia Financial common stock, to the extent of the cash only, the Columbia Financial stockholder could be treated as receiving a dividend unless the transaction does not qualify as a “substantially disproportionate” redemption. For federal income tax purposes, the Columbia Financial stockholder is deemed to have received CCFNB Bancorp common stock, and CCFNB Bancorp is treated as redeeming the shares for the cash.
     In order for the redemption to quality as “substantially disproportionate,” the Columbia Financial stockholder must (l) own actually or constructively less than 50% of the outstanding CCFNB Bancorp common stock after the deemed redemption and (2) the percentage of CCFNB Bancorp common stock owned, actually and constructively, immediately after the deemed redemption, must be reduced by more than 20% from the percentage of such common stock owned actually and constructively immediately before the deemed redemption occurs.
     The Internal Revenue Service has ruled that a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” even though the stockholder has a relatively minor reduction in such stockholder’s percentage stock ownership under the above analysis. Accordingly, few if any Columbia Financial stockholders should be impacted by these rules. However, as these rules are complex and dependent upon a Columbia Financial stockholder’s specific circumstances, each stockholder that may be subject to these rules should consult a tax advisor.
     If the redemption does not qualify as “substantially disproportionate” and the Internal Revenue Service ruling, noted above, does not apply, the tax consequence to an individual Columbia Financial stockholder is that the dividend will be taxed at the 15% tax rate but, unlike a long-term capital gain, the dividend is not reduced by the Columbia Financial stockholder’s basis in the Columbia Financial common stock.

     Backup Withholding
     A Columbia Financial stockholder receiving cash for a fractional share may be subject to backup withholding at a rate of 28% if the stockholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) has been notified by the Internal Revenue Service that he/she has failed to report all interest or dividends required to be shown on his/her federal income tax returns; or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a stockholder’s United States federal income tax liability provided that the stockholder furnishes the required information to the Internal Revenue Service.
     This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the Plan of Reorganization. In addition this discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the Plan of Reorganization. Tax matters are very complicated, and the tax consequences of the Plan of Reorganization to a Columbia Financial stockholder will depend upon the facts of his or her particular situation. Accordingly, you are strongly urged to consult with a tax advisor to determine the particular tax consequences to you of the Plan of Reorganization, as well as to any later sale of shares of CCFNB Bancorp common stock received by you pursuant to the Plan of Reorganization.
     Source or Amount of Funds
     CCFNB Bancorp will pay a combination of cash and CCFNB Bancorp common stock as the consideration for Columbia Financial. Based upon the maximum estimation of cash consideration to be paid for fractional shares, CCFNB Bancorp will pay a maximum of approximately $9,741 to Columbia Financial stockholders.
Resale of CCFNB Bancorp Common Stock
     CCFNB Bancorp’s common stock issued in the Plan of Reorganization will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any Columbia Financial stockholder who may be deemed to be:
•	An “affiliate” of Columbia Financial for purposes of Rule 145 under the Securities Act of 1933, as amended; or

•	An “affiliate” of CCFNB Bancorp for purposes of Rule 144 under the Securities Act of 1933, as amended.
     Affiliates will include persons (generally executive officers, directors and 10% or more stockholders) who control, are controlled by, or are under common control with, CCFNB Bancorp or Columbia Financial at the time of the Columbia Financial annual meeting, and with respect to CCFNB Bancorp at or after the Effective Date.
     Rules 144 and 145 will restrict the sale of shares of CCFNB Bancorp common stock received in the Plan of Reorganization by affiliates and certain of their family members and related interests.
     Columbia Financial Affiliates
     Generally, during the year following the Effective Date, those persons who are affiliates of Columbia Financial at the time of the Columbia Financial annual meeting, provided they are not affiliates of CCFNB Bancorp at or following the Effective Date, may publicly resell any shares of CCFNB Bancorp common stock received by them in the Plan of Reorganization, subject to certain limitations and requirements. These include the amount of CCFNB Bancorp common stock that may be sold by them in any 3 month period, the manner of sale, and the adequacy of current public information about CCFNB Bancorp.
     After the one-year period, these affiliates may resell their shares without the restrictions, so long as there is adequate current public information with respect to CCFNB Bancorp as required by Rule 144.

     CCFNB Bancorp Affiliates
     Persons who are affiliates of CCFNB Bancorp after the Effective Date may publicly resell their shares of CCFNB Bancorp common stock received by them in the Plan of Reorganization subject to the same limitations and requirements as apply to Columbia Financial affiliates in the first year and subject to certain filing requirements specified in Rule 144.
     The ability of affiliates to resell shares of CCFNB Bancorp common stock received in the Plan of Reorganization under Rule 144 or Rule 145, as summarized herein, generally will be subject to CCFNB Bancorp’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.
     Affiliates also would be permitted to resell shares of CCFNB Bancorp common stock received in the Plan of Reorganization pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.
     This joint prospectus/proxy statement does not cover any resales of shares of CCFNB Bancorp common stock received by persons who may be deemed to be affiliates of CCFNB Bancorp or Columbia Financial.
     As a condition of the Plan of Reorganization, CCFNB Bancorp will receive an affiliate’s letter from each Columbia Financial director and executive officer. The affiliate’s letter states that, as a Columbia Financial affiliate, they will not transfer any shares of CCFNB Bancorp common stock received in the Plan of Reorganization except in compliance with the Securities Act.
Dissenters’ Rights of CCFNB Bancorp and Columbia Financial Stockholders
     CCFNB Bancorp and Columbia Financial stockholders have the right to dissent from the Plan of Reorganization and receive payment in cash for the fair value of their respective shares as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended. A summary of the rights of dissenting stockholders follows. This summary is qualified in its entirety by reference to Annex J to Exhibit 1 of this document, which sets forth the applicable dissenters’ rights provisions under Pennsylvania law.
IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS’ RIGHTS, YOU SHOULD READ CAREFULLY THE SUMMARY BELOW AND THE FULL TEXT OF THE LAW, SET FORTH IN ANNEX J TO EXHIBIT 1 OF THIS DOCUMENT.
     In the discussion of dissenters’ rights, the term “fair value” means the value of a share of CCFNB Bancorp common stock or Columbia Financial common stock, as the case may be, immediately before the day of the Effective Date, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger of CCFNB Bancorp and Columbia Financial.
     Before the Effective Date
     If you are a CCFNB Bancorp stockholder, send any written notice or demand required in order to exercise your dissenters’ rights to: Virginia D. Kocher, Treasurer, CCFNB Bancorp, Inc., 232 East Street, Bloomsburg, PA 17815.
     If you are a Columbia Financial stockholder, send any written notice or demand required in order to exercise your dissenters’ right to: Susan S. Hackett, Secretary, Columbia Financial Corporation, 11 West Main Street, P.O. Box 240, Bloomsburg, Pennsylvania 17815.

     After the Effective Date
     CCFNB Bancorp and Columbia Financial stockholders should send any written notice or demand required in order to exercise your dissenters’ rights to: Shirley K. Alters, Chief Financial Officer, CCFNB Bancorp, Inc., 232 East Street, Bloomsburg, Pennsylvania 17815.
     Notice of Intention to Dissent
     If you wish to dissent from the Plan of Reorganization, you must do the following:
•	Prior to the vote on the Plan of Reorganization by CCFNB Bancorp and Columbia Financial stockholders at their respective annual meeting, file a written notice of your intention to demand payment of the fair value of your shares of common stock if the Plan of Reorganization is completed;

•	Make no change in your beneficial ownership of common stock after you give notice of your intention to demand fair value of your shares of common stock; and

•	Not vote in favor of the Plan of Reorganization at the annual meeting.
     Simply providing a proxy against or voting against the proposed Plan of Reorganization at the annual meeting of stockholders will not constitute notice of your intention to dissent.
     Notice to Demand Payment
     If the Plan of Reorganization is approved by the required vote of CCFNB Bancorp and Columbia Financial stockholders, CCFNB Bancorp will mail a notice to all those stockholders who gave notice of their intention to demand payment of the fair value of their shares and who did not vote for approval of the Plan of Reorganization. The notice will state where and when you must deliver a written demand for payment and where you must deposit your stock certificates in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.
     Failure to Comply With Required Steps to Dissent
     YOU MUST TAKE EACH STEP IN THE INDICATED ORDER AND IN STRICT COMPLIANCE WITH PENNSYLVANIA LAW IN ORDER TO MAINTAIN YOUR DISSENTERS’ RIGHTS. IF YOU FAIL TO FOLLOW THESE STEPS, YOU WILL LOSE THE RIGHT TO DISSENT AND YOU WILL RECEIVE THE SAME CONSIDERATION AS THOSE STOCKHOLDERS WHO DO NOT DISSENT.
     Payment of Fair Value of Shares
     Promptly after the Effective Date, or upon timely receipt of demand for payment if the closing of the Plan of Reorganization has already taken place, CCFNB Bancorp will send dissenting stockholders, who have deposited their stock certificates, remittance or notice of the amount that CCFNB Bancorp estimates to be the fair value of their common stock. The remittance or notice will be accompanied by:
•	A closing balance sheet and statement of income of CCFNB Bancorp for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	A statement of CCFNB Bancorp’s estimate of the fair value of your common stock; and

•	A notice of the right of the dissenting stockholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

     Estimate by Dissenting Stockholders of Fair Value of Shares
     If a dissenting stockholder believes that the amount stated or remitted by CCFNB Bancorp is less than the fair value of his or her common stock, the dissenting stockholder must send his or her estimate of the fair value (deemed a demand for the deficiency) of the common stock to CCFNB Bancorp within 30 days after CCFNB Bancorp mails its remittance or notice. If the dissenting stockholder does not file his or her estimate of fair value within 30 days after the mailing by CCFNB Bancorp of its remittance or notice, the dissenting stockholder will be entitled to no more than the amount remitted or stated by CCFNB Bancorp.
     Valuation Proceedings
     If any demands for payment remain unsettled within 60 days after the latest to occur of:
•	The Effective Date;

•	Timely receipt by CCFNB Bancorp of any demands for payment; or

•	Timely receipt by CCFNB Bancorp of any estimates by dissenters of the fair value, then, CCFNB Bancorp may file an application, in the Court of Common Pleas of Columbia County, Pennsylvania requesting that the court determine the fair value of the common stock. If this happens, all dissenting stockholders, no matter where they reside, whose demands have not been settled, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting stockholder.
     If CCFNB Bancorp were to fail to file the application, then any dissenting stockholder, on behalf of all dissenting stockholders who have made a demand and who have not settled their claim against CCFNB Bancorp, may file an application in the name of CCFNB Bancorp at any time within the 30-day period after the expiration of the 60-day period and request that the Court of Common Pleas of Columbia County, Pennsylvania determine the fair value of the shares. The fair value determined by the Court of Common Pleas of Columbia County, Pennsylvania may, but need not, equal the dissenting stockholders’ estimates of fair value. If no dissenter files an application, then each dissenting stockholder entitled to do so shall be paid no more than CCFNB Bancorp’s estimate of the fair value of the common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court of Common Pleas of Columbia County, Pennsylvania finds fair and equitable.
     CCFNB Bancorp intends to negotiate in good faith with any dissenting stockholder. If, after negotiation, a claim cannot be settled, then CCFNB Bancorp will file an application requesting that the fair value of the common stock be determined by the Court of Common Pleas of Columbia County, Pennsylvania.
     Costs and Expenses
     The costs and expenses of any valuation proceedings performed by the Court of Common Pleas of Columbia County, Pennsylvania, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against CCFNB Bancorp, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting stockholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.
     Stockholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with the applicable requirements.

Information About CCFNB Bancorp, Inc.
     Business
     For a discussion of the business of CCFNB Bancorp, you are referred to “Item 1. Business” in CCFNB Bancorp’s annual report on Form 10-K which accompanies this joint proxy statement/prospectus and is incorporated by reference in its entirety at this section of this document.
     Properties
     For a discussion of the properties of CCFNB Bancorp, you are referred to “Item 2. Properties” in CCFNB Bancorp’s annual report on Form 10-K which accompanies this joint proxy statement/prospectus and is incorporated by reference in its entirety at this section of this document.
     Legal Proceedings
     For a discussion of legal proceedings relating to CCFNB Bancorp, you are referred to “Item 3. Legal Proceedings” in CCFNB Bancorp’s annual report on Form 10-K which accompanies this joint proxy statement/prospectus and is incorporated by reference in its entirety into this section of this document.
     Code of Conduct and Ethics
     The CCFNB Bancorp board of directors has adopted a Code of Conduct and Ethics governing the principal executive officers of CCFNB Bancorp, CCFNB Bank and all indirect subsidiaries. This Code of Conduct and Ethics governs the activities of not only its principal executive officers, but also its employees, agents and representatives and establishes guidelines for professional conduct in the workplace. Pursuant to the Sarbanes-Oxley Act of 2002, this Code of Conduct and Ethics contains a provision for a person to report an actual or apparent violation of this code as well as a complaint regarding its accounting or auditing matters to the Audit Committee of CCFNB Bancorp without fear of dismissal or retaliation of any kind. All reports or complaints under this Whistleblower provision are also kept in confidence. A copy of this Code of Conduct and Ethics can be found at Exhibit 14 of CCFNB Bancorp’s annual report on Form 10-K which accompanies this joint proxy statement/prospectus and is incorporated by reference in its entirety into this section of this document and is also available on CCFNB Bancorp’s web site at www.ccfnb.com.
     How to Contact CCFNB Bancorp Directors
     CCFNB Bancorp stockholders who are interested in communicating with CCFNB Bancorp’s independent directors can do so by writing a letter to that independent director, c/o CCFNB Bancorp, Inc., 232 East Street, Bloomsburg, Pennsylvania 17815.
     Management’s Discussion and Analysis of Financial Condition and Results of Operations
     You are referred to the text found at “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in CCFNB Bancorp’s annual report on Form 10-K which accompanies this joint proxy statement/prospectus and is incorporated by reference in its entirety into this section of this document.
     Stock Ownership
     For a discussion on the stock owned by CCFNB Bancorp’s directors and certain Named Executive Officers as well as their compliance with the SEC’s insider-trading reporting requirements, you are referred to the text found at “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” of CCFNB Bancorp’s annual report on Form 10-K which accompanies this joint proxy statement/prospectus and is incorporated by reference in its entirety into this section of this document.

     Board of Directors
     With respect to the sections of this joint proxy statement/prospectus appearing below relating to CCFNB Bancorp’s Board of Directors, you are referred to the text of the applicable section at “Item 10. Directors and Executive Officers of the Registrant” in CCFNB Bancorp’s annual report on Form 10-K which accompanies this joint proxy statement/prospectus and is incorporated by reference in its entirety into the applicable sections below.
     Committees of the Board of Directors of CCFNB Bancorp. See, section at Item 10 in CCFNB Bancorp’s annual report on Form 10-K entitled: “Committees of the Board of Directors of the Corporation.”
     Committees of the Board of Directors of CCFNB Bank. See section at Item 10 in CCFNB Bancorp’s annual report on Form 10-K entitled: “Committees of the Board of Directors of the Bank”.
     Directors’ Compensation. See sections at Item 10 in CCFNB Bancorp’s annual report on Form10-K entitled: “Directors Compensation” and “Deferred Compensation Agreements for Directors”.
     Executive Compensation
     With respect to the sections of this joint proxy statement/prospectus appearing below relating to executive compensation at CCFNB Bancorp, you are referred to the text of the applicable section at “Item 11. Executive Compensation” in CCFNB Bancorp’s annual report on Form 10-K which accompanies this joint proxy statement/prospectus and is incorporated by reference in its entirety into the applicable sections below.
     Committee Report on Executive Compensation. See section at Item 11 in CCFNB Bancorp’s Form 10-K entitled: “Report of Committee on Executive Compensation”.
     Summary Compensation Table. See section at Item 11 in CCFNB Bancorp’s Form 10-K entitled: “Summary Compensation Table”.
     Deferred Compensation Agreements. See section at Item 11 in CCFNB Bancorp’s Form 10-K entitled: “Deferred Compensation Agreements”.
     Retirement Plans. See section at Item 11 in CCFNB Bancorp’s Form 10-K entitled: “Retirement Plans”.
     Certain Transactions and Relationship
     There were no arrangements or vending contracts, etc. with any immediate family member or business associate of any CCFNB Bancorp and CCFNB Bank director and named executive officer exceeding $120,000 during the years 2007 and 2006.
     CCFNB Bancorp and CCFNB Bank encourage their directors and executive officers to have banking and financial transactions with CCFNB Bank. All these transactions are made on comparable terms and with similar interest rates as those prevailing for other customers.
     The total consolidated loans made by CCFNB Bank, as of December 31, 2007, to its directors and officers as a group, members of their immediate families and companies in which they have a 10% or more ownership interest was $4,437,000 or approximately 14.03% of CCFNB Bancorp’s total consolidated capital accounts. The largest amount for all these loans in 2007 was $4,507,000 or approximately 14.25% of CCFNB Bancorp’s total consolidated capital accounts. These loans did not involve more than the normal risk of collectability nor did they present other unfavorable features.
     Audit Committee Report
     The CCFNB Bancorp Audit Committee is made up of the following directors: Willard H. Kile, Jr., (Chairman), Robert M. Brewington, Jr., Frank D. Gehrig and Charles E. Long. For more background information on these directors, see the section entitled “CCFNB BANCORP PROPOSAL II — Election of Directors.” The Audit Committee operates pursuant to a charter. A copy of this charter can be found at Exhibit 99.1 of CCFNB Bancorp’s annual report on Form 10-K which accompanies this document. In addition, a stockholder can request, in writing without charge, a copy of the audit committee charter, by contacting Virginia D. Kocher, Treasurer, CCFNB Bancorp, Inc., 232 East Street, Bloomsburg, PA 17815.
     The CCFNB Bancorp Audit Committee is composed of four directors each of whom meets the independence standards contained in Rule 4200(a)(15) of the listing rules for The NASDAQ Stock Market. This Audit Committee membership currently does not include an individual who satisfies the literal and exact definition of a “financial expert”, as promulgated by the SEC. The CCFNB Bancorp board of directors considers each member of the Audit Committee to be financially literate and several members have significant “financial” qualifications. These qualifications in total however are not those specifically required by the SEC in order to qualify as a “financial expert”. The CCFNB Bancorp board of directors has reviewed the qualifications of the Audit Committee and is satisfied that the current membership is more than sufficiently qualified to carry out its responsibilities. In addition, the Audit Committee is independently empowered to engage consultants and experts should it feel necessary to do so to gain additional expertise on a given matter. The CCFNB Bancorp board of directors is continuing to review its composition and may look to add to its membership in the future an individual who satisfies the strict definition of a “financial expert”.
     The Audit Committee, on behalf of the CCFNB Bancorp board of directors, oversees CCFNB Bancorp’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements and the footnotes to these statements in CCFNB Bancorp’s fiscal year 2007 annual report on Form 10-K which accompanies this joint proxy statement/prospectus and is incorporated by reference in its entirety into this document and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
     CCFNB Bancorp’s external auditors are responsible for expressing an opinion on the conformity of CCFNB Bancorp’s audited financial statements to generally accepted accounting principles. The Audit Committee reviewed and discussed with the external auditors their judgments as to the quality, not just the acceptability, of CCFNB Bancorp’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the CCFNB Bancorp’s external auditors under generally accepted auditing standards. CCFNB Bancorp’s external auditors have expressed the opinion that CCFNB Bancorp’s audited financial statements conform to generally accepted accounting principles.
     The Audit Committee discussed with the external auditors their independence from management and CCFNB Bancorp, and received the written disclosures concerning the external auditors’ independence required by the Independence Standards Board to be made by the external auditors to CCFNB Bancorp.
     Over the past year, the Audit Committee discussed with CCFNB Bancorp’s external auditors the overall scope and plans for their respective audits. The Audit Committee met with the external and internal auditors to discuss the results of their examinations, their evaluations of internal controls and the overall quality of CCFNB Bancorp’s financial reporting.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the CCFNB Bancorp board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2007, to be filed with the SEC.
     Submitted by the members of the Audit Committee:
          Willard H. Kile, Jr., Board Member and Committee Chair
          Robert M. Brewington, Jr., Board Member
          Frank D. Gehrig, Board Member
          Charles E. Long, Board Member

     Independent Registered Public Accounting Firm
     The CCFNB Bancorp Audit Committee has appointed J. H. Williams & Co., LLP, (“JH Williams”) certified public accountants, as CCFNB Bancorp’s independent registered public accounting firm to audit the financial statements of CCFNB Bancorp for the year ended December 31, 2007.
     A member of J.H. Williams will be present at the annual meeting, and will have the opportunity to make a statement and be available to respond to appropriate questions by stockholders.
     Fees Paid to J.H. Williams & Co., LLP. Aggregate fees for professional services for CCFNB Bancorp by J.H. Williams for the years ended December 31, 2007 and 2006 were:

($in thousands)	2007	2006

Audit	71,300	69,200

Audit Related	18,237	11,472

Tax	6,100	5,925

All Other	0.0

Total	$95,637	$86,597

Audit fees — Audit fees for 2007 and 2006 were $71,300 and $69,200 respectively, for the annual audit and quarterly reviews of the consolidated financial statements for services related to attestation reports required by statute or regulation and consents in respect of SEC filings.
Audit-related fees — Audit-related fees for 2007 and 2006 were $18,237 and $11,472, respectively, and are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm. These services included attest and agreed upon procedures not required by statute or regulation, which address accounting, reporting and control matters with respect to the trust department and retail sales of non-deposit investment products of CCFNB Bank.
Tax fees — Tax fees for 2007 and 2006 were $6,100 and $5,925, respectively, for tax return compliance, tax advice and tax planning.
All other fees — CCFNB Bancorp’s current policy restricts the use of JH Williams to audit, audit-related and tax services only.
     Audit Committee Procedures. The Audit Committee, along with all independent directors, reviews and ratifies all accounting firms annually. The terms and fees for the annual audit service engagement must be pre-approved by the Audit Committee. Additionally, all fees for audit, audit-related and tax services must be approved by the Audit Committee and any fees in excess of budgeted fees must also be specifically approved by the Audit Committee.
Information About Columbia Financial Corporation
     Business
     Columbia Financial is a registered bank holding company and Pennsylvania business corporation and is headquartered in Bloomsburg, Pennsylvania. Columbia Financial was organized under the laws of the Commonwealth of Pennsylvania on March 21, 1983. Columbia Financial primarily conducts its business through its wholly-owned subsidiary, First Columbia Bank & Trust Co. and Columbia Financial’s principal source of income is dividends paid by the First Columbia Bank. As a state chartered bank, First Columbia Bank is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation.

     First Columbia Bank’s legal headquarters are located at 11 West Main Street, Bloomsburg, Columbia County, Pennsylvania 17815. First Columbia Bank was originally organized as Bloomsburg National Bank in 1899. In 1925 Bloomsburg National Bank merged with Columbia County Trust Company to form Bloomsburg Bank-Columbia Trust Co. In 1990, First Columbia Bank changed its name to First Columbia Bank & Trust Co.
     First Columbia Bank is a locally-owned and managed community bank that seeks to provide personal attention and professional financial assistance to its customers. First Columbia Bank serves the needs of individuals and small to medium-sized businesses. First Columbia Bank’s business philosophy includes offering direct access to its President and other officers and providing friendly, informed and courteous service, local and timely decision making, flexible and reasonable operating procedures and consistently-applied credit policies.
     First Columbia Bank solicits small and medium-sized businesses located primarily within First Columbia Bank’s market area that typically borrow in the $25,000 to $1.0 million range. In the event that certain loan requests may exceed First Columbia Bank’s lending limit to any one customer, First Columbia Bank seeks to arrange such loans on a participation basis with other financial institutions. At December 31, 2007, First Columbia Bank had nine branch community offices located in Columbia, Luzerne and Northumberland counties. First Columbia Bank also operates a full-service trust department. Deposits are insured by the Bank Insurance Fund of the FDIC. As of December 31, 2007, Columbia Financial had total assets of $315 million, total loans of $160 million, total deposits of $259 million, total stockholder’s equity of $22 million, and 115 employees on a full-time equivalent basis. Columbia Financial and First Columbia Bank are not parties to any collective bargaining agreement and employee relations are considered to be good. Columbia Financial considers branch banking offices to be a single operating segment because these branches have similar economic characteristics, products and services, operating processes, delivery systems, customer bases and regulatory oversight.
     Nature of Operations. First Columbia Bank is a full-service commercial bank providing a range of services and products, including time and demand deposit accounts, consumer, commercial and mortgage loans to individuals and small to medium-sized businesses in its North Central Pennsylvania market area. First Columbia Bank provides a full range of consumer and commercial banking services through the nine community offices located in Benton, Berwick, Bloomsburg, Buckhorn, Catawissa, Elysburg, Scott Township, and West Hazleton. The consumer banking products include: personal checking accounts, personal savings accounts, money market accounts, time deposits, individual retirement accounts, debit cards, internet banking, telephone banking, automated teller machines, courtesy overdraft privileges, safe deposit boxes, secured and unsecured lines of credit, and construction and mortgage loans. Commercial banking products include: business checking accounts, business savings accounts, money market accounts, cash management accounts, repurchase agreements, internet banking services, including ACH origination, and payroll direct deposit, lines of credit, letters of credit, and term and demand loans. First Columbia Bank also has a full service trust department and offers all trust, asset management and estate services. First Columbia Bank also has financial service division to offer a full range of financial services including annuities, mutual funds, and stock and brokerage services.
     Columbia Financial has a total loan portfolio of $160 million. Commercial loans and commercial real estate loans comprised 45.4 percent of total consolidated loans as of December 31, 2007. First Columbia Bank seeks to focus its lending activity on small business customers and to retain these customers by offering them a wide variety of products and professional services. First Columbia Bank seeks to grant loans on a sound and collectable basis and serve the credit needs, both commercial and consumer, of the market. First Columbia Bank’s loan policies mandate all loan applicants receive fair and equitable treatment in the lending process. First Columbia Bank’s loans are funded primarily from its deposit base.
     First Columbia Bank offers a variety of deposit accounts with a range of interest rates and terms, including savings accounts, NOW accounts, money market accounts, demand deposit accounts and certificates of deposit. The flow of deposits is influenced significantly by general economic conditions, changes in prevailing interest rates, pricing of deposits and competition. Deposits are primarily obtained from areas surrounding First Columbia Bank’s banking offices, and it relies primarily on marketing, new products, service and long-standing relationships with customers to attract and retain these deposits. At December 31, 2007 Columbia Financial’s deposits totaled $259 million. First Columbia Bank has a high level of core deposits, which has contributed to a low cost of funds. Core deposits include all transaction, savings, and time deposits less than $100,000, which, in the aggregate, represented 88.4 percent of total deposits at December 31, 2007.
     First Columbia Bank is not dependent for deposits nor exposed by loan concentrations to a single customer, or to a small group of customers, and the loss of any one or more of such customers would not have a materially adverse effect on its financial condition.
     At year end 2007, Columbia Financial had an investment portfolio of $123 million. This portfolio is comprised of obligations and securities issued by U.S. government agencies or corporations, obligations of state and political subdivisions, and common stock of other financial institutions. The portfolio is structured to provide adequate liquidity, maximize the return on invested funds within acceptable risk parameters, meet pledging requirements and to serve as the primary asset pool for the management of interest rate risk. The vast majority of the portfolio is classified available for sale to provide for the flexibility for any liquidity needs.
     Market Area. First Columbia Bank’s primary market area is comprised of Columbia and Montour Counties, the Elysburg region of Northumberland County and the East Berwick, Nescopeck, Shickshinny and Hazleton areas of Luzerne County in North Central Pennsylvania. First Columbia Bank’s market area is defined largely by the U.S. Route 11/Interstate 80 corridor running from Montour County in the West, through Columbia County to Hazleton and Shickshinny in the East.
     Bloomsburg is Columbia County’s largest municipality and its center of industry and commerce. Bloomsburg has a population of approximately 12,375 based on 2000 census data, and is the county seat. Berwick, located on the eastern boundary of Columbia County, is the second largest municipality, with a 2000 census data population of approximately 10,774. First Columbia Bank currently serves its market area through nine branch offices located in Bloomsburg, Benton, Berwick, Buckhorn, Catawissa, Elysburg, Scott Township and West Hazleton, Pennsylvania.
     Danville is the county seat and largest municipality in Montour County. It is located 9 miles from Bloomsburg and is the site of Geisinger Medical Center, the largest tertiary/quaternary teaching hospital in North Central Pennsylvania and a significant regional employer. The U.S. Census Bureau reports that 2,000 Columbia County residents commute to work in Montour County and 1,100 Montour County residents commute to work in Columbia County.
     Elysburg is located in Northumberland County, 14 miles from Bloomsburg and 9 miles from Danville. 1,141 Montour County residents and 996 Columbia County residents commute to Northumberland County, while 3,089 Northumberland County residents commute to Montour County and 1,047 commute to Columbia County.
     East Berwick and Nescopeck are located adjacent to Berwick on U.S. Route 11. Shickshinny is located further East on U.S. Route 11, 10 miles from Berwick. Hazleton is located just south of Interstate 80, 19 miles from Berwick. 2,000 Columbia County residents commute to Luzerne County and 3,300 Luzerne County residents commute to Columbia County.
     First Columbia Bank competes with 15 other banks in its market area, as well as several credit unions, mortgage companies and other providers of financial products and services. These include First Keystone National Bank; PNC Bank, National Association; Keystone Nazareth Bank & Trust Company; Manufacturers and Traders Trust Company; FNB Bank, National Association; Bank of America, National Association; Susquehanna Bank; Citizens Bank of Pennsylvania; Sovereign Bank; Community Bank, National Association; First National Bank of Pennsylvania; First National Community Bank; Wachovia Bank and Union National Bank of Mount Carmel. Eight of these competitors are regional, super-regional and nationwide banks that are among the largest banks in the United States, having superior financial strength, quality of management, depth and breadth of product offerings and aggressiveness enabling them to exercise significant competitive strength in the market.
     Properties
     Columbia Financial’s headquarters is located at 11 West Main Street, Bloomsbury, Pennsylvania. First Columbia Bank owns this facility and all of its other banking centers except for Market Street and the structure that houses its Lightstreet ATM, both of which are leased . The Market Street Office is under a five year lease with a term to expire in 2009. The Lightstreet ATM structure is under a ten year lease with a term to expire in 2013. First Columbia Bank’s properties are described as follows:

	Approximate
Location	Square Footage	Use

Benton, PA	2,814	Branch Office	Own
Berwick , PA	3,096	Branch Office	Own
Buckhorn, PA	3,804	Branch Office	Own
Catawissa, PA	1,558	Branch Office	Own
Catawissa, PA	2,804	Residential	Own
Elysburg, PA	2,851	Branch Office	Own
Lightstreet, PA	120	ATM Building	Lease
Main Office, Bloomsburg, PA	27,592	Branch Office	Own
Bloomsburg, PA	6,518	Office Space	Own
Market Street, Bloomsburg, PA	1,335	Branch Office	Lease
Scott Township, PA	2,116	Vacant Office	Own
Scott Township, PA	3,680	Branch Office	Own
Scott Township, PA	4,800	Storage Facility	Own
West Hazleton, PA	3,015	Branch Office	Own
     Legal Proceedings
     Columbia Financial and First Columbia Bank are not parties to any legal proceedings that could have any significant effect upon its financial condition or income. In addition, Columbia Financial and First Columbia Bank are not parties to any legal proceedings under federal and state environmental laws.
     How to Contact Columbia Financial Directors
     Columbia Financial does not have a formal process by which stockholders may send communications to the board of directors. As a matter of practice, stockholder communications received by Columbia Financial are included under the topic “Correspondence” with the board meeting materials routinely furnished by management to directors in connection with meetings of the board of directors. In addition, stockholder communications determined by the President, in his or her discretion, to require immediate attention, also are promptly furnished to the Chairman. When and as appropriate, Columbia Financial seeks to provide a timely response to stockholder communications it receives.
     Management’s Discussion and Analysis of Financial Condition of Results of Operation
     The following management’s discussion and analysis of financial condition and results of operations is intended to provide a better understanding of the significant changes and trends relating to the financial condition, results of operations, capital resources, liquidity and interest rate sensitivity of Columbia Financial as of December 31, 2007 and 2006 and for each of the years in the three year period ended December 31, 2007. The following information should be read in conjunction with the audited consolidated financial statements as of and for the period ended December 31, 2007, including the related notes thereto.
     Critical Accounting Policies and Estimates. The following discussion is based upon the consolidated financial statements of Columbia Financial which have been prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the industry in which it operates. The preparation of these financial statements requires Columbia Financial to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses.
     Note 1 to Columbia Financial’s consolidated financial statements included in this document for the year ended December 31, 2007 contains a summary of Columbia Financial’s significant accounting policies. Management believes the following critical accounting policies encompass the more significant judgments and estimates used in the preparation of Columbia Financial’s consolidated financial statements.

     Allowance for Loan Losses. Management believes Columbia Financial’s policy with respect to the methodology for the determination of the allowance for loan losses involves a high degree of complexity and requires management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact Columbia Financial’s results of operations. This critical policy and its application are periodically reviewed with Columbia Financial’s audit committee and board of directors.
     The allowance for loan losses is based upon management’s evaluation of the adequacy of the allowance account, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectability may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management utilizes the best information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. Various regulatory agencies may require Columbia Financial and its banking subsidiaries to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of Columbia Financial’s loans are secured by real estate in the market area, primarily in Columbia, Luzerne, Lycoming, Montour, Northumberland and Schuylkill counties in Pennsylvania. Accordingly, the collectability of a substantial portion of the carrying value of Columbia Financial’s loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline and/or the local market areas experience an economic downturn. Future adjustments to the allowance for loan losses account may be necessary due to economic, operating, regulatory and other conditions beyond Columbia Financial’s control.
     Purchase Accounting for Business Combinations. In June of 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” These standards eliminated the pooling-of-interests method of accounting (“pooling”) in favor of purchase accounting. Further, these standards were promulgated to ensure that post-merger financial statements of combined entities are prepared in a manner that best represents the underlying economics of a business combination.
     These standards necessitate the application of accounting policies and procedures that entail the use of assumptions, estimates, and judgments that are critical to the presentation of financial information, including the ongoing valuation of intangibles. Goodwill and other intangible assets are reviewed for impairment on an annual basis, or on a more frequent basis if events or circumstances indicate that there may be impairment.
     Investment Securities Impairment Valuation. Management evaluates securities for other-than- temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Columbia Financial to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
     Deferred Tax Assets and Liabilities. Columbia Financial recognizes deferred tax assets and liabilities for future tax effects of temporary differences. Deferred tax assets are subject to management’s judgment based upon available evidence that future realization is more likely than not. If management determines that Columbia Financial may be unable to realize all or part of net deferred tax assets in the future, a direct charge to income tax expense may be required to reduce the value of the net deferred tax asset to the expected realizable amount.
     Results of Operations. For the year 2007, Columbia Financial reported net income of $1,467,000. This reflects an increase of $142,000, or 10.7%, from net income of $1,325,000 in 2006. Earnings per share increased $0.10 or 10.7% to $1.03 in 2007 from $0.93 in 2006. Columbia Financial’s return on average assets (ROAA) decreased to 0.47% in 2007, compared to 0.50% in 2006. Columbia Financial’s return on average equity (ROAE) increased to 7.07% in 2007, compared to 6.75% in 2006. For the year 2006, Columbia Financial reported net income of $1,325,000. This reflects an increase of $268,000, or 25.3%, from net income of $1,057,000 in 2005. Earnings per share increased $0.19, or 25.7%, to $0.93 in 2006 from $0.74 in 2005. Columbia Financial’s ROAA increased to 0.50% in 2006 from 0.40% in 2005. Columbia Financial’s ROAE increased to 6.75% in 2006 from 5.22% in 2005.

     Net Interest Income. The principal source of revenue for Columbia Financial is net interest income. Net interest income is the difference between interest earned on loans and securities (earning assets) and interest paid on deposits and borrowings (interest-bearing liabilities). Net interest income on a fully tax equivalent basis increased by $1,711,000, or 22.2%, when comparing 2007 to 2006. The primary reason for the increase in net interest income in 2007 is due to Columbia Financial’s purchase of two branches of Keystone Nazareth Bank & Trust (“KNBT”) in December 2006 which added $34,137,000 in deposits and $12,584,000 in loans and which allowed Columbia Financial to invest approximately $12,000,000 of available funds from this acquisition in its portfolio. Net interest income also increased due to management’s decision to restructure the investment securities portfolio in April 2007 by selling approximately $43,435,000 of securities available for sale yielding an average of 3.92% and reinvesting the proceeds in securities yielding an average of 5.50%. Columbia Financial realized a loss of $1,124,000 on the sale. Management expects the loss will be recaptured in 18 months from the benefit of these higher yielding securities. The net interest margin for 2007 increased to 3.29% from 3.07% in 2006. Net interest margin is calculated by dividing net interest income by average earning assets. When comparing 2006 to 2005, net interest income decreased by $377,000, or 4.7%, and Columbia Financial’s net interest margin decreased to 3.07% in 2006 from 3.27% in 2005.
     The following table provides the calculation of net interest income on a tax-equivalent basis for the years presented. Columbia Financial invests in tax-exempt municipal securities and tax-exempt loans from local municipalities.
TAX-EQUIVALENT NET INTEREST INCOME

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005

Interest income	$17,644	$13,856	$12,977
Interest expense	8,429	6,348	5,036

Net interest income	9,215	7,508	7,941
Tax-equivalent adjustment	203	199	143

Net interest income (fully taxable equivalent)	$9,418	$7,707	$8,084

     The following table illustrates the average balances of assets, liabilities and stockholders’ equity, the related interest income and expense, the corresponding weighted average yields and the net interest margins over the past three years. Non-accruing loans are included in the balances of average loans. Interest income on the non-accruing loans is not included.
AVERAGE BALANCE SHEET AND RATE ANALYSIS

	THREE YEARS ENDED DECEMBER 31
(Dollars in thousands)	2007			2006			2005
	Average			Average			Average
	Balance	Interest	Average	Balance	Interest	Average	Balance	Interest	Average
	(1)	Inc./Exp	Yd/Rate	(1)	Inc./Exp	Yd/Rate	(1)	Inc./Exp	Yd/Rate
ASSETS:
Investment Securities:
U.S. Treasury and Agency Securities	$106,135	$5,435	5.12%	$95,430	$3,909	4.10%	$88,549	$3,278	3.70%
Obligations of State and Political Subdivisions (3)	7,276	411	5.65%	6,467	362	5.60%	4,440	259	5.83%
Other Securities	2892	100	3.46%	3,066	105	3.42%	2,974	106	3.56%
Federal Home Loan Bank Stock	844	59	6.99%	942	52	5.52%	784	23	2.93%

Total Investment Securities	117,147	6,005	5.13%	105,905	4,428	4.18%	96,747	3,666	3.79%

Federal Funds Sold	7,933	395	4.98%	4,216	209	4.96%	5,387	185	3.43%

Total Loans (2)(3)(4)	161,190	11,447	7.10%	140,671	9,418	6.69%	145,286	9,269	6.38%

Total Interest-Earning Assets	286,270	17,847	6.23%	250,792	14,055	5.60%	247,420	13,120	5.30%

Allowance for Loan Losses	(1,952)			(2,240)			(1,853)
Cash and Due from Banks	7,203			6,231			6,131
Other Assets	18,945			12,471			12,394

Total Assets	$310,466			$267,254			$264,092

LIABILITIES AND CAPITAL:
Interest-Bearing Deposits:
Demand Deposits	$66,346	1,069	1.61%	$66,291	1,011	1.53%	$76,125	949	1.25%
Savings Deposits	30,721	182	0.59%	29,021	171	0.59%	30,614	181	0.59%
Time Deposits	131,776	5,772	4.38%	104,195	4,064	3.90%	96,563	3,346	3.47%

Total Deposits	228,843	7,023	3.07%	199,507	5,246	2.63%	203,302	4,476	2.20%

Borrowings:
Securities Sold Under Agreement To Repurchase	23,561	1,038	4.41%	17,187	772	4.49%	15,733	472	3.00%
Junior Subordinated Debentures	4,640	339	7.31%	1,195	85	7.11%	—	—	0.00%
Other Borrowings	555	29	5.23%	4,633	245	5.29%	2,725	88	3.23%

Total Borrowings	28,756	1,406	4.89%	23,015	1,102	4.79%	18,458	560	3.03%

Total Interest-Bearing Liabilities	257,599	8,429	3.27%	222,522	6,348	2.85%	221,760	5,036	2.27%

Non-Interest-Bearing Demand Deposits	30,681			24,142			21,375
Other Liabilities	1,448			962			715
Stockholders’ Equity	20,738			19,628			20,242

Total Liabilities and Stockholders’ Equity	$310,466			$267,254			$264,092

TAX-EQUIVALENT NET INTEREST INCOME/ NET INTEREST MARGIN (4)		$9,418	3.29%		$7,707	3.07%		$8,084	3.27%

(1)	Average balances were derived using daily averages.

(2)	Interest on loans includes fee income.

(3)	Yields on tax-exempt loans and securities have been computed on a tax-equivalent basis, using a tax rate of 34 percent.

(4)	Average loans include non-accrual loans.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

     On a fully tax equivalent (“fte”) basis, total interest income for the year ended December 31, 2007 totaled $17,847,000, an increase of $3,792,000, or 27.0%, when compared to the same time period in 2006. The average yield on interest-earning assets increased from 5.60% in 2006 to 6.23% in 2007. Average interest-earning assets increased by $35,478,000, or 14.1%, in 2007. In December of 2006 Columbia Financial purchased the two Columbia County branches of KNBT. This purchase added approximately $24,584,000 in interest-earning assets to Columbia Financial. The remaining increase in average interest-earning assets was a result of normal growth.
     The average balances in the loan portfolio increased by $20,519,000, or 14.6% when comparing year end 2007 to 2006. This increase was the result of $12,584,000 of loans receivable acquired in the branch purchase in December 2006 plus normal bank growth. In early 2007 First Columbia Bank focused its marketing efforts on Fixed Home Equity loans.
     In 2006, the tax-effected yield on loans was 6.69%, as compared to 7.10% in 2007, an increase of 41 basis points (0.41%). There were several reasons for the increased yields on the loan portfolio. The yields on the purchased loans were higher than the current weighted average yield on the entire portfolio; thus increasing the yield on the entire portfolio. Also, Columbia Financial has a portfolio of prime-based loans. In January 2006 the prime rate as published in the Wall Street Journal was 7.50%. This rate rose to 8.25% by the end of June 2006 and remained there until September 2007. Therefore, not only was the prime-based portfolio earning at a higher rate, new loans that were originated in 2007 were also at a higher rate. Another reason for the higher yielding portfolio was in 2006 Columbia Financial had an average of $3,911,000 in non-accruing loans and in 2007 the average non-accruing loans had declined to $1,094,000.
     Interest income from total loans increased by $2,029,000, or 21.5% when comparing 2006 to 2007. This is a result of both a larger average loan portfolio, which increased interest income by $1,374,000, and a higher yielding portfolio which increased interest income by $655,000.
     The average balances in the investment portfolio increased by $11,242,000, or 10.6%, when comparing 2007 to 2006. Funds acquired in the purchase of the two branches were invested in Columbia Financial’s investment portfolio resulting in the increased balance. The average yield of the investment portfolio increased from 4.18% in 2006 to 5.13% in 2007, a change of 95 basis points (0.95%). The increase is the result of the decision of management in the second quarter of 2007 to restructure the investment portfolio by selling approximately $43,435,000 of investment securities yielding an average of 3.92% from the available for sale category and reinvesting the proceeds from these sales in securities with yields averaging approximately 5.50%. The result of this transaction was an addition to interest income of approximately $350,000 in 2007.
     Total interest expense for the year ended December 31, 2007 equaled $8,429,000, an increase of $2,081,000, or 32.8%, when compared to year end 2006. In 2007 interest expense on deposits totaled $7,023,000; in 2006 the same expense totaled $5,246,000, an increase of $1,777,000, or 33.9%. Total average deposits increased by $29,336,000, or 14.7%, from 2006 to 2007. Much of the increase in deposits was the result of Columbia Financial’s acquisition of the two branches of KNBT. For the same period, the average cost of all deposits increased from 2.63% in 2006 to 3.07% in 2007, an increase of 44 basis points (0.44%). Columbia Financial’s most expensive deposit is the certificates of deposit. Most of the average deposit growth, $27,581,000, or 94.1% of the total deposit growth, occurred in this category, resulting in a higher cost of funds for the entire category of deposits.
     In 2006, the average cost of time deposits was 3.90%; in 2007 this cost increased to 4.38%, an increase of 48 basis points (0.48%). During 2006, the Federal Open Market Committee (“FOMC”) raised short term interest rates three times. In January the federal funds rate (target rate at which depository institutions lend balances to other depository institutions) was 4.50%. By June 2006, the federal funds rate rose to 5.25% and stayed there for 18 months. In September 2007 the rate dropped to 4.75% and ended the year at 4.25%. Columbia Financial has been successful in attracting customers by offering a no penalty certificate of deposit with a one year term. In a rising rate environment lasting longer than 12 months the entire portfolio of certificates will reprice at a higher interest rate. However, because of the no penalty option, these certificates can be attractive to Columbia Financial’s customers at a rate less than the same term with an early withdrawal penalty.

     Interest expense from borrowings increased $304,000, or 27.6% when comparing 2006 to 2007. In 2006, Columbia Financial borrowed an average of $23,015,000 at a weighted average cost of 4.79% from all sources. In 2007, the amount borrowed increased to an average of $28,756,000, and the weighted average cost increased to 4.89%. At the end of the third quarter 2006, Columbia Financial issued $4,640,000 in junior subordinated debentures due December 15, 2036 to Columbia Financial Statutory Trust I. The weighted average cost for these debentures was 7.11% for 2006 and 7.31% for 2007. The average balance in this category for 2007 was $4,640,000 and $1,195,000 for 2006. The remainder of the average funds borrowed in 2006 and 2007 were short term and immediately repriceable. The federal funds rate has a direct effect on the cost of short-term borrowings of Columbia Financial, leading to the increased cost of these funds.
     On a fully tax equivalent (“fte”) basis, total interest income for the year ended December 31, 2006 totaled $14,055,000, an increase of $935,000, or 7.1%, when compared to the same time period in 2005. The average yield on interest-earning assets increased from 5.30% in 2005 to 5.60% in 2006. Average interest-earning assets increased by $3,372,000, or 1.4%, when comparing 2006 to 2005.
     The average balances in the loan portfolio declined by $4,615,000, or 3.2%, when comparing year end 2006 to 2005. Interest income from total loans increased by $149,000, or 1.6% when comparing 2005 to 2006. In 2005 the tax-effected yield on loans was 6.38%, as compared to 6.69% in 2006, an increase of 31 basis points (0.31%).
     The average balances in the investment portfolio increased by $9,158,000, or 9.5%, when comparing 2006 to 2005. For the same period, the average yield of the investment portfolio increased from 3.79% in 2005 to 4.18% in 2006, a change of 39 basis points (0.39%). The increased balances and a higher yielding portfolio resulted in an increase in interest income from the investment securities of $762,000, or 20.8% when comparing 2006 to 2005.
     Total interest expense for the year ended December 31, 2006 equaled $6,348,000, an increase of $1,312,000, or 26.1%, when compared to year end 2005. In 2006, interest expense on deposits totaled $5,246,000; in 2005 the same expense totaled $4,476,000. For the same period, the average cost of all deposits increased from 2.20% in 2005 to 2.63% in 2006, an increase of 43 basis points (0.43%). In 2005, the average cost of time deposits was 3.47%; in 2006 this cost increased to 3.90%, an increase of 43 basis points (0.43%). In 2005, Columbia Financial borrowed an average of $18,458,000 at a weighted average cost of 3.03% from all sources. In 2006 the amount borrowed increased to an average of $23,015,000, and the weighted average cost increased to 4.79%.
     Components of Net Interest Income. The following table illustrates the relative impact on net interest income from changes in the volume of the interest-earning assets or interest-bearing liabilities and changes in rates earned or paid on those balance sheet items. Total interest income (fte) for 2007 was $3,792,000 higher than 2006. Of this amount, an increase of $2,030,000 was attributable to changes in the average volume of earning assets, and, $1,762,000 was attributable to changes in the average rate earned on these assets. Total interest expense for 2007 was $2,081,000 higher than 2006. Of this amount, an increase of $679,000 was attributable to changes in the average rate paid on interest-bearing liabilities and an increase of $1,402,000 was attributable to changes in the average volume of these liabilities. Total interest income (fte) for 2006 was $935,000 higher than 2005. Of this amount, an increase of $18,000 was attributable to changes in the average volume of earning assets, and the majority of the increase, $917,000, was attributable to changes in the average rate earned on these assets. Total interest expense for 2006 was $1,312,000 higher than 2005. Of this amount, an increase of $324,000 was attributable to changes in the average volume of interest-bearing liabilities and an increase of $988,000 was attributable to changes in the average rate paid on these liabilities.

RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME (1) (2)
Years Ended December 31,

	2007 COMPARED TO 2006			2006 COMPARED TO 2005
(Dollars in thousands)	VOLUME	RATE	NET	VOLUME	RATE	NET

Interest Income:
Federal funds sold	$84	$2	$186	$(40)	$64	$24
U.S. Treasury and agency securities	438	1,088	1,526	255	376	631
Obligations of state and political subdivisions	45	4	49	118	(15)	103
Other securities	(6)	1	(5)	3	(4)	(1)
Federal Home Loan Bank Stock	(5)	12	7	5	24	29
Total net loans	1,374	655	2,029	(323)	472	149

Total Interest Income	$2,030	$1,762	$3,792	$18	$917	$935

Interest Expense:
Demand deposits	$1	$57	$58	$(123)	$185	$62
Savings deposits	10	1	11	(9)	(1)	(10)
Time deposits	1,076	632	1,708	264	454	718
Securities sold under agreement to repurchase	286	(20)	266	44	256	300
Junior subordinated debentures	245	9	254	86	—	86
Other borrowings	(216)	—	(216)	62	94	156

Total Interest Expense	$1,402	$679	$2,081	$324	$988	$1,312

Net Interest Income	$628	$1,083	$1,711	$(306)	$(71)	$(377)

(1)	Interest income on tax-exempt loans and securities is presented on a tax-equivalent basis using a tax rate of 34 percent.

(2)	Changes due to both volume and rates have been allocated in proportion to the relationship of the dollar amount change in each.
     Provision for Loan Losses. Management performs a detailed analysis to evaluate the allowance for loan losses and to determine the amount of the provision. The provision for loan losses for the year ended December 31, 2007 was $300,000 compared to $750,000 in 2006, a decrease of $450,000, or 60.0%. For the years ended December 31, 2006 and 2005, the amount of the provision was $750,000 and $1,305,000, respectively. In 2006 the provision was decreased by $555,000, or 42.5%, when compared to 2005. In 2005, it was deemed necessary to increase the provision for loan losses because of the increased amount of non-accruing loans and the identification of several commercial relationships which management identified as impaired. The provision for loan losses in 2007 is reflective of the normal increases in loan volume. The larger provisions in 2006 and 2005 were because of increases in non-accruing loans and several large credits which had the potential to become non-accruing. The section in this discussion on Allowance for Loan Losses and Note 5 in the Notes to Consolidated Financial Statements further describe the components of the Allowance for Loan Losses.
     Non-Interest Income. Total non-interest income in 2007, before including net realized gains (losses) on sales of securities and the charge for other than temporary impairment of equity securities, showed an increase over 2006 of $523,000, or 19.2%. When comparing 2006 to 2005, this category showed an increase of $328,000, or 13.7%. The table below illustrates the changes in several broad categories of non-interest income for the years indicated.

TABLE OF NON-INTEREST INCOME

		2007/2006			2006/2005			2005/2004
(Dollars in thousands)		Increase/(Decrease)			Increase/(Decrease)			Increase/(Decrease)
	2007	Amount	%	2006	Amount	%	2005	Amount	%	2004

Service charges on deposits	$1,371	$266	24.1%	$1,105	$(72)	(6.1)%	$1,177	$45	4.0%	$1,132
Trust department income	535	102	23.6%	433	$23	5.6%	410	$(34)	(7.7)%	444
Earnings on investment in life insurance	134	6	4.7%	128	3	2.4%	125	(2)	(1.6)%	127
Mortgage banking activities	223	126	129.9%	97	(13)	(11.8)%	110	4	3.8%	106
Gain (loss) on sale of bank premises	—	(184)	—	184	184	—	—	11	—	(11)
Financial services fee income	278	109	64.5%	169	90	113.9%	79	(132)	(62.6)%	211
ATM and interchange fees	510	78	18.1%	432	83	23.8%	349	96	37.9%	269
Other	197	20	11.3%	177	30	20.4%	147	(82)	(35.8)%	213

Subtotal	$3,248	$523	19.2%	$2,725	$328	13.7%	$2,397	$(94)	(3.8)%	$2,491
Net realized gains (losses) on sales of securities available for sale	(1,016)	(1,200)	(652.2)%	184	18	10.8%	166	$(169)	(50.4)%	335
Impairment of equity securities	(400)	(400)	—	—	—	—	—	—	—	—

Total	$1,832	$(1,077)	(37.0)%	$2,909	$346	13.5%	$2,563	$(263)	(9.3)%	$2,826

     The largest category of non-interest income is the service charges and fees generated from Columbia Financial’s deposit accounts. This category increased by $266,000, or 24.1%, when comparing 2007 to 2006. The increased number of deposit accounts from the branch purchase resulted in the increased service charge and fee income for 2007. This category decreased by $72,000, or 6.1%, when comparing 2006 to 2005. The reason for the decline in 2006 was First Columbia Bank stopped charging customers a monthly fee for ATM and debit cards.
     In 2007, income from First Columbia Bank’s Trust Department increased by $102,000, or 23.6%, from 2006. Much of this increase was attributed to increased customer base and a revised fee schedule. When comparing 2005 to 2006, the income from this department increased by $23,000, or 5.6%. Most of the income from the Trust Department is generated from fees collected from individual and corporate clients.
     The income derived from Columbia Financial’s Financial Services Division equaled $278,000 in 2007. This is an increase of $109,000 or 64.5% over 2006. First Columbia Bank instituted a program to incent branch personnel to refer potential clients to this division. The success of this program is reflected in the increased income generated by this division. In 2006, this income equaled $169,000, an increase of $90,000, or 113.9% over 2005, when the income from this division equaled $79,000. The financial service division was reorganized in 2004. Over time the income from this division has increased because of an expanding customer base.
     Columbia Financial receives fees for originating and servicing residential real estate loans, which are subsequently sold to the Federal Home Loan Mortgage Corporation (“Freddie Mac”). Income earned on these mortgage banking activities equaled $223,000 in 2007, an increase of $126,000, or 129.9%, from 2006 when Columbia Financial earned $97,000. One of the reasons for this increase is First Columbia Bank hired a Mortgage Originator whose sole responsibility is to originate residential mortgages. In 2007, $8,686,000 residential loans were originated and then sold at a gain of $137,000 compared to 2006 when $1,636,000 residential loans were originated and sold at a gain of $34,000. Income earned on these mortgage banking activities equaled $110,000 in 2005.
     Other income increased $98,000, or 16.1%, from 2006 to 2007. Additional fee income on debit cards and foreign ATM usage was realized because of the additional customer base acquired in the branch purchase.
     In 2006, Columbia Financial sold property adjacent to its Buckhorn Office and realized a gain from the sale of $184,000. The gain was a one-time occurrence resulting in a decrease in this category for 2007 of the same amount.
     In 2007, Columbia Financial had a net realized loss of $1,016,000 on securities sold compared to a $184,000 net realized gain in 2006. In the second quarter of 2007, First Columbia Bank made the decision to restructure the investment portfolio by selling approximately $43,435,000 of investment securities yielding an average 3.92% from the available for sale category. This sale resulted in a realized loss of $1,124,000. The proceeds from these sales were reinvested in securities with yields averaging approximately 5.50%. The result of this transaction was an addition to interest income of approximately $350,000 in 2007 and $720,000 anticipated in 2008. Management expects the gross realized loss on the restructuring of $1,124,000 will be recaptured in approximately 18 months with the benefit of a higher yielding investment portfolio to continue into the future.
     In 2007, Columbia Financial concluded that certain equity securities with a cost basis of $813,000 were other than temporarily impaired and recorded an impairment charge of $400,000. Management has been closely monitoring the market value of each security in a portfolio of equity holdings of other financial institutions. To determine other than temporary impairment, management analyzed each equity security with market value declines for the length and extent to which the market value was less than cost. The financial conditions and near-term prospects of the issuer were evaluated along with specific events that influenced the operations of the issuer. In 2006 and 2005 Columbia Financial had net realized gains on equity securities sold of $184,000, and $166,000, respectively. These gains are the results of Columbia Financial selling securities in this portfolio which are classified as available for sale.
     Non-Interest Expenses. Total non-interest expenses for the year ended December 31, 2007 increased by $860,000, or 10.7%, over the year ended December 31, 2006. Total non-interest expense for the year ended December 31, 2006 increased by $86,000, or 1.1%, over the year ended December 31, 2005. The table below illustrates the changes in several broad categories of non-interest expense for the years indicated.
TABLE OF NON-INTEREST EXPENSES

		2007/2006			2006/2005			2005/2004
		Increase/(Decrease)			Increase/(Decrease)			Increase/(Decrease)
(Dollars in thousands)	2007	Amount	%	2006	Amount	%	2005	Amount	%	2004

Salaries and employee benefits	$4,721	$343	7.8	$4,378	$(31)	(0.7)	$4,409	$532	13.7	$3,877
Occupancy	633	98	18.3	535	(5)	(0.9)	540	82	17.9	458
Furniture and equipment	916	69	8.1	847	75	9.7	772	40	5.5	732
Advertising	165	(7)	(4.1)	172	9	5.5	163	43	35.8	120
ATM processing fees	379	70	22.7	309	37	13.6	272	59	27.7	213
Pennsylvania bank shares tax	196	9	4.8	187	1	0.5	186	(4)	(2.1)	190
Other	1,861	278	17.6	1,583	—	0.0	1,583	18	1.2	1,565

Total	$8,871	$860	10.7	$8,011	$86	1.1	$7,925	$770	10.8	$7,155
							-
     Salaries and employee benefits increased by $343,000, or 7.8%, when comparing 2007 to 2006. Merit increases, additional staff due to the acquisition of two branches in December 2006 and the continuing rising costs for various bank-sponsored employee benefits account for much of the additional increases in this expense category. Salaries and employee benefits decreased in total by $31,000, or 0.7%, when comparing 2006 to 2005. In 2005, Columbia Financial’s defined benefit plan was terminated. In 2005, the expense related to the pension plan was $296,000. The termination was concluded in 2005 and there were no additional costs in 2006 related to the defined benefit plan. Other than the pension plan, all other expenses related to salaries and employee benefits increased by $265,000 when comparing 2006 to 2005.
     Columbia Financial has a 401(k) profit sharing plan covering virtually all employees. Employees may contribute up to 100% of their salary, subject to certain limitations, to the plan. Columbia Financial provides a matching contribution to the plan up to 4.0%. This contribution totaled $132,000, $115,000, and $93,000 in 2007, 2006, and 2005, respectively. In 2007, Columbia Financial also made a discretionary contribution to the plan of $93,000. In 2006 and 2005 this amount equaled $90,000 and $73,000, respectively.
     Expenses from occupancy and furniture and equipment increased $98,000 or 18.3% and $69,000 or 8.1% respectively from 2006 to 2007. In the fourth quarter of 2006, First Columbia Bank acquired two buildings in the acquisition of the two Columbia County branches of KNBT. The increases in the categories of occupancy and furniture and equipment are attributable to additional expenses from the acquired buildings. Occupancy expenses decreased

$5,000 or 0.9% and furniture and equipment expenses increased $75,000 or 9.7% when comparing 2006 to 2005. The majority of the increase in furniture and equipment category was primarily due to increased costs in software maintenance and additional hardware related to Columbia Financial’s core processing.
     ATM processing fees increased $70,000 or 22.7% from 2006 to 2007. The increased number of deposit accounts from the branch purchase contributed to the increased use of ATMs and the fees charged by the service provider for ATM transactions increased accordingly. From 2005 to 2006, ATM processing fees increased by $37,000 or 13.6%. One of the reasons for the increased processing fees is the increased number of cards issued in response to management’s decision to remove any monthly fees associated with having a debit card.
     The category other expenses increased from $1,583,000 to $1,861,000 from 2006 to 2007. The $278,000, or 17.6% increase is due primarily to expenses related to loan foreclosures of $100,000 and $80,000 in merger expenses. On November 29, 2007, Columbia Financial signed a definitive agreement to join forces in a merger transaction with CCFNB Bancorp. The expenses incurred were related to preliminary costs of the merger.
     Income Tax Expense. Income tax expense for the years ended December 31, 2007, 2006 and 2005 equaled $409,000, $331,000, and $217,000, respectively. For the year 2006, income before income taxes equaled $1,656,000. For the year 2007, this income increased by $220,000, or 13.3%, to equal $1,876,000. The increase in the pre-tax income for the year 2007 has resulted in a corresponding increase in income tax expense when comparing the year end results to 2006. For the year 2006, this income increased by $382,000, or 30.0%, to equal $1,656,000. The increase in pre-tax income for the year 2006 resulted in a corresponding increase in income tax expense. Columbia Financial’s effective tax rate for 2007, 2006 and 2005 equaled 21.8%, 20.0%, and 17.0%, respectively. The difference in Columbia Financial’s effective tax rate and the federal statutory income tax rate of 34% is due principally to tax-exempt income and tax credits on low income housing investments.
     Financial Condition Overview. Total assets of Columbia Financial increased to $314,935,000 at year end 2007, an increase of $10,360,000 or 3.4%, over year end 2006. The investment portfolio increased to $123,548,000 on December 31, 2007, an increase of $14,801,000, or 13.6%, over year end 2006. Net loans of Columbia Financial increased to $159,542,000 at year end 2007, an increase of $5,261,000, or 3.4%. On the liability side of the balance sheet, total deposits were $259,212,000 at year end 2007, an increase over year end 2006 of $4,358,000, or 1.7%.
     Securities. The investment portfolio of Columbia Financial consists primarily of U.S. Government agencies and corporations securities, mortgage-backed securities, municipal securities and equity securities. The high quality of the investment portfolio is illustrated by the fact that 100% of the debt securities are either rated AAA or are U.S. Government agencies. The portfolio of marketable equity securities is composed entirely of investments in the common stock of various other financial institutions. Columbia Financial also has an investment in restricted equity securities, which consists entirely of the common stock of the Federal Home Loan Bank of Pittsburgh (“FLHB-Pgh”). As of December 31, 2007, Columbia Financial held no securities of any one issue or issuer (excluding the U.S. Government agencies and corporations) that were in excess of 10 percent of stockholders’ equity.
     The following table illustrates the maturities and weighted average yield of the securities portfolio at amortized cost as of December 31, 2007. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average yields on tax-exempt obligations of state and political subdivisions have been adjusted to a tax equivalent basis using an incremental rate of 34%. The effective duration of the total investment portfolio is approximately four years.

			After one year		After five years
	Within one year		through five years		through ten years		After ten years
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Government agencies or corporations	$2,069	4.85%	$11,826	4.79%	$31,500	5.56%	$66,939	5.47%
State & political subdivisions	—	—	2,148	5.50%	3,643	5.72%	2,004	5.83%
Equity securities	—	—	—	—	—	—	2,474	3.85%

Total securities	$2,069	4.85%	$13,974	4.90%	$35,143	5.57%	$71,417	5.42%

     In accordance with Statement of Financial Accounting Standards No.115 (SFAS 115) “Accounting for Certain Investments in Debt and Equity Securities,” the investment portfolio is classified into two categories — available for sale and held to maturity. Columbia Financial does not have a trading account. The vast majority of the investment portfolio is classified as available for sale to provide the flexibility for any liquidity needs. At year end 2007, the total investment portfolio stood at $123,548,000, an increase of $14,801,000, or 13.6%, over the balance of $108,747,000 at year end 2006. All the securities Columbia Financial purchased in 2007, 2006 and 2005 were placed in the available for sale portfolio.
     The portfolio is structured to provide adequate liquidity, maximize the return on invested funds within acceptable risk parameters, meet pledging requirements and to serve as the primary asset pool for the management of interest rate risk. Because Columbia Financial is funded by liabilities, which are generally short term in nature, management attempts to keep the maturities of the investment portfolio predominantly short. The composition and carrying value of both portfolios for end-of-years 2007, 2006 and 2005 is illustrated in the following table.

	INVESTMENT SECURITIES
(Dollars in thousands)	2007		2006		2005
	Available	Held to	Available	Held to	Available	Held to
	for Sale	Maturity	for Sale	Maturity	for Sale	Maturity

U.S. Government agencies or corporations	$113,198	$57	$98,555	$112	$93,479	$211
State and political subdivisions	7,820	—	6,469	—	5,882	—
Marketable equity securities	2,473	—	3,611	—	3,570	—

Total securities	$123,491	$57	$108,635	$112	$102,931	$211

     Loans. Loans outstanding are the most significant component of earning assets of Columbia Financial. The following table illustrates the composition of the loan portfolio for the dates indicated:
LOAN PORTFOLIO
As of December 31,

(Dollars in thousands)	2007		2006		2005		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Commercial-secured by real estate	$52,986	32.80%	$53,582	34.32%	$51,766	37.15%	$54,830	37.61%	$59,524	39.93%
Commercial—other	20,489	12.68%	19,017	12.18%	16,693	11.98%	16,129	11.06%	14,004	9.39%
Tax exempt	2,800	1.73%	2,338	1.50%	3,318	2.38%	3,220	2.21%	3,696	2.48%
Real estate-residential loans	40,797	25.25%	40,979	26.24%	44,951	32.26%	49,689	34.09%	52,048	34.91%
Real estate-home equity loans	37,435	23.17%	33,638	21.55%	17,086	12.26%	14,478	9.93%	12,754	8.55%
Construction loans	1,606	0.99%	795	0.51%	460	0.33%	1,310	0.90%	476	0.32%
Consumer loans	5,463	3.38%	5,772	3.70%	5,076	3.64%	6,128	4.20%	6,592	4.42%

Gross loans	161,576	100.00%	156,121	100.00%	139,350	100.00%	145,784	100.00%	149,094	100.00%
Less:
Unearned discount	2		3		5		8		9
Unamortized loan fees (costs)	(1)		51		113		138		164

Total loans, net of unearned income	$161,575		$156,067		$139,232		$145,638		$148,921

     At year end 2007 total gross loans equaled $161,576,000, an increase of $5,455,000, or 3.5% over year end 2006. The commercial loan portfolio, including tax-exempt loans, increased by $1,338,000, or 1.8%, when comparing year end 2007 to year end 2006. The category of real estate-residential and construction loans on the balance sheet increased by $629,000, or 1.5% when comparing the balance at December 31, 2007 to December 31, 2006. Columbia Financial participates in the secondary mortgage market for residential loans. This participation has allowed Columbia Financial to offer its customers a wider variety of mortgage products without having to retain such loans in Columbia Financial’s portfolio. Columbia Financial retains servicing rights and receives a fee for performing this function. In 2007 Columbia Financial originated $8,686,000 in residential loans, which were sold. Real-estate home equity and consumer loans increased by $3,488,000 or 8.9% when comparing end of year 2007 to 2006. At year end 2006 First Columbia acquired the two Columbia County branches of KNBT. Included in the purchase was approximately $12,584,000 in consumer loans.
     The following table shows the maturity or repricing of loans in specified categories of First Columbia Bank’s loan portfolio at December 31, 2007, and the amount of such loans with predetermined fixed rates or with floating rates or adjustable rates. Expected payments are included in the table.
LOAN MATURITIES AND INTEREST SENSITIVITY

December 31, 2007	In One	One Year	Five Years	After
	Year	Through	Through	Ten
(Dollars in thousands)	Or Less	Five Years	Ten Years	Years	Total

Commercial	$25,179	$39,674	$8,292	$3,130	$76,275
Real estate-residential loans	7,932	22,741	7,330	2,794	40,797
Real estate-home equity loans	7,870	12,935	11,129	5,501	37,435
Construction loans	1,606	—	—	—	1,606
Consumer	2,493	2,921	49	—	5,463

	$45,080	$78,271	$26,800	$11,425	$161,576

Amount of such loans with:
Predetermined fixed rates	$9,652	27,123	$18,129	$7,967	$62,871
Floating or adjustable rates	35,428	51,148	8,671	3,458	98,705

Total	$45,080	$78,271	$26,800	$11,425	$161,576

     Asset Quality. Non-performing assets include accruing loans past due 90 days or more, non-accruing loans, restructured loans, foreclosed real estate and other repossessed assets. The following table presents a summary of Columbia Financial’s non-performing assets as of the dates indicated.
NON-PERFORMING ASSETS

	As of December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003

Non-accrual loans	$1,267	$2,495	$4,345	$525	$872
Foreclosed assets	—	82	—	65	81
Loans past-due 90 days or more still accruing	—	—	—	—	—

Total non-performing assets	$1,267	$2,577	$4,345	$590	$953

Non-performing assets to period-end loans and foreclosed assets	0.78%	1.65%	3.12%	0.40%	0.64%
Total non-performing assets to total assets	0.40%	0.85%	1.65%	0.23%	0.42%
Total allowance for loan losses to total non-performing loans	160.46%	71.58%	61.54%	307.24%	175.69%
Non-accrual loans:
Interest income that would have been recorded under original terms	$212	$398	$348	$40	$83
Interest income recorded during the period	$26	$62	$214	$26	$48
     Non-accrual loans are those loans on which the accrual of interest has ceased. The accrual of interest is discontinued when the contractual payment of principal and interest has become 90 days past due or management has serious doubts about further collectability of principal and interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well-secured. Non-accrual loans in 2007 totaled $1,267,000 compared to $2,495,000 in 2006 and $4,345,000 in 2005. Loans not included in the above non-performing assets table, but where known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms totaled $3,556,000 at

December 31, 2007. In 2007, loans 30-89 days past due totaled $2,121,000 compared to $965,000 in 2006 and $2,020,000 in 2005.
     Allowance for Loan Losses. The allowance for loan losses represents management’s best estimate of the known and inherent losses in the existing loan portfolio. Management believes that it uses the best information available to make determinations about the adequacy of the allowance and that it has established its existing allowance for loan losses in accordance with U.S. generally accepted accounting principles (“GAAP”). The determination of an appropriate level of the allowance for loan losses is based upon an analysis of the risks inherent in Columbia Financial’s loan portfolio. Management uses various tools to assess the appropriateness of the allowance for loan losses.
     After consideration of a variety of factors, including local and national economic conditions, credit problems identified through analysis of loans performed by both Columbia Financial’s and independent loan review personnel, evaluation of individual borrowers’ management and financial abilities, adequacy of collateral, historical loan loss experience and growth and composition of the loan portfolio, management believes the allowance for loan losses at December 31, 2007 is adequate to absorb potential loan losses. Management is committed to work with borrowers to resolve credit issues. Management monitors the loan portfolio to identify risks on a timely basis so that an appropriate allowance for loan losses can be maintained.
     While management uses available information to estimate the appropriate level for loan losses, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Columbia Financial’s allowance for loan losses. Such agencies may require Columbia Financial to increase the allowance for loan losses based on their judgments about information available to them at the time of their examination. The allowance for loan losses at December 31, 2007 was $2,033,000, or 1.26%, of total loans. The allowance for loan losses at December 31, 2006 was $1,786,000, or 1.14%, of total loans, as compared to $2,674,000 at December 31, 2005, which represented 1.92% of total loans. A loan is considered impaired, based on current information and events, if it is probable that Columbia Financial will be unable to collect the scheduled payments of principal and interest when due according to the terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. At December 31, 2007, the recorded investment in loans classified as impaired was $828,000 compared to $2,385,000 at December 31, 2006. The reason for the decrease was due to the payoff of one large impaired loan after the collateral was sold by the borrower. At December 31, 2007 and 2006, the related allowance for loan losses recorded for these impaired loans was $164,000 and $56,000, respectively. The loans that have been identified as impaired are all collateral-dependent.
     In 2005, management determined several commercial relationships were impaired. As the following table illustrates, it was deemed necessary to increase the provision for loan losses in 2005 to provide for the increased amount of non accruing loans. In 2006, $1,663,000 of these impaired loans were charged off. Due to the decrease in impaired loans, the provision for loan losses in 2006 of $750,000 was $555,000, or 42.5% less than the amount for 2005. Management quarterly performs a detailed analysis to evaluate the allowance for loan losses and to determine the amount of the provision. The provision for loans losses for 2007 equaled $300,000, a decrease of $450,000, or 60%, when compared to the amount of the provision for 2006.

     The following table presents the activity in the allowance for loan losses for the periods indicated.
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

	For Years Ended December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003

Loans Outstanding at End of Period	$161,575	$156,067	$139,232	$145,638	$148,921
Average Loans Outstanding during the Period	$161,190	$140,671	$145,286	$147,650	$140,182

Balance at beginning of period	$1,786	$2,674	$1,613	$1,532	$1,484
Charge-offs:
Commercial, industrial, and agricultural	81	—	16	206	51
Real estate — commercial	—	1,663	100	2	83
Real estate — residential	2	1	26	2	17
Consumer loans	116	38	117	77	46

	199	1,702	259	287	197

Recoveries:
Commercial, industrial, and agricultural	1	14	1	—	—
Real estate — commercial	113	2	—	—	—
Real estate — residential	13	3	3	—	—
Consumer loans	19	45	11	8	15

	146	64	15	8	15

Net charge-offs	53	1,638	244	279	182
Provision for loan losses	300	750	1,305	360	230

Balance at end of period	$2,033	$1,786	$2,674	$1,613	$1,532

Ratio of net charge-offs during the period to average loans outstanding during the period	0.03%	1.17%	0.17%	0.19%	0.13%
Allowance for loan losses to year end loans	1.26%	1.14%	1.92%	1.11%	1.03%
     The following table sets forth the allocation of the allowance for loan losses by category of loans.
ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

December 31,
(Dollars in thousands)	2007	%*	2006	%*	2005	%*	2004	%*	2003	%*

Commercial	$416	14.41%	$276	13.68%	$294	14.36%	$291	13.27%	$264	11.87%
Real estate — commercial	809	32.80%	678	34.32%	1,648	37.15%	807	37.61%	851	39.93%
Real estate — residential	528	49.41%	633	48.30%	584	44.85%	170	44.92%	193	43.78%
Consumer loans	83	3.38%	102	3.70%	91	3.64%	255	4.20%	221	4.42%
Unallocated	197		97		57		90		3

	$2,033	100.00%	$1,786	100.00%	$2,674	100.00%	$1,613	100.00%	$1,532	100.00%

*	Percentage of loans in each category to total loans.

     Deposits. At year end 2007, total deposits equaled $259,212,000. This is an increase over year end 2006 of $4,358,000, or 1.7%, when total deposits equaled $254,854,000. Since 2005, First Columbia Bank has been promoting a free checking account. The continued success of this promotion is illustrated by the increased balances in the non-interest-bearing accounts. Non-interest-bearing accounts totaled $29,129,000 at year end 2007, an increase of $2,232,000, or 8.3%, over the total in these accounts at year end 2006. On December 31, 2006, interest-bearing demand accounts equaled $70,037,000. On December 31, 2007, the balance in these accounts declined to $63,859,000, a decrease of $6,178,000 or 8.8%. Savings accounts at year end 2006 equaled $31,935,000. At year end 2007, the balances in savings accounts had declined to $29,956,000, a decrease of $1,979,000, or 6.2%. These declines are the result of the disintermediation of funds from money market accounts and savings accounts to time deposits. In an uncertain rate environment many of Columbia Financial’s customers have chosen the certainty of a fixed rate time deposit to a variable rate instrument. At year end 2007, total time deposits equaled $136,475,000. This represents an increase over year end 2006 of $10,490,000, or 8.3%, when time deposits equaled $125,985,000.
TABLE OF DISTRIBUTION OF AVERAGE DEPOSITS

	As of December 31,
( Dollars in thousands)	2007	Rate	2006	Rate	2005	Rate

Demand deposits:
Non-interest-bearing	$30,681	—	$24,142	—	$21,374	—
Interest-bearing	66,346	1.61%	66,291	1.53%	76,125	1.25%
Savings deposits	30,721	0.59%	29,021	0.59%	30,614	0.59%
Time deposits	106,926	4.34%	86,920	3.87%	81,345	3.47%
Time deposits, $100,000 and over	24,850	4.56%	17,275	4.05%	15,218	3.46%

	$259,524		$223,649		$224,676

     Total average deposits increased by $35,875,000, 16.0%, for the year ended December 31, 2007 when compared to the average balance in these accounts for the year ended December 31, 2006. On December 15, 2006, Columbia Financial acquired the deposits of two local branches of KNBT. Total average deposits decreased by $1,027,000, or 0.5%, when comparing end of year 2006 to end of year 2005. This purchase occurred at year end 2006 so the effect on average balances is minimal for 2006. Columbia Financial purchased deposits totaling approximately $34,137,000. Of this amount, Columbia Financial acquired approximately $10,217,000 in demand accounts, $4,981,000 in savings accounts and $18,939,000 in time deposits. The deposits in the branch office of KNBT located in downtown Bloomsburg are now being serviced from an existing branch office of First Columbia Bank & Trust Co. located less than a block away. Columbia Financial also chose to close an existing office of First Columbia Bank located in Scott Township and service those deposits out of the purchased branch office of KNBT located approximately a mile away. At year end 2005, Columbia Financial began a free checking account promotion to attract non-interest-bearing demand accounts. The average balances in this category increased by $6,539,000, or 27.0%, when comparing 2007 to 2006 and increased by $2,767,000, or 13.0%, when comparing 2006 to 2005.
TABLE OF MATURITY DISTRIBUTION OF TIME DEPOSITS OVER $100,000

(Dollars in thousands)	As of December 31, 2007

Three months or less	$3,991
Over three months to six months	5,382
Over six months to twelve months	9,689
Over twelve months	10,894

Total	$29,956

     Borrowings. Management considers securities sold under agreements to repurchase, which mature in one business day, as core accounts. Referred to by Columbia Financial as Cash Management accounts, the balances in these accounts increased 37.2% from $19,726,000 in 2006, to $27,074,000 in 2007. This increase is due to the additional amount of new cash management accounts from 2006 to 2007.

     The two sources of short-term funds most often used by Columbia Financial are U.S. Treasury tax & loan notes and funds borrowed from FLHB-Pgh. Columbia Financial also has the ability to borrow short term from the Federal Reserve Bank of Philadelphia. Columbia Financial had U.S. Treasury tax & loan notes totaling $449,000 and $500,000, for year end 2007 and 2006, respectively.
     On September 29, 2006, Columbia Financial raised an additional $4,640,000 in capital through the issuance of junior subordinated debentures to a non-consolidated statutory trust subsidiary. The subsidiary in turn issued $4,500,000 in variable rate capital trust pass through securities to investors in a private placement. The interest was based on the three-month LIBOR plus 175 basis points and adjusted quarterly. The rate at December 31, 2007 was 6.74%. The securities may be called at par anytime after December 15, 2011. The funds were used to supply First Columbia Bank with the additional capital necessary for the acquisition of the two branches of KNBT. These trust preferred securities are included in Columbia Financial’s and First Columbia Bank’s capital ratio calculations.
     Liquidity. Liquidity represents Columbia Financial’s continuing ability to meet its funding needs, primarily deposit withdrawals, timely repayment of other liabilities and drawdowns on loan commitments. In addition to its level of liquid assets, many other factors affect Columbia Financial’s ability to meet liquidity needs. These factors include access to additional funding sources, total capital position and general market conditions. Columbia Financial obtains funds for managing its liquidity from a variety of sources, including retail deposits and, to a much lesser extent, from purchased liabilities. The high percentage of total funding provided by core accounts — defined as all transaction, savings and time deposit accounts less than $100,000 — and equity capital has largely enhanced the liquidity of Columbia Financial. Core accounts, as a percentage of total assets, were 72.8% on December 31, 2007, 76.9%, on December 31, 2006, and 78.9%, on December 31, 2005. Complementing these sources of funds, which are considered the most stable funding sources available to banking organizations, is Columbia Financial’s access to such money market instruments as federal funds purchased, securities sold under agreements to repurchase and jumbo ($100,000 or more) certificates of deposit. As further backup, additional liquidity resources available to Columbia Financial include the ability to borrow funds from FLHB-Pgh and from the Federal Reserve System. Finally, an important component of Columbia Financial’s liquidity resources is its investment portfolio, of which $123,491,000 is classified as available for sale. Also, with a duration of approximately four years and paydowns of amortized principal, the investment portfolio provides Columbia Financial a source of cash flow.
     Contractual Obligations, Commitments, and Off-Balance Sheet Arrangements. Columbia Financial has various financial obligations, including contractual obligations and commitments, which may require future cash payments.
     The following table presents, as of December 31, 2007, significant contractual obligations to third parties by payment date.
Contractual Obligations

(Dollars in thousands)	Under 1 Year	1 to 3 Years	3 to 5 Years	Over 5 Years	Total

Time deposits	$94,863	$32,252	$9,330	$30	$136,475
Short-term borrowings	27,523	—	—	—	27,523
Junior subordinated debentures	—	—	—	4,640	4,640
Operating leases	107	49	19	2	177

Total	$122,493	$32,301	$9,349	$4,672	$168,815

     The following table presents, as of December 31, 2007, the amounts and expected maturities of significant commitments.
Commitments and Off-Balance Sheet Arrangements

(Dollars in thousands)	Under 1 Year	1 to 3 Years	3 to 5 Years	Over 5 Years	Total

Commitments to extend credit
Commercial	$30,523	$145	$—	$—	$30,668
Residential real estate	9,243	—	—	—	9,243
Other	3,866	—	—	—	3,866
Standby letters of credit	2,490	—	—	—	2,490

Total	$46,122	$145	$—	$—	$46,267

     Commitments to extend credit, including loan commitments, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements, as these commitments often expire without being drawn upon.
     Stockholders’ Equity. Total stockholders’ equity increased by $1,677,000 or 8.1% to $22,333,000 at December 31, 2007 from $20,656,000 at December 31, 2006. The increase for 2007 is the result of net income of $1,467,000 offset by cash dividends declared of $923,000, and a $1,127,000 increase in net unrealized gains on securities available for sale.
     Total stockholders’ equity includes accumulated other comprehensive income (loss), which includes an adjustment for the fair value of Columbia Financial’s securities available for sale portfolio. This amount attempts to identify the impact to equity in the unlikely event that Columbia Financial’s entire securities portfolio would be liquidated under current economic conditions. The amounts and types of securities held by Columbia Financial at the end of 2007, combined with current interest rates, resulted in an increase in equity, net of taxes of $1,127,000 in 2007.
     Capital Resources. First Columbia Bank’s regulators have established capital guidelines which allocate capital to level of risk by assigning different weights to assets and certain off-balance sheet activity. As the following table illustrates, First Columbia Bank & Trust Co. remains well capitalized.

			For Capital		To Be Well Capitalized
			Adequacy		Under Prompt Corrective
			Purposes		Action Provisions
(Dollars in thousands)	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)

December 2007
Total Capital (to risk-weighted assets)	$20,555	11.58%	$14,199	8.00%	$17,749	10.00%
Tier I Capital (to risk-weighted assets)	$18,522	10.44%	$7,100	4.00%	$10,649	6.00%
Tier I Capital (to average assets)	$18,522	5.97%	$12,411	4.00%	$15,514	5.00%
December 2006
Total Capital (to risk-weighted assets)	$19,017	10.89%	$13,974	8.00%	$17,467	10.00%
Tier I Capital (to risk-weighted assets)	$17,231	9.86%	$6,987	4.00%	$10,480	6.00%
Tier I Capital (to average assets)	$17,231	6.40%	$10,764	4.00%	$13,455	5.00%
     Dividend payouts are restricted by the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”). The BCL operates generally to preclude dividend payments if the effect thereof would render Columbia Financial unable to meet its obligations as they become due. As a practical matter, Columbia Financial’s payment of dividends is contingent upon Columbia Financial’s ability to obtain funding in the form of dividends from First Columbia Bank. Payment of dividends by First Columbia Bank is subject to the restrictions set forth in the Pennsylvania Banking Code of 1965 (the “Banking Code”). In general, the Banking Code would permit First Columbia Bank to declare dividends in 2008 to Columbia Financial of approximately $13,714,000 plus additional amounts equal to the net income earned in 2008 for the period January 1, 2008 through the date of declaration, less any dividends which may be paid in 2008 and so long as First Columbia Bank’s capital surplus is at least equal to its net retained earnings and there is no impairment in First Columbia Bank’s capital ratios.
     Interest Rate Risk Management. Asset/liability management (“ALM”) at First Columbia Bank is the continuing process of planning, organizing and controlling all Columbia Financial’s financial resources to achieve a planned net interest rate risk (the exposure of net interest income or the economic value of equity to changes in market rates of interest) and meeting liquidity requirements.
     The objective of the ALM process is to manage the rate sensitivity of assets and liabilities in order to maximize total Columbia Financial profitability over time, while being able to meet day-to-day liquidity requirements. It is the responsibility of the Asset/Liability Management Committee to identify the future possibilities of Columbia Financial while there is still time to offset those which are undesirable and capitalize on those that are beneficial to the profitability of Columbia Financial. The Committee is responsible for monitoring the gap position and ensuring Columbia Financial remains within established guidelines for interest rate risk. Gap is defined as the difference between rate sensitive assets and rate sensitive liabilities within a defined time frame. Columbia Financial utilizes a modeling technique to project the effects in various rate scenarios of anticipated changes in net interest income and economic value of equity over a specific time period.
     Management strives to achieve a high degree of income neutrality (where net income is minimally affected by changes in market rates of interest). At December 31, 2007, Columbia Financial did not utilize any interest rate swaps, caps or other hedging transactions.
STATEMENT OF INTEREST SENSITIVITY GAP

	As of December 31, 2007
	90 Days	> 90 Days	1 to 5	5 to 10	> 10
(Dollars in thousands)	Or Less	But < 1 Year	Years	Years	Years	Total

Federal funds sold	$4,100	$—	$—	$—	$—	$4,100
Securities (1)	9,204	16,386	67,110	27,324	3,524	123,548
Loans (1)	28,256	16,415	76,235	26,852	11,784	159,542

Rate sensitive assets	41,560	32,801	143,345	54,176	15,308	287,190

Deposits:
Interest-bearing demand deposits (2)	$2,338	$7,631	$24,720	$19,359	$9,811	$63,859
Savings (2)	892	2,677	11,900	5,950	8,330	29,749
Time	18,944	75,285	42,216	30	—	136,475
Borrowed funds	32,163	—	—	—	—	32,163

Rate sensitive liabilities	54,337	85,593	78,836	25,339	18,141	262,246

Interest sensitivity gap	(12,777)	(52,792)	64,509	28,837	(2,833)	24,944
Cumulative gap	$(12,777)	$(65,569)	$(1,060)	$27,777	$24,944	$—

(1)	Investments and loans are included at the earlier of repricing or maturity and adjusted for the effects of prepayments.

(2)	Interest bearing demand and savings accounts are included based on historical experience and managements’ judgment about the behavior of these deposits in changing interest rate environments.
     At December 31, 2007, Columbia Financial’s cumulative gap positions and the potential earnings change resulting from a 200 basis point change in rates were within the internal risk management guidelines.
     Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.
     Quantitative and Qualitative Disclosures About Market Risk. For a discussion about the market risk relating to changes in interest rates, see the above caption: “Interest Rate Risk Management”.
      Stock Ownership
     Columbia Financial does not know of any person who beneficially owned more than 5% of its common stock on                                             ___, 2008, except as shown in the following table:

Name and Address of	Common Stock
Beneficial Owner	Beneficially Owned	Percent of Class

First Columbia Bank & Trust Co. 11 West Main Street Bloomsburg, PA 17815	143,892 (1)	10.05%

(1)	Shares held directly by First Columbia Bank, or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. First Columbia Bank shares voting power as to 6,712 of these shares but, as a matter of policy, votes such shares solely in accordance with the directions, if any, of the persons with whom it shares voting power. First Columbia Bank has sole voting power as to 79,456 of these shares and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, may vote such shares in what it reasonably believes to be in the best interest of the respective trust, estate or agency account for which it holds such shares. First Columbia Bank does not have the right to vote the remaining 57,724 shares and disclaims beneficial ownership of such shares.
     The following table shows the number of shares of Columbia Financial common stock beneficially owned by each incumbent director, each nominee for election as director and each executive officer named in the 2007 Summary Compensation Table appearing below (excluding, however, Randolph C. Brown, who is deceased), and by all of the incumbent directors, nominees and executive officers of Columbia Financial, as a group, as of                                          ___, 2008, based on information furnished by the persons named and Columbia Financial’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock (1)		Exercisable Stock Options (1)(2)

Shirley K. Alters	89		10,000
Robert W. Dillon	5,829	(3)	4,000
William F. Gittler, Jr.	7,645		4,000
Glenn E. Halterman	4,000		4,000
Kenneth A. Heritage	150		10,000
Joanne I. Keenan	1,200		4,000
Mary Ann Naugle	1,000	(4)	4,000
Paul K. Page	1,328	(5)	9,000
Andrew B. Pruden	249		4,000
Charles B. Pursel	24,550	(6)	4,000
Steven H. Shannon	10,100		4,000
Directors, nominees and executive officers as a group			117,140

(1)	On ___, 2008, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Columbia Financial common stock, except Mr. Pursel who may be deemed to beneficially own 1.99% of the outstanding shares. On that date, all of the incumbent directors, nominees, and executive officers as a group may be deemed to have beneficially owned approximately 7.85% of the outstanding shares of Columbia Financial common stock.

(2)	The amounts shown reflect the number of shares of common stock that the indicated individuals and group have the right to acquire within 60 days of ___, 2008 through the exercise of stock options granted pursuant to Columbia Financial’s 2003 Stock Option Plan.

(3)	Includes 5,702 shares held by Dillon Floral Corporation, of which Mr. Dillon is the President and majority stockholder, and 18 shares which Mr. Dillon holds as custodian for his son.

(4)	All 1,000 shares are held by First Columbia Bank, as fiduciary, in an agency account for the benefit of Ms. Naugle.

(5)	All 1,328 shares are held by Mr. Page in his IRA.

(6)	Includes 10,776 shares held by Mr. Pursel’s deceased spouse’s estate; 3,000 shares held for the benefit of Mr. Pursel by his employer’s profit sharing account; and 3,854 shares held by First Columbia Bank, as fiduciary, in an agency account for the benefit of Mr. Pursel
Board of Directors
     Information about Columbia Financial’s incumbent directors and nominees for election as director to Class C is set forth below under the heading “COLUMBIA FINANCIAL PROPOSAL II — ELECTION OF DIRECTORS”.
     Committees of the Board of Directors of Columbia Financial. The Columbia Financial board of directors does not have any committees.
     Committees of the Board of Directors of First Columbia Bank. The board of directors of First Columbia Bank has an Executive Committee and an Audit Committee. Because of the limited number of directors, the full board of directors acts as a nominating committee and a compensation committee.
     Executive Committee. The Executive Committee of the First Columbia Bank board of directors is authorized to act on matters between regular meetings of First Columbia Bank’s board of directors. The Executive Committee did not meet in 2007. The members of the Executive Committee are Glenn E. Halterman, Chairman, Robert W. Dillon, Secretary, Joanne I. Keenan and Charles B. Pursel. Although Mr. Halterman holds offices of Columbia Financial and First Columbia Bank, the board of directors of First Columbia Bank has determined that Mr. Halterman is independent as defined in Rule 4200(a)(15) of the NASDAQ Stock Market because he holds such offices solely in his capacity as a director and because he does not, except as a director, perform a policy making function and is not otherwise in charge of a principal business unit, division or function of Columbia Financial or First Columbia Bank. The board of directors also has determined that each of the other members of the Executive Committee is independent as defined in the NASDAQ Stock Market Rule.
     Audit Committee. The purpose of the Audit Committee is to assist the board of directors to fulfill its responsibilities for the integrity of First Columbia Bank’s and Columbia Financial’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the external auditors and the performance of the internal audit function. The Audit Committee has authority to appoint, compensate and oversee the work of the external auditor, resolve disagreements between management and the external auditor regarding financial reporting and retain independent counsel and other advisors. In addition, the Audit Committee oversees management’s implementation and reviews the effectiveness of First Columbia Bank’s internal control systems and its internal audit program.
     The members of the Audit Committee are Mary Ann Naugle, Chair, William F. Gittler, Jr., Andrew B. Pruden, and Glenn E. Halterman, ex-officio. Karen R. Brouse, First Columbia Bank’s internal auditor, reports directly to the Audit Committee. Although not expressly required by the Audit Committee Charter, all members of the Audit Committee are independent as defined by the NASDAQ Stock Market Rule.
     The Audit Committee Charter does not expressly require that any member of the Audit Committee have accounting or related financial management expertise or otherwise qualify as an “audit committee financial expert” as defined in SEC Regulation S-K. The Board of Directors has determined, however, that Mr. Halterman, a certified public accountant and Vice President-Finance of Fabtex, Inc., has such expertise and qualifies as an “audit committee financial expert” as defined in SEC Regulation S-K.
     The Audit Committee Charter provides that the Audit Committee is to meet at least on a quarterly basis. The Audit Committee met 7 times in 2007. A copy of the Audit Committee Charter is included as Exhibit 4 to this joint proxy statement/prospectus.

     Directors’ Compensation. The following table sets forth compensation received by Directors of Columbia Financial in 2007.

	Fees Earned or	Option
Name (1)	Paid in Cash ($)	Awards (2)	Total ($)

Robert W. Dillon	15,800	—	15,800
William F. Gittler, Jr.	15,200	—	15,200
Glenn E. Halterman	20,000	—	20,000
Joanne I. Keenan	14,800	—	14,800
Mary Ann Naugle	14,600	—	14,600
Andrew B. Pruden	17,200	—	17,200
Charles B. Pursel	14,800	—	14,800
Steven H. Shannon	16,000	—	16,000

(1)	Compensation paid to Randolph C. Brown in 2007 in his capacities as a Director of Columbia Financial and First Columbia Bank is reported in the Summary Compensation Table and the column entitled All Other Compensation below.

(2)	For each Director, the aggregate number of shares underlying unexercised but exercisable option awards at December 31, 2007 was 4,000.
     Directors’ Fees. During 2007 the Chairman of the boards of directors of Columbia Financial and First Columbia Bank was paid a quarterly retainer fee of $5,000.00. During 2007, each other director of Columbia Financial and First Columbia Bank was paid a quarterly retainer fee of $500.00; $400.00 for each of the first six board meetings attended during a calendar quarter and $200.00 for each additional board meeting attended during such quarter; and $200.00 for each committee meeting attended.
      Executive Compensation
     The executive officers of Columbia Financial and First Columbia Bank are:
     Shirley K. Alters — age 58; Acting President of Columbia Financial and First Columbia Bank since July 19, 2007; Treasurer, Chief Financial Officer and Assistant Secretary of Columbia Financial and First Columbia Bank since January 1, 1996; Senior Vice President of Columbia Financial and First Columbia Bank from January 1, 1996 to July 19, 2007.
     Paul K. Page — age 49; Senior Vice President and Senior Loan Officer of First Columbia Bank since June 20, 2005; Senior Vice President and Commercial Loan Team Leader of Bath National Bank, Bath, New York from 2001 to June 20, 2005.
     Kenneth A. Heritage — age 54; Vice President, Director of Financial Services of First Columbia Bank since October, 2004; Vice President — Financial Services Division of First Citizens Bank, Mansfield, Pennsylvania from 2001 to 2004.
     Summary Compensation Table. The following table sets forth information as to the compensation paid or accrued by First Columbia Bank for the years ended December 31, 2007 and 2006 for services rendered in all capacities by its principal executive officer and for its two most highly compensated executive officers other than the principal executive officer who were serving as executive officers December 31, 2007. All compensation was paid by First Columbia Bank. No compensation was paid by Columbia Financial.

2007 SUMMARY COMPENSATION TABLE

Name				All Other
Principal Position	Year	Salary ($)	Bonus ($)(1)	Compensation ($)	Total ($)

Randolph C. Brown	2007	101,824	11,129	21,034	133,986
President & Chief	2006	170,000	9,000	36,837	215,837
Executive Officer (2)

Shirley K. Alters	2007	101,333	11,161	14,605	127,099
Acting President, Senior	2006	85,490	7,000	12,345	104,825
Vice President, Treasurer
and Chief Financial Officer (2)

Paul K. Page	2007	101,227	11,002	28,044	140,273
Senior Vice President	2006	96,663	5,000	27,848	129,511
Senior Lending Officer

Kenneth A. Heritage	2007	100,000	16,379	16,414	132,793
Vice President, Director of Financial Services	2006	100,000	—	15,276	115,276

(1)	Reported amounts represent bonuses earned in the indicated fiscal year, but paid the following January.

(2)	Mr. Brown died July 18, 2007. Ms. Alters became Acting President July 19, 2007.
     As indicated in the 2007 Summary Compensation Table, salary is the single most significant component of executive compensation comprising approximately 75% of total compensation paid to an executive Officer.
     Annual cash bonuses are linked to annual company performance. As a guide for determining the amount of cash bonus to be awarded to an executive officer, the board of directors refers to First Columbia Bank’s Management Incentive Plan. The purpose of the Plan is to support and promote the pursuit of First Columbia Bank’s organizational objectives and financial goals through the payment of annual cash bonuses to executive officers and other key employees based upon First Columbia Bank’s success in achieving certain performance targets — Return on Average Equity, Net Interest Margin, Non-Interest Income/Average Assets, and Non-Interest Expense to Average Assets — established by the board of directors in reference to the budget approved by the board of directors for the relevant fiscal year. Each performance target is given a different weighting for each executive officer and key employee based upon his or her ability to impact performance related to that target. If less than 80% of a target is achieved, no bonus is earned with respect to that target. If 100% of a target is achieved, then 100% of the bonus with respect to that target is earned. If 80% to 100%, or 100% to 120% of a target is achieved, then the percentage of the bonus earned with respect to that target is to be interpolated on a straight line basis. If 120% or more of a target is achieved, then 200% of the bonus earned with respect to that target is earned. If all targets are achieved, then the amount of the bonus will be 5% of the executive officer’s or key employee’s salary. If all targets are surpassed by 10% or more, then the amount of the bonus will be 7.5% of salary. If all targets are surpassed by 20% or more, the amount of the bonus will be 10% of salary. If all of the targets are missed by 10% or more, the amount of the bonus will be 2.5% of salary. If all of the targets are missed by 20% or more, no bonus will be earned. The board of directors reserves the right to adjust the formula amount of the bonus by up to 40% on the basis of subjective assessments of individual performance and certain executive officers and key employees may have other performance goals that may affect the amount of the bonus ultimately awarded. In 2007 First Columbia Bank exceeded each of the performance targets by more than 20%. Although Mr. Brown died July 18, 2007, the board of directors determined to award his estate one-half of the bonus he otherwise would have earned.
     SEC disclosure rules do not require an itemization of amounts reported in the All Other Compensation column unless the amount reported with respect to a specific item exceeds the greater of $25,000 or 10% of all items included in the specific category in question. None of the specific items included in the amounts reported in the All Other Compensation column exceed this disclosure threshold. Such amounts include amounts for personal use of a bank-

owned automobile, cell phone, group life insurance, group medical, dental, vision and disability plans, matching and profit sharing contributions to the 401(k) plan, country club memberships and business related meals and travel expenses.
     Outstanding Equity Awards Table. The following table represents stock options outstanding for each named executive officer as of December 31, 2007. All stock options have been adjusted for stock dividends and stock splits. These stock options were granted under Columbia Financial’s 2003 Stock Option Plan on December 6, 2005.
2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
Option Awards

	Number of Securities Underlying		Option Exercise	Option Expiration
Name	Unexercised Options		Price ($)	Date

Randolph C. Brown	19,700	(1)	18.80	07/18/2010
	5,300	(2)	18.80	07/18/2010

Shirley K. Alters	4,700	(1)	18.80	12/06/2015
	5,300	(2)	18.80	12/06/2015

Paul K. Page	3,700	(1)	18.80	12/06/2015
	5,300	(2)	18.80	12/06/2015

Kenneth A. Heritage	4,700	(1)	18.80	12/06/2015
	5,300	(2)	18.80	12/06/2015

(1)	Non-Statutory Stock Options granted and fully vested on 12/06/2005.

(2)	Incentive Stock Options granted and fully vested on 12/06/2005.
     Certain Transactions and Relationships
     During 2007 some of the directors and executive officers of Columbia Financial and First Columbia Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with First Columbia Bank and may be expected to have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayments terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.
     Any business dealing, including extensions of credit, between Columbia Financial or First Columbia Bank and a director of Columbia Financial or First Columbia Bank, or with any entity controlled by such director, other than a deposit, trust service or other product or service provided by First Columbia Bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the company or First Columbia Bank and on the terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.
     Extensions of credit by First Columbia Bank to a director of Columbia Financial or First Columbia Bank, or to a related interest of such a director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by First Columbia Bank’s disinterested directors if the aggregate amount of all extensions of credit to such director and the related interests of the director would exceed $500,000, First Columbia Bank also requires prior approval of extensions of credit to a director if the amount would exceed the greater of $25,000 or 5% of First Columbia Bank’s unimpaired capital and unimpaired surplus.

     Audit Committee Report
     The Audit Committee has reviewed and discussed with management Columbia Financial’s audited financial statements for the year ended December 31, 2007. The Audit Committee also has discussed with Beard Miller Company, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); received from Beard Miller Company, LLP, the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees): and, has discussed with Beard Miller Company, LLP, that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Beard Miller Company, LLP, of certain non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in this joint proxy statement/prospectus.

Audit Committee:

Mary Ann Naugle, Chair
William F. Gittler, Jr.
Andrew B. Pruden
Glenn E. Halterman, ex-officio
Karen R. Brouse, Auditor
     Independent Certified Public Accounting Firm
     The board of directors again has selected Beard Miller Company, LLP, as Columbia Financial’s independent certified public accountants for 2008. Representatives of the firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
     Fees Paid to Beard Miller Company, LLP. Aggregate fees billed for professional services rendered for Columbia Financial and First Columbia Bank by Beard Miller Company, LLP, as of and for the fiscal years ended December 31, 2007 and 2006 are set forth below:

	2007	2006

Audit Fees(1)	$57,005	$53,039
Audit Related Fees(2)	19,983	11,845
Tax Fees(3)	9,589	13,256
All Other Fees	—	—

TOTAL	$86,577	$78,140

(1)	Includes professional services rendered for the audit of the consolidated financial statements and out-of-pocket expenses.

(2)	Includes assurance and related services including employee benefit plan audit, due diligence related to mergers and acquisitions, accounting consultations in connection with mergers and acquisitions, and accounting consultation concerning accounting and reporting standards.

(3)	Includes professional services rendered for the preparation of federal and state tax returns, assistance with various tax matters and tax planning, and out-of-pocket expenses.

Description of CCFNB Bancorp’s Capital Structure
     Description of Common Stock
     CCFNB Bancorp is authorized to issue 5,000,000 shares of common stock, par value $1.25 per share, of which                      were issued and outstanding as of                     , 2008. The remaining authorized but unissued shares may be issued by the board of directors without further stockholder approval. CCFNB Bancorp’s stockholders are entitled to one vote per share on all matters presented to them and do not have cumulative voting rights in the election of directors. As of                                         , 2008, CCFNB Bancorp had approximately                      stockholders of record.
     The common stock has no preemptive, subscription or conversion rights or redemption or repurchase provisions. These shares are non-assessable and require no sinking fund. Each stockholder is entitled to receive dividends that may be declared by the board of directors and to share pro rata in the event of dissolution or liquidation.
     Description of Preferred Stock
     CCFNB Bancorp also has 1,000,000 shares of preferred stock, par value $1.25 per share, authorized. As of                     , 2008, no shares of preferred stock were issued.
     The CCFNB Bancorp board of directors may approve the issuance of preferred stock without prior stockholder approval. The board of directors will determine the rights, qualifications, limitations and restrictions on each series of preferred stock at the time of issuance and may include, among other things, rights to participating dividends, voting rights and convertibility into shares of common stock. CCFNB Bancorp may issue shares of preferred stock with dividend, redemption, repurchase, voting and liquidation rights taking priority over the common stock. The CCFNB Bancorp board of directors may also grant preferred stockholders the right to convert their shares of preferred stock into shares of common stock. Provisions granting directors this type of authority are known as “blank check” provisions. However, CCFNB Bancorp’s preferred stock shall not carry preemptive subscription rights, pursuant to its Amended and Restated Articles of Incorporation.
     Dividends
     Each stockholder is entitled to receive dividends that may be declared by the CCFNB Bancorp board of directors out of legally available funds. CCFNB Bancorp has historically paid dividends to its stockholders on a quarterly basis. It is the present intention of CCFNB Bancorp’s board of directors to retain the policy of providing for a quarterly dividend; however, further dividends must necessarily depend upon earnings, financial condition, appropriate legal restrictions and other factors relevant at the time the CCFNB Bancorp board of directors considers dividend policy.
     Under the Pennsylvania Business Corporation Law of 1988, as amended, CCFNB Bancorp may not pay a dividend if, as a result of the dividend:
•	CCFNB Bancorp would be unable to pay its debts as they become due, or

•	CCFNB Bancorp’s total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of stockholders.
     Because the dividends paid by CCFNB Bancorp are upstreamed from its bank subsidiary, the payment of dividends is also subject to the restrictions set forth in the National Bank Act, which provides that dividends may be declared by the CCFNB Bank board of directors and paid from the net profits of CCFNB Bank as the board of directors shall judge expedient. Dividends may be paid only if:
•	The payment would not impair CCFNB Bank’s capital structure;

•	If CCFNB Bank’s surplus is at least equal to its common capital;

•	The dividends declared in any year do not exceed the net profits in that year and the net profits retained in the two preceding years;

•	No losses have been sustained equal to or exceeding its undivided profits; and

•	CCFNB Bank continues its operations at an amount greater than its net profits, deducting therefrom its losses and bad debts.
     In addition, under the Federal Deposit Insurance Corporation Improvement Act, dividends cannot be declared and paid if the Office of the Comptroller of Currency obtains a cease and desist order because the payment of dividends in this situation would constitute an unsafe and unsound banking practice.
     Issuance of Additional Securities
     CCFNB Bancorp has authorized common stock and preferred stock substantially in excess of the number of outstanding shares. As a result, CCFNB Bancorp has the flexibility to raise additional capital and to make acquisitions through the issuance of common stock or preferred stock without prior approval by stockholders. Issuance of these shares could dilute the book value per share and the voting power of the prior stockholders because CCFNB Bancorp has the right to issue new shares without first offering the shares to stockholders in proportion to their current ownership percentages. Further, the issuance of preferred stock could also affect common stock stockholders’ ability to receive dividends and their rights upon liquidation of CCFNB Bancorp.
     Anti-Takeover Article and Bylaw Provisions
     CCFNB Bancorp’s Amended and Restated Articles of Incorporation and Bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of CCFNB Bancorp. Among other things, these provisions include:
•	The authorization of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock;

•	The express provision that stockholders have no preemptive right to subscribe to purchase, on a pro rata basis, additional shares of common and preferred stock issued or sold by CCFNB Bancorp;

•	Empower CCFNB Bancorp’s board of directors, without stockholder approval, to issue shares of CCFNB Bancorp preferred stock the terms of which, including voting power, are set by CCFNB Bancorp’s board of directors;

•	Divide CCFNB Bancorp’s board of directors into three classes serving staggered three-year terms;

•	Require that shares with at least 66 2/3% voting power approve any merger, consolidation, dissolution or liquidation of CCFNB Bancorp and these provisions may only be amended by the holders of at least 66 2/3% of the outstanding shares of common stock;

•	Eliminate cumulative voting in the election of directors;

•	CCFNB Bancorp board of directors is enabled to oppose a tender offer on the basis of factors other than economic benefit to stockholders, such as the impact the acquisition would have on the community, stockholders, employees, deposits, suppliers, and customers; and

•	If any stockholder or a group of affiliated stockholders (the “Substantial Stockholder”) (not including the members of the board of directors when they are acting as directors) acquires either directly or indirectly 25% or more of the outstanding shares of the common or preferred stock, the CCFNB Bancorp board of directors is empowered to issue to those stockholders who are not affiliated with such Substantial Stockholder warrants to purchase additional shares of the common stock at a purchase price equal to 50% of the average transaction price of all purchases and sales of the CCFNB Bancorp common stock that occurred during the previous 12-month period. Such warrants are to be issued without any consideration and expire six months from the date of their issuance. These provisions may only be amended by the holders of at least 75% of the outstanding shares of common stock.
     The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to CCFNB Bancorp that may have the effect of deterring or discouraging an attempt to take control of CCFNB Bancorp. These provisions, among other things include:
•	Require that, following any acquisition by any person or group of 20% of CCFNB Bancorp’s voting power, the remaining stockholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of CCFNB Bancorp (Subchapter 25 E of the Pennsylvania Business Corporation Law of 1988, as amended);
•	Prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of CCFNB Bancorp or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of CCFNB Bancorp’s voting power (Subchapter 25 F of the Pennsylvania Business Corporation Law of 1988, as amended);

•	Expand the factors and groups (including stockholders) which CCFNB Bancorp’s board of directors can consider in determining whether an action is in the best interests of CCFNB Bancorp;

•	Provide that CCFNB Bancorp’s board of directors need not consider the interests of any particular group as dominant or controlling;

•	Provide that CCFNB Bancorp’s board of directors, in order to satisfy the presumption that they have acted in the best interests of CCFNB Bancorp, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•	Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•	Provide that the fiduciary duty of CCFNB Bancorp’s board of directors is solely to CCFNB Bancorp and may be enforced by CCFNB Bancorp or by a stockholder in a derivative action, but not by a stockholder directly.
     The Pennsylvania Business Corporation Law of 1988, as amended, also explicitly provides that the fiduciary duty of directors does not require them to:
•	Redeem any rights under, or to modify or render inapplicable, any stockholder rights plan;

•	Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, as amended relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling stockholder following attempts to acquire control; or

•	Act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of CCFNB Bancorp or the consideration that might be offered or paid to the stockholder in such an acquisition.
Comparison of Stockholder Rights
     Upon completion of the Plan of Reorganization, Columbia Financial stockholders will become CCFNB Bancorp stockholders. Accordingly, their rights as stockholders will be governed by CCFNB Bancorp’s Amended and Restated Articles of Incorporation and Bylaws. Certain differences in the rights of stockholders arise from differences between CCFNB Bancorp’s and Columbia Financial’s articles of incorporation and bylaws.
     The following is a comparison summary of differences in the rights of CCFNB Bancorp’s stockholders and Columbia Financial’s stockholders. This discussion is not a complete statement of all differences affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the Pennsylvania Business Corporation Law of 1988, as amended, and the respective articles of incorporation and bylaws of CCFNB Bancorp and Columbia Financial.

	CCFNB Bancorp	Columbia Financial

Director Nominations	Bylaws provide that the board of directors or any stockholder entitled to vote for the election of directors may make nominations for the election of directors.	Bylaws provide that the board of directors or any stockholder of record entitled to vote in the election of directors may make nominations for the election of directors.

	Other than the existing board of directors, stockholders of CCFNB Bancorp must make their nominations for director in writing to the attention of the Secretary of CCFNB Bancorp no later than January 15 preceding the next date of the annual meeting. Nominations must contain certain information regarding the identity and background of the proposed nominee.	Other than the existing board of directors, stockholders of Columbia Financial must make their nominations for director in writing to the attention of the Secretary of Columbia Financial not less than 60 days prior to the date of the annual meeting. Nominations must contain certain information regarding the identity and background of the proposed nominee.

Election of Directors	Bylaws provide that its board of directors must be comprised of between five and twenty-five directors, as determined by the board of directors. Presently, the board of directors has nine members.	Bylaws provide that its board of directors must be comprised of five to twenty-five directors, as determined by the board of directors. Presently, the board of directors has eight members.

	The board of directors is divided into three classes, each serving three-year terms, so approximately one-third of the directors are elected at each annual meeting of stockholders.	The board of directors is divided into three classes, each serving three-year terms, so approximately one-third of the directors are elected at each annual meeting of stockholders.

Voting	Cumulative voting rights do not exist with respect to the election of directors.	Cumulative voting rights do not exist with respect to the election of directors.

Qualification	Bylaws provide that no person who is age 72 or older can be elected a director.	There are no specific bylaw qualifications other than the requirement that a person must be of legal age, however, by resolution, the board of directors are to retire on the December 31st next following their 72nd birthday. Mr. Pursel has been grandfathered from this policy.

Stockholder Meetings—Call	The annual meeting shall be held no later than June 30 of each year. Special meetings of stockholders may be called at any time by the Chairman of the Board, the	The annual meeting shall be held no later than the third Tuesday in in April. Special meetings of stockholders may be called at any time by the Chairman of the Board, the

	CCFNB Bancorp	Columbia Financial

	President, a majority of the board of directors or by stockholders entitled to cast at least 20% of the votes which stockholders are entitled to cast at the particular meeting.	President, a majority of the board of directors or by stockholders entitled to cast at least 20% of the votes which stockholders are entitled to cast at the particular meeting.

Amendment of Articles of Incorporation	In general the Amended and Restated Articles of Incorporation may be amended by a majority of shares cast by stockholders entitled to vote. Under Pennsylvania law, any amendment to the Amended and Restated Articles of Incorporation requires the approval of a majority of the votes cast by all stockholders entitled to vote with the exception of fundamental change provisions and those provisions requiring super majority vote requirements as discussed above under “JOINT PROPOSAL I — THE REORGANIZATION — CCFNB Bancorp’s Capital Structure — Anti- Takeover Article and Bylaw Provisions.”	In general the Amended Articles of Incorporation may be amended by the affirmative vote of at least 75% of the outstanding shares entitled to be cast; unless 75% of the directors approve of such amendment in which case 51% of the outstanding shares must be cast for such amendment to be approved.

Anti-Takeover Provisions	The Amended and Restated Articles of Incorporation provide that the board of directors may consider a wide variety of factors and groups in determining whether an action, including a takeover offer, is in the best interests of CCFNB Bancorp. In addition, see discussion under the above section entitled: “JOINT PROPOSAL I — CCFNB Bancorp’s Capital Structure—Anti-Takeover Articles and Bylaw Provisions”.	The Amended Articles of Incorporation provide that the board of directors may consider a wide variety of factors and groups in determining whether an action, including a takeover offer, is in the best interests of Columbia Financial. In addition, the board of directors can issue up to 1,000,000 shares of preferred stock without prior stockholder approval.

Dissenters’ Rights	Stockholders will generally have dissenters’ rights under the Pennsylvania Business Corporation Law, unless the shares are listed on a national securities exchange or national market system or there are more than 2,000 stockholders of record at the time in question. CCFNB Bancorp is currently not listed on a national securities exchange or national market system. As of ___, 2008	Stockholders will generally have dissenters’ rights under the Pennsylvania Business Corporation Law, unless the shares are listed on a national securities exchange or national market system ore there are more than 2,000 stockholders of record at the time in question. Columbia Financial is currently not listed on a national securities exchange or national market system. As of ___, 2008

	CCFNB Bancorp	Columbia Financial

	CCFNB Bancorp did not have more than 2,000 stockholders of record; consequently the stockholders have dissenters’ rights under Pennsylvania law.	Columbia Financial did not have more than 2,000 stockholders of record; consequently the stockholders have dissenters’ rights under Pennsylvania law.

Preemptive Rights	The Amended and Restated Articles of Incorporation expressly provide that stockholders have no preemptive right to subscribe to or purchase on a pro-rata basis additional shares of common and preferred stock issued or sold by CCFNB Bancorp.	Under Pennsylvania law, stockholders have no preemptive right to subscribe to or purchase on a pro-rata basis additional shares of stock issued or sold by the Columbia Financial.
Supervision and Regulation
     Introduction
     Banking is a complex, highly regulated industry. The primary goals of the system of regulation are to maintain a safe and sound banking system, protect the deposits of customers of First Columbia Bank and the FDIC’s insurance fund, facilitate the conduct of monetary policy, and assist the federal government in the detecting and reporting of monetary transfers to potential terrorist and organized crime organizations. Congress and the states created several largely autonomous regulatory agencies and enacted numerous laws to supervise the operations of banks and bank holding companies. Therefore, the growth and earnings performance of CCFNB Bancorp, Columbia Financial, CCFNB Bank and First Columbia Bank can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable Pennsylvania and federal statutes, regulations and policies of various regulatory authorities, including:
•	the Federal Reserve System;

•	the Federal Deposit Insurance Corporation;

•	the Office of the Comptroller of the Currency; and

•	the Pennsylvania Department of Banking.
     The system of supervision and regulation applicable to CCFNB Bancorp and Columbia Financial and their banking subsidiaries governs most aspects of their business, including:
•	the scope of permissible activities;

•	investments;

•	reserves that must be maintained against deposits;

•	capital levels that must be maintained;

•	the nature and amount of collateral that may be taken to secure loans;

•	the establishment, consolidation and closing of branches;

•	mergers and consolidations with other financial institutions; and

•	the payment of dividends.
     The following summarizes the material elements of the regulatory framework that apply to CCFNB Bancorp, Columbia Financial, CCFNB Bank and First Columbia Bank. It does not describe all of the statutes, regulations and policies that are applicable. Also, it does not restate all of the requirements of the statutes, regulations and policies that are described. Consequently, the following summary is qualified in its entirety by reference to the applicable statute, regulations and policies discussed or incorporated by reference into this joint proxy statement/prospectus. Any change in these applicable laws, regulations or policies may have a material effect on the business of CCFNB Bancorp, Columbia Financial, CCFNB Bank and First Columbia Bank.
     CCFNB Bancorp and Columbia Financial
     CCFNB Bancorp is a financial holding company and Columbia Financial is a bank holding company and, within the meaning of the Bank Holding Company Act, are registered as such with, and subject to the supervision of, the Board of Governors Federal Reserve System. These companies are required to file quarterly or semi-annual reports, as the case may be, and annual reports with the Federal Reserve Board and provide such other additional information as the Federal Reserve Board may require under the Bank Holding Company Act. The Federal Reserve Board may conduct examinations of bank holding companies and their subsidiaries.
     These companies are required to obtain the approval of the Federal Reserve Board before they may acquire all or substantially all of the assets of any bank or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, they would own or control more than 5% of the voting shares of such bank. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of CCFNB Bancorp or Columbia Financial with another bank holding company.
     These companies are prohibited by the Bank Holding Company Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging, directly or indirectly, in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, they may, subject to the prior approval of the Federal Reserve Board, engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be permissible. In addition, CCFNB Bancorp as a financial holding company may engage in other activities that are financial in nature.
     The Federal Reserve Board may require that these companies terminate an activity or terminate control of or liquidate or divest subsidiaries or affiliates when the Federal Reserve Board determines that the activity or the control of the subsidiary or affiliates constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceiling and reserve requirements on such debt. Under certain circumstances, these companies must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.
     Under the Federal Reserve Board’s regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe and unsound manner. In addition, it is the Federal Reserve Board’s policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board’s regulations or both. Under certain conditions, the Federal Reserve Board may conclude that certain actions of a bank holding company, such as payment of cash dividends, would constitute unsafe and unsound banking practices because they violate the Federal Reserve Board’s “source of strength” doctrine.
     A bank holding company and its subsidiaries are prohibited from certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, a bank may not condition an extension of credit on a promise by its customer to obtain other services provided by it, its holding company or other subsidiaries, or on a promise by its customer not to obtain services from a competitor. In addition, federal law imposes certain restrictions between these companies and their subsidiaries. As a respective affiliate of CCFNB Bancorp and Columbia Financial, CCFNB Bank and First Columbia Bank are subject, with certain exceptions, to provisions of federal law imposing limitations on, and requiring collateral for, extensions of credit by CCFNB Bank or First Columbia Bank to their affiliates.
     Your attention is also directed to a further discussion of the various laws, regulations and policies that pertain to CCFNB Bancorp that are set forth at “Item 1. Business” in CCFNB Bancorp’s annual report on Form 10-K which accompanies this joint proxy statement/prospectus and is incorporated by reference in its entirety into this section of this document.
     As a public company, CCFNB Bancorp is subject to the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act amends certain parts of the Exchange Act, and is intended to protect investors by, among other things, improving the reliability of financial reporting, increasing management accountability, and increasing the independence of directors and CCFNB Bancorp’s external auditors.
     CCFNB Bancorp is subject to the periodic reporting requirements of the Exchange Act, which include, but are not limited to, the filing of annual, quarterly and other current reports with the SEC.
     Columbia County Farmers National Bank
     CCFNB Bank is a nationally-chartered banking association; is a member of the Federal Reserve System; and is subject to regulation, supervision and regular examination by the Office of the Comptroller of the Currency. For a further discussion pertaining to CCFNB Bank, you are referred to “Item 1. Business” in CCFNB Bancorp’s annual report on Form 10-K which accompanies this joint proxy statement/prospectus and is incorporated by reference in its entirety.
     First Columbia Bank & Trust Co.
     First Columbia Bank is a Pennsylvania-chartered banking institution and is subject to regulation, supervision and regular examination by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. First Columbia Bank is subject to the same federal laws, regulations and policies that pertain to CCFNB Bank which are enforced by the Federal Deposit Insurance Corporation. The Pennsylvania Department of Banking enforces state law which generally pertains to safety and soundness matters, capital strength and management competency.
     Recent Regulatory Developments.
     On December 13, 2006, the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency and other federal financial institution regulatory agencies issued an interagency policy statement on the allowance for loan and lease losses (the “2006 policy statement”). The 2006 policy statement replaces a 1993 policy statement, which described the responsibilities of the boards of directors and management of banks and of examiners regarding allowance for loan and lease losses. In addition to the 2006 policy statement, the accounting profession groups periodically provide guidance to the banking industry on allowance for loan and lease losses (“ALLL”) methodology.
     The 2006 policy statement outlines the responsibility of First Columbia Bank’s management and board of directors regarding their roles in maintaining ALLL at an appropriate level and for documenting its analysis. Management should evaluate the ALLL reported on the balance sheet as of the end of each quarter, or more frequently if warranted, and charge or credit the provision for loan and lease losses (“PLLL”) to bring the ALLL to an appropriate level as of each evaluation date. The determinations of the amounts of the ALLL and PLLL should be based on management’s current judgments about the credit quality of the loan portfolio, and should consider all known relevant internal and external factors that affect loan collectability as of the evaluation date.
     In carrying out its responsibility for maintaining an appropriate ALLL, management is expected to adopt and adhere to written policies and procedures that, at a minimum, ensure that: (1) the bank’s process for determining an appropriate level for ALLL is based on a comprehensive, well-documented, and consistently applied analysis of its loan portfolio; (2) the bank has an effective loan review system and controls (including an effective loan classification or credit grading system) that identify, monitor, and address asset quality problems in an accurate and timely manner; (3)

the bank has adequate data capture and reporting systems to supply the information necessary to support and document its estimate of an appropriate ALLL; (4) the bank evaluates any loss estimation models before they are employed and modifies the models’ assumptions, as needed, to ensure that the resulting loss estimates are consistent with GAAP; (5) the bank promptly charges off loans, or portions of loans, that available information confirms to be uncollectible, and; (6) the bank periodically validates the ALLL methodology.
     The 2006 policy statement also provides guidance to examiners in evaluating the credit quality of a bank’s loan portfolio, the appropriateness of its ALLL methodology and documentation, and the appropriateness of the reported ALLL in the bank’s regulatory reports. In their review and classification or grading of the loan portfolio, examiners should consider all significant factors that affect the collectability of the portfolio, including the value of any collateral.
     Recent Accounting Developments
     For a discussion of recent accounting developments, see Note 1 under “Recent Accounting Pronouncements” to CCFNB Bancorp’s consolidated financial statements which can be found at Item 8 of CCFNB Bancorp’s Form 10-K, which accompanies this joint proxy statement/prospectus and such financial statements, the notes thereto, as well as the report of CCFNB Bancorp’s independent registered public accounting firm, are incorporated by reference in their entirety in this document.
     Impact of Monetary Policies
     Banking is a business which depends on interest rate differentials. In general, the difference between the interest rate paid by a bank on its deposits and its other borrowings and the interest rate earned by a bank on its loans, securities and other interest-earning assets comprises the major source of the bank’s earnings. These rates are highly sensitive to many factors which are beyond the bank’s control and, accordingly, the earnings and growth of the bank are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policy, such as seeking to curb inflation and combat recession, by:
•	its open-market dealings in United States government securities;

•	adjusting the required level of reserves for financial institutions subject to reserve requirements;

•	placing limitations upon savings and time deposit interest rates; and

•	adjustments to the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.
     The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates. The nature and timing of any future changes in such policies and their impact on these companies and their bank subsidiaries cannot be predicted; however, depending on the degree to which their respective interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have a temporary effect of increasing their respective net interest margin, while decreases in interest rates would have the opposite effect. In addition, adverse economic conditions, including a downturn in the local or regional economy and rising energy prices, could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting CCFNB Bancorp’s or Columbia Financial’s net income or other operating costs.
Validity of CCFNB Bancorp Common Stock
     The validity of the shares of CCFNB Bancorp common stock to be issued pursuant to the Plan of Reorganization has been reviewed by the law firm of Saidis, Flower & Lindsay. Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained in this joint proxy statement/prospectus, or the suitability of CCFNB Bancorp common stock for any of Columbia Financial’s stockholders.

Experts
     The audited financial statements of CCFNB Bancorp as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been included in the 2007 annual report on Form 10-K for CCFNB Bancorp which accompanies and is incorporated by reference in this joint proxy statement/prospectus in reliance on the reports of J. H. Williams & Co., LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audited consolidated financial statements of Columbia Financial as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, have been included in this joint proxy statement/prospectus in reliance on the reports of Beard Miller Company, LLP, independent registered public accounting firm, included in this joint proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.
Stockholder Proposals
     CCFNB Bancorp 2009 Annual Meeting Stockholder Proposals
     CCFNB Bancorp stockholder proposals for the 2009 annual meeting must be received by                     , 2008 to be considered for inclusion in CCFNB Bancorp’s 2009 proxy statement. CCFNB Bancorp stockholder proposals for the 2009 annual meeting which the proponents do not desire to include the 2009 proxy statement must be received by                                         , 2009. Such proposals should be addressed to the Secretary of CCFNB Bancorp, Inc., P.O. Box 240, Bloomsburg, Pennsylvania 17815.
     Columbia Financial 2009 Annual Meeting Stockholder Proposals
     Columbia Financial will hold a 2009 annual meeting of stockholders only if the Plan of Reorganization is not consummated. In the event the Plan of Reorganization is not consummated and such a meeting is held, Columbia Financial stockholders would be entitled to present proposals at the annual meeting subject to compliance with all of the following:
•	each proposal must be delivered to, or mailed and received at, the principal executive offices of Columbia Financial addressed to the attention of the President not less than 60 days prior to the date of the annual meeting; and

•	each notice must set forth:
•	the name and address of the proposing stockholder;

•	number of shares of common stock held by him/her;

•	any interest (other than as a stockholder) in the proposal;

•	a description of any arrangements and understandings between the proposing stockholder and any other person;

•	a description of the specific action to be taken by the proposal; and

•	a representation that the proposing stockholder will be a Columbia Financial stockholder on the record date for the annual meeting and will appear in person or by proxy at the annual meeting to bring the proposal before the stockholders for consideration.
     The presiding officer at the annual meeting may refuse to acknowledge any stockholder proposal which he/she determines is not in compliance with the foregoing requirements.
CCFNB BANCORP PROPOSAL II — ELECTION OF DIRECTORS
Nomination Process
     All the independent members of the CCFNB Bancorp board of directors act as the nomination committee. Messrs. Diehl and Reichart do not participate in this function. All of the other directors meet the independence standards as set forth in Rule 4200(a)(15) of the listing standards for The NASDAQ Stock Market. The principal duties of the nomination committee are:
•	Evaluation and selection of nominees for the board of directors;

•	Consideration of qualifications for committee membership;

•	Recommendations for revisions to CCFNB Bancorp’s Code of Conduct and Ethics; and

•	Evaluation of the board of directors and its committees.
     Whenever a stockholder nominates a person for director or a vacancy occurs, the nomination committee uses the following criteria in making a decision:
•	Backgrounds and experiences of current directors;

•	Specific knowledge and experience of a candidate;

•	Specific knowledge-based need, for example, whether the board of directors needs a director with knowledge of the commercial real estate industry;

•	Diversified geographies in which CCFNB Bancorp directors live and work;

•	Number of board seats —an odd number of seats is desired;

•	Whether a candidate has the time available to fully participate in the responsibilities of the board of directors and its committees; and

•	Whether a candidate holds at least $1,000 in market value of CCFNB Bancorp common stock.
     The nomination committee tries to reach a unanimous consensus on a nominee for director.
     If a stockholder desires to nominate a person for director, the stockholder must comply with the CCFNB Bancorp bylaws and mail the required information for the candidate to CCFNB Bancorp, Inc. c/o Nomination Committee, 232 East Street, Bloomsburg, PA 17815. The nomination committee has not adopted a written charter.
     The independent directors of CCFNB Bancorp who meet the independence requirements under appropriate rules of The NASDAQ Stock Market, the SEC and applicable bank regulatory agencies, will perform the functions of a nominating and corporate governance committee. The following directors participate in the consideration of director nominations.
Robert M. Brewington, Jr.
Edward L. Campbell
Frank D. Gehrig
Elwood R. Harding, Jr.
Willard H. Kile, Jr.
Charles L. Long
W. Bruce McMichael, Jr.
Election of Class 1 Directors
     CCFNB Bancorp has nine directors who are divided into three classes: three directors are in Class 1; three directors are in Class 2; and three directors are in Class 3. Each director holds office for a three-year term. The terms of the classes are staggered, so that the term of office of one class expires each year.
     At the annual meeting, the stockholders will elect two Class 1 directors. Mr. Charles E. Long will be retiring from the board of directors before the annual meeting due to the mandatory retirement age set forth in CCFNB Bancorp’s bylaws. The board of directors will not be nominating a director to fill Mr. Long’s seat. Unless you withhold authority to vote for one or more of the nominees, the persons named as proxies intend to vote for the election of the two nominees for Class 1 director. The following nominees are recommended by the board of directors:

Robert M. Brewington, Jr.
Willard H. Kile, Jr. D.M.D.
     All nominees have consented to serve as directors. The board of directors has no reason to believe that any of the nominees should be unable to act as director. However, if any director is unable to stand for re-election, the board of directors will designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.
Certain Information About the CCFNB Directors
     The following information includes the age of each nominee and current director as of the date of the meeting. All directors of CCFNB Bancorp are also directors of CCFNB Bank.
Class 1 Directors Whose Term Expires in 2008 and Nominees for Class 1 Directors Whose Term will Expire in 2011
Robert M. Brewington, Jr. 57
Director since 1996. Owner of Sutliff Motors and Brewington Transportation and a part owner of J&B Honda (sales and service of cars and trucks; school bus contractor, sales of motorcycles and ATVs). Mr. Brewington is the brother of Sally Tucker, CCFNB Bank’s Marketing Director.
Willard H. Kile, Jr. D.M.D., 53
Director since 2000. Partner of Kile & Robinson LLC (dentists); Partner of Kile and Kile Real Estate. Mr. Kile is a first cousin to Lance O. Diehl, President and Chief Executive Officer of CCFNB Bancorp and CCFNB Bank.
Class 1 Director Whose Term Expires in 2008 And Can No Longer Serve Due To The Age Qualification
Charles E. Long, 72
Director since 1993. Retired. Former president of Long Supply Co., Inc. ( a wholesaler and retailer of hardware and masonry products).
Class 2 Directors Whose Term Expires in 2010
Lance O. Diehl, 42
Director since 2003. President and Chief Executive Officer of CCFNB Bancorp and CCFNB Bank. Former Senior Vice President of Branch Operations and Marketing of CCFNB Bank. Mr. Diehl is a first cousin to Mr. Kile, a director.
W. Bruce McMichael, 48
Director since 2006. Licensed Funeral Director; President, Benton McMichael Funeral Home, Inc.
Paul E. Reichart, 70
Director since 1983. Chairman and former Vice Chairman of CCFNB Bancorp and CCFNB Bank. Former President and Chief Executive Officer of CCFNB Bancorp and CCFNB Bank.
Class 3 Directors Whose Term Expires in 2009
Edward L. Campbell, 69
Director since 1985. Secretary of CCFNB Bancorp and CCFNB Bank. President of ELC Enterprises, Inc. and a partner of Heritage Acres Evergreens.
Frank D. Gehrig, 62
Director since 2004. Partner in Accounting Firm of Brewer, Gehrig & Johnson, Certified Public Accountants.

Elwood R. Harding, Jr. 61
Director since 1984. Vice Chairman of CCFNB Bancorp and CCFNB Bank. Attorney at law and President of Premier Real Estate Settlement Services, Inc. (title insurance).
     During 2007, the CCFNB Bancorp board of directors held 18 meetings and CCFNB Bank’s board of directors held 25 meetings. All of the CCFNB Bancorp and CCFNB Bank directors attended 75% or more of all board of directors and committee meetings of CCFNB Bancorp and CCFNB Bank during 2007.
COLUMBIA FINANCIAL PROPOSAL II — ELECTION OF DIRECTORS
Nomination Process
     Columbia Financial’s board of directors does not have a standing nominating committee. The full board of directors acts as a nominating committee and determines the appropriate qualifications, skills and characteristics desirable for the board of directors in the context of the strategic direction of the company and First Columbia Bank. Although there are no stated minimum criteria for nominees, the board of directors considers a variety of factors including a candidate’s integrity, independence, qualifications, skills, experience, including experience in finance and banking, compatibility with other members of the board of directors, and such other factors as it may deem to be in the best interest of Columbia Financial, First Columbia Bank and its stockholders, which factors may change from time to time. The board of directors will consider candidates recommended to it by stockholders, other directors and other sources within the community.
     In addition to recommending potential candidates to the board of directors, stockholders may nominate candidates for election to the board of directors of Columbia Financial in accordance with procedures set forth in the company’s by-laws. Stockholder nominations must be submitted not less than 60 days before the annual meeting of stockholders is scheduled to be held, and include certain specified information including the background, education and business experiences of the nominee.
Election of Class C Directors
     Columbia Financial has eight directors who are divided into three classes: three directors are in Class A; three directors are in Class B; and two directors are in Class C. Each director holds office for a three-year term. The terms of the classes are staggered, so that the term of office of one class expires each year.
     At the annual meeting, the stockholders will elect two Class C directors. Unless you withhold authority to vote for one or more of the nominees, the persons named as proxies intend to vote for the election of the two nominees for Class C director. The following nominees are recommended by the Columbia Financial board of directors:
William F. Gittler, Jr.
Steven H. Shannon
     All nominees have consented to serve as directors. The Columbia Financial board of directors has no reason to believe that any of the nominees should be unable to act as a director. However, if any director is unable to stand for re-election, the board of directors will designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.
     If the Plan of Reorganization is consummated, on the Effective Date the Columbia Financial directors will become CCFNB Bancorp directors and will serve as members of the CCFNB Bancorp class of directors having a term of office corresponding to the term of office of the Columbia Financial class in which they currently serve. See, Schedule 5.16 to Exhibit 1 of this document.

Certain Information About The Columbia Financial Directors
     The following information includes the age of each nominee and current director as of the date of the annual meeting. All directors of Columbia Financial are also directors of First Columbia Bank. All directors are independent as defined in Rule 4200(a)(15) of the NASDAQ Stock Market.
Class A Directors Whose Term Expires in 2010
Glenn E. Halterman, 611
Director since 1984. Vice President of Finance, Fabtex, Inc. Interim CEO, First Columbia Bank from January 1, 2004 to March 2005.
Joanne I. Keenan, 55 2,3
Director since 1991. President, Main Street Interiors & Design, Inc.
Charles B. Pursel, 70 2, 4
Director since 1973. Attorney at Law and Counsel — Derr, Pursel, Luschas & Norton
Class B Directors Whose Term Expires in 2009
Robert W. Dillon, 45 2, 3
Director since 1996. President/CEO, Dillon Floral Corporation.
Mary Ann Naugle, 61 4, 5
Director since 2000. Retired, Naugle Lumber/Naugle Service Center
Andrew B. Pruden, 43 4, 5, 6
Director since 1995. Innkeeper/Owner, The Inn at Turkey Hill
Class C Directors Whose Term Expires In 2008 and Nominees for Class C Directors Whose Term Will Expire in 2011
William F. Gittler, Jr., 62 4, 5
Director since 1995. CEO/Chairman, Catawissa Lumber & Specialty Co., Inc.
Steven H. Shannon, 45 3, 6
Director since 2000. Owner/President, Steve Shannon Tire Company, Inc.
1     Mr. Halterman is an ex officio member of all committees of First Columbia Bank
2     Member of First Columbia Bank’s Executive Committee
3     Member of First Columbia Bank’s Loan Committee
4     Member of First Columbia Bank’s Trust Committee
5     Member of First Columbia Bank’s Audit Committee
6     Member of First Columbia Bank’s Technology Committee
     During 2007, each of the above listed directors attended at least 75% of the aggregate number of meetings of the boards of directors of Columbia Financial and First Columbia Bank and the First Columbia Bank committees on which he or she served. The Columbia Financial board of directors had no committees in 2007.
CCFNB BANCORP PROPOSAL III — ADJOURNMENT
     In the event that CCFNB Bancorp does not have sufficient votes for a quorum or to approve and adopt the Plan of Reorganization at its annual meeting, CCFNB Bancorp intends to adjourn the meeting to permit further solicitation of proxies. CCFNB Bancorp can only use proxies received by it at the time of the annual meeting to vote for adjournment, if necessary, by submitting the question of adjournment to its stockholders as a separate matter for consideration.

     The CCFNB Bancorp board of directors recommends that you mark your proxy in favor of the adjournment proposal so that your proxy may be used to vote for adjournment if necessary. If you properly executed your proxy but did not mark how you would like to vote on this proposal, CCFNB Bancorp will consider that you voted in favor of the adjournment proposal unless your proxy indicates otherwise. If CCFNB Bancorp adjourns the annual meeting, CCFNB Bancorp will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the annual meeting.
COLUMBIA FINANCIAL PROPOSAL III — ADJOURNMENT
     In the event that Columbia Financial does not have sufficient votes for a quorum at its annual meeting, Columbia Financial intends to adjourn the meeting to permit further solicitation of proxies. Columbia Financial can only use proxies received by it at the time of the annual meeting to vote for adjournment, if necessary, by submitting the question of adjournment to its stockholders as a separate matter for consideration.
     The Columbia Financial board of directors recommends that you mark your proxy in favor of the adjournment proposal so that your proxy may be used to vote for adjournment if necessary. If you properly executed your proxy but did not mark how you would like to vote on this proposal, Columbia Financial will consider that you voted in favor of the adjournment proposal unless your proxy indicates otherwise. If Columbia Financial adjourns the annual meeting, Columbia Financial will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the annual meeting.
SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     The CCFNB Bancorp bylaws provide for indemnification for current and former directors, officers, employees, or agents serving at the request of CCFNB Bancorp to the fullest extent permitted by Pennsylvania law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CCFNB Bancorp pursuant to the foregoing provisions, CCFNB Bancorp has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and, is therefore unenforceable.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     This document incorporates by reference important business and financial information about CCFNB Bancorp that may not be included in or delivered with these materials. The following documents, filed with the SEC by CCFNB Bancorp, are incorporated by reference in this document:
•	CCFNB Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 28, 2008; and

•	CCFNB Bancorp’s Current Report on Form 8-K, filed with the SEC on November 30, 2007.
     CCFNB Bancorp also incorporates by reference in these materials additional documents filed by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this document and before the final adjournment of the annual meeting of CCFNB Bancorp stockholders.
     Any statement contained in these materials or in a document incorporated by reference in these materials will be deemed to be modified or superseded to the extent that a statement contained herein or in any later filed document that also is incorporated by reference herein modifies or supersedes the statement.
     You may obtain copies of the information incorporated by reference in this document. (See the section entitled “WHERE YOU FIND MORE INFORMATION” in this document for information on how to make a request for information.)
     All information contained or incorporated by reference in these materials about CCFNB Bancorp was supplied or verified by CCFNB Bancorp. All information contained in these materials about Columbia Financial was supplied or verified by Columbia Financial.

FINANCIAL STATEMENTS FOR CCFNB BANCORP, INC. WITH REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The following are incorporated by reference in their entirety from “Item 8. Financial Statements and Supplementary Data”, of CCFNB Bancorp’s annual report on Form 10-K which accompanies this joint proxy statement/prospectus:
•	Consolidated Balance Sheets at December 31, 2007 and 2006;

•	Consolidated Statements of Income for the Years Ended December 31, 2007, 2006 and 2005;

•	Consolidated Statements of Changes in Stockholder’s Equity for the Years Ended December 31, 2007, 2006 and 2005;

•	Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005;

•	Notes to Consolidated Financial Statements for the Years Ended December 31, 2007, 2006 and 2005; and

•	Report of Independent Registered Public Accounting Firm.

FINANCIAL STATEMENTS FOR COLUMBIA FINANCIAL CORPORATION WITH REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Columbia Financial Corporation
Bloomsburg, Pennsylvania
We have audited the accompanying consolidated balance sheets of Columbia Financial Corporation and subsidiary (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Columbia Financial Corporation and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Notes 1 and 11, to the consolidated financial statements, the Company changed its method of accounting for share based payments in 2006.
/s/ Beard Miller Company, LLP
Beard Miller Company LLP
Allentown, Pennsylvania
March 6, 2008

FINANCIAL STATEMENTS
Columbia Financial Corporation and Subsidiary
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 and 2006

(Dollars in thousands)	2007	2006
ASSETS:
Cash and due from banks	$7,799	$8,637
Interest-bearing demand deposits with banks	322	44
Federal funds sold	4,100	12,750

Cash and cash equivalents	12,221	21,431
Securities available for sale	123,491	108,635
Securities held to maturity (fair value 2007 $58; 2006 $113)	57	112
Restricted investment in bank stock	928	892
Loans receivable, net of allowance for loan losses (2007 $2,033; 2006 $1,786)	159,542	154,281
Investment in life insurance	3,198	3,088
Bank premises and equipment, net	7,343	7,436
Accrued interest receivable	1,324	1,236
Goodwill and other intangible assets	4,684	4,860
Other assets	2,147	2,604

TOTAL ASSETS	$314,935	$304,575

LIABILITIES:
Deposits
Non-interest-bearing	$29,129	$26,897
Interest-bearing	230,083	227,957

Total deposits	259,212	254,854

Securities sold under agreements to repurchase	27,074	19,726
Other borrowed funds	449	500
Junior subordinated debentures	4,640	4,640
Accrued interest payable	825	849
Other liabilities	402	3,350

Total liabilities	292,602	283,919

STOCKHOLDERS’ EQUITY:
Preferred stock, no par value per share; authorized and unissued 1,000,000 shares	—	—
Common stock, no par value authorized 4,000,000 shares; issued 2,249,576 shares	—	—
Surplus	5,500	5,494
Retained earnings	27,283	26,739
Treasury stock at cost; 818,456 shares	(11,074)	(11,074)
Accumulated other comprehensive income (loss)	624	(503)

Total stockholders’ equity	22,333	20,656

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$314,935	$304,575

The accompanying notes are an integral part of these consolidated financial statements.

Columbia Financial Corporation and Subsidiary
Consolidated Statements of Income
For the years ended December 31, 2007, 2006 and 2005

(Dollars in thousands, except per share data)	2007	2006	2005

INTEREST INCOME:
Loans receivable, including fees	$11,383	$9,342	$9,215
Securities:
Taxable	5,592	4,066	3,407
Tax-exempt	271	239	170
Other	398	209	185

Total interest income	17,644	13,856	12,977

INTEREST EXPENSE:
Deposits	7,023	5,246	4,476
Securities sold under agreements to repurchase	1,038	772	472
Other borrowed funds	29	245	88
Junior subordinated debentures	339	85	—

Total interest expense	8,429	6,348	5,036

Net interest income	9,215	7,508	7,941
Provision for loan losses	300	750	1,305

Net interest income after provision for loan losses	8,915	6,758	6,636

NON-INTEREST INCOME:
Trust department income	535	433	410
Mortgage banking activities	223	97	110
Service charges on deposits	1,371	1,105	1,177
Earnings on investment in life insurance	134	128	125
Net realized (losses) gains on sales of securities available for sale	(1,016)	184	166
Impairment of equity securities	(400)	—	—
Gain on sale of bank premises	—	184	—
Financial services fee income	278	169	79
ATM and interchange fees	510	432	349
Other	197	177	147

Total other income	1,832	2,909	2,563

NON-INTEREST EXPENSES:
Salaries and employee benefits	4,721	4,378	4,409
Occupancy	633	535	540
Furniture and equipment	916	847	772
Advertising	165	172	163
ATM processing fees	379	309	272
Pennsylvania bank shares tax	196	187	186
Other	1,861	1,583	1,583

Total other expenses	8,871	8,011	7,925

Income before income taxes	1,876	1,656	1,274
Federal income taxes	409	331	217

Net income	$1,467	$1,325	$1,057

Basic and diluted earnings per share	$1.03	$0.93	$0.74

The accompanying notes are an integral part of these consolidated financial statements.

Columbia Financial Corporation and Subsidiary
Consolidated Statements of Stockholders’ Equity
For the years ended December 31, 2007, 2006 and 2005
(Dollars in thousands, except per share data)

							Accumulated
							Other
	Common Stock		Treasury Stock			Retained	Comprehensive
	Shares	Amount	Shares	Amount	Surplus	Earnings	Income (Loss)	Total

Balance at December 31, 2004	2,249,576	$—	818,456	$(11,074)	$5,494	$26,131	$130	$20,681

Comprehensive income:
Net income						1,057		1,057
Change in net unrealized gains (losses) on securities available for sale, net of tax							(1,119)	(1,119)

Total comprehensive loss								(62)

Cash dividends declared $. 620 per share						(887)		(887)

Balance at December 31, 2005	2,249,576	—	818,456	(11,074)	5,494	26,301	(989)	19,732
Comprehensive income:
Net income						1,325		1,325
Change in net unrealized gains (losses) on securities available for sale, net of tax							486	486

Total comprehensive income								1,811

Cash dividends declared $.620 per share						(887)		(887)

Balance at December 31, 2006	2,249,576	—	818,456	(11,074)	5,494	26,739	(503)	20,656
Comprehensive income:
Net income						1,467		1,467
Change in net unrealized gains (losses) on securities available for sale, net of tax							1,127	1,127

Total comprehensive income								2,594

Share-based compensation expense					6			6
Cash dividends declared $.645 per share						(923)		(923)

Balance at December 31, 2007	2,249,576	$—	818,456	$(11,074)	$5,500	$27,283	$624	$22,333

The accompanying notes are an integral part of these consolidated financial statements.

Columbia Financial Corporation and Subsidiary
Consolidated Statements of Stockholders’ Equity
For the years ended December 31, 2007, 2006 and 2005

(Dollars in thousands)	2007	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,467	$1,325	$1,057
Adjustments to reconcile net income to net cash provided by operating activities :
Provision for loan losses	300	750	1,305
Provision for depreciation and amortization	723	614	493
Net amortization of securities premiums and discounts	53	101	175
Deferred income taxes	(60)	229	(437)
Share-based compensation expense	6	—	—
Net realized losses (gains) on sales of securities	1,016	(184)	(166)
Impairment of securities	400	—	—
Net gains on sale of bank premises	—	(184)	—
Increase in investment in life insurance	(110)	(106)	(105)
Proceeds from the sale of mortgage loans	8,686	1,636	2,976
Net gains on the sale of mortgage loans	(137)	(34)	(54)
Loans originated for sale	(8,998)	(1,408)	(3,116)
Changes in assets and liabilities:
Accrued interest receivable	(88)	(100)	(144)
Other assets	(63)	(542)	541
Accrued interest payable	(24)	135	84
Other liabilities	55	82	47

Net cash provided by operating activities	3,226	2,314	2,656

CASH FLOWS FROM INVESTING ACTIVITIES:
Activity in available for sale securities:
Sales	43,134	1,112	737
Maturities, prepayments and calls	33,854	25,980	15,022
Purchases	(94,609)	(28,974)	(33,434)
Activity in held to maturity securities:
Maturities, prepayments and calls	55	100	124
Net (increase) decrease in loans	(5,112)	(6,145)	6,356
Net increase in restricted investment in bank stock	(36)	(190)	(48)
Purchases of bank premises and equipment	(454)	(680)	(623)
Proceeds from sale of bank premises and equipment	—	604	—
Net cash received from acquisition of branches	—	16,332	—

Net cash provided by (used in) investing activities	(23,168)	8,139	(11,866)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in deposit accounts, net	4,358	(3,114)	7,411
Increase in securities sold under agreements to repurchase	7,348	1,345	4,010
Decrease in other borrowed funds	(51)	—	—
Repayment of long-term debt	—	(8)	(8)
Proceeds from issuance of junior subordinated debentures	—	4,640	—
Cash dividends	(923)	(887)	(887)

Net cash provided by financing activities	10,732	1,976	10,526

Net increase in cash and cash equivalents	(9,210)	12,429	1,316
Cash and cash equivalents, beginning of year	21,431	9,002	7,686

Cash and cash equivalents, end of year	$12,221	$21,431	$9,002

Supplemental disclosures of cash flow information:
Income taxes paid	$260	$270	$591

Interest paid	$8,453	$5,979	$4,952

The accompanying notes are an integral part of these consolidated financial statements.

Columbia Financial Corporation, and Subsidiary
Notes to Consolidated Financial Statements
For the Years ended December 31, 2007, 2006 and 2005
NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of Columbia Financial Corporation (the Company) and its wholly owned subsidiary, First Columbia Bank & Trust Co. (the Bank). All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. On September 29, 2006, the Company formed Columbia Financial Statutory Trust I (the “Trust”), a wholly owned subsidiary, for the purpose of issuing $4,500,000 in capital pass-through securities to investors. The Trust is not consolidated in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 46.
NATURE OF OPERATIONS
The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The area served by the Bank includes Columbia, Luzerne, Lycoming, Montour, Northumberland, and Schuylkill counties in Pennsylvania.
ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the evaluation of other than temporary impairment of securities and the valuation of deferred tax assets.
SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
Most of the Company’s activities are with customers located within Columbia County, Pennsylvania, and to a lesser extent in Luzerne, Lycoming, Montour, Northumberland and Schuylkill counties. Note 4 discusses the types of securities which the Company invests in. Note 5 discusses the types of lending which the Company engages in. The Company does not have any significant concentrations to any one industry or customer. Although the Company has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy.
STATEMENTS OF CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items with maturities of three months or less, non-interest-bearing amounts due from banks, balance at the Federal Home Loan Bank and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.
SECURITIES
Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity and marketable equity securities. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in the interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in accumulated other comprehensive income (loss), net of the related deferred tax effect. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.
Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over the terms of the securities.
Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Federal law requires a member institution of the Federal Home Loan Bank system to hold stock of its district FHLB according to a predetermined formula. This restricted stock is recorded at cost.
MORTGAGE BANKING ACTIVITIES
Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Mortgages held for sale are included in loans receivable at December 31, 2007 and 2006 and were $449,000, and $0, respectively.
Mortgage loans held for sale are generally sold with the mortgage servicing rights retained by the Company. The carrying value of mortgage loans sold is reduced by the cost allocated to the associated mortgage servicing rights. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.
Mortgage servicing rights are recorded in other assets on the balance sheet. Mortgage servicing rights are amortized over the average life of the loans sold. At December 31, 2007 and 2006, the unamortized balance of originated mortgage servicing rights was $110,000 and $103,000, respectively. The estimated fair value of these mortgage servicing rights approximates their carrying value at December 31, 2007 and 2006, and therefore no impairment reserve was necessary.
Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.
LOANS RECEIVABLE
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of allowance for loan losses, unearned discount and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan.
The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.
ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revision as more information becomes available.
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
A loan is considered impaired when, based on current information and events, it is probable the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
TRANSFERS OF FINANCIAL ASSETS
Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
BANK PREMISES AND EQUIPMENT
Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line and accelerated methods over the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred. Gains or losses on dispositions are reflected in current operations.
FORECLOSED ASSETS
Foreclosed assets, which are included in other assets, are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as an in-substance foreclosure when the Company has taken possession of the collateral, regardless of whether formal foreclosure proceedings take place. Foreclosed assets are recorded at fair value, net of estimated selling costs, at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. The Company had foreclosed assets of $0 and $82,000 at December 31, 2007 and 2006, respectively.
INVESTMENT IN LIFE INSURANCE
The Company invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in other income on the income statement.
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill represents the excess of the purchase price over the fair market value of net assets acquired. The Company has recorded goodwill of $4,090,000 at December 31, 2007 and 2006, related to the acquisition of two bank branches on December 15, 2006. In accordance with current accounting standards, goodwill is not amortized, but evaluated at least annually for impairment. Any impairment of goodwill results in a charge to income. The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired. The Company has an amortizable core deposit intangible asset related to the acquisition of two bank branches, which is being amortized on an accelerated basis over ten years and has a carrying value of $280,000 and $342,000 net of accumulated amortization of $65,000 and $3,000, as of December 31, 2007 and 2006, respectively
The Company also has an amortizable intangible asset related to the deposit premium paid on the October 1, 2004 acquisition of a deposit portfolio from another bank. This intangible asset is being amortized on a straight-line basis over six years and has a carrying value of $314,000 and $428,000, net of accumulated amortization of $371,000 and $257,000 as of December 31, 2007 and 2006, respectively.

Amortization expense on intangible assets was $176,000, $117,000 and $114,000 for the years ended December 31, 2007, 2006 and 2005, respectively. For the years ending December 31, amortization expense is estimated to be as follows:

(Dollars in thousands)
2008	$171
2009	164
2010	129
2011	37
2012	31
Thereafter	62

$594

ADVERTISING COSTS
The Bank follows the policy of charging the costs of advertising to expense as incurred. Advertising expenses for the years ended December 31, 2007, 2006 and 2005 were $165,000, $172,000 and $163,000, respectively.
FEDERAL INCOME TAXES
Deferred income taxes are provided on the liability method, whereby deferred tax assets are recognized for deductible temporary differences and deferred liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Columbia Financial Corporation and its subsidiary file a consolidated federal income tax return.
TRUST ASSETS
Property held by the Bank in a fiduciary or agency capacity for customers of the Trust Department is not included in the consolidated balance sheet, since such items are not assets of the Company or its subsidiary. Trust income is recorded on an accrual basis.
STOCK-BASED COMPENSATION
The Company currently has a stock option plan in place for employees and directors of the Company. Prior to January 1, 2006, the Company accounted for its stock option plan under the recognition and measurement principles of APB Opinion No. 25. “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost was recognized in the Company’s consolidated statements of income through December 31, 2005, as all options granted under the Company’s plan had an exercise price equal to the market value of the underlying common stock on the date of grant.
Effective January 1, 2006, the Company adopted the fair value recognition provisions of (FASB) Statement No. 123 (R), “Share-Based Payment,” using the modified-prospective transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value calculated in accordance with the provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on a grant-date fair value estimate in accordance with the provision of SFAS 123 (R). The Company had no unvested stock options at December 31, 2005, therefore, the adoption of FASB Statement No. 123 (R) relates only to share-based payments granted after January 1, 2006.
EARNINGS PER SHARE
Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 1,431,120, in 2007, 2006 and 2005, respectively. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options. Potential common shares related to stock options are determined using the treasury stock method. Outstanding stock options were not dilutive for the years ended December 31, 2007, 2006 and 2005.
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded on the balance sheet when they are funded.
NEW ACCOUNTING STANDARDS
Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement of Financial Accounting

Standard (SFAS) No. 109, “Accounting for Income Taxes”. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result of the Company’s evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits during the year ended December 31, 2007. Corporate tax returns for the years 2004 through 2007 remain open to examination by taxing authorities.
In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN 48-1 “Definition of Settlement in FASB Interpretation No. 48” (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective retroactively to January 1, 2007. The implementation of this standard did not have any impact on our consolidated financial position or results of operations.
In September 2006, the Emerging Issues Task Force (EITF) of FASB issued EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements” (“EITF 06-4). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee’s benefit during his or her retirement, then the liability recognized during the employee’s active service period should be based on the future cost of insurance to be incurred during the employee’s retirement. Alternatively, if the policyholder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principles Board (APB) Opinion No. 12, as appropriate. In March 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-10 “Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements” (EITF 06-10). EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-4 and EITF 06-10 are effective for fiscal years beginning after December 15, 2007. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The Company must adopt these new accounting standards effective January 1, 2008 and has evaluated the impact in regards to existing split-dollar life insurance arrangements with certain employees that require the Company to maintain the insurance policy in force for the employee’s benefit during retirement. The Company has chosen to record the adoption as a cumulative-effect adjustment charge to retained earnings in the amount of $178,000 as of January 1, 2008. Benefit expense in regards to these life insurance arrangements with certain employees will approximate $26,000 for the year ending December 31, 2008.
On September 7, 2006, the Task Force reached a conclusion on EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-5”). The scope of EITF 06-5 consists of six separate issues relating to accounting for life insurance policies purchased by entities protecting against the loss of “key persons.” The six issues are clarifications of previously issued guidance on FASB Technical Bulletin No. 85-4. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard had no material impact on the Company’s consolidated financial statements.
In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.
In December 2007, the FASB issued proposed FASB Staff Position (FSP) 157-b, “Effective Date of FASB Statement No. 157,” that would permit a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applies Statement 157 in interim or annual financial statements before proposed FSP 157-b is finalized. The Company is currently evaluating the impact, if any, that the adoption of FSP 157-b will have on the Company’s operating income or net earnings.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115”. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company on January 1, 2008. The Company is evaluating the impact that the adoption of SFAS No. 159 will have on our consolidated financial statements.
In March 2007, the FASB ratified EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for non-vested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007. The Company does not expect EITF 06-11 will have a material impact on its financial position, results of operations or cash flows.
FASB Statement No. 141 (R) “Business Combinations” was issued in December of 2007. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. The Company is currently evaluating the impact of this new pronouncement.
FASB Statement No. 160 “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” was issued in December of 2007. This Statement establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. The Company believes this new pronouncement will have no impact on the Company’s financial statements in future periods.
Staff Accounting Bulletin No. 110 (SAB 110) amends and replaces Question 6 of Section D.2 of Topic 14, “Share-Based Payment,” of the Staff Accounting Bulletin series. Question 6 of Section D.2 of Topic 14 expresses the views of the staff regarding the use of the “simplified” method in developing an estimate of expected term of “plain vanilla” share options and allows usage of the “simplified” method for share option grants prior to December 31, 2007. SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the “simplified” method for estimating the expected term of “plain vanilla” share option grants after December 31, 2007. SAB 110 is effective January 1, 2008.
In June 2007, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 states that an entity should recognize a realized tax benefit associated with dividends on non-vested equity shares, non-vested equity share units and outstanding equity share options charged to retained earnings as an increase in additional paid in capital. The amount recognized in additional paid in capital should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payment awards. EITF 06-11 should be applied prospectively to income tax benefits of dividends on equity-classified share-based payment awards that are declared in fiscal years beginning after December 15, 2007. The Company expects that EITF 06-11 will not have an impact on its consolidated financial statements.
RECLASSIFICATIONS
Certain reclassifications have been made in the consolidated financial statements for 2006 and 2005 to conform to the classifications presented in 2007, with no effect on net income.
NOTE 2
PENDING MERGER
On November 29, 2007, the Company signed a definitive agreement to join forces in a merger transaction with CCFNB Bancorp, Inc. (CCFNB), the holding company for Columbia County Farmers National Bank. Under the terms of the merger agreement, Company stockholders will receive 0.72 shares of CCFNB stock for each share of Company stock. The Company will be merged into CCFNB and Columbia County Farmers National Bank will be simultaneously merged into First Columbia Bank & Trust Co. Upon consummation of the merger, the resulting company will have total assets of approximately $575 million and total deposits of approximately $433 million. The merger is subject to customary closing conditions, including approval by CCFNB and Company stockholders, as well as by the appropriate bank regulatory agencies and is anticipated to be completed during the third quarter of 2008.
NOTE 3
ACQUISITION
On December 15, 2006, the Company completed the acquisition of the two Columbia County branches of Keystone Nazareth Bank & Trust. The transaction was recorded as a purchase of a business and the $4,217,000 purchase price was allocated based on the fair value of the assets acquired and liabilities assumed. The branch purchase added approximately $34,137,000 in deposits,

$12,584,000 in loans receivable, $1,020,000 in bank premises and equipment, $4,090,000 in goodwill and $345,000 in core deposit intangible. The core deposit intangible is amortized over ten years on an accelerated basis. Fair value adjustments of $70,000 for certificates of deposit and $289,000 for loans receivable are amortized over a seven to ten year period on an accelerated basis. As of December 31, 2007 the unamortized portion for certificates of deposit was $44,000 and $246,000 for loans receivable.
NOTE 4
SECURITIES
The following is a comparative summary of securities at December 31:

		Gross	Gross
(Dollars in thousands)	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
2007
SECURITIES AVAILABLE FOR SALE:

U.S. government agencies or corporations	$32,488	$234	$(19)	$32,703
State and political subdivisions	7,795	36	(11)	7,820
Mortgage-backed and asset-backed securities — U.S. government corporations	79,789	797	(91)	80,495

Total debt securities available for sale	120,072	1,067	(121)	121,018

Marketable equity securities	2,474	281	(282)	2,473

Total securities available for sale	$122,546	$1,348	$(403)	$123,491

SECURITIES HELD TO MATURITY:
Mortgage-backed securities — U.S. government corporations	$57	$1	$—	$58

		Gross	Gross
(Dollars in thousands)	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
2006
SECURITIES AVAILABLE FOR SALE:

U.S. government agencies or corporations	$42,440	$—	$(475)	$41,965
State and political subdivisions	6,479	15	(25)	6,469
Mortgage-backed and asset-backed securities — U.S. government corporations	57,564	19	(993)	56,590

Total debt securities available for sale	106,483	34	(1,493)	105,024
Marketable equity securities	2,915	746	(50)	3,611

Total securities available for sale	$109,398	$780	$(1,543)	$108,635

SECURITIES HELD TO MATURITY:
Mortgage-backed securities — U.S. government corporations	$112	$1	$—	$113

The amortized cost and fair value of debt securities at December 31, 2007 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available For Sale		Securities Held to Maturity
	Amortized	Fair	Amortized	Fair
(Dollars in thousands)	Cost	Value	Cost	Value

Due in one year or less	$2,000	$1,997	$—	$—
Due after one year through five years	7,147	7,165	—	—
Due after five years through ten years	29,132	29,355	—	—
Due after ten years	2,004	2,006	—	—

Total	40,283	40,523	—	—
Mortgage-backed securities	79,789	80,495	57	58

Total debt securities	$120,072	$121,018	$57	$58

Gross gains of $108,000, $185,000 and $172,000, were realized on sales of securities available for sale in 2007, 2006 and 2005, respectively. Gross losses of $1,124,000, $1,000 and $6,000, were realized on sales of securities available for sale in 2007, 2006 and 2005, respectively. The tax benefit (provision) applicable to these net realized gains and losses amounted to $345,000, ($63,000) and ($56,000) for the years ended December 31, 2007, 2006 and 2005, respectively.
Securities available for sale with a fair value of $55,500,000 and $42,693,000 and securities held to maturity with a fair value of $20,000 and $38,000 at December 31, 2007 and 2006, respectively, were pledged as collateral to secure trust funds, securities sold under agreements to repurchase, public deposits and for other purposes as required or permitted by law.
At December 31, 2007 the Company held equity securities of certain financial institutions with significant market value depreciation from the Company’s cost basis. Management had been closely monitoring the market valuation and adverse financial events regarding these financial institutions and concluded that some of these equity securities were other-than-temporarily impaired as of December 31, 2007. An impairment charge of $400,000 pre-tax ($264,000 after tax) was recorded in 2007. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006.

December 31, 2007	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses

U.S. government agencies or corporations	$7,475	$19	$—	$—	$7,475	$19
State and political subdivisions	787	8	912	3	1,699	11
Mortgage-backed securities	41	—	6,631	91	6,672	91

Subtotal, debt securities	8,303	27	7,543	94	15,846	121

Marketable equity securities	885	265	127	17	1,012	282

Total temporarily impaired securities	$9,188	$292	$7,670	$111	$16,858	$403

December 31, 2006	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(Dollars in thousands)	Value	Losses	Value	Losses	Value	Losses

U.S. government agencies or corporations	$5,993	$7	$32,972	$468	$38,965	$475
State and political subdivisions	—	—	2,981	25	2,981	25
Mortgage-backed securities	7,252	32	37,066	961	44,318	993

Subtotal, debt securities	13,245	39	73,019	1,454	86,264	1,493

Marketable equity securities	552	42	122	8	674	50

Total temporarily impaired securities	$13,797	$81	$73,141	$1,462	$86,938	$1,543

At December 31, 2007 the Company had 49 debt securities in an unrealized loss position. Unrealized losses on debt securities detailed above relate primarily to U. S. Government agency or corporation debt securities (including mortgage-backed securities). The decline in fair value is due primarily to interest rate fluctuations. As the Company has the intent and ability to hold such investments until maturity or market price recovery, no debt securities are deemed to be other-than-temporarily impaired. There are no significant individual unrealized losses.
At December 31, 2007 the Company had 2 equity securities with unrealized losses of $17,000 in this position for a time period greater than twelve months. The Company also had 15 equity securities with unrealized losses of $265,000 in this position for a time period less than twelve months. All these securities are equity holdings of other financial institutions. The severity and duration of the impairment is consistent with market developments of the financial industry. Management believes these equity securities in an unrealized loss position will recover in the foreseeable future. The Company evaluated the near-term prospects of the issuers in relation to the severity and duration of the impairment. Based on that evaluation and the Company’s ability and intent to hold those securities for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider these equity securities to be other-than-temporarily impaired.
NOTE 5
LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES
Loans receivable at December 31, 2007 and 2006 consist of the following:

(Dollars in thousands)	2007	2006

Commercial loans	$23,289	$21,355
Real estate loans
Commercial	52,986	53,582
Residential	40,797	40,979
Construction	1,606	795
Home equity	37,435	33,638
Consumer loans	5,463	5,772

Gross loans	161,576	156,121
Less:
Unearned discount	2	3
Unamortized loan fees (costs)	(1)	51
Allowance for loan losses	2,033	1,786

Loans receivable, net	$159,542	$154,281

Changes in the allowance for loan losses for the years ended December 31, 2007, 2006 and 2005 are summarized as follows:

(Dollars in thousands)	2007	2006	2005

Balance, January 1	$1,786	$2,674	$1,613
Provision for loan losses	300	750	1,305
Loans charged off	(199)	(1,702)	(259)
Recoveries on loans charged off	146	64	15

Balance, December 31	$2,033	$1,786	$2,674

Non-accrual loans at December 31, 2007 and 2006 were $1,267,000 and $2,495,000, respectively. The Company had no loans past due 90 days or more and still accruing interest at December 31, 2007 and 2006.
The total recorded investment in impaired loans was $828,000 and $2,385,000 at December 31, 2007 and 2006, respectively. The recorded investment in impaired loans not requiring an allowance for loan losses was $131,000 and $1,616,000 at December 31, 2007 and 2006, respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $697,000 and $769,000 at December 31, 2007 and 2006, respectively. At December 31, 2007 and 2006, the related allowance for loan losses associated with those loans was $164,000 and $56,000, respectively. For the years ended December 31, 2007, 2006 and 2005, the average recorded investment in these impaired loans was $926,000, $3,129,000 and $4,274,000, respectively. Interest income of $0, $77,000 and $40,000 was recognized for the time that the loans were impaired during 2007, 2006 and 2005, respectively. The Company recognizes income on impaired loans under the cash basis when the collateral on the loan is sufficient to cover the outstanding obligation to the Company. If these factors do not exist, the Company will record all payments as a reduction of principal on such loans.
Mortgage loans serviced for others are not included in the accompanying balance sheets. The total amount of loans serviced for the benefit of others was approximately $16,461,000 and $14,144,000 at December 31, 2007 and 2006, respectively.

NOTE 6
BANK PREMISES AND EQUIPMENT
Bank premises and equipment as of December 31, 2007 and 2006 are summarized as follows:

	Estimated Useful
(Dollars in thousands)	Lives	2007	2006

Land		$1,693	$1,690
Premises	15-40 Years	6,668	6,613
Furniture and equipment	3-10 Years	4,360	4,520
Leasehold improvements	5-31 1/2 Years	64	64

		12,785	12,887
Less: Accumulated depreciation and amortization		(5,442)	(5,451)

Bank premises and equipment, net		$7,343	$7,436

NOTE 7
DEPOSITS
The components of deposits at December 31, 2007 and 2006 are as follows:

(Dollars in thousands)	2007	2006

Demand, non-interest bearing	$29,129	$26,897
Demand, interest bearing	63,859	70,037
Savings	29,749	31,935
Time, $100,000 and over	29,956	20,458
Time, other	106,519	105,527

	$259,212	$254,854

At December 31, 2007, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)
2008	$94,863
2009	20,907
2010	11,345
2011	2,818
2012	6,512
2014	30

Total	$136,475

NOTE 8
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Securities sold under agreements to repurchase typically mature within one business day. Securities sold under these agreements are retained under the Company’s control at its safekeeping agent. A summary of securities sold under agreements to repurchase for the years ended December 31, 2007, 2006 and 2005 is as follows:

(Dollars in thousands)	2007	2006	2005

Amount outstanding year end	$27,074	$19,726	$18,381
Average interest rate at year end	3.53%	4.85%	3.83%

Maximum amount outstanding at any month end	$31,118	$20,428	$20,484
Average daily amount outstanding	$23,567	$17,187	$15,733
Weighted average interest rate	4.41%	4.49%	3.00%
NOTE 9
OTHER BORROWED FUNDS AND BORROWING CAPACITY
Other borrowed funds at December 31, 2007 and 2006 consist of Treasury tax & loan notes in the amount of $449,000 and $500,000, respectively. Treasury tax & loan notes are open-ended, interest-bearing notes payable by the Company to the U.S. Treasury upon call. All tax deposits accepted by the Company are placed in the Treasury note option account the following day. The Company has an agreement for a maximum liability to the Treasury Department of $500,000. The weighted average interest rate on this line of credit for the years ended December 31, 2007 and 2006 was 4.91% and 4.75%, respectively.
The Company has a maximum borrowing capacity with the Federal Home Loan Bank of approximately $120,673,000. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Company.
The Company also has an unused line of credit of $8,560,000 through the Federal Reserve Bank, which is secured by residential mortgage loans.
NOTE 10
JUNIOR SUBORDINATED DEBENTURES
On September 29, 2006 the Company issued $4,640,000 in junior subordinated debentures due December 15, 2036 to Columbia Financial Statutory Trust I (Trust). The Company owns all of the $140,000 in common equity of the Trust and the debentures are the sole asset of the Trust. The Trust, a wholly-owned unconsolidated subsidiary of the Company, issued $4,500,000 of floating-rate trust capital securities in a non-public offering in reliance on Section 4 (2) of the Securities Act of 1933. The floating-rate capital securities provide for quarterly distributions at a variable annual coupon rate, reset quarterly, based on the 3-month LIBOR plus 1.75%. The coupon rate was 6.74% and 7.11% at December 31, 2007 and 2006, respectively. The securities are callable by the Company, subject to any required regulatory approval, at par, after five years. The Company unconditionally guarantees the trust capital securities. The terms of the junior subordinated debentures and the common equity of the trust mirror the terms of the trust capital securities issued by the Trust.
In September 2006 the Company used the net proceeds from this offering to fund an additional $4,000,000 capital investment in First Columbia Bank & Trust Co. to fund its acquisition of the two branches of KNBT. The Company used the balance of the funding for general corporate purposes.
NOTE 11
STOCK OPTION PLAN
In December 2003 the Board of Directors adopted the 2003 Stock Option Plan for certain key employees and directors of the Company and reserved 200,000 shares of common stock for stock option grants under the Plan. The options granted under the Plan are intended to be either Incentive Stock Options or Non-qualified Stock Options. Shares subject to options may be issued either from authorized but unissued shares of the Company, treasury shares or shares purchased in the open market. Under the Plan, stock options are granted at the discretion of the Board of Directors.

The shares granted under the Plan to directors are non-qualified stock options. Information regarding the Company’s Stock Option Plan for the years ended December 31, 2007, 2006 and 2005 is as follows:

	Number of	Weighted Average Exercise
	Shares	Price per Share
Outstanding, December 31, 2004	—	—
Options granted	128,100	$18.80

Outstanding, December 31, 2005	128,100	18.80
Options granted	11,750	16.60

Outstanding, December 31, 2006	139,850	18.62
Options granted	500	16.80
Options forfeited	(3,400)	18.80

Outstanding, December 31, 2007	136,950	$18.60

Exercisable, December 31, 2007	127,638	$18.75

The weighted-average remaining contractual life of the above options is approximately 8.1 years.
At December 31, 2006 and December 31, 2007, the aggregate intrinsic value of options outstanding was $0 and the aggregate intrinsic value of options exercisable was $0.
The following table summarizes information about stock options outstanding at December 31, 2007.

Exercise	Number	Remaining	Number
Price	Outstanding	Contractual Life	Exercisable
$18.80	124,700	8 years	124,700
$16.60	11,750	9 years	2,938
$16.80	500	9 years	—

	136,950		127,638

Stock-based compensation expense calculated in accordance with FASB Statement No. 123 (R) was $6,000 for the year ended December 31, 2007. At December 31, 2007 and 2006 there was $18,000 and $24,000 of unrecognized compensation expense related to options granted which is expected to be recognized over the options vesting period of four years.
The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based compensation for the year ended December 31, 2005. The Company’s stock option plan was adopted in 2003. The first stock options were granted under the plan in 2005.

Net income, as reported	$1,057
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(199)

Pro forma net income	$858

Basic and diluted earnings per share:
As reported	$0.74
Pro forma	$0.60

The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model. The following represents the weighted average fair values and weighted average assumptions used to determine such fair values for options granted for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005

Grant date fair value	$1.98	$2.01	$1.90
Expected option lives	7 years	7 Years	5 Years
Dividend yield	3.4%	3.3%	3.0%
Risk-free interest rate	4.8%	4.8%	4.4%
Expected volatility rate	9.9%	9.6%	9.3%
NOTE 12
FEDERAL INCOME TAXES
The provision for income taxes for the years ended December 31, 2007, 2006 and 2005 is comprised of the following:

(Dollars in thousands)	2007	2006	2005

Current	$469	$102	$654
Deferred	(60)	229	(437)

	$409	$331	$217

A reconciliation of the statutory income tax at a rate of 34% to the income tax expense included in the statements of income for the years ended December 31, 2007, 2006 and 2005 is as follows:

	2007		2006		2005
(Dollars in thousands)	Amount	%	Amount	%	Amount	%

Federal income tax at statutory rate	$638	34.0%	$563	34.0%	$433	34.0%
Tax-exempt income	(114)	(6.1)%	(113)	(6.8)%	(83)	(6.5)%
Bank-owned life insurance income	(38)	(2.0)%	(36)	(2.2)%	(36)	(2.8)%
Low income housing credits	(79)	(4.2)%	(64)	(3.9)%	(76)	(6.0)%
Other, net	2	0.1%	(19)	(1.1)%	(21)	(1.7)%

	$409	21.8%	$331	20.0%	$217	17.0%

The net deferred tax asset consisted of the following components as of December 31, 2007 and 2006:

(Dollars in thousands)	2007	2006

DEFERRED TAX ASSETS:
Allowance for loan losses	$511	$424
Low income housing investment	37	70
Unrealized losses on securities available for sale	—	259
Impairment on securities	136	—
Intangibles	89	53
Other	11	53

	$784	$859
DEFERRED TAX LIABILITIES:
Accretion on securities	(46)	(64)
Bank premises and equipment	(213)	(184)
Net deferred loan origination costs	(42)	(24)
Unrealized gains on securities available for sale	(321)	—
Mortgage servicing rights	(37)	(35)
Goodwill	(97)	(4)

	(756)	(311)

Net deferred tax asset	$28	$548

NOTE 13
EMPLOYEE BENEFIT PLANS
The Company sponsored a non-contributory defined benefit pension plan. In 2005 the Company terminated the Plan and settled the accumulated benefit obligation of $2,433,000 by distributing lump sum payments and purchasing non-participating annuity contracts. Defined benefits were not provided under any successor plan. The Plan ceased to exist as an entity. As a result of the termination, the Company recognized a loss of $345,000, in the year ended December 31, 2005, which is included in salaries and employee benefits expense in the income statement.
The following table sets forth other Plan amounts for the year ended December 31, 2005:

(Dollars in thousands)
Net periodic pension cost (benefit)	$(49)
Employer contributions	$72
Benefits paid	$59
The Company has a 401(k) profit sharing plan covering virtually all employees. Employees may contribute up to 100% of their salary to the plan subject to maximum limits. The Bank provides a matching contribution up to 4%. Matching contributions by the Company totaled $132,000, $115,000 and $93,000 in 2007, 2006 and 2005, respectively. An additional profit sharing contribution to all participants, made at the discretion of the Board of Directors, was $93,000, $90,000 and $73,000 for the years ended December 31, 2007, 2006 and 2005, respectively.
NOTE 14
COMPREHENSIVE INCOME
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the stockholders’ equity section of the balance sheet, such items, along with net income, are components of comprehensive income.
The components of other comprehensive income (loss) and related tax effects for the years ended December 31, 2007, 2006 and 2005 are as follows:

(Dollars in thousands)	2007	2006	2005

Unrealized holding gains (losses) on available for sale securities	$291	$921	$(1,530)
Less: reclassification adjustment for (gains) losses included in net income	1,416	(184)	(166)

Net unrealized gains (losses)	$1,707	$737	$(1,696)
Tax effect	(580)	(251)	577

Net of tax amount	$1,127	$486	$(1,119)

NOTE 15
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
In the ordinary course of business, the Company enters into agreements with customers, such as commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts presented in the balance sheet. The contract amounts of such instruments reflect the extent of involvement the Company has in particular financial instruments. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and financial guarantees written is represented by the contractual amount of those instruments. The Company applies the same credit standards in making commitments and conditional obligations as it does for on-balance sheet instruments.

The following is the amount of financial instruments with off-balance sheet risk at December 31, 2007 and 2006:

	Contract Amount
(Dollars in thousands)	2007	2006
Financial instruments whose contract amounts represent credit risk:
Commitments to grant loans	$13,872	$13,574
Unfunded commitments under lines of credit	$29,905	$30,475
Outstanding letters of credit	$2,490	$3,050
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company requires collateral supporting these letters of credit as deemed necessary. The maximum undiscounted exposure related to these commitments at December 31, 2007 was $1,119,000 and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure was $1,371,000. The current amount of the liability as of December 31, 2007 and 2006 for guarantees under standby letters of credit is not material.
NOTE 16
TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS
The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The related party loan activity for the year ended December 31, 2007 is summarized as follows:

(Dollars in thousands)	2007
Balance, January 1	$8,530
New loans	4,488
Repayments	(3,293)

Balance, December 31	$9,725

NOTE 17
LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE
The Company leases branch facilities and certain data processing equipment under various licensing and operating lease agreements. The Company is responsible to pay all real estate taxes, insurance, utilities and maintenance on the facilities. Future minimum lease payments by year, under non-cancelable operating leases, consisted of the following at December 31, 2007:

(Dollars in thousands)
2008	$107
2009	39
2010	10
2011	10
2012	9
Thereafter	2

$177

Rent expense amounted to approximately $180,000, $156,000 and $142,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

NOTE 18
REGULATORY MATTERS
The Bank is required to maintain cash reserve balances in vault cash or with the Federal Reserve Bank based on a percentage of deposits. The total of those reserve balances was approximately $150,000 at December 31, 2007.
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the following table) of total and Tier I (as defined in the regulations) capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2007, that the Bank meets all capital adequacy requirements to which it is are subject.
As of December 31, 2007 the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios as of December 31, 2007 and 2006 and the minimum amounts and ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions are presented below.

					To be well capitalized
			For capital		under prompt corrective
	Actual		adequacy purposes		action provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 2007

Total Capital (to risk-weighted assets)	$20,555	11.58%	$14,199	8.00%	$17,749	10.00%

Tier I Capital (to risk-weighted assets)	$18,522	10.44%	$7,100	4.00%	$10,649	6.00%

Tier I Capital (to average assets)	$18,522	5.97%	$12,411	4.00%	$15,514	5.00%

December 2006

Total Capital (to risk-weighted assets)	$19,017	10.89%	$13,974	8.00%	$17,467	10.00%

Tier I Capital (to risk-weighted assets)	$17,231	9.86%	$6,987	4.00%	$10,480	6.00%

Tier I Capital (to average assets)	$17,231	6.40%	$10,764	4.00%	$13,455	5.00%
Federal and state banking regulations place restrictions on dividends paid by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank. At December 31, 2007, the Bank’s retained earnings available for the payment of dividends were $13,714,000. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

NOTE 19
FAIR VALUE OF FINANCIAL INSTRUMENTS
Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been reevaluated or updated for purposes of these financial statements subsequent to the respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts at each year end.
The following information should not be interpreted as an estimate of the fair value of the entire Company, since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2007 and 2006:
CASH AND CASH EQUIVALENTS
The carrying amount of cash and cash equivalents approximates their fair value.
SECURITIES
The fair value for securities is based on the quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.
LOANS RECEIVABLE
The fair value of the loan portfolio was estimated for each major category of loans — real estate, commercial and consumer — using a discount rate to determine the present value of future cash flows. The discount rate is the rate the Company would presently offer for loans with similar terms to qualified borrowers. The cash flow projections consider repricing opportunities as well as scheduled maturities. The carrying amount of loans with a repricing frequency less than one year is assumed to estimate the fair value.
RESTRICTED INVESTMENT IN BANK STOCK
The Federal Home Loan Bank stock is restricted; accordingly, its carrying amount approximates its fair value.
ACCRUED INTEREST RECEIVABLE
The carrying amount of accrued interest receivable approximates fair value.
MORTGAGE SERVICING RIGHTS
The carrying amount of mortgage servicing rights approximates fair value.
DEPOSITS AND OTHER BORROWINGS
The carrying amount of demand deposits, savings accounts and money market accounts approximates the fair value of those financial instruments. The fair value of time deposits is estimated by discounting the future cash flows. The discount rate is the rate currently being offered for deposits of similar terms. Securities sold under repurchase agreements and all other borrowings are short term, and the carrying amount approximates the fair value.
JUNIOR SUBORDINATED DEBENTURES
The carrying amount of the floating rate junior subordinated debentures approximates fair value.
ACCRUED INTEREST PAYABLE
The carrying amount of accrued interest payable approximates fair value.
OFF-BALANCE SHEET INSTRUMENTS
The fair value of commitments to extend credit and stand-by letters of credit is based on the fees that would currently be charged for similar agreements.

The estimated fair values of the Company’s financial instruments at December 31, 2007 and 2006 were as follows:

	2007		2006

	Carrying	Fair	Carrying	Fair
(Dollars in thousands)	Amount	Value	Amount	Value

Financial Assets:
Cash and cash equivalents	$12,221	$12,221	$21,431	$21,431
Investment securities	123,548	123,549	108,747	108,748
Net Loans	159,542	160,122	154,281	152,517
Restricted investment in bank stock	928	928	892	892
Accrued interest receivable	1,324	1,324	1,236	1,236
Mortgage servicing rights	110	110	103	103

Financial Liabilities:
Demand deposits	92,988	92,988	96,934	96,934
Savings deposits	29,749	29,749	31,935	31,935
Time deposits	136,475	137,018	125,985	125,965
Short-term borrowings	27,523	27,523	20,226	20,226
Junior subordinated debentures	4,640	4,402	4,640	4,640
Accrued interest payable	825	825	849	849

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—
Outstanding letters of credit	—	—	—	—
NOTE 20
PARENT COMPANY FINANCIAL INFORMATION
     Condensed financial information for Columbia Financial Corporation (Parent Company only) was as follows:

	December 31,
(Dollars in thousands)	2007	2006
BALANCE SHEETS
Assets
Cash	$424	$689
Investment in subsidiary	23,843	21,138
Investment in other equity securities	2,444	3,580
Other assets	282	153

Total Assets	$26,993	$25,560

Liabilities and Stockholders’ Equity
Accrued expenses and other liabilities	$20	$264
Junior subordinated debentures	4,640	4,640

Total Liabilities	4,660	4,904
Stockholders’ Equity	22,333	20,656

Total Liabilities and Stockholders’ Equity	$26,993	$25,560

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
STATEMENTS OF INCOME
Income:
Dividends from subsidiary bank	$923	$887	$888
Dividends and interest	106	105	104
Net (losses) gains on securities	(292)	184	166

Total Income	737	1,176	1,158

Expenses
Interest expense on debentures	339	85	—
Other	179	192	191

Total Expenses	518	277	191

Income before taxes and equity in undistributed net income of subsidiary	219	899	967
Income tax (benefit) expense	(239)	(4)	27
Equity in undistributed net income of subsidiary	1,009	422	117

Net Income	$1,467	$1,325	$1,057

	Years Ended December 31,
(Dollars in thousands)	2007	2006	2005
STATEMENTS OF CASH FLOWS
Operating Activities:
Net Income	$1,467	$1,325	$1,057
Adjustments to reconcile net income to net cash provided by operating activities:
Net losses (gains) on securities	292	(184)	(166)
Equity in undistributed net income of subsidiary	(1,009)	(422)	(117)
Net change in other assets and liabilities	(240)	(2)	6

Net Cash Provided By Operating Activities	510	717	780

Investing Activities:
Purchase of equity securities	(238)	(688)	(1,018)
Proceeds from sale of equity securities	386	1,041	737
Capital contribution to subsidiary	—	(4,000)	—

Net Cash Provided By (Used In) Investing Activities	148	(3,647)	(281)

Financing Activities:
Proceeds from junior subordinated debentures	—	4,500	—
Cash dividends	(923)	(887)	(887)

Net Cash Provided By (Used In) Financing Activities	(923)	3,613	(887)

Increase (Decrease) in Cash and Cash Equivalents	(265)	683	(388)
Cash and Cash Equivalents at Beginning of Year	689	6	394

Cash and Cash Equivalents at End of Year	$424	$689	$6

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
     The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of CCFNB Bancorp and Columbia Financial may have appeared had the businesses actually been combined at an earlier date. The unaudited pro forma condensed combined financial information shows the impact of the merger of CCFNB Bancorp and Columbia Financial on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with CCFNB Bancorp treated as the acquirer. Under this method of accounting, the assets and liabilities of Columbia Financial will be recorded by CCFNB Bancorp at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet as of December 31, 2007 assumes the merger was completed on that date. The unaudited pro forma combined condensed income statements for the year ended December 31, 2007 give effect to the merger as if the merger had been completed January 1, 2007. The unaudited pro forma combined condensed income statements for the twelve months ended December 31, 2007 include a non-recurring pre-tax charge by Columbia Financial of $1.0 million incurred due to a balance sheet restructuring in April 2007.
     The merger agreement was executed on November 29, 2007 and provides that Columbia Financial stockholders will be entitled to receive 0.7200 shares of CCFNB Bancorp, Inc for each Columbia Financial common share held. The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both CCFNB Bancorp and Columbia Financial.
     The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate financial results of the combined companies had the companies actually been combined at the beginning of each period presented and had the impact of possible revenue enhancements, and asset dispositions, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment.

CCFNB BANCORP, INC. AND COLUMBIA FINANCIAL CORPORATION
UNAUDITED PROFORMA FINANCIAL INFORMATION
December 31, 2007
(Amounts in thousands, except per share data)

		COLUMBIA
	CCFNB BANCORP,	FINANCIAL	PROFORMA		PROFORMA
	INC.	CORPORATION	ADJUSTMENTS		COMBINED
COMBINED BALANCE SHEETS
ASSETS
Cash and due from banks	$5,550	$7,799	$0		$13,349
Interest-bearing deposits with other banks	732	322	0		1,054
Federal funds sold	7,119	4,100	(21	) (2)	11,198
Investment securities available-for-sale	56,411	123,491	0		179,902
Investment securities held-to-maturity	0	57	1	(6)	58
Restricted investment in bank stock	1,275	928	0		2,203
Loans, net of unearned income	161,460	161,575	580	(7)	323,615
Allowance for loan losses	(1,437)	(2,033)	0		(3,470)

Net loans	160,023	159,542	580		320,145
Premises and equipment, net	5,088	7,343	(93	) (10)	12,338
Cash surrender value of bank-owned life insurance	7,076	3,198	0		10,274
Accrued interest receivable	1,082	1,324	0		2,406
Goodwill	0	4,090	2,391	(4)	6,481
Identifiable intangible assets	0	594	3,856	(4)(5)	4,450
Other assets	968	2,147	0		3,115

Total Assets	$245,324	$314,935	$6,715		$566,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	19,394	29,129	0		48,523
Interest bearing	151,544	230,083	543	(8)	382,170

Total deposits	170,938	259,212	543		430,693
Short term borrowing	29,511	27,523	0		57,034
Long term borrowings	11,137	0	0		11,137
Junior subordinated debt	0	4,640	(238	) (9)	4,402
Accrued interest and other expenses	2,082	825	0		2,907
Other liabilities	29	402	2,426	(11)(12)	2,857

Total liabilities	213,697	292,602	2,731		509,030

STOCKHOLDERS’ EQUITY
Common stock	1,533	0	1,288	(1)(3)	2,821
Surplus	2,271	5,500	19,529	(1)(3)	27,300
Retained earnings	27,679	27,283	(27,283	) (3)	27,679
Accumulated other comprehensive income (loss)	144	624	(624	) (3)	144
Less: Treasury stock	0	(11,074)	11,074	(3)	0

Total stockholders’ equity	31,627	22,333	3,984		57,944

Total Liabilities and Stockholders’ equity	$245,324	$314,935	$6,715		$566,974

	0	0	0		0

Book Value	$25.79	$15.61			$25.67
Shares Outstanding	1,226,536	1,431,120	(400,714)		2,256,942

CCFNB BANCORP, INC. AND COLUMBIA FINANCIAL CORPORATION
UNAUDITED PROFORMA FINANCIAL INFORMATION
FOR THE YEAR ENDED DECEMBER 31, 2007
(Amounts In Thousands, except per share data)

		COLUMBIA
	CCFNB BANCORP,	FINANCIAL	PRO FORMA		PROFORMA
	INC.	CORPORATION	ADJUSTMENTS		COMBINED
COMBINED INCOME STATEMENTS
INTEREST INCOME
Interest and fees on loans	$11,094	$11,383	$(173	) (7)	$22,304
Interest and dividends on investment securities
Taxable	2,423	5,435	(378	) (6)	7,480
Tax-exempt	186	271	0		457
Dividends	123	157	0		280
Federal funds sold	512	384	(47	) (2)(11)	849
Deposits in other banks	145	14	0		159

Total interest & dividend income	14,483	17,644	(599)		31,528

INTEREST EXPENSE
Deposits	4,058	7,023	(373	) (8)	10,708
Short-term borrowings	1,457	1,067	0		2,524
Long term borrowings	670	0	0		670
Junior subordinated debentures	0	339	61	(9)	400

Total interest expense	6,185	8,429	(312)		14,302

Net interest income	8,298	9,215	(286)		17,227
Provision for loan losses	30	300	0		330

Net interest income after provision for loan losses	8,268	8,915	(286)		16,897

NON-INTEREST INCOME
Service charges and fees	942	1,371	0		2,313
Gain on sale of loans	182	223	0		405
Bank-owned life insurance income	285	134	0		419
Investment center income	399	278	0		677
Trust department	196	535	0		731
Investment securities gains, net	0	(1,016)	0		(1,016)
Impairment of equity securities	0	(400)	0		(400)
Other	301	707	0		1,008

Total non-interest income	2,305	1,832	0		4,137

NON-INTEREST EXPENSES
Salaries, wages	3,001	3,696	(657	) (13)	6,040
Pensions and other employee benefits	896	1,025	0		1,921
Occupancy, net	491	633	(479	) (10)(13)	645
Equipment	485	916	0		1,401
State shares tax	313	196	0		509
Professional services	315	270	0		585
Directors’ fees	188	128	0		316
Stationery and supplies	159	125	0		284
Other	1,190	1,882	127	(5)(13)	3,199

Total non-interest expenses	7,038	8,871	(1,009)		14,900

Income before taxes	3,535	1,876	723		6,134
Income tax expense	888	409	246	(12)	1,543

Net income	$2,647	$1,467	$477		$4,591

Earnings per share (1):
Basic Earnings per share	$2.15	$1.03			$2.03
Weighted average shares outstanding	1,233,339	1,431,120	(400,714)		2,263,745

Diluted Earnings per share	$2.15	$1.03			$2.03
Weighted average shares outstanding	1,233,339	1,431,120	(400,714)		2,263,745

NOTES TO THE PRO FORMA COMBINED FINANCIAL INFORMATION
Note 1. Basis of Pro Forma Presentation
The pro forma adjustments consist of the expected purchase price adjustments necessary to combine CCFNB Bancorp and Columbia Financial, including:
Columbia Financial stockholders will receive for their shares of Columbia Financial common stock and will receive 0.7200 shares of CCFNB common stock for each share of Columbia Financial common stock.
The merger will be accounted for using the purchase method of accounting. Accordingly, CCFNB’s cost to acquire Columbia Financial will be allocated to the assets (including identifiable intangible assets) and liabilities of Columbia Financial at their respective fair values on the date the merger is completed.
The unaudited pro forma combined condensed financial information includes estimated adjustments to record the assets and liabilities of Columbia Financial at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Columbia Financial’s tangible, and identifiable intangible, assets and liabilities as of the completion date. Accordingly, the final purchase accounting adjustments and restructuring charges may be different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets and other items of Columbia Financial as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.
Note 2. Pro Forma Adjustments
The unaudited pro forma combined condensed financial information for the merger includes the pro forma balance sheet as of December 31, 2007 assuming the merger was completed on December 31, 2007.
The allocation of the purchase price follows:

		December 31,
		2007
		($ in thousands
		except per
		share data)
Consideration — Common Stock
Columbia Financial common stock outstanding	1,431,120
Exchange ratio	0.72

CCFNB common stock to be issued	1,030,406
Average purchase price per CCFNB common share	$25.54

Purchase price assigned to shares exchanged for stock		$26,317

Consideration — Cash		0

Consideration — Options
In-the-Money value for options cashed out		21

Transaction costs		1,053

Total Purchase Price		$27,390

Net Assets Acquired:

Columbia Financial shareholders’ equity	$22,333
Columbia Financial goodwill and intangibles	(4,684)

Estimated adjustments to reflect assets acquired at fair value:
Investments	1
Loans	580
Core deposit intangible	4,050
Trade name intangible	400
Bank Premises & Furniture, Fixtures and Equipment	(93)
Deferred tax assets	(1,373)

Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(543)
Junior Subordinated Debt	238
		20,909

Goodwill resulting from merger		$6,481

The pro forma adjustments included in the pro forma financial information are as follows:
(1)	To record the purchase price for the settlement of 100% of the Columbia Financial shares exchanged for CCFNB common stock. The average share price of $25.54 represents the average closing price of CCFNB common stock for the period commencing two trading days prior to and ending two trading days after the merger was announced on November 29, 2007.

(2)	Cash outlays for payment of stock options, net of deferred tax benefits. Related interest income lost is computed at 4.5% per annum.

(3)	Adjustment to eliminate Columbia Financial’s historical stockholders’ equity accounts.

(4)	To eliminate Columbia Financial’s historical goodwill and other intangible assets, and to record excess purchase price over tangible equity. Also includes the net impact of other fair value adjustments to goodwill.

(5)	To record the fair value of core deposit intangible, and adjustment to amortize the new core deposit intangible over ten years on an accelerated method, including the reversal Columbia Financial’s old core deposit intangible amortization expense. Also includes fair value adjustment for a trade name intangible for First Columbia Bank and Trust Company.

(6)	Fair value adjustments for held to maturity investments, the reclass of available for sale gain position to an amortizing premium, and related amortization over estimated life of the investments of four years using the interest method.

(7)	Fair value adjustments for loans and related amortization over estimated life of the loans of eight years using the interest method. Management reviewed the Columbia Financial loan portfolio and allowance for loan losses and determined that no adjustments were needed.

(8)	Fair value adjustments for certificates of deposits and related amortization over estimated life of the deposits.

(9)	No fair value adjustment for borrowings was required as all borrowings were short term. Fair value adjustments for Junior subordinated debentures and related amortization over estimated life of the debentures.

(10)	Fair value adjustment for owned premises and related depreciation expense over the remaining useful life of 30 years on a straight-line basis.

(11)	To record a merger-related accrual for the transaction costs. Such expenses include fees related to accounting, legal and investment banker services, severance, contract cancellations and third party data processing costs. Related interest income lost is computed at 4.5% per annum.

(12)	Adjustment to record the net deferred tax impact arising from adjustments to record fair values of assets and liabilities and impact related to merger transaction costs. The tax effect of the pro forma adjustments employed CCFNB’s incremental tax rate of 34%.

(13)	Includes impact of achieving 75% of expected annualized cost reductions of $2,109,000, OR $1,581,000 (salaries, systems, occupancy and other expenses) from consolidating banking organizations during the first year of combined operations.

EXHIBIT
1
AGREEMENT AND PLAN OF REORGANIZATION
dated as of November 29, 2007
between
CCFNB BANCORP, INC.
and
COLUMBIA FINANCIAL CORPORATION

1-1

1-2

1-3

INDEX OF DEFINED TERMS

Term	Location of Definition
Acquisition Proposal	5.6(a)
Affiliate	8.8
Approvals	5.9(a)
Articles of Merger	1.2(a)
Bank Merger	1.4
Benefit Plans	4.3(m)(1)
CCFNB	Preamble
CCFNB Bank	5.11(a)
CCFNB Common Stock	Recital A
CCFNB Disclosure Schedule	4.1
CCFNB Material Contract	4.3(k)(7)
CCFNB Meeting	5.2(a)
CCFNB Preferred Stock	Recital A
CFC	Preamble
CFC Common Stock	Recital B
CFC Disclosure Schedule	4.1
CFC Insiders	5.15
CFC Material Contract	4.3(k)(7)
CFC Meeting	5.2(a)
CFC Option(s)	5.10(a)
CFC Preferred Stock	Recital B
CFC Section 16 Information	5.15
Chosen Courts	8.14
Closing	1.3
Closing Date	1.3
Code	Recital C
Confidentiality Agreement	5.5(c)
Dissenting Shares	6.2(g)
Effective Time	1.2(a)
Employees	4.3(m)(1)
Environmental Laws	4.3(O)
ERISA	4.3(m)(1)
ERISA Affiliate	4.3(m)(3)
ERISA Plans	4.3(m)(2)
Exception Share	2.1(d)
Exchange Act	4.3(g)(1)
Exchange Fund	2.3(a)
Failing Party	7.5(d)
Governing Documents	3.1(h)
Governmental Entity	4.3(f)(1)
Indemnified Liabilities	5.11(a)
Indemnified Party	5.11(a)
Insurance Amount	5.11(b)
IRS	4.3(m)(2)
Liens	4.3(c)(2)
Material Adverse Effect	4.2(a)
Material Contract	4.3(k)
Materially Burdensome Regulatory Condition	5.9(a)

1-4

Term	Location of Definition
Measurement Price	2.2
Merger	1.1(a)
Multiemployer Plan	4.3(m)(2)
New Certificate	2.3(a)
New Share	2.3(a)
Notice of Termination	7.5(c)
Old Certificate	2.l(c)
Old Share	2.1(c)
Option Consideration	5.10(a)
PBCL	1.1(b)
Pension Plan	4.3(m)(2)
Per Share Stock Consideration	2.1(a)
Person	2.3(e)
Plan	Preamble
Previously Disclosed	3.1
Proxy Statement	5.3(a)
Registration Statement	5.3(a)
Regulatory Approvals	4.3(f)(2)
Regulatory Authorities	4.3(i)(1)
Regulatory Filings	4.3(g)(1)
Representatives	5.6(a)
Rights	4.3(b)(3)
SEC	4.3(f)(l)
Securities Act	4.3(g)(1)
Signing Exchange Ratio	2.1(a)
Subsidiary	8.8
Surviving Corporation	1.1(a)
Takeover Laws	4.3(s)
Takeover Provisions	4.3(s)
Tax	4.3(p)(4)
Tax Returns	4.3(p)(l)
Termination Date	7.2(b)

1-5

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 29, 2007, (this “Plan”), between CCFNB Bancorp. Inc. (“CCFNB”) and Columbia Financial Corporation (“CFC”).
RECITALS
     A. CCFNB. CCFNB is a Pennsylvania business corporation with its principal executive offices located in Bloomsburg, Pennsylvania. As of November 29, 2007, CCFNB has (i) 5,000,000 authorized shares of common stock, par value $1.25 per share (“CCFNB Common Stock”), of which not more than 1,226,266 shares are outstanding; and (ii) 1,000,000 authorized shares of preferred stock, par value $1.25 per share (“CCFNB Preferred Stock”), of which no shares are outstanding.
     B. Columbia County Farmers National Bank. Columbia County Farmers National Bank is a national bank and trust company with its principal executive offices located in Bloomsburg, Pennsylvania. As of November 29, 2007, Columbia County Farmers National Bank has 5,000,000 authorized shares of common stock, par Value $1.25 per share, of which not more than 1,383,433 shares are outstanding.
     C. CFC. CFC is a Pennsylvania business corporation with its principal executive offices located in Bloomsburg, Pennsylvania. As of the date hereof, CFC has (i) 4,000,000 authorized shares of common stock, no par value (“CFC Common Stock”), of which not more than 1,431,120 shares are outstandings; and (ii) 1,000,000 authorized shares no par value preferred stock (“CFC Preferred Stock”), of which no shares are outstanding.
     D. First Columbia Bank & Trust Co. First Columbia Bank & Trust Co. is a Pennsylvania bank and trust company with its principal executive offices located in Bloomsburg, Pennsylvania. As of the date hereof, First Columbia Bunk & Trust Co. has 100,000 authorized shares of common stock, par value $10.00 per share, of which not more than 100,000 shares are outstanding.
     E. Intention of the Parties. Each of the parties to this Plan intends that the Merger (as hereinafter defined) shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Plan shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
     F. Approvals. The board of directors of each of CCFNB and CFC has(1) determined that this Plan and the transactions contemplated hereby are advisable and in the best interests of CCFNB and CFC, respectively; and (2) authorized and approved this Plan.
     NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties, intending to be legally bound hereby, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and mode of carrying it into effect, which are as follows:
ARTICLE I
The Merger
     1.1 The Merger, (a) Subject to the terms and conditions of this Plan, at the Effective Time (as hereinafter defined), CFC shall merge with and into CCFNB (the “Merger”), and the separate corporate existence of CFC shall thereupon cease. CCFNB shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the Commonwealth of Pennsylvania.

1-6

     (b) The Merger shall have the effects specified in this Plan and the Business Corporation Law of the Commonwealth of Pennsylvania (the “PBCL”).
     (c) At the Effective Time, the Restated Articles of Incorporation of CCFNB, as then in effect, shall be the articles of incorporation of the Surviving Corporation and the Amended By-Laws of CCFNB, as then in effect, shall be the By-Laws of the Surviving Corporation.
     (d) The name of the Surviving Corporation shall be CCFNB Bancorp. Inc.
     1.2 Effective Time.
     (a) Subject to the terms and conditions of this Plan, on or before the Closing Date, the parties will execute and CCFNB will cause articles of merger to be filed with the Department of State of the Commonwealth of Pennsylvania as provided in Sections 1926 and 1927 of the PBCL (the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger has been filed, or at such other time as may be specified therein. The date and time at which the Merger becomes effective is herein referred to as the “Effective Time”.
     (b) CCFNB and CFC will each cause the Effective Time to occur not later than the first day of the fiscal quarter of CCFNB succeeding the satisfaction or waiver of all of the conditions to closing set forth in Article VI. Notwithstanding anything to the contrary in this Section 1.2(b), CCFNB and CFC may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree, consistent with the provisions of the PBCL. If the last of the conditions set forth in Article VI are satisfied or waived during the last [two] weeks immediately prior to the end of a calendar quarter of CCFNB, then the parties may mutually agree to postpone the Effective Time until the [first full week after the end of that fiscal quarter].
     1.3 Closing. The closing of the Merger (the “Closing”) shall take place at such time and place as CCFNB and CFC shall agree, on the date when the Effective Time is to occur (the “Closing Date”).
     1.4 Bank Merger. As an inducement for each of the parties to enter into this Plan. Columbia County Farmers National Bank and First Columbia Bank & Trust Co. shall enter simultaneously into the agreement set forth at Annex A hereto (the “Bank Merger Agreement”), pursuant to which Columbia County Farmers National Bank will merge with and into First Columbia Bank & Trust Co. (the “Bank Merger”). The surviving bank to this Bank Merger shall be First Columbia Bank & Trust Co. The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.
ARTICLE II
Conversion or Cancellation of Shares
     2.1 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:
     (a) CFC Common Stock. Each share of CFC Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares (as hereinafter defined) and Dissenting CFC Shares, shall be converted into the right to receive, but subject to Section 2.2 and possible adjustment as set forth in Section 2.4, 0.7200 (the “Signing Exchange Ratio”) fully paid and nonassessable shares of CCFNB Common Stock (the “Per Share Stock Consideration”).

1-7

     (b) CCFNB Common Stock. Each share of CCFNB Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting CCFNB Shares, shall remain outstanding as one share of common stock of the Surviving Corporation, except that shares of CCFNB Common Stock owned by CFC (other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith) shall become treasury stock of CCFNB.
     (c) Cancellation of Old Shares. Each share of CFC Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, is hereinafter defined as an “Old Share”. Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an “Old Certificate”) formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Old Certificate in accordance with Section 2.3, the Per Share Stock Consideration and any cash for a fractional share in accordance with Section 2.2.
     (d) Exception Shares. At the Effective Time, each Exception Share owned by CCFNB or CFC shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange thereof. “Exception Share” means a share of CFC Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by CCFNB, by CFC as treasury shares or by any subsidiary of either.
     2.2 Fractional Shares. Notwithstanding any other provision of this Article II, no fractional shares of CCFNB Common Stock will be issued pursuant to the Merger. Instead, CCFNB will pay or cause to be paid to the holder of any Old Shares that would, pursuant to paragraph 2.1, otherwise be entitled to receive fractional shares of CCFNB Common Stock an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Measurement Price. As used in this Plan, the term “Measurement Price” means the average of the daily high and low per share sales prices of CCFNB Common Stock, or, if none, the average of the daily high bid and low offer quotations for a share of CCFNB Common Stock, as reported on the National Association of Security Dealers, Inc.’s OTC Bulletin Board Service, for the last twenty (20) trading days immediately prior to the Closing Date. If no bid or offer quotations are available for any date, then the Measurement Price for such date shall be the price of the last trade report and for shares of CCFNB Common Stock on the OTC Bulletin Board Service as of such date.
     2.3 Exchange of Old Certificates for New Certificates.
     (a) Exchange Agent. At or before the Effective Time, CCFNB shall (i) appoint an Exchange Agent, (ii) make available or cause to be made available to the Exchange Agent certificates or, at CCFNB’s option, evidence of shares in book entry form (each, a “New Certificate”), representing the share of CCFNB Common Stock (each, a “New Share”) sufficient to allow the Exchange Agent to make all deliveries of New Certificates that will be required in exchange for Old Certificates pursuant to this Article II; and (iii) deposit with the Exchange Agent, in trust for the benefit of holders of CFC Common Stock that would otherwise be entitled to receive fractional shares of CCFNB Common Stock, sufficient cash to make all payments that may be required pursuant to Section 2.2 (collectively, the “Exchange Fund”). Any portion of the Exchange Fund that remains unclaimed by the shareholders of CFC as of the first anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to CCFNB. In such event, any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates for New Certificates shall thereafter be entitled to look exclusively to CCFNB for the shares of CCFNB Common Stock to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article II, in each case, without any interest thereon. In the event that any Old Certificates are not surrendered for exchange within two (2) years of the Effective Time. CCFNB may sell such unclaimed New Shares of CCFNB

1-8

Common Stock, in which event the sole right of the holders of the unsurrendered Old Certificates shall be the right to collect the net sale proceeds held for their account by CCFNB. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto, shall be liable to any holder of Old Certificates for any shares of CCFNB Common Stock or the proceeds from the sale of unclaimed New Shares properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (b) Exchange Procedures. As promptly as reasonably practicable following the Effective Time (and in any case no later than five (5) days thereafter). CCFNB shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of CFC Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the shares of CCFNB Common Stock and any cash payment in lieu of a fractional share to which such person may be entitled pursuant to this Section 2.2. Upon surrender of an Old Certificate to the Exchange Agent together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Old Certificate shall be entitled to receive in exchange therefore (i) a certificate representing, in the aggregate, the whole number of shares of CCFNB Common Stock that such holder has the right to receive pursuant to Section 2.1(a) and/or (ii) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 2.2. No interest will be paid or will accrue on any cash payment pursuant to Section 2.2. In the event of a transfer of ownership of CFC Common Stock which is not registered in the transfer records of CFC, a certificate representing, in the aggregate, the proper number of shares of CCFNB Common Stock pursuant to Section 2.1 (a) and/or a check in the proper amount pursuant to Section 2.2 may be issued with respect to such CFC Common Stock, as the case may be, to such a transferee if the Old Certificate formerly representing such shares of CFC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
     (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to CCFNB Common Stock having a record date after the Effective Time will be paid to any holder of CFC Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of CCFNB Common Stock represented thereby. To the extent permitted by law, holders of CFC Common Stock who receive CCFNB Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of CCFNB shareholders the number of whole shares of CCFNB Common Stock into which their respective shares of CFC Common Stock are converted, regardless of whether such holders of CFC Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Plan, but beginning 30 days after the Effective Time no such holder shall be entitled to vote on any matter until such holder surrenders, such Old Certificate for exchange as provided in Section 2.3(b).
     (d) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Old Shares.
     (e) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the individual, bank, corporation, partnership, trust, association or other entity or organization (any of the foregoing, a “Person”) claiming such Old Certificates to be lost, stolen or destroyed and, if required by the Surviving

1-9

     Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Surviving Corporation or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued a New Certificate and pay or cause to be paid the cash amount for any fractional share, and any dividends or other distributions on shares of CCFNB Common Stock to which the holders thereof are entitled, deliverable in respect to the Old Shares formerly represented by such Old Certificate pursuant to this Article II.
     2.4 Adjustment of Consideration. If, prior to the Closing Date, CCFNB or CFC changes (or the board of directors of CCFNB or CFC sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of CCFNB or CFC Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the Signing Exchange Ratio will be adjusted proportionately to account for such change. (By way of illustration, if CCFNB declares a stock dividend of 7% payable with respect to a record date on or prior to the Closing Date, the Signing Exchange Ratio shall be adjusted upward by 7%).
     2.5 Withholding Rights. Each of CCFNB, the Surviving Corporation and the Exchange Agent shall be entitled in deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld by CCFNB, the Surviving, Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Plan as having been paid to the Person in respect to which such deduction and withholding was made.
     2.6 Dissenting Shares.
     (a) Dissenting CFC Shares. Notwithstanding anything to the contrary contained in this plan, any holder of CFC Common Stock who shall be entitled to be paid “fair value” of such holder’s “dissenting shares” of CFC Common Stock (“Dissenting CFC Shares”), as provided in Sections 1571 et seq. of the PBCL, shall not be entitled to the consideration to which such holder would otherwise have been entitled pursuant to Sections 2.1 and 2.2 of this Plan, unless and until such holder shall have failed to perfect or shall have withdrawn or lost such holder’s rights as a dissenter. Such holder shall only be entitled to receive the payment as is provided under Sections 1571 et seq. of the PBCL.
     (b) Dissenting CCFNB Shares. Any holder of CCFNB Common Stock who shall be entitled to be paid the “fair value” of such holder’s “dissenting shores” of CCFNB Common Stock (“Dissenting CCFNB Shares”), as provided in Sections 1571 et seq. of the PBCL, shall only be entitled to receive such payment.
ARTICLE III
Conduct of Business Pending Merger
     3.1 Forbearances. Each of CCFNB and CFC agree that from the date hereof until the Effective Time, except as expressly contemplated by this Plan or as set forth in the corresponding paragraph of its Disclosure Schedule (“Previously Disclosed”), without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), it will not, and will cause each of its subsidiaries not to:

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     (a) Ordinary Course. Conduct its business and the business of its subsidiaries other than in the ordinary and usual course consistent with past practices and policies or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their right, franchises and existing relations and goodwill with customer, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Plan or to consummate the transaction contemplated hereby and thereby.
     (b) Capital Stock. (1) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge or authorize or propose the creation of, any additional shares of its stock other than pursuant to Rights outstanding on the date hereof; (2) enter into any agreement with respect to the foregoing; or (3) permit any additional shares of its stock to become subject to new grants, other Rights or similar stock-based employee rights.
     (c) Dividends, Etc. Except for ordinary and usual periodic quarterly cash dividends out of current earnings, not to exceed $0.23 per share in the case of CCFNB and $0.17 in the case of CFC, (1) make, declare, pay or set aside for payment any dividend (other than dividends from its direct or indirect wholly owned subsidiaries to it) or other distribution in respect of its capital stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; except that CCFNB may continue its open market purchases of CCFNB Common Stock in the usual and ordinary course.
     (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, change of control, retention, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees or those of its subsidiaries or grant any increase in, set aside assets to fund or accelerate the payment or vesting of, compensation or benefits or pay or provide any compensation or benefits not required to be paid or provided, including, without limitation, any severance or termination pay (other than pursuant existing written policies and agreements) except (1) for normal individual increases in annual base salary or hourly pay rate to employees who are not directors or executive officers, at times, in amounts and on other terms and conditions in the ordinary course of business consistent with past practice; (2) for other changes that are required by applicable law or as appropriate to effectuate amendments with respect to Section 409A of the Code (including but not limited to qualify for the short-term deferral exception to Section 409A), provided that such amendments with respect to Section 409A do not materially increase the cost to CCFNB of CFC, as the case may be, of such arrangements (provided that for this purpose a change in payment form to a lump sum payment shall not be considered a material increase in cost); and (3) to satisfy Previously Disclosed contractual obligations.
     (e) Benefit Plans. Enter into, establish, adopt or amend any Benefit Plan, except (1) as may be required by applicable law or as appropriate to effectuate amendments with respect to Section 409A of the Code (including but not limited to qualify for the short-term deferral exception to Section 409A), provided that such amendments with respect to Section 409A do not materially increase the cost to CCFNB or CFC, as the case may be, of such arrangements (provided that for this purpose a change in payment form to a lump sum payment shall not be considered a material increase in cost); (2) to satisfy Previously Disclosed contractual obligations; (3) for technical amendments that are immaterial to the parties and any participant; or (4) as required by the Benefit Plan or this Plan.
     (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its subsidiaries, taken as a whole.

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     (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its subsidiaries, taken as a whole.
     (h) Governing Documents. Amend its articles of incorporation, bylaws or similar governing documents (“Governing Documents”) or the Governing Documents of any of its subsidiaries, except as contemplated by this Plan.
     (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles, applicable regulatory accounting requirements or applicable law.
     (j) Contracts. Enter into, renew or terminate any contract or agreement or amendment thereof, other than loans, funding arrangements and other transactions made in the ordinary course of the banking business, that calls for aggregate annual payments of $25,000 or more and which is not terminable on 60 days or less notice without payment of a premium or penalty, provided that no such contract or agreement or amendment thereof shall contain (1) any non-competition or exclusive dealing obligations or other obligation which purports to limit or restrict in any respect the ability of CCFNB and CFC or their subsidiaries to solicit customers or the manner in which, or the localities in which, all or any portion of the business of CCFNB and CFC or their subsidiaries (or, following consummation of the transactions contemplated hereby, the ability of CCFNB or any of its subsidiaries) is or would be conducted; (2) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of CCFNB and CFC or any of their subsidiaries (or, following consummation of the transactions contemplated hereby, the ability of CCFNB or any of its subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (3) any provision whereby the consummation of the transactions contemplated hereby would (A) constitute a breach or violation of. or a default under, or give rise to any Lien, any acceleration of remedies or, any right of termination or the loss of any benefit under, such contract or agreement or (B) require any consent or approval under any such contract or agreement. In the event that either party desires to take any of the actions contemplated by this Section 3.1(j), such party shall give written notice of such intent to the other party. The other party shall then have Five (5) business days within which to provide written notice that it objects to the proposed action. If no written objection is made, or if the written objection is untimely, such party shall be deemed to have consented to such action and the subsequent taking of such action by the other party shall not be deemed a violation of this Section 3.1(j).
     (k) Claims. Settle any claim, action or proceeding against it, except for settlements involving only monetary remedies in the ordinary course of business consistent with past practice not in excess of $10,000 individually or $25,000 in the aggregate for all such settlements effected after the date hereof and would not create precedent for claims that are reasonably likely to be material to CCFNB and CFC or their subsidiaries or, after the Effective Time, CCFNB or its subsidiaries.
     (l) Adverse Actions. Notwithstanding anything herein to the contrary, (1) take any action or knowingly fail to take any reasonable action that would, or is reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) take any action that is reasonably likely to result in (A) any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner or (B) a material violation of any provision of this Plan except, in each case, as may be required by applicable law or regulation.

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     (m) Capital Expenditures. Other than in the ordinary course of business, make any capital expenditures in excess of (1) $10,000 per project or related series of projects or (2) $50,000 in the
     (n) Certain Tax Matters. Make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, enter into any closing agreement with respect to Taxes, file any material amended Tax Return, settle or compromise any material claim for Taxes, or surrender any material claim for a refund of Taxes
     (o) Branch Leases. Make application for the opening, relocation or closing of any, or open or close any, branch or automated banking facility
     (p) Investment Portfolio. Purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities.
     (q) Affiliate Transactions. Except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any transaction with any Affiliate other than deposit and loan transactions in the ordinary course of business and which are in compliance with applicable laws and regulations.
     (r) Swap Agreements. Enter into any interest rate swap or similar commitment, agreement or arrangement.
     (s) Commitments. Agree or commit to do any of the foregoing
ARTICLE IV
Representations
     4.1 Disclosure Schedules. On or prior to the date hereof, each of CCFNB and CFC have delivered to the other party a schedule (respectively, each schedule a “CCFNB Disclosure Schedule” or “CFC Disclosure Schedule”, as the case may be) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations contained in Section 4.3 or to one or more of its covenants contained herein; provided that the more inclusion of an item in a respective disclosure schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.
     4.2 Standard. (a) For all purposes of this Plan, no representation of CCFNB or CFC contained in Section 4.3 (other than the representations contained in Section 4.3(b)(I), which shall be true and correct in all material respects, and in Section 4.3(g)(4), which shall be true and correct in all respects) shall be deemed untrue and no party hereto shall be deemed to have breached a representation, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation contained in Section 4.3 (read for this purpose without regard to any individual reference to “materiality” or “Material Adverse Effect” set forth therein) has bad or is reasonably likely to have a Material Adverse Effect with respect to CCFNB or CFC, as the case may be.
     (b) The term “Material Adverse Effect” means an effect which (1) is materially adverse to the business, financial condition or results of operations of CCFNB or CFC, as the context may dictate, and their subsidiaries, taken as a whole, or (2) materially impairs the ability of CCFNB or CFC to

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consummate the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred under clause (1) there shall be excluded any effect to the extent attributable to or resulting from (A) any changes in laws, regulations or interpretations of laws or regulations generally affecting the banking or bank holding company businesses, but not uniquely relating to CCFNB or CFC; (B) any change in generally accepted accounting principles or regulatory accounting requirements, generally affecting the banking or Bank holding company businesses, but not uniquely relating to CCFNB or CFC; (C) events, conditions or trends in economic, business or financial conditions generally or affecting the banking or bank holding company businesses generally (including changes in interest rates and changes in the markets for securities), except to the extent any such events, conditions or trends in economic, business or financial conditions have a disproportionate adverse effect upon such party; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular of offices or upon any military installation, equipment or personnel of the United States; (E) actions or omissions of CCFNB or CFC taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby or actions that are taken by the parties, consistent with the terms hereof, to consummate the transactions contemplated hereby; or (F) the announcement of this Plan and the transactions contemplated hereby.
     4.3 Representations. Except as Previously Disclosed, each of CCFNB and CFC hereby represents and warrants to the other party to the extent applicable, in each case with respect to itself and its subsidiaries, as follows:
     (a) Organization, Standing and Authority.
          (1) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified CCFNB is a financial holding company, and CFC a bank holding company, both duly registered under the Bank Holding Company Act of 1956, as amended.
          (2) The respective minute books of the party, as well as its subsidiaries, accurately record, in all material respects, all material corporate actions of its shareholders and board of directors (including committees).
          (3) Prior to the date hereof, each party has caused to be delivered true and correct copies of its articles of incorporation and bylaws, as well as those pertaining to each of its subsidiaries, each as in effect as of the date hereof.
     (b) Capital Stock.
          (1) The information in Recitals A and B, in the case of CCFNB and its subsidiary, and in Recitals C and D, in the case of CFC and its subsidiary, is true and correct.
          (2) Its outstanding shares of common stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, not subject to any preemptive rights and were not issued in violation of any preemptive rights.
          (3) Except as set forth in this Plan or as Previously Disclosed, it does not have any commitment to authorize, issue or sell any of its common stock or Rights, except pursuant to this Plan, outstanding options to purchase its common stock and the Benefit Plans. As used herein, “Rights”

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means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person. In the case of CFC, no stock option granted has any “reload” feature nor does any Person have any right to be granted a stock option with such a feature. In the case of CFC, no subsidiary of CFC owns shares of CCFNB Common Stock.
          (4)In the case of CCFNB, any shares of CCFNB Common Stock to be issued in connection with the Merger have been duly authorized and will be validly issued and outstanding, fully paid and nonassessable, not subject to any preemptive rights and not issued in violation of any preemptive rights.
          (5) To the best of its knowledge, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of its common stock.
     (c) Subsidiaries.
          (1) Neither party has any subsidiaries, except those identified on its respective Disclosure Schedule.
          (2) Each party (A) owns, directly or indirectly, all the issued and outstanding equity securities of each of its subsidiaries; (B) no equity securities of any of its subsidiaries are or may became required to be issued (other than to it or its wholly owned subsidiaries) by reason of any Right or otherwise; (C) there are no contracts, commitments, understandings or arrangements by which any of its subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any its subsidiaries (other than to it or its wholly owned subsidiaries); (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities; and (E) all the equity securities of each subsidiary held by it or its subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. Section 55 or comparable state laws) and are owned by it or its subsidiaries free and clear of all liens, pledges, security interests, claims, provisions, preemptive or subscriptive rights or other encumbrances or restrictions of any kind or Rights (“Liens”).
          (3) Each party’s subsidiaries have been duly organized and are validly existing in good standing under the laws of the jurisdiction of its organization, and are duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The deposits, if any, of each party’s subsidiaries are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent provided in the Federal Deposit Insurance Act, as amended.
     (d) Corporate Power. Each party and each of its subsidiaries has the corporate or other power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Plan and the Bank Merger Agreement set forth in Annex A and to consummate the transactions contemplated hereby and thereby.
     (e) Corporate Authority.

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          (1) Subject to receipt of the shareholder approval described in this Section 4.3, this Plan and the Bank Merger Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action. This Plan is its valid and Legally binding obligation, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (2) In the case of CCFNB, the affirmative vote of two thirds of the outstanding shares of CCFNB Common Stock to adopt this Plan is the only vote of the holders of any class or series of CCFNB’s capital stock necessary to approve and adopt this Plan and the transactions contemplated hereby.
          (3) In the case of CFC, the affirmative vote to adopt this Plan by at least a majority of the votes cast by all shareholders entitled to vote is the only vote of the holders of any class or series of CFC’s capital stock necessary to approve and adopt this Plan and the transactions contemplated hereby.
     (f) Regulatory Approvals; No Defaults.
          (1) No consents or approvals of, or filings or registrations with, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign (“Governmental Entity”) or with any third party are required to be made or obtained by it or any of its subsidiaries in connection with the execution, delivery or performance by it of this Plan or to consummate the Merger except for (A) filings and approvals of applications with and by federal and state banking authorities as Previously Disclosed; (B) filings with the Securities and Exchange Commission (“SEC”) and state securities authorities; (C) the shareholder approval described in Section 5.2(a); and (D) the filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania pursuant to the PBCL, with respect to the Merger, and the Pennsylvania Banking Code of 1965, with respect to the Bank Merger.
          (2) Subject to receipt of the regulatory approvals referred to in the preceding paragraph (the “Regulatory Approvals”), and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies, any right of termination or the loss of any benefit under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or material agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound; (B) constitute a breach or violation of, or a default under, its Governing Documents; or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, material agreement, indenture or instrument.
          (3) As of the date hereof, it (a) knows of no reason why (1) all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Plan should not be obtained on a timely basis or (2) the opinion of tax counsel referred to in the case of CCFNB, in Section 6.2(c) and, in the case of CFC, in Section 6.3(c) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.
     (g) Financial Reports and Regulatory Documents; Material Adverse Effect.

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          (1) With respect to CCFNB, its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and all other reports, registration statements, definitive proxy statements or information statements required to be filed by it subsequent to December 31, 2006 under the Securities Act of 1933, as amended (“Securities Act”), or under Section 13(a), 13(C), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or under the securities regulations of the SEC in the form filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules thereto) fairly presented in all material respects its consolidated financial position as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the consolidated results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. At the date of each balance sheet, no liabilities, obligations or loss contingencies of any nature of a type required to be reflected in balance sheets or in footnotes are not fully reflected, reserved against, or fully disclosed in a footnote.
          (2) With respect to CFC, its audited annual financial statements for the years ended December 31, 2006 and 2005, (A) complied in all material respects as to form and substance with generally accepted accounting principles (“GAAP”) applied on a consistent basis and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and each balance sheet or statement of condition contained in such financial statements (including the related notes and schedules thereto) fairly presented in all material respects its consolidated financial position as of its date, and each of the statements of income and consolidated statements of stockholders’ equity and cash flows or equivalent statements in such annual reports (including any related notes and schedules thereto) fairly presented in all material respects, the consolidated results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end adjustments in the case of unaudited statements.
          (3) In the case of both parties, each party has previously delivered to the other the regulatory reports filed by its subsidiaries with any Regulatory Authority (each such report, a “Regulatory Report”) through October 31, 2007 and will deliver to the other the Regulatory Reports for any dates or periods thereafter through the Closing Date as soon as they are available. The Regulatory Reports, as amended (provided such amendments have been filed with the appropriate Regulatory Authority) have been, or with respect to those not yet prepared, will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, throughout the periods covered by such statements, and fairly present, or with respect to those not yet prepared, will fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders’ equity of such party or its subsidiary, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, applied on a consistent basis. The term “‘Regulatory Authority” shall mean any banking agency or department of any federal or state

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government, including without limitation the Office of the Comptroller of the Currency (“OCC”), the FDIC, the Pennsylvania Department of Banking (“PDB”) or the respective staffs thereof.
          (4) Since January 1, 2004 neither party nor any of its subsidiaries have incurred any liability other than in the ordinary course of business consistent with past practice.
          (5) Since January 1, 2004 (A) both parties and their subsidiaries have conducted their businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 4.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.
          (6) Since January 1, 2004 no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 4.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to either party.
     (h) Litigation. Except as Previously Disclosed, there is no suit, action or proceeding pending against either party or, to the knowledge of it, threatened against or affecting it or any of its subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (1) that, individually or in the aggregate, is material to it and its subsidiaries, taken as a whole, or (2) that is reasonably likely to prevent or delay it in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Plan.
     (i) Regulatory Matters.
          (1) Except as Previously Disclosed, neither party nor any of its subsidiaries is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its subsidiaries (collectively, the “Regulatory Authorities”).
          (2) Except as Previously Disclosed, neither party nor any of its subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. Except as Previously Disclosed, there are no formal or informal investigations relating to any material regulatory matters pending before any Governmental Entity with respect to it or its subsidiaries.
     (j) Compliance with Laws. Except as Previously Disclosed, both parties and each of its subsidiaries:
          (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy

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Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and
          (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and to its knowledge, no suspension or cancellation of any of them is threatened.
     (k) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Filings in the case of CCFNB or as Previously Disclosed in the case of CFC, as of the date hereof, neither party nor any of its subsidiaries, as the case may be, is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding:
          (1) that is a “Material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;
          (2) that contains (x) any non-competition or exclusive dealing agreements or other agreement or obligation which purports to limit or restrict in any respect the ability of the party or its subsidiaries, as the case may be, to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the parties and their subsidiaries, as the case may be, is or would be conducted or (y) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the parties or their subsidiaries, as the case may be, to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business,
          (3) that involves performance of services or delivery of goods or materials to, or expenditures by, either party or any of its subsidiaries of an amount or value in excess of $25,000 over its remaining term, other than loans, funding arrangements and other transactions made in the ordinary course of the banking business, or any such agreement, contract, arrangement, commitment or understanding that is terminable on 60 days or less notice without payment of any termination fee or penalty,
          (4) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice,
          (5) with or to a labor union or guild (including any collective bargaining agreement),
          (6) containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party that is material to either it or its subsidiaries,
          (7) providing for the indemnification by either party or its subsidiaries of any Person (other than customary agreements with vendors providing goods or services to either party or its subsidiaries where the potential indemnity obligations thereunder are not reasonably expected to be material to CCFNB or CFC or their subsidiaries, as the case may be),
          (8) which relates to the leasing of real estate,
          (9) which by its terms limits the payment of dividends by it or any of its subsidiaries,

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          (10) which evidences or is related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which it or any of its subsidiaries is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds,” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would become applicable on or after the Closing Date to CCFNB or any CCFNB subsidiary, or
          (11) relating to the acquisition of any business that has not been fully performed, including where contingent compensation remains to be paid.
Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 4.3(k), whether or not Previously Disclosed, is referred to as a “CCFNB Material Contract” or “CFC Material Contract”, as the case may be Neither party nor any of its subsidiaries is in default under any CCFNB Material Contract or CFC Material Contract, as the case may be, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
          (l) No Brokes; Fairness Opinion.
               (1) No action has been taken by either party that would give rise to any claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Plan, except as Previously Disclosed.
               (2) Prior to the execution of this Plan, CCFNB and CFC have received an opinion from Danielson Capital, LLC and The Kafafian Group, Inc., respectively, to the effect that as of the date thereof and subject to the matters set forth therein, the Per Share Stock Consideration is fair, from a financial point of view, to the holders of CCFNB Common Stock and CFC Common Stock, respectively. Such opinion has not been amended or rescinded as of the date of this Plan.
     (m) Employee Benefit Plans. In the case of both parties.
          (1) All benefit, employment, severance, change in control and other compensation and benefits plans, contracts, agreements, policies or arrangements covering current or former employees of the party and each of its subsidiaries (the “Employees”) and its current or former directors, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and supplemental pension and executive retirement, qualified and non-qualified deferred compensation, rabbi trust, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans and agreements (the “Benefit Plans”), other than Benefit Plans that are not material, are Previously Disclosed Copies of all Benefit Plans and all amendments thereto, all summary plan descriptions, the most recently filled Form 5500 and the most recent IRS determination letter have been made available to the other party.
          (2) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”) are in substantial compliance with ERISA, the Code and other applicable laws. Each Benefit Plan which is subject to ERISA (the “ERISA Plans’”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and it is not aware of any

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circumstances that are reasonably likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.
          (3) Except as previously disclosed, neither party nor its subsidiaries maintains or has during the past five years maintained a pension plan which is a defined benefit plan. Neither party, its subsidiaries nor any entity which is considered one employer with it under Section 4001 of ERISA (“ERISA AFFILIATE”) has contributed to a Multiemployer Plan within the past five years.
          (4) All material contributions required to be made under each Benefit Plan have been timely made and all obligations to make contributions in respect of each Benefit Plan have been properly accrued and reflected in the Regulatory Filings as of the date of such filings.
          (5) As of the date hereof, there is no material pending or, to the knowledge of either party, threatened, litigation relating to the Benefit Plans. Neither party nor any of its subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement.
          (6) Except as previously disclosed, neither the execution of this Plan and the Bank Merger Agreement, shareholder approval of this Plan nor the consummation of the transactions contemplated hereby and thereby will (w) entitle any of its employees or any of its subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, or (y) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.
     (n) Labor Matters. Neither party nor any of its subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is either party or any of its subsidiaries the subject of a proceeding asserting that the party or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel either party or any of its subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving either party or any of its subsidiaries pending or, to either party’s knowledge, threatened, nor to either party’s knowledge is there any activity involving its or any of its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. There are no legal, administrative, arbitration or other proceedings, demands, claims, notices, audits or investigations (including, without limitation, notices, demand letters or requests for information from any federal, state or local commission, agency or board) instituted, or pending, or, to the knowledge of the party, threatened, relating to the liability of it or any of its subsidiaries under any Labor and Employment Law. For the purposes of this provision, the term Labor and Employment Law shall mean any federal, state, local, or foreign law, statute, ordinance, executive order, rule, regulation, code, consent, order, judgment, decree, injunction or any agreement with any regulatory authority relating to (i) employment discrimination or affirmative action, (ii) labor relations, (iii) employee compensation or benefits, (iv) safety and health, (v) wrongful or retaliatory discharge, and/or (vi) any other aspect of the employment relationship. Such laws shall include, but not be limited to, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Fair Credit Collection Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Polygraph Protection Act, the Equal Pay Act, the National Labor Relations Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, as well as any and all state fair employment practices

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laws, any and all state labor relations laws, any and all state wage any hour laws, any and all state wage payment and collection laws, any and all state statutes regarding wrongful or retaliatory discharge, and federal and state common law regarding employment discrimination or affirmative action, labor relations, employee compensation or benefits, safety and health and/or wrongful or retaliatory discharge and/or related tort claims.
     (o) Environmental Matters. To either party’s knowledge, neither its conduct nor its operation or the conduct or operation of its subsidiaries nor any condition of any properly presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To either party’s knowledge, no property on which it or any of its subsidiaries holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither party nor any of its subsidiaries has received any written notice from any person or entity that it or its subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such properly. “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act. the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
     (p) Tax Matters.
          (1)(A) All returns, amended returns or other reports (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to Taxes (as hereinafter defined) (“Tax Returns”) that are required to be filed (taking into account any extensions of time within which to file) by or with respect to either party and its subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate; (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full; (C) all Taxes that either party or any of its subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Entity in a timely manner, to the extent due and payable; and (D) neither party nor any of its subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization under Section 368(a) of the Code.
          (2) In the case of both parties, where the party has or had been notified of an examination or more documentation has or had been requested for a settlement review, (A) the Tax years for the application Tax Returns referred to in clause (A) of subsection (p)(1) which were under examination or settlement review have been closed or settled by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (B) all deficiencies asserted or assessments made as a result of such examinations have been paid in full; (C) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) of subsection (p)(1) are currently pending; and (D) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its Taxes or those of its subsidiaries.

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          (3) In the case of both parties, (A) it has made available to the other party true and correct copies of the U.S. federal income Tax Returns filed by it and its subsidiaries for each of the three most recent fiscal years ended; (B) it has made provision in accordance with GAAP, in the financial statements included in the Regulator Filings filed prior to the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory filings filed prior to the date hereof; (C) neither it nor any of its subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group of which CCFNB or CFC, as the case may be, is or was the common parent) or otherwise has any liability for the Taxes of any person (other than its own Taxes and those of its subsidiaries); (D) neither it nor any of its subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation Section 1 6011-4; (E) no Liens for Taxes exist with respect to any of its assets or properties or those of its subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP; (F) neither it nor any of its subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied; (G) no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Plan; and (H) no governmental entity has made contact with it or any of its subsidiaries requesting completion of a business activities questionnaire.
          (4) As used herein, “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Closing Date.
     (q) Derivative Instruments. In the case of both parties, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of one or more of its subsidiaries or their customers, if any, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of such party or one of its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither party nor its subsidiaries, nor to its knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
     (r) Insurance. Each party and its subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by the party or its subsidiaries are in full force and effect; each party and its subsidiaries are not in material default thereunder. There are no material claims pending under such policies of insurance and, within the past three (3) years, there have been no denials of indemnification for any material claims submitted under any insurance policy.
     (s) Takeover Laws and Provisions. Each party has taken all action required to be taken by it in order to exempt this Plan and the transactions contemplated hereby from, and this Plan and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price” “affiliate transaction”, “business combination” or other antitakeover laws and

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regulations of any state (collectively. “Takeover Laws”). It has taken all action required to be taken by it in order to make this Plan and the transactions contemplated hereby comply with, and this Plan and the transactions contemplated hereby comply with, the requirements of any Articles, Sections or provisions of its Governing Documents concerning “business combination”, “fair price”, “voting requirement”, “constituency retirements” or other related provisions (collectively, “Takeover Provisions”).
     (t) Available Funds. In the case of CCFNB, CCFNB has or will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and the other transactions contemplated by this Plan.
     (u) Transactions with Affiliates. In the case of both parties, there are no outstanding amounts payable to or receivable from, or advances by CCFNB or CFC, as the case may be, or any of its subsidiaries, and neither party nor any of its subsidiaries is otherwise a creditor or debtor to, any present or former director or executive officer of it or any of its subsidiaries, other than as part of the normal and customary terms of such Persons’ respective employment or service as a director with it or any of its subsidiaries Neither party nor any subsidiary of it is a party to any transaction or agreement with any present or former director or executive officer of it, other than the terms of such Person’s respective employment or service as a director with it or any of its subsidiaries. Neither party nor any of its subsidiaries is a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any present or former director or executive officer of such party or any of such party’s subsidiaries, except transactions (i) made in the ordinary course of business, (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, (iii) do not involve more than the normal risk of collectability or present other risks or unfavorable features, and are reflected in the financial statements referenced under Section 4.3 (g) and. (iv) to the extent required by GAAP, disclosed in the footnotes of such financial statements referenced under Section 4.3(g). No loan or credit accommodation currently being extended to any present or former director or executive officer of such party or any of its subsidiaries is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither it nor any of its subsidiaries has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by it or any of its subsidiaries is inappropriate.
     (v) Ownership of Property. (1) In the case of both parties, it or any of its subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by it or any such subsidiary in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in its Regulatory Filings, if any, and in the financial statements referenced in Section 4.3(g) or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) statutory lien for amounts not yet delinquent or which are being contested in good faith and (ii) items permitted under Article III. Each party or any of its subsidiaries, as lessee, has the right under valid and subsisting leases of real and personal properties used by it in the conduct of its business to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the financials referenced in Section 4.3(g).

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          (2) With respect to all agreements pursuant to which such party or any of its subsidiaries has purchased securities subject to an agreement to resell, if any, such party or such subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
     (w) Allowance for Losses. The allowance for loan and lease losses shown on each party’s consolidated statement of financial condition as of September 30, 2007 and included in a Regulatory Report filed with a Regulatory Authority and, in the case of CCFNB, a Regulatory Filing filed by CCFNB with the SEC, was, and the allowance for loan and lease losses to be shown on such party’s consolidated statement of financial condition as of December 31, 2007 and for periods ending after the date of this Plan, as included in a Regulatory Report and, in the case of CCFNB, in a Regulatory Filing filed by CCFNB with the SEC, will be, in the reasonable opinion of such party’s management, adequate as of the date thereof in accordance with GAAP and all other applicable regulatory requirements for all losses reasonably anticipated as of the date thereof, based on information available as of such date.
     (x) SCHEDULE of Termination Benefits. In the case of both parties. Disclosure Schedule 4.3(x) for such party includes a schedule of the maximum amount of termination benefits and related payments which currently are or would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by such party or any of its subsidiaries for the benefit of executive officers or directors of such party or any of its subsidiaries (the “Benefits Schedule”), assuming that the Closing Date would have occurred on December 31, 2007 and that the employment of such individuals already has or will terminate immediately thereafter. No other individuals are entitled to benefits under any such plans. Except as set forth in such Disclosure Schedule 4.3(x), as of the date of this Plan, no director or executive officer of such party or any of its subsidiaries had deferred any compensation accrued by such party or such subsidiary.
     (y) Loans. (1) In the case of both parties, and except as disclosed on each party’s Disclosure Schedule 4.3(y), each loan reflected as an asset in the financial statements referenced in Section 4.3(g): (a) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, (b) to the extent secured, has been secured by valid liens and security interests which have been duly perfected, and (c) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on such party.
          (2) Disclosure Schedule 4.3(y) includes a list of: (a) all outstanding commercial relationships, i.e., commercial loans, commercial loan commitments and commercial letters of credit, of such party’s subsidiaries in excess of $250,000, (b) all loans of such subsidiary classified by such subsidiary or any Regulatory Authority as “Special Mention, “Substandard,” “Doubtful” or “Loss” or other classifications of similar import (c) all commercial and mortgage loans of such subsidiary classified as “non-accrual,” and (d) all commercial loans of such subsidiary classified as “in substance foreclosed.”
     (z) Securities Documents. The Regulatory Filings filed or to be filed by CCFNB under the Exchange Act at any time since December 31, 2004, as amended, complied at the time filed, or will comply when tiled with the SEC, in all respects, with the Exchange Act and all applicable rules and regulations of the SEC.

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     (aa) Regulatory Capital. In the case of both parties, such party and each of its subsidiaries, as applicable, meet all applicable regulatory capital requirements, and each party is deemed at least “adequately capitalized” under such regulatory requirements.
     (bb) Quality of Representations. In the case of both parties, the representations made by such party in this Plan are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.
ARTICLE V
Covenants
     5.1 Reasonable Best Efforts; Financial Statements. (a) Subject to the terms and conditions of this Plan, CCFNB and CFC agree to use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the Bank Merger as soon as possible and otherwise to enable consummation of the transactions contemplated hereby and thereby and shall cooperate fully with the other party hereto to that end.
     (b) CCFNB and CFC agree to use reasonable best efforts in good faith to restate, complete or provide, as applicable, such financial statements or such other financial and other information, including the audit opinion of its outside independent accountants, as shall be necessary, after giving effect to any waivers that may be obtained, to cause the Registration Statement to be declared effective by the SEC and the Proxy Statement to be cleared with the SEC as soon as practicable.
     5.2 Shareholder Approvals.
     (a) CCFNB and CFC agree to take, in accordance with applicable law and its Governing Documents, all action necessary to convene a meeting of its respective shareholders (including any adjournment or postponement, the “CCFNB Meeting” and “CFC Meeting”, respectively), as promptly as practicable, to consider and vote upon the adoption and approval of this Plan, as well as any other matters required to be approved by its respective shareholders for consummation of the Merger.
     (b) The board of directors of CCFNB and CFC have adopted resolutions recommending to the shareholders of their respective companies the adoption of this Plan and the other matters required to be approved or adopted in order to carry out the intentions of this Plan. Notwithstanding the foregoing, the board of directors of CCFNB and CFC may withdraw, modify, condition or refuse to recommend the adoption of this Plan and the other matters required to be approved or adopted in order to carry out the intentions of this Plan if the board of directors of CCFNB and CFC determine, in good faith after consultation with its respective outside financial and legal advisors, that the failure to take such action would breach its fiduciary obligations under applicable law. Notwithstanding the foregoing, this Plan and such other matters shall be submitted to the shareholders of CCFNB and CFC at the respective CCFNB Meeting and the CFC Meeting for the purpose of approving the Plan and such other matters and nothing contained herein shall be deemed to relieve CCFNB and CFC of such obligation, provided, however, that if the board of directors of CCFNB or CFC, as the case may be, shall have withdrawn, modified, conditioned or refused to recommend the adoption of this Plan and such other matters in accordance with the terms of this Plan, then in submitting this Plan to CCFNB’s or CFC’s shareholders, the board of directors of CCFNB or CFC may submit this Plan to CCFNB’s or CFC’s shareholders, as the case may be, without recommendation (although the resolutions adopting this Plan as of the date hereof may not be rescinded or amended), in which event the board of directors of CCFNB or CFC, as the case may be, may communicate the basis for its lack of a recommendation

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to its shareholders in the Proxy Statement (as defined in Section 5.3(a)) or an appropriate amendment or supplement thereto to the extent required by applicable law.
     5.3 Registration Statement/Proxy Statement.
     (a) Subject to Section 5.1(b), the parties agree jointly to prepare and file with the SEC a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by CCFNB with the SEC in connection with the issuance of CCFNB Common Stock in the Merger as soon as reasonably possible (including the proxy statement and prospectus and other proxy solicitation materials of CCFNB and CFC constituting a part thereof (the “Proxy Statement”) and all related documents). The parties agree to cooperate in the preparation of the Registration Statement and the proxy Statement. Subject to Section 5.1(b), CCFNB and CFC agree to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and shall thereafter mail or deliver the Proxy Statement to its shareholders; provided, however, that the parties will coordinate the timing of the mailing of the Proxy Statement so as to minimize the impact of limitations under applicable law relating to share repurchases that might apply with respect thereto. CCFNB also agrees to use all reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Plan. CCFNB and CFC agree to furnish all information concerning it, its subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.
     (b) CCFNB and CFC agree (1) as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the CCFNB Meeting and CFC Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading and (2) that the Registration Statement and Proxy Statement shall comply with all applicable laws us they relate to them. CCFNB and CFC further agree that, if either shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement or the Registration Statement.
     (c) CCFNB agrees to advise CFC, promptly after CCFNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CCFNB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     5.4 Press Releases. CCFNB and CFC shall consult with each other before issuing any press release with respect to the Merger or this Plan and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of counsel be required by law or the

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rules and regulations of the SEC. CCFNB and CFC shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Plan as reasonably requested by the other party.
     5.5 Access; Information.
     (a) CCFNB and CFC agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request; provided that the foregoing shall not require CCFNB or CFC (A) to permit any inspection, or to disclose any information, that in the reasonable judgment of CCFNB or CFC, as the case may be, would result in disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if CCFNB or CFC, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (B) to disclose any privileged information of CCFNB or CFC, as the case may be, or any of its subsidiaries. All requests for information made pursuant to this Section 5.5 shall be directed to an executive officer of CCFNB or CFC, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be.
     (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Plan) for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Plan) unless such information (1) was already known to such party; (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation; (3) is disclosed with the prior written approval of the providing party; or (4) is or becomes readily ascertainable from publicly available sources. If this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party, except to the extent such action would be inconsistent with applicable law, regulation, legal process, or the applicable party’s internal policies and procedures.
     (c) In addition to the confidentiality arrangements contained in this Plan, all information provided or obtained in connection with the transactions contemplated by this Plan (including pursuant to clause (a) above) will be held by CCFNB or CFC, as the case may be in accordance with and subject to the terms of the Confidentiality Agreement, dated November 5, 2007 between CCFNB and CFC (the “Confidentiality Agreement”). In the event of conflict or inconsistency between the terms of this Plan and the Confidentiality Agreement, the terms of this Plan will govern.
     5.6 Acquisition Proposals.
     (a) Each of CCFNB and CFC agree that after the dale hereof neither it nor any of its subsidiaries nor any of its respective officers and directors or the officers and directors of any of its

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subsidiaries shall, and it shall direct and use all reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its “Representatives”) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal, or, except to the extent that the board of directors of CCFNB or CFC determines, in good faith, after consultation with its outside financial and legal advisors and the receipt of written advice of counsel, that such action is required in order for the board of directors of CCFNB or CFC, as the case may be, to comply with its fiduciary duties, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition Proposal (and in any event, the parties shall not provide any confidential information or data to any Person in connection with an Acquisition Proposal unless such Person shall have executed a confidentiality agreement on terms at least as favorable as those contained in the Confidentiality Agreement). “Acquisition Proposal” means any proposal or offer with respect to the following involving CCFNB or CFC or any of its subsidiaries, respectively: (1) any merger, consolidation, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (3) any tender offer or exchange offer for, or other acquisition of, 25% or more of the outstanding shares of its capital stock; or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Plan. Notwithstanding anything in this Plan to the contrary, the parties shall (i) promptly (but in no event later than 24 hours) advise the other party, orally and in writing, of (x) the receipt by it (or any of the other persons referred to above) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to it or any of its subsidiaries or for access to the properties, books or records of it or any subsidiary by any Person or entity that informs its board of directors or any subsidiary that it is considering making, or has made, an Acquisition Proposal; (y) the material terms and conditions of such proposal or inquiry (whether written or oral) or modification or amendment to an Acquisition Proposal; and (z) the identity of the person making any such proposal or inquiry and (ii) keep the other party fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto. The parties shall use their reasonable best efforts to enforce any existing confidentiality agreement in accordance with the terms thereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.
     (b) The parties and their subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Parsons other than the other party who have been furnished confidential information regarding it or its subsidiaries in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Neither CCFNB or CFC nor the board of directors of CCFNB or CFC, respectively, shall approve or take any action to render inapplicable to any Acquisition Proposal any applicable Takeover Laws or Takeover Provisions.
     5.7 Directors and Employment Agreements.
     (a) CFC shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of CFC to deliver to CCFNB, as soon as practicable after the date of this Plan, an executed Affiliates Agreement substantially in the form as set forth in Annex B and use its reasonable best efforts to cause each director to deliver to CCFNB, as soon as practicable after the date of this Plan, an executed Voting

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Agreement and Non-Solicitation Agreement substantially in the form as set forth in Annexes C and D, respectively. CCFNB shall use its reasonable best efforts to cause each director to deliver to CCFNB, as soon as practicable after the date of this Plan, an executed Voting Agreement and Non-Solicitation Agreement substantially in the form as set forth in Annexes C and D, respectively.
     (b) CCFNB and CFC shall, as soon as practicable after the date of this Plan: (i) execute and/or cause its respective bank subsidiary to execute, as applicable, an Employment Agreement for each of Lance O. Diehl, Edwin A. Wenner, Shirley K. Alters and Paul K. Page, substantially in the forms as set forth in Annexes F, G, H and I, respectively (collectively, the “Employment Agreements”); (ii) use its reasonable best efforts to cause, in the case of CCFNB, Lance O. Diehl and Edwin A. Wenner, and in the case of CFC, Shirley K. Alters and Paul K. Page, each to execute and deliver their respective Employment Agreement to CCFNB and CFC, respectively; and (iii) deliver to the other party fully executed original copies of such Employment Agreements.
     (c) CCFNB shall, as soon as practicable after the date of this Plan: (i) execute and/or cause its bank subsidiary to execute, as applicable, a waiver under and for certain Supplemental Executive Retirement Plan Agreements for each of Lance O. Diehl, Edwin A. Wenner and Jacob Trump, substantially in the form as set forth on Schedule 5.16 (collectively, the “Waivers”); (ii) use its reasonable best efforts to cause Lance O. Diehl, Edwin A. Wenner, and Jacob Trump each to execute and deliver their respective Waiver to CCFNB; and (iii) deliver to CFC fully executed original copies of such Waivers.
     (d) CCFNB shall, as soon as practicable after the date of this Plan: (i) execute and/or cause its bank subsidiary to execute, as applicable, a Release for each of Lance O. Diehl and Edwin A. Wenner, substantially in the form as set forth on Schedule 5.7(d) (collectively, the “Releases”); (ii) use its reasonable best efforts to cause Lance O. Diehl and Edwin A. Wenner each to execute and deliver their respective Release to CCFNB; and (iii) deliver to CFC fully executed original copies of such Releases.
     (e) CFC shall, as soon as practicable after the date of this Plan: (i) use its reasonable best efforts to cause each person who is a holder of CFC Options to execute and deliver to CFC an Option Cancellation and Standstill Agreement, substantially in the form as set forth in Annex E with respect to unexercised CFC Options; and (ii) deliver to CCFNB fully executed original copies of such Option Cancellation and Standstill Agreements.
Each document executed pursuant Section 5.7(b) through (e) shall be made to become effective as of the Effective Time.
     5.8 Takeover Laws and Provisions. No party hereto shall take any action that would cause the transactions contemplated by this Plan to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party hereto shall take any action that would cause the transactions contemplated by this Plan not to comply with any Takeover Provisions and each of them shall take all necessary steps within its control to make the transactions contemplated by this Plan comply with (or continue to comply with) the Takeover Provisions.
     5.9 Regulatory Applications.
     (a) CCFNB and CFC shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to

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consummate the transactions contemplated by this Plan, and CCFNB and CFC shall make all necessary regulatory filings as soon as reasonably possible after the date hereof. CCFNB and CFC shall each have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations (collectively, “Approvals”) of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Plan and the Bank Merger Agreement and each party will keep the other party appraised of the status of material matters relating to such Approvals and completion of the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require a party to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations, that would reasonably be expected to have a material adverse effect (measured on a scale relative to a party and its subsidiaries taken as a whole) on CCFNB, CFC or the Surviving Corporation to this Plan and the Bank Merger (a “Materially Burdensome Regulatory Condition”).
     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries with or to any third party or Governmental Entity.
     5.10 Options.
     (a) Treatment of Options. At the Effective Time, each option granted by CFC to purchase shares of CFC Common Stock that is outstanding and unexercised under any employee stock option or equity compensation plan or arrangement of CFC (any such option to purchase CFC Common Stock being referred to as a “CFC Option” or the “CFC Options”), whether or not vested or exercisable, shall be converted at the Effective Time into cash in an amount equal to the Measurement Price multiplied by the Signing Exchange Ratio minus the CFC Option exercise price (the “Option Consideration”). Such cash payment shall be remitted to the holder of the CFC Options at the Effective Time upon prior receipt by CCFNB of an Option Cancellation and Standstill Agreement substantially in the form as set forth in Annex E.
     (b) Actions. Prior to the Effective Time, CFC may, after consultation with CCFNB, take any actions it determines are warranted (but without expenditure of any funds) to give effect to the transactions contemplated by Section 5.10(a).
     5.11 Indemnification and Insurance.
     (a) Following the Effective Time, CCFNB, as the surviving corporation to this Plan, shall indemnify, defend and hold harmless and advance expenses to the present and former directors and officers of CFC and Columbia County Farmers National Bank (“CCFNB Bank”), and any such person presently or formerly serving at the request of CFC or CCFNB Bank or any of its subsidiaries as a director, officer, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or under or with respect to any employee benefit plan (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection

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with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Plan), whether asserted or claimed prior to, at or after the Effective Time (x) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Governing Documents and indemnification agreements, if any, in effect on the date of this Plan with CFC and CCFNB Bank or any of its subsidiaries and, in the case of the directors and executive officers of CFC and CCFNB Bank (y) without limitation of, and in addition to, clause (x), to the fullest extent permitted by law. In the event of any such Indemnified Liabilities, (i) CCFNB shall pay the reasonable fees and expenses of counsel selected by an Indemnified Party promptly after statements therefor are received and shall otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred and (ii) CCFNB and the applicable Indemnified Parties shall cooperate in the defense of such matter. If any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Plan and is successful in obtaining a decision that it is entitled to enforcement of any right or collection of any money in such action, CCFNB shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action including, without limitation, reasonable attorneys’ fees and costs.
     (b) For a period of six years from the Effective Time, CCFNB shall use its reasonable best efforts to provide directors’ and officers’ liability insurance (including excess coverage) and fiduciary liability insurance that serves to reimburse the present and former officers and directors of CFC and CCFNB Bank with respect to claims against such directors and officers arising from facts or events occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Plan) which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by CFC and CCFNB Bank, provided that in no event shall CCFNB be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by CFC (which current amount has been Previously Disclosed) for such insurance (the “Insurance Amount”), and provided further that if CCFNB is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, CCFNB shall obtain as much comparable insurance as is available for the Insurance Amount.
     (c) Any Indemnified Party wishing to claim indemnification under Section 5.11 (a), upon learning of any claim, action, suit, proceeding or investigation described above, shall notify CCFNB thereof; provided that the failure to so notify shall not affect the obligations of CCFNB under Section 5.11 (a) unless and to the extent that CCFNB is actually and materially prejudiced as a result of such failure. CCFNB hereby acknowledges notice of all matters Previously Disclosed.
     (d) If CCFNB or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets or deposits to any other entity, or engage in any similar transaction, then and in each case, CCFNB shall cause proper provision to be made so that the successors and assigns of CCFNB shall assume the obligations set forth in this Section 5.11.
     (e) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified party and his or her heirs and representatives. The indemnification rights granted in this Section 5.11 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Party may have by contract or otherwise.
     5.12 Benefit Plans. (a) CCFNB shall from and after the Effective Time, become the plan sponsor to each CFC Benefit Plan, whether a Benefit Plan of CFC or any subsidiary of CFC. CCFNB shall, promptly after the Effective Time, review all Benefit Plans of CFC and CCFNB in order to establish the Benefit Plans to be made available to CCFNB employees after the Effective Time.

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CCFNB’s review shall take into consideration benefits that were provided to employees under the CCFNB and CFC Benefit Plans and benefits provided by peer institutions in the establishment of the new and/or amended Benefit Plans provided by CCFNB to employees after the Effective Time. CCFNB shall: (1) provide its employees credit for all years of service with CCFNB or CFC or any of its subsidiaries and their predecessors, as the case may be, prior to the Effective Time for the purpose of eligibility and vesting; (2) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under Benefit Plans prior to the Effective Time) and eligibility waiting periods under group health plans to be waived with respect to their employees who remain as employees of CCFNB or its subsidiaries (and their eligible dependents) after the Effective Time; and (3) cause to be credited any deductibles or out-of-pocket expenses incurred by CFC employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in CCFNB’s health plans after the Effective Time with the objective that there be no double counting during the year in which the Closing Date occurs of such deductible or out-of-pocket expenses. CCFNB and CFC agree to honor, or to cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of their current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Plan (either alone or in combination with any other event). In order to accomplish the foregoing, CCFNB may amend, freeze, merge or terminate any Benefit Plan of CFC or CCFNB in order to establish the Benefit Plans to be made available to CCFNB employees after the Effective Time.
     (b) This Section 5.12 shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Without limiting the generality of Section 8.12, nothing in this Section 5.12, express or implied: (i) is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Plan; or (ii) shall require CCFNB to maintain any specific Benefit Plan or to guarantee employment of any employee for any period of time after the Effective Time.
     5.13 Notification of Certain Matters. CCFNB and CFC shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, covenants or agreements contained herein. Within fifteen (15) days of the end of each month, each party shall provide the other with a written list of (i) all loans classified by such party or any regulatory authority as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or any other classification of similar import; (ii) all commercial and mortgage loans classified as “non-accrual,” and (iii) all commercial loans classified as “in substance foreclosed.”
     5.14 Regulatory Compliance. CCFNB and CFC shall each cause its respective bank subsidiary to continue to develop and implement policies, procedures and internal controls to achieve full and timely compliance with the provisions of the Bank Secrecy Act, the Sarbanes-Oxley Act of 2002, and such other similar laws and regulations applicable to their respective operations, and shall promptly address any weaknesses or deficiencies noted by its primary federal regulator in such policies or procedures.
     5.15 Exemption from Liability Under Section 16(b). CCFNB and CFC agree that, in order to most effectively compensate and retain CFC Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that the CFC Insiders not be subject to a risk of liability under Section 16(b)of the Exchange Act to the fullest extent permitted by applicable law. Assuming that CFC delivers to CCFNB the CFC Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the board of directors of CCFNB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d)

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under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by CFC Insiders (as defined below) of CCFNB Common Stock in exchange for shares of CFC Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the CFC Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. “CFC Section 16 Information” shall mean information accurate in all material respects regarding the identity of CFC Insiders, the number of shares of CFC Common Stock held by each such CFC Insider and expected to be exchanged for CCFNB Common Stock in the Merger, and the number and description of the options to purchase shares of CFC Common Stock held by each such CFC Insider and expected to be converted into cash in connection with the Merger; provided that the requirement for a description of any CFC Options shall be deemed to be satisfied if copies of all plans, and forms of agreements, under which such Options have been granted have been made available to CCFNB. “CFC Insiders” shall mean those present or former officers and directors of CFC who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in CFC Section 16 Information.
     5.16 Additional Actions. Schedule 5.16 is incorporated herein by reference.
ARTICLE VI
Conditions
     6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of CCFNB and CFC to consummate the Merger is subject to the fulfillment or written waiver by CCFNB and CFC prior to the Effective Time of each of the following conditions:
     (a) Shareholder Approval. This Plan and the Merger shall have been duly adopted and approved by the requisite votes of the shareholders of CCFNB and CFC.
     (b) Governmental and Regulatory Consents. All statutory waiting periods applicable to the consummation of the Merger shall have expired or been terminated, and, other than the filing provided for in Section 1.2(a), all notices, reports and other filings required to be made prior to the Effective Time by CCFNB or CFC or any of their respective subsidiaries with, and all regulatory consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by CCFNB or CFC or any of their respective subsidiaries from, any Governmental Entity in connection with the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby by CCFNB and CFC shall have been made or obtained (as the case may be) and become final, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCFNB (measured on a scale relative to CFC and its subsidiaries, taken as a whole) or CFC, and, in the case of the obligations of CCFNB and the surviving bank to the Bank Merger, no such consent, registration, approval, permit or authorization shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
     (c) No Prohibitions. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger and the Bank Merger
     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall

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have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.
     (e) Blue Sky Approvals. All permits and other authorizations under the Securities Laws (other than that referred to in Section 6.l(d)) and other authorizations necessary to consummate the Merger and to issue the shares of CCFNB Common Stock to be issued in the Merger shall have been received and be in full force and effect.
     6.2 Conditions to Obligation of CCFNB. The obligation of CCFNB to consummate the Merger is also subject to the fulfillment, or the written waiver by CCFNB prior to the Effective Time, of each of the following conditions:
     (a) Representations. The representations of CFC set forth in this Plan shall be, giving effect to Sections 4.1 and 4.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations that by their terms speak specifically as of the date of this Plan or some other date shall be true and correct as of such date) and CCFNB shall have received a certificate, dated the Closing Date, signed on behalf of CFC by the Chairman of the Board and the Chief Financial Officer of CFC to such effect.
     (b) Performance of Obligations of CCF. CFC shall have performed all obligations required to be performed by it under this Plan at or prior to the Effective Time in all material respects, and CCFNB shall have received a certificate, dated the same date as the Closing Date, signed on behalf of CFC by the Chairman of the Board and the Chief Financial Officer of CCFNB to such effect.
     (c) Opinion of Counsel for CFC. CCFNB shall have received an opinion dated the Closing Date from Rhoads & Sinon, LLP. counsel to CFC, in substantially the form of” Schedule 6.2(c) hereto.
     (d) Opinion of Tax Counsel. CCFNB shall have received an opinion from Said is Flower & Lindsay, special counsel to CCFNB, dated the same date as the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (2) CCFNB and CFC will be a party to that reorganization within the meaning of Section 368(b)of the Code. In rendering its opinion, Saidis, Flower & Lindsay may require and rely upon representations contained in letters from each of CCFNB and CFC.
     6.3 Conditions to Obligation of CFC. The obligation of CFC to consummate the Merger is also subject to the fulfillment, or the written waiver by CFC, prior to the Effective Time of each of the following conditions;
     (a) Representations. The representations of CCFNB set forth in this Plan shall be, giving effect to Sections 4.1 and 4.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations that by their terms speak specifically as of the date of this Plan or some other date shall be true and correct as of such date); and CFC shall have received a certificate, dated the same date as the Closing Date, signed on behalf of CCFNB by the Chief Executive Officer and the Chief Operating Officer of CCFNB to such effect.
     (b) Performance of Obligations of CCFNB; CCFNB shall have performed all obligations required to be performed by it under this Plan at or prior to the Effective Time in all material respects, and CFC shall have received a certificate, dated the same date as the Closing Date, signed on behalf of CCFNB by the Chief Executive Officer and the Chief Operating Officer of CCFNB to such effect.

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     (c) Opinion of Counsel for CCFNB. CFC shall have received an opinion dated the Closing Date from Said is, Flower & Lindsay, counsel to CCFNB, in substantially the form of Schedule 6.3(c) hereto.
     (d) Opinion of Tax Counsel. CFC shall have received an opinion of Rhoads & Sinon, special counsel to CFC. dated the same date as the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (2) CCFNB and CFC will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Rhoads & Sinon may require and rely upon representations contained in letters from each of CCFNB and CFC.
ARTICLE VII
Termination
     7.1 Termination by Mutual Consent. This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether or not the shareholders of CCFNB Common Stock and CFC Common Stock have adopted and approved this Plan), upon the mutual consent of CCFNB and CFC, by action of their respective boards of directors.
     7.2 Termination by CCFNB. This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of CCFNB referred to in Section 6.1 (a), by action of the board of directors of CCFNB:
     (a) if there has been a breach of any representation, covenant or agreement made by CFC in this Plan, or any such representation shall have become untrue after the date of this Plan, such that Section 6.2(a) or 6.2(b) would not be satisfied and such breach or condition: (i) would have a Material Adverse Effect as defined in Section 4.2(b), and (ii) is not curable or, if curable, is not cured within 30 days after written notice thereof is given by CCFNB to CFC, but not if on such date such breach no longer causes a Material Adverse Effect;
     (b) if the Merger shall not have been consummated by October 31, 2008 (the “Termination Date”), provided that the right to terminate this Plan shall not be available if CCFNB has breached in any material respect its obligations under this Plan in any manner that shall have proximately and substantially contributed to the occurrence of the failure of the Merger to be consummated on or before the Termination Date;
     (c) if the approval of CCFNB’s or CFC’s shareholders required by Section 6.1(a) shall not have been obtained at its shareholders’ meeting or at any adjournment or postponement thereof, provided a period of at least thirty (30) days elapsed between the date of mailing of the Proxy Statement and such meeting and that a quorum was present at such meeting;
     (d) if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of CCFNB), provided that the right to terminate this Plan shall not be available if CCFNB has breached in any material respect its obligations under this Plan in any manner that shall have proximately and substantially contributed to the issuance of such order;
     (e) if CFC or First Columbia Bank & Trust Co. enters into any letter of intent, agreement, plan or similar instrument with a view to being acquired by, or effecting a business combination with, any other Person; or any agreement to merge, consolidate, to combine or to sell a material portion of

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its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise;
     (f) if CCFNB enters into any transaction described in Section 7.2(e) after receipt of written advice of counsel that failure to do so would constitute a breach of fiduciary duty by CCFNB’s directors under applicable law; or
     (g) if (1) the board of directors of CFC has failed to recommend that the shareholders of CFC vote in favor of this Plan and the transactions contemplated hereby or has withdrawn, modified or qualified such recommendation in a manner adverse to CCFNB (or has resolved to take such action); (2) CFC has failed to substantially comply with its obligations under Section 5.2 or 5.6; (3) the board of directors of CFC has publicly recommended or endorsed an Acquisition Proposal other than the Merger (or has resolved to take such action); (4) CFC shall have failed to approve the Bank Plan of Merger as the sole shareholder of First Columbia Bank & Trust Co. by the Closing Date; or (5) the board of directors of First Columbia Bank & Trust Co. shall have failed to approve the Bank Merger Agreement by the Closing Date.
     7.3 Termination by CFC. This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of CFC referred to in Section 6.1 (a), by action of the board of directors of CFC:
     (a) if there has been a breach of any representation, covenant or agreement made by CCFNB in this Plan, or any such representation shall have become untrue after the date of this Plan, such that Section 6.3(a) or 6.3(b) would not be satisfied and such breach or condition: (i) would have a Material Adverse Effect as defined in Section 4.2(b), and (ii) is not curable or if curable, is not cured within 30 days after written notice thereof is given by CFC to CCFNB, but not if on such date such breach no longer causes a Material Adverse Effect;
     (b) if the Merger shall not have been consummated by the Termination Date; provided that the right to terminate this Plan pursuant to this clause (a) shall not be available it CFC has breached in any material respect its obligations under this Plan in any manner that shall have proximately and substantially contributed to the occurrence of the failure of the Merger to be consummated on or before the Termination Date;
     (c) if the approval of CFC’s or CCFNB’s shareholders required by Section 6.1 (a) shall not have been obtained at its shareholders’ meeting or at any adjournment or postponement thereof, provided a period of at least thirty (30) days elapsed between the date of mailing of the Proxy Statement and such meeting and that a quorum was present at such meeting;
     (d) if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appeal able (whether before or after the approval by the shareholders of CFC), provided that the right to terminate this Plan shall not be available if CFC has breached in any material respect its obligations under this Plan in any manner that shall have proximately and substantially contributed to the issuance of such order;
     (e) if CCFNB or Columbia County Farmers National Bank enters into any letter of intent, agreement, plan or similar instrument with a view to being acquired by, or effecting a business combination with, any other Person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise;

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     (f) if CFC enters into any transaction described in Section 7.3(e) after receipt of written advice of counsel that failure to do so would constitute a breach of fiduciary duty by CFC’s directors under applicable law; or
     (g) if (1) the board of directors of CCFNB has failed to recommend that the shareholders of CCFNB vote in favor of this Plan and the transactions contemplated hereby or has withdrawn, modified or qualified such recommendation in a manner adverse to CFC (or has resolved to take such action); (2) CCFNB has failed to substantially comply with its obligations under Section 5.2 or 5.6; (3) the board of directors of CCFNB has publicly recommended or endorsed an Acquisition Proposal other than the Merger (or has resolved to take such action); (4) CCFNB shall have failed to approve the Bank Plan of Merger as the sole shareholder of Columbia County Farmers National Bank by the Closing Date, or (5) the board of directors of Columbia County Farmers National Bank shall have failed to approve the Bank Merger Agreement by the Closing Date.
     7.4 Effect of Termination and Abandonment. In the event of termination of this Plan and the abandonment of the Merger pursuant to this Article VII, this Plan (other than as set forth in Sections 5.5(b) and (c), 7.5 ) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives).
     7.5 Termination Fee.
     (a) In the event that CCFNB terminates this Plan pursuant to Sections 7.2(a), then CFC shall pay CCFNB a fee equal to $1,350,000 by wire transfer of same day funds no later than the fifth (5th) business day after receipt by CFC of a CCFNB Notice of Termination (as defined below). In the event that CCFNB terminates this Plan pursuant to Sections 7.2(e) or 7.2(g), or CFC terminates this Plan pursuant to Section 7.3(f), then CFC shall pay CCFNB a fee equal to $2,700,000 by wire transfer of same day funds no later than the fifth (5th) business day after receipt by CFC of a CCFNB Notice of Termination.
     (b) In the event that CFC terminates this Plan pursuant to Section 7.3(a) then CCFNB shall pay CFC a fee equal to $1,350,000 by wire transfer of same day funds no later than the fifth (5th) business day after receipt by CCFNB of a CFC Notice of Termination. In the event that CFC terminates this Plan pursuant to Sections 7.3(e) or 7.3(g), or CCFNB terminates this Plan pursuant to Section 7.2(f), then CCFNB shall pay CFC a fee equal to $2,700,000 by wire transfer of same day funds no later than the fifth (5th) business day after receipt by CCFNB of a CFC Notice of Termination.
     (c) For purposes of this Section 7.5, a “Notice of Termination” shall be in writing and state the section of this Plan pursuant to which a termination is made; the amount of termination fee claimed; wire transfer instructions for payment of such fee; and a statement of the reason the party has terminated this Plan pursuant to the section delineated in such notice. Delivery of a Notice of Termination shall be made by hand delivery to the executive offices of the receiving party and a written acknowledgment of receipt shall be executed by an officer of the receiving party.
     (d) The parties acknowledge that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Plan, and that, without these agreements, the parties would not enter into this Plan; accordingly, if a Party fails promptly to pay the amount due pursuant to this Section 7.5 (the “Failing Party”), and, in order to obtain such payment, the other party commences a legal action which results in a judgment against the Failing Party for the fee set forth in this Section 7.5, the Failing Party shall pay to the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such legal action, together with interest on the

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amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.
ARTICLE VIII
Miscellaneous
     8.1 Survival. Except for the agreements and covenants contained in Articles I and II, Sections 5.10, 5.11, 5.12, 5.14, 5.15, 5.16 and 7.5 and this Article VIII, the representations, agreements and covenants contained in this Plan shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.
     8.2 Modification or Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Plan, by written agreement executed and delivered by duly authorized officers of the respective parties.
     8.3 Waiver of Conditions. The conditions to each party’s obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.
     8.4 Counterparts. For the convenience of the parties hereto, this Plan may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The execution and delivery of this Plan may be effected by telecopier.
     8.5 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within the Commonwealth of Pennsylvania.
     8.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt; (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service; or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

To CCFNB:	To CFC:
Lance O. Diehl, President and	Glenn E. Halterman,
Chief Executive Officer	Chairman of the Board
232 East Street	Columbia Financial Corporation
Bloomsburg, PA 17815	11 West Main Street Bloomsburg, PA 17815

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with copies to:	with copies to:
Saidis, Flower & Lindsay	Rhoads & Sinon LLP
26 West High Street	P.O. Box 1146
Carlisle, PA 17013	Harrisburg, PA 17108-1146
Attention: John B. Lampi and	Attention: Dean H. Dusinberre and
Suzanne C. Hixenbaugh	Kenneth J. Rollins
Facsimile: 717-243-6486	Facsimile: 717-231-6676
     8.7 Entire Agreement, Etc. This Plan (including the Disclosure Schedules) and the Confidentiality Agreement constitute the entire agreement, and supersedes all other prior agreements, understandings, representations, both written and oral, between the parties, with respect to the subject matter hereof, and this Plan shall not be assignable by operation of law or otherwise (any attempted assignment in contravention of this Section 8.7 being null and void).
     8.8 Definition of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates (a) When a reference is made in this Plan to a subsidiary of a Person, the term “subsidiary” (or “Subsidiary”) has the meaning ascribed to that term in Rule 1-02 of “Registration S-X under the Exchange Act. When a reference is made in this Plan to an affiliate of a Person, the term “affiliate” (or “Affiliate”) means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person.
     (b) Insofar as any provision of this Plan shall require a subsidiary or an affiliate of a party to take or omit to take any action, such provision shall be deemed a covenant by CCFNB or CFC, as the case may be, to cause such action or omission to occur.
     8.9 Expenses. Each party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except that CCFNB shall bear and pay all of the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the copying, printing and distributing of the Registration Statement and the Proxy Statement for the approval of the Merger, and CFC shall bear and pay all of the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the copying, printing and filing of regulatory applications submitted to bank regulatory authorities.
     8.10 Interpretation: Effect.
     (a) In this Plan, except as context may otherwise require, references:
          (1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Plan;
          (2) to this Plan are to this Plan, and the Annexes and Schedules to it, taken as a whole;
          (3) to the “transactions contemplated hereby” includes the transactions provided for in this Plan including the Merger;
          (4) to any agreement (including this Plan), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

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          (5) to any Governmental Entity includes any successor to that Governmental Entity; and
          (6) to the Bank Merger Agreement refers to the Plan of Merger at Annex A hereto;
     (b) The words “hereby”, “herein”, “hereof, “hereunder” and similar terms are to be deemed to refer to this Plan as a whole and not to any specific Section.
     (c) The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”.
     (d) The word “party” is to be deemed to refer to CFC or CCFNB.
     (e) The word “person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.
     (f) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Plan.
     (g) This Plan is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Plan not be construed more strictly with regard to one party than with regard to the other.
     (h) The disclosure in any Section of a Disclosure Schedule shall apply only to the indicated section of this Plan except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Plan.
     8.11 Severability. The provisions of this Plan shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Plan, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Plan and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     8.12 No Third party Beneficiaries. Nothing contained in this Plan, expressed or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedies except that the provisions of Sections 5.11 and 5.15 shall inure to the benefit of the Persons referred to therein.
     8.13 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Plan is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Plan, or the transactions contemplated by this Plan. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) each party

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understands and has considered the implications of this waiver; (c) each party makes this waiver voluntarily; and (d) each party has been induced to enter into this Plan by, among other things, the mutual waivers and certifications in this Section 8.13.
     8.14 Submission to Jurisdiction; Selection of Forum. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Plan or the Merger exclusively in the United States District Court for the Middle District of Pennsylvania or the Court of Common Pleas of Columbia County, Commonwealth of Pennsylvania (the “Chosen Courts”), and solely in connection with claims arising under this Plan or the Merger that are the subject of this Plan (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.6 of this Plan.
[signature page follows]

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IN WITNESS WHEREOF, this Plan has beer duly executed and delivered by the authorized officers of the parties hereto as of the date first above written.

CCFNB BANCORP, INC.

By:	/s/ Lance O. Diehl

Name:	Lance O. Diehl
Title:	President and Chief Executive Officer

COLUMBIA FINANCIAL CORPORATION

By:	/s/ Glenn E. Halterman

Name:	Glenn E. Halterman
Title:	Chairman of the Board

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SCHEDULE 5.7(d)
RELEASE
READ IT CAREFULLY
NOTICE TO LANCE O. DIEHL:
This is very important legal document, and you should carefully review and understand the terms and effect of this document before signing it. By signing this release (“release”), you are agreeing to completely release columbia county farmers national bank, ccfnb bancorp, inc. and first columbia bank & trust co., as successor under the bank merger, as defined herein, and their subsidiaries, affiliates, directors and officers. Therefore, you should consult with an attorney before signing this release. You have twenty-one (21) days from the day of receipt of this document to consider the release. The twenty-one (21) days will begin to run on the day after receipt. If you choose to sign the release, you will have an additional seven (7) days following the date of your signature to revoke the release, and the release shall not become effective or enforceable until the revocation period has expired.
     This Release is to be effective on the Effective Times of the Plan and Bank Merger, as those terms are defined in such agreements, by and among CCFNB Bancorp. Inc. (“CCFNB”). Columbia County Farmers National Bank (“CCFNB Bank”), First Columbia Bank & Trust Co. (“First Columbia”) and Lance O. Diehl (“Executive”).
     WHEREAS, Executive, CCFNB and CCFNB Bank have entered into an employment agreement dated January 1, 2003, (the “Current Agreement”);
     WHEREAS, CCFNB and Columbia Financial Corporation, (“CFC”) will enter into an Agreement and Plan of Reorganization dated November 29, 2007 (the “Plan”) whereby CFC will be merged with and into CCFNB and simultaneously CCFNB Bank will be merged with and into First Columbia (the “Bank Merger”);
     WHEREAS, the Plan sets forth, among other things, the agreement of CCFNB and First Columbia to retain Executive as its Chief Executive Officer and President and enter into an Employment Agreement with Executive (the “New Agreement”);
     WHEREAS, CCFNB and CFC are only willing to enter into the Plan on the condition that Executive executes this Release and the New Agreement with CCFNB and First Columbia.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:
     1. Consideration. At the Effective Time of the Plan, as defined in the Plan, in full satisfaction of the benefits that would otherwise be payable under the Current Agreement, CCFNB and First Columbia agree to enter into the terms of the New Agreement set forth at Annex F of the Plan.

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     2. Release and Waiver.
     (a) Executive hereby agrees that the entering into this New Agreement will be in full satisfaction of all obligations of CCFNB and CCFNB Bank or First Columbia, as the case may be, under the Current Agreement.
     (b) Executive, on behalf of himself, his heirs and assigns, irrevocably and unconditionally releases CCFNB, CCFNB Bank and First Columbia, as successor under the Bank Merger, from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, aspects of the Employment Agreement, including but no limited to, any and all claims for breach of express or implied contract or covenant of good faith and fair dealing (whether written or oral), all claims for retaliation or violation of public policy, breach of promise, detrimental reliance or tort (e.g., intentional infliction of emotional distress, defamation, wrongful termination, interference with contractual or advantageous relationship, etc.), whether based on common law or otherwise; all claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on Executive’s behalf by others (including the Equal Employment Opportunity Commission); or any other federal, state or local laws or regulations relating to employment or benefits associated with employment. The foregoing list is meant to be illustrative rather than inclusive.
     (c) Executive waives the rights and claims to the extent set forth above, and he also agrees not to institute, or have instituted, a lawsuit against CCFNB, CCFNB Bank and First Columbia, based on any such waived claims or rights.
     (d) EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIMS(S) OF ANY TYPE THAT HE MAY NOW HAVE AGAINST CCFNB, CCFNB BANK AND FIRST COLUMBIA TO THE EXTENT PROVIDED ABOVE BUT THAT IT DOES NOT RELEASE ANY CLAIMS THAT MAY ARISE AFTER THE DATE OF THIS RELEASE.
     3. Acceptance Period.
     The following notice is included in this Release as required by the Older Workers Benefit Protection Act:
     You have up to twenty-one (21) days from the date of receipt of this release to accept the terms of this release, although you may accept it at any time within those twenty-one (21) days. You are advised to consult with an attorney regarding this release.
The twenty-one (21) day period will begin to run on the day after Executive receives this Release. It will then run for a full twenty-one (21) calendar days and expire at the end of the twenty-first day (the “Acceptance Period”). In order to accept this Release, Executive must sign his name and date his signature at the end of this letter and return it to John B. Lampi, Esquire, Saidis, Flower & Lindsay, 26 West High Street, Carlisle, PA 17013, special counsel to CCFNB and CCFNB Bank. If the twenty-first day of the Acceptance Period falls on a Saturday, a Sunday, or a legal holiday. Mr. Lampi must receive the acceptance by the close of business on the next business day immediately following such Saturday. Sunday or legal holiday to effect a timely acceptance of this Release.

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     4. Revocation Period. Executive has the right to revoke this Release at any time within seven(7) days from the date Executive signs and delivers this Release to Mr. Lampi (the “Revocation Period”), and this Release will not become effective and enforceable until the Revocation Period has expired, (NOTE: The Revocation Period will begin on the day after the day on which Executive has signed this Release and delivered it to Mr. Lampi and, as indicated by the date Executive affixes to his signature at the end of this Release. It will then run for seven calendar days and expire at the end of the seventh day.) In order to revoke this Release, Executive must notify Mr. Lampi in writing of his decision to revoke the Release. Executive must ensure that CCFNB and CCFNB Bank (via Mr. Lampi, at the address indicated in Paragraph 3 above) receives his written notice of revocation at his office in Carlisle, Pennsylvania within the aforementioned Revocation Period. If the seventh day of the Revocation Period falls on a Saturday, a Sunday, or a legal holiday, Mr. Lampi’s receipt of the revocation by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday will be sufficient to effect a timely revocation of this Release. Provided that the Revocation Period expires without his having revoked this Release, this Release shall take effect on the next day following the Revocation Period, and such next day shall constitute the Effective Date hereof.
     5. Severability. Should any provision(s) of this Release be determined, in a proceeding to enforce or interpret this Release, to be invalid or unenforceable, then, provided that the provision(s) deemed to be invalid or unenforceable do not constitute all or substantially all of the undertakings by Executive, CCFNB, CCNFB Bank, or First Columbia, as the case may be, the remainder or this Release shall continue in full force and effect.
     6. Notices. Unless otherwise provided in this Release, any notice required or permitted to be given under this Release shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of CCFNB and CCFNB Bank, or First Columbia, as the case may be, in the Case of notices to CCFNB and CCFNB Bank, or First Columbia, as the case may be.
     7. Choice of Law. This Release shall be governed by, construed under and enforced pursuant to the laws of the Commonwealth of Pennsylvania.
     8. Binding on Successors and Assigns. This Release shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.
     9. Counterparts. This Release may be executed in multiple counterparts, and shall be fully valid, legally binding and enforceable whether executed in a single document or in such counterparts.
     10. Termination. This Release shall terminate upon a termination of the Plan in accordance with its terms.
[Signatures page follows]

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     IN WITNESS WHEREOF, the parties have executed this Release as of the date first above written.

ATTEST:	CCFNB BANCORP, INC.

	By:	Date: November 29, 2007

Paul E. Reichart, Chairman of the Board

COLUMBIA COUNTY FARMERS NATIONAL BANK

	By:	Date: November 29, 2007

Paul E. Reichart, Chairman of the Board

FIRST COLUMBIA BANK & TRUST CO.

	By:	Date: November 29, 2007

Glenn E. Halterman, Chairman of the Board

WITNESS:	EXECUTIVE

	By:	Date: November 29, 2007

Lance O. Diehl

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RELEASE
READ IT CAREFULLY
NOTICE TO EDWIN A. WENNER:
This is a very important legal document, and you should carefully review and understand the terms and effect of this document before signing it. By signing this release (“release”), you are agreeing to completely release columbia county farmers national bank, ccfnb bancorp, inc. and first columbia bank & trust co., as successor under the bank merger, as defined herein, and their subsidiaries, affiliates, directors and officers. Therefore, you should consult with an attorney before signing this release. You have twenty-one (21) days from the day of receipt of this document to consider the release. the twenty-one(21) days will begin to run on the day after receipt. If you choose to sign the release, you will have an additional seven (7) days following the date of your signature to revoke the release, and the release shall not become effective or enforceable until the revocation period has expired.
     This Release is to be effective on the Effective Times of the Plan and Bank Merger, as those terms are defined in such agreements, by and among CCFNB Bancorp, Inc. (“CCFNB”), Columbia County Farmers National Bank (“CCFNB Bank”), First Columbia Bank & Trust Co. (“First Columbia”) and Edwin A. Wenner (“Executive”).
     WHEREAS, Executive, CCFNB and CCFNB Bank have entered into an employment agreement dated January 1, 2003, (the “Current Agreement”);
     WHEREAS, CCFNB and Columbia Financial Corporation, (“CFC”) will enter into an Agreement and Plan of Reorganization dated November 29, 2007 (the “Plan”) whereby CFC will be merged with and into CCFNB and simultaneously CCFNB Bank will be merged with and into First Columbia (the “Bank Merger”);
     WHEREAS, the Plan sets forth, among other things, the agreement of CCFNB and First Columbia to retain Executive as its Chief Operating Officer and enter into an Employment Agreement with Executive (the “New Agreement”);
     WHEREAS, CCFNB and CFC are only willing to enter into the Plan on the condition that Executive executes this Release and the New Agreement with CCFNB and First Columbia.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is agreed as follows:
     1. Consideration. At the Effective Time of the Plan, as defined in the Plan, in full satisfaction of the benefits that would otherwise be payable under the Current Agreement. CCFNB and First Columbia agree to enter into the terms of the New Agreement set forth at Annex G of the Plan.

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     2. Release and Waiver.
     (a) Executive hereby agrees that the entering into this New Agreement will be in full satisfaction of all obligations of CCFNB and CCFNB Bank or First Columbia, as the case may be, under the Current Agreement.
     (b) Executive, on behalf of himself, his heirs and assigns, irrevocably and unconditionally releases CCFNB, CCFNB Bank and First Columbia, as successor under the Bank Merger, from all claims, controversies, liabilities, demands, causes of action, debts, obligations, promises, acts, agreements, and damages of whatever kind or nature, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or contingent, aspects of the Employment Agreement, including but no limited to, any and all claims for breach of express or implied contract or covenant of good faith and fair dealing (whether written or oral), all claims for retaliation or violation of public policy, breach of promise, detrimental reliance or tort (e.g., intentional infliction of emotional distress, defamation, wrongful termination, interference with contractual or advantageous relationship, etc.), whether based on common law or otherwise; all claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on Executive’s behalf by others (including the Equal Employment Opportunity Commission); or any other federal, state or local laws or regulations relating to employment or benefits associated with employment. The foregoing list is meant to be illustrative rather than inclusive.
     (c) Executive waives the rights and claims to the extent set forth above, and he also agrees not to institute, or have instituted, a lawsuit against CCFNB, CCFNB Bank and First Columbia, based on any such waived claims or rights.
     (d) EXECUTIVE ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIMS(S) OF ANY TYPE THAT HE MAY NOW HAVE AGAINST CCFNB, CCFNB BANK AND FIRST COLUMBIA TO The EXTENT PROVIDED ABOVE BUT THAT IT DOES NOT RELEASE ANY CLAIMS THAT MAY ARISE AFTER THE DATE OF THIS RELEASE.
     3. Acceptance Period.
     The following notice is included in this Release as required by the Older Workers Benefit Protection Act:
     You have up to twenty-one (21) days from the date of receipt of this release to accept the terms of this release, although you may accept it at any time within those twenty-one(21) days. You are advised to consult with an attorney regarding this release.
The twenty-one (21) day period will begin to run on the day after Executive receives this Release. It will then run for a full twenty-one (21) calendar days and expire at the end of the twenty-first day (the “Acceptance Period”). In order to accept this Release. Executive must sign his name and date his signature at the end of this letter and return it to John B. Lampi, Esquire, Saidis, Flower & Lindsay, 26 West High Street, Carlisle, PA 17013, special counsel to CCFNB and CCFNB Bank. If the twenty-first day of the Acceptance Period falls on a Saturday, a Sunday, or a legal holiday. Mr. Lampi must receive the acceptance by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday to effect a timely acceptance of this Release.

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     4. Revocation Period. Executive has the right to revoke this Release at any time within seven (7) days from the date Executive signs and delivers this Release to Mr. Lampi (the “Revocation Period”), and this Release will not become effective and enforceable until the Revocation Period has expired. (NOTE: The Revocation Period will begin on the day after the day on which Executive has signed this Release and delivered it to Mr. Lampi and as indicated by the date Executive affixes to his signature at the end of this Release. It will then run for seven calendar days and expire at the end of the seventh day.) In order to revoke this Release, Executive must notify Mr. Lampi in writing of his decision to revoke the Release. Executive must ensure that CCFNB and CCFNB Bank (via Mr. Lampi, at the address indicated in Paragraph 3 above) receives his written notice of revocation at his office in Carlisle, Pennsylvania within the aforementioned Revocation Period. If the seventh day of the Revocation Period falls on a Saturday, a Sunday, or a legal holiday, Mr. Lampi’s receipt of the revocation by the close of business on the next business day immediately following such Saturday, Sunday or legal holiday will be sufficient to effect a timely revocation of this Release. Provided that the Revocation Period expires without his having revoked this Release, this Release shall take effect on the next day following the Revocation Period, and such next day shall constitute the Effective Date hereof.
     5. Severability. Should any provision(s) of this Release be determined, in a proceeding to enforce or interpret this Release, to be invalid or unenforceable, then, provided that the provision(s) deemed to be invalid or unenforceable do not constitute all or substantially all of the undertakings by Executive, CCFNB, CCNFB Bank, or First Columbia, as the case may be, the remainder of this Release shall continue in full force and effect.
     6. Notices. Unless otherwise provided in this Release, any notice required or permitted to be given under this Release shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of CCFNB and CCFNB Bank, or First Columbia, as the case may be, in the case of notices to CCFNB and CCFNB Bank, or First Columbia, as the case may be.
     7. Choice of Law. This Release shall be governed by, construed under and enforced pursuant to the laws of the Commonwealth of Pennsylvania.
     8. Binding on Successors and Assigns. This Release shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.
     9. Counterparts. This Release may be executed in multiple counterparts, and shall be fully valid, legally binding and enforceable whether executed in a single document or in such counterparts.
     10. Termination. This Release shall terminate upon a termination of the Plan in accordance with its terms.
[Signatures page follows]

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     IN WITNESS WHEREOF, the parties have executed this Release as of the date first above written.

ATTEST:	CCFNB BANCORP, INC.

	By:	Date: November 29, 2007

Paul E. Reichart, Chairman of the Board

COLUMBIA COUNTY FARMERS NATIONAL BANK

	By:	Date: November 29, 2007

Paul E. Reichart, Chairman of the Board

FIRST COLUMBIA BANK & TRUST CO.

	By:	Date: November 29, 2007

Glenn E. Halterman, Chairman of the Board

WITNESS:	EXECUTIVE

	By:	Date: November 29, 2007

Edwin A. Wenner

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SCHEDULE 5.16
AGREEMENT AND PLAN OF REORGANIZATION
dated as of November 29, 2007
between
CCFNB BANCORP, INC.
and
COLUMBIA FINANCIAL CORPORATION
     1. At the Effective Time, the following directors shall be appointed to the CCFNB Board of Directors as set forth below:
          Class 1 Director whose term expires in 2011:
William Gittler, Jr.
Steven H. Shannon
          Class 2 Director whose term expires in 2009:
Robert W. Dillon
Mary Ann B. Naugle
Andrew B. Pruden
          Class 3 Director whose term expires in 2010:
Glenn E. Halterman
Joanne I. Keenan
Charles B. Pursel
     2. At the Effective Time, the following persons shall be appointed as officers of CCFNB, conditioned upon their prior execution of the respective employment agreements substantially set forth at the delineated Annex:

Name	Position(s)	Annex
Lance O. Diehl	President and Chief Executive Officer	F
Edwin A. Wenner	Chief Operating Officer	G
Shirley K. Alters	Chief Financial Officer	H
     3. After the Effective Time, CCFNB Board of Directors shall appoint Glenn E. Halterman as Chairman of the Board of Directors and will cause the Board of Directors of the Surviving Bank to the Bank Merger to appoint Glenn E. Halterman as its Chairman of the Board.

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     4. After the Effective Time, CCFNB Board of Directors will amend its bylaws at Section 204 to exempt Charles B. Pursel, a current member of the Board of Directors of CFC, from the mandatory retirement age of 72 years.
     5. After the Effective Time, CCFNB Board of Directors shall adopt a stock option plan for submission to its stockholders for approval at the first annual meeting of CCFNB stockholders after the Effective Time.
     6. Subject to applicable regulatory restrictions relating to the payment of dividends, the CCFNB Board of Directors shall approve a change in CCFNB’s dividend payout policy to increase the quarterly cash dividend from $0.21 per share of CCFNB Common Stock to $0.23, to be effective with respect to the first quarterly cash dividend having a record date occurring after the Effective Time.
     7. CCFNB shall cause each of Lance O. Diehl, Edwin A. Wenner and Jacob Trump to enter into a form of acknowledgment and waiver under certain Supplemental Executive Retirement Plan Agreements between these named individuals and Columbia County Farmers National Bank substantially as set forth in the following form:
          a. For Lance O. Diehl:
Acknowledgement and Waiver of Certain Rights
Under and for the
Supplemental Executive Retirement Plan Agreement
by and between
Columbia County Farmers National Bank (“CCFNB Bank”)
and Lance O.Diehl
dated as of April 15, 2003, as amended on May 2, 2003,
as further amended on March 30, 2006 (the “ SERP”)
     This Acknowledgement and Waiver is dated as of November 29, 2007, and is made in order to clarify the intent of the parties to the SERP that the contemplated merger of Columbia Financial Corporation with and into CCFNB Bancorp, Inc. under the Agreement and Plan of Organization dated November 29, 2007 (the “Plan”) and the related merger of Columbia County Farmers National Bank with and into First Columbia Bank & Trust Co. (the “Bank Merger”) shall not be deemed to constitute a “change of control” as that term is defined under the SERP (together the “Merger of Equals Transactions”).
     Lance O. Diehl, intending to be legally bound hereby, acknowledges that the Merger of Equals Transactions is a transaction that was not contemplated by him and CCFNB Bank as to be the type of business combination that should be considered a Change of Control as that term is defined under the SERP and, therefore, waives any and all rights he may have to claim the Change of Control Benefit of Section 2.3 of the SERP on and after the Effective Times of the plan and the Bank Merger pursuant to the Merger of Equals Transaction.
     Furthermore, CCFNB Bancorp Inc., and First Columbia Bank & Trust Co., intending to be legally Bound hereby, agree that

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they shall be the surviving companies to the Plan and Bank Merger, respectively, and will fully honor, enforce and observe the terms and provisions of the SERP after the Effective Times of the Plan and Bank Merger.

First Columbia Bank & Trust Co.	Columbia County Farmers National Bank

Glenn E. Halterman.	Paul E. Reichart,
Chairman of the Board	Chairman of the Board

Lance O. Diehl
          b. For Edwin A. Wenner:
Acknowledgement and Waiver of Certain Rights
under and for the
Supplemental Executive Retirement Plan Agreement
by and between
Columbia County Farmers National Bank (“CCFNB Bank”)
and Edwin A. Wenner
dated as of April 1, 2003, as amended on May 2, 2003,
as further amended on March 30, 2006 (the “SERP”)
     This Acknowledgement and Waiver is dated as of November 29, 2007 and is made in order to clarify the intent of the parties to the SERP that the contemplated merger of Columbia Financial Corporation with and into CCFNB Bancorp, Inc. under the Agreement and Plan of Organization dated November 29, 2007 (the “Plan”) and the related merger of Columbia County Farmers National Bank with and into First Columbia Bank & Trust Co. (the “Bank Merger”) shall not be deemed to constitute a “change of control” as that term is defined under the SERP (together the “Merger of Equals Transactions”)
     Edwin A. Wenner, intending to be legally bound hereby, acknowledges that the Merger of Equals Transactions is a transaction that Was not contemplated by him and CCFNB Bank as to be the type of business combination that should be considered a Change of Control as that term is defined under the SERP and, therefore, waives any and all rights he may have to claim the Change of Control Benefit of Section 2.3 of the SERP on and after the Effective Times of the Plan and the Bank Merger pursuant to the Merger of Equals Transaction.

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     Furthermore, CCFNB Bancorp Inc., and First Columbia Bank & Trust Co., intending to be legally bound hereby, agree that they shall be the surviving companies to the Plan and Bank Merger, respectively, and will fully honor, enforce and observe the terms and provisions of the SERP after the Effective Times of the Plan and Bank Merger.

First Columbia Bank & Trust Co.	Columbia County Farmers National Bank

Glenn E. Halterman, Chairman of the Board	Paul E. Reichart, Chairman of the Board

Edwin A. Wenner
          c. For Jacob Trump:
Acknowledgement and Waiver of Certain Rights
under and for the
Supplemental Executive Retirement Plan Agreement
by and between
Columbia County Farmers National Bank (“CCFNB Bank”)
and Jacob Trump
dated as of April 15, 2003, as amended on March 30, 2006, (the
“SERP”)
     This Acknowledgement and Waiver is dated as of November 29, 2007, and is made in order to clarify the intent of the parties to the SERP that the contemplated merger of Columbia Financial Corporation with and into CCFNB Bancorp, Inc. under the Agreement and Plan of Organization dated November 29, 2007 (the “Plan”) and the related merger of Columbia County Farmers National Bank with and into First Columbia Bank & Trust Co. (the “Bank Merger”) shall not be deemed to constitute a “change of control” as that term is defined under the SERP (together the “Merger of Equals Transactions”).
     Jacob Trump, intending to be legally bound hereby, acknowledges that the Merger of Equals Transactions is a transaction that was not contemplated, by him and CCFNB Bank as to be the type of business combination that should be considered a Change of Control as that term is defined under the SERP and,

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     therefore, waives any and all rights he may have to claim the Change of Control Benefit of Section 2.3 of the SERP on and after the Effective Times of the Plan and the Bank Merger pursuant to the Merger of Equals Transaction.
     Furthermore, CCFNB Bancorp Inc., and First Columbia Bank & Trust Co., intending to be legally bound hereby, agree that they shall be the surviving companies to the Plan and Bank Merger, respectively, and will fully honor, enforce and observe the terms and provisions of the SERP after the Effective Times of the Plan and Bank Merger.

First Columbia Bank & Trust Co.	Columbia County Farmers National Bank

Glenn E. Halterman, Chairman of the Board	Paul E. Reichart. Chairman of the Board

Jacob Trump

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SCHEDULE 6.2(c)
AGREEMENT AND PLAN OF REORGANIZATION
dated as of November 29, 2007
between
CCFNB BANCORP, INC.
and
COLUMBIA FINANCIAL CORPORATION
FORM OF OPTION OF CFC COUNSEL
     CCFNB shall have received from counsel to CFC an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:
     1. CFC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.
     2. CFC has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Proxy Statement.
     3. First Columbia Bank & Trust Co. is a validly existing Pennsylvania bank and trust company organized and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly authorized to own, lease and operate its properties and to conduct its business as described in the Proxy Statement. The deposits of First Columbia Bank & Trust Co. are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.
     4. Each of CFC and First Columbia Bank & Trust Co. has full corporate power to carry out the transactions contemplated in the Plan and the Bank Plan of Merger, respectively. The execution and delivery of the Plan and the Bank Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of CFC and First Columbia Bank & Trust Co. as the case may be, and the Plan and the Bank Plan of Merger constitute valid and legally binding obligations, in accordance with their respective terms, of CFC and First Columbia Bank & Trust Co., respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership conversatorship, and other laws affecting creditors, rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity.
     5. To our knowledge, all authorizations and approvals required to be received from the federal and state banking and holding company regulators for CFC in order for CFC to consummate the transactions contemplated by the Plan have been received and to our knowledge no action has been taken, or is pending or threatened, to revoke any such authorization or approval.
     6. Subject to satisfaction of the conditions set forth in the Plan, neither the transactions contemplated in the Plan and the Bank Plan of Merger, nor compliance by CFC or First Columbia

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Bank & Trust Co. with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of association or bylaws of CFC or First Columbia Bank & Trust Co., or (B) based solely on certificates of officers and Without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which CFC or First Columbia Bank & Trust Co. is a party; or (ii) based solely on certificates of officers, to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of CFC or First Columbia Bank & Trust Co., except such material lien, instrument or obligation that has been disclosed to CCFNB pursuant to the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or the Pennsylvania Banking Code of 1965, the Bank Merger Act, the Bank Holding Company Act and the regulations promulgated under such Acts, or any other federal or state statute, rule or regulation applicable to CFC or First Columbia Bank & Trust Co. which, in the experience of such counsel, is typically applicable to transactions of the type contemplated by the Plan.

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SCHEDULE 6.3(c)
AGREEMENT AND PLAN OF REORGANIZATION
dated as of November 29, 2007
between
CCFNB BANCORP, INC.
and
COLUMBIA FINANCIAL CORPORATION
FORM OF OPINION OF CCFNB COUNSEL
     CFC shall have received from counsel to CCFNB an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:
     1. CCFNB has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.
     2. CCFNB has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Proxy Statement.
     3. Columbia County Farmers National Bank is a Validly existing national bank and trust company organized and in good standing under the laws of the United States of America, and is duly authorized to own, lease and operate its properties and to conduct its business as described in the Proxy Statement. The deposits of Columbia County Farmers National Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.
     4. The shares of common stock of CCFNB being issued to the shareholders of CFC upon the consummation of the Merger are duly authorized, validly issued, fully paid and non-assessable.
     5. Each of CCFNB and Columbia County Farmers National Bank has full corporate power to carry out the transactions contemplated in the Plan and the Bank Plan of Merger, respectively. The execution and delivery of the Plan and the Bank Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of CCFNB and Columbia County Farmers National Bank, as the case may be, and the Plan and the Bank Plan of Merger constitute valid and legally binding obligations, in accordance with their respective terms, of CCFNB and Columbia County Farmers National Bank, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conversatorship, and other laws affecting creditors’ rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity.
     6. To our knowledge, all authorizations and approvals required to be received from the federal and state banking and holding company regulators for CCFNB in order for CCFNB to consummate the transactions contemplated by the Plan have been received and to our knowledge no action has been taken, or is pending or threatened, to revoke any such authorization or approval.

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     7. Based upon advice received from the Securities and Exchange Commission, the registration statement for the issuance of the common stock of CCFNB to the shareholders of CFC is effective under the Securities Act and no stop order suspending the effectiveness has been issued under the Securities Act or proceedings therefore initialed by the Securities and Exchange Commission or, to our knowledge, any state securities commissions or administrators.
     8. Subject to satisfaction of the conditions set forth in the plan, neither the transactions contemplated in the Plan and the Bank Plan of Merger, nor compliance by CCFNB or Columbia County Farmers National Bank with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of association or bylaws of CCFNB or Columbia County Farmers National Banks, or (B) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which CCFNB or Columbia County Farmers National Bank is a party; or (ii) based solely on certificates of officers, to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of CCFNB or Columbia County Farmers National Bank, except such material lien, instrument or obligation that has been disclosed to CFC pursuant to the plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or the National Bank Act, the Bank Merger Act, the Bank Holding Company Act and the regulations promulgated under such Acts, or any other federal or state statute, rule or regulation applicable to CCFNB or Columbia County Farmers National Bank which, in the experience of such counsel, is typically applicable to transactions of the type contemplated by the Plan.

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ANNEX A
PLAN OF MERGER
dated as of November 29, 2007
between
COLUMBIA COUNTY FARMERS NATIONAL BANK
and
FIRST COLUMBIA BANK & TRUST CO.
     This Plan of Merger made as of this 29th day of November, 2007, between Columbia County Farmers National Bank, a national banking association (“CCFNB Bank”) and First Columbia Bank & Trust co., a Pennsylvania banking institution (“First Columbia”) (the two parties sometimes collectively referred to as the “Constituent Banks”).
     WHEREAS, CCFNB Bancorp, Inc., a Pennsylvania business corporation, of which CCFNB Bank is a wholly-owned subsidiary, and Columbia Financial Corporation, a Pennsylvania business corporation, of which First Columbia is a wholly-owned subsidiary, have entered into an Agreement and Plan of Merger of even date herewith (“Plan of Reorganization”), providing, among other things. for the execution of this Plan of Merger and the merger (the “Bank Merger”) of CCFNB Bank and First Columbia, in accordance with the terms and conditions hereinafter set forth.
     NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to effect the Bank Merger in accordance with the terms and conditions hereinafter set forth.
Section 1. General.
     1.1 The Merger. On the Effective Date, as hereinafter defined, CCFNB Bank shall be merged with and into First Columbia under the provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”); the separate existence of CCFNB Bank shall cease; and First Columbia shall be the surviving Bank (the “Surviving Bank”), in accordance with this Plan of Merger. The Effective Date shall be the date of the filing of the Articles of Merger with the Pennsylvania Department of state or the date as specified in such articles as the effective date of the Bank Merger, as the case may be.
     1.2 Name. The name of the Surviving Bank shall be “First Columbia Bank & Trust Co.” and the location of this principal office shall be 11 West Main Street, Bloomsburg, Pennsylvania, 17815.
     1.3 Articles of Incorporation. At the Effective Date, the Articles of Incorporation of First Columbia, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the Surviving Bank.

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     1.4 By-law. At the Effective Date, the By-laws of First Columbia, as in effect immediately prior to the Effective Date, shall be the By-laws of the Surviving Bank.
     1.5 Effect of Bank Merger. On the Effective Date, the Surviving Bank shall succeed, without further act or deed to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code. Any claim existing or action pending by or against the Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place and the Surviving Bank may be substituted in its place.
     1.6 Continuation in Business. The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a banking institution organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of CCFNB Bank’s and First Columbia’s present branch offices and any other branch office or offices that the Constituent Banks may be authorized to have as of the Effective Date.
     1.7 Directors. The Boards of Directors of the Constituent Banks immediately prior to the consummation of the Bank Merger shall serve as the Board of Directors of the Surviving Bank from and after the Effective Date and until such time as their successors have been elected. The following directors of CCFNB Bank shall be appointed as directors of the Surviving Bank:
Robert M. Brewington, Jr.
Edward L. Campbell
Lance O. Diehl
Frank D. Gehrig
Elwood R. Harding, Jr.
Willard H. Kile, Jr.
Charles E. Long
Paul E. Reichart
W. Bruce McMichael, Jr.
     1.8 Officers. Except as set forth below, the persons who are officers of the Constituent Banks immediately prior to the consummation of the Bank Merger shall serve as the officers of the Surviving Bank from and after the Effective Date and until such time as the Board of Directors of the Surviving Bank shall otherwise determine. Subject to the execution of their respective employment agreements, the following persons shall be the executive officers of the Surviving Bank from and after the Effective Date and until such time as the Board of Directors of the Surviving Bank shall otherwise determine:
Lance O. Diehl — President and Chief Executive Officer
Edwin A. Wenner — Chief Operating Officer
Shirley K. Alters — Chief Financial Officer
Paul K. Page — Chief Lending Officer
     1.9 Employees. On the Effective Date, all persons who are employees of CCFNB Bank and First Columbia shall become employees of the Surviving Bank Notwithstanding the foregoing the Board of Directors of the Surviving Bank shall have the right and responsibility to reorganize the workforce at the Surviving Bank and therefore make such changes in titles, reporting responsibilities and places of work as it deems necessary to establish an efficient operation.
Section 2. Conversion of Shares.

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     The manner and basis of converting shares of Common Stock of the Constituent Banks Shall be as follows:
     2.1 Stock of First Columbia. The shares of Common Stock of First Columbia, no par value issued and outstanding immediately prior to the Effective Date shall continue to be issued and outstanding shares of the Surviving Bank. From and after the Effective Date, each certificate that, prior to the Effective Date, represented shares of First Columbia shall evidence ownership of shares of the Surviving Bank on the basis hereinbefore set forth.
     2.2 Stock of CCFNB Bank. Each share of Common Stock, par value $1.25 per share, of CCFNB Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and have no further effect.
     2.3 Treasury Stock. Each stock of Common Stock, par value $1.25 per share, of CCFNB Bank held as a treasury share immediately prior to the Effective Date, if any, shall thereupon and without notice be canceled.
     2.4 Dissenter’ Rights. Shareholders of the Constituent Banks shall be entitled to exercise the rights, if any, provided in Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988 with respect to this Plan of Merger.
Section 3. Miscellaneous.
     3.1 Conditions. The obligations of CCFNB Bank and First Columbia to effect the Bank Merger shall be subject to all of the terms and conditions contained in the Plan of Reorganization.
     3.2 Termination and Agreement. This Plan of Merger may be terminated or amended prior to the Effective Date in the manner and upon the conditions set forth in the Plan of Reorganization. If the Plan of Reorganization is terminated pursuant to the terms thereof, this Plan of Merger shall terminate simultaneously, and the Bank Merger shall be abandoned without further action of the parties hereto.
[signature page follows]

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     IN WITNESS WHEREOF, this Plan of Merger has been executed on the day and year first above mentioned.

Attest:	COLUMBIA COUNTY FARMERS NATIONAL BANK

/s/ Edward L. Campbell Edward L. Campbell, Secretary	By:	/s/ Lance O. Diehl Lance O. Diehl President and Chief
Executive Officer

Attest:	FIRST COLUMBIA BANK & TRUST CO.

/s/ Susan S. Hackett	By:	/s/ Glenn E. Halterman

Susan S. Hackett, Secretary		Glenn E. Halterman Chairman of the Board

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ANNEX B
AFFILIATE AGREEMENT
                                        , 2007
CCFNB Bancorp, Inc.
232 East Street
Bloomsburg, PA 17815
Ladies and Gentlemen:
     I have been advised that I may be deemed an “affiliate” of Columbia Financial Corporation, a Pennsylvania business corporation (“CFC”) as an “affiliate” is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Reorganization, dated as of November 29, 2007 (the “Plan”), between CCFNB Bancorp, Inc., a Pennsylvania business corporation (“CCFNB”) and CFC, CFC plans to merge with and into CCFNB (the “Merger”).
     I further understand that as a result of the Merger, I will be entitled to receive shares of common stock, par value $1.25 per share, of CCFNB (“CCFNB Common Stock”) in exchange for shares of common stock, no par value, of CFC (“CFC Common Stock”).
     I have carefully read this letter and reviewed the Plan, discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of CCFNB Common Stock, to the extent I felt necessary, with my counsel or counsel for CFC.
     I represent, warrant and covenant with and to CCFNB with respect to the shares of CCFNB Common Stock I receive as a result of the Merger:
     I shall not make any sale, transfer or other disposition of such shares of CCFNB Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act; (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act; or (iii) in the opinion of counsel in form and substance reasonably satisfactory to CCFNB or under a “no-action” letter obtained by me from the staff of the SEC such sale, transfer or other disposition will not violate the registration requirements of or is otherwise exempt from registration under, the Securities Act.
     I understand that CCFNB is under no obligation to register the sale, transfer or other disposition of shares of CCFNB Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
     I understand that stop transfer instructions will be given to CCFNB’s transfer agent with respect to shares of CCFNB Common Stock issued to me as a result of the Merger and that there Will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:
“The shares represented by this certificate were issued as result of the merger of Columbia Financial Corporation with and into CCFNB Bancorp, Inc. on                                         , 2008 in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented

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by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and CCFNB Bancorp, Inc., a copy of which agreement is on file at the principal offices of CCFNB Bancorp. Inc.”
     I understand that, unless, transfer by me of the CCFNB Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, CCFNB reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:
“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of Columbia Financial Corporation with and into CCFNB Bancorp, Inc. on                     , 2008 in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”
     It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to CCFNB (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to CCFNB, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to CCFNB that the CCFNB Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).
     I further understand and agree the provisions of Rule 143 shall apply to all shares of CCFNB Common Stock that (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least a 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.
     By acceptance hereof. CCFNB agrees that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1)and (2)are therefor available to me in the event I desire to transfer any CCFNB Common Stock issued to me in the Merger.
     It is understood and agreed that this letter shall terminate and be of no further force and effect if the Plan is terminated in accordance with its terms.
     Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of CFC as described in the first paragraph of this letter or as a waiver of any rights I might have to object to any claim that I am such an affiliate on or after the date of this letter.

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Very truly yours,

Name:
Acknowledged this                                          day of                     , 2007.
CCFNB BANCORP, INC.

By:
Lance O. Diehl, President and
Chief Executive Officer

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ANNEX C
VOTING AGREEMENT
                                        , 2007
CCFNB Bancorp, Inc.
232 East Street
Bloomsburg, PA 17815
Ladies and Gentlemen:
     CCFNB Bancorp, Inc. (CCFNB) and Columbia Financial Corporation have entered into an Agreement and Plan of Reorganization dated as of November 29, 2007 (the “Plan”) whereby CFC will merge with and into CCFNB (the “Reorganization”). CFC’s shareholders will receive shares of CCFNB, or in the case of fractional shares, cash. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Plan.
     A condition to CCFNB’s obligations under the Plan is that I execute and deliver this Letter Agreement to CCFNB.
     Intending to be legally bound hereby, I irrevocably agree and represent as follows:
          (a) I agree to vote or cause to be voted for approval and adoption of the Plan and the transactions contemplated thereby at the CFC shareholder meeting all shares of CFC common stock over which I have or share voting power, individually or to the extent or my proportionate interest, jointly with other persons, and will use my reasonable best efforts to cause any shares of CFC common stock over which I share voting power to be voted for approval and adoption of the Plan and the transactions contemplated thereby. Beneficial ownership shall have the meaning assigned to it under the Securities Exchange Act of 1934. I agree to vote all shares for which I am a Trustee of a voting trust for approval and adoption of the Plan and the transactions contemplated thereby.
          (b) I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of CFC common stock over which I have sole or shared voting power and beneficial ownership, except to the extent that I may be permitted under law to make charitable gifts or as permitted by paragraph (g) hereof.
          (c) I have sole or shared beneficial ownership over the number of shares of CFC common stock, and hold stock options for the number of shares of CFC common stock, if any, set forth below opposite my name.
          (d) I agree that CFC shall not be bound by any attempted sale of any shares of CFC common stock over which I have sole voting power, and CFC’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement.
          (e) I agree that, I shall not exercise any options to purchase CFC common stock after the date hereof.
          (f) I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

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          (g) I may transfer any or all of the shares of CFC common stock over which I have sole or shared beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to CCFNB an agreement to be bound by the terms of this letter Agreement. In addition, I may sell, transfer or assign shares of CFC common stock to the extent and on behalf of trusts or estates of which I am not a beneficiary in order to comply with fiduciary obligations or legal requirements, except for shares held in a voting trust.
     I am signing this Letter Agreement solely in my capacity as a shareholder or other beneficial owner of shares of CFC and not in any other capacity, such as a director or officer of CFC or as a fiduciary of any trusts in which I am not a beneficiary, except for voting trusts. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of CFC common stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on CFC’s Board of Directors or as an officer of CFC, acting in my capacity as a director, officer or fiduciary of CFC or as fiduciary of any trust of which I am not a beneficiary, except for voting trusts.
     This Letter Agreement shall be effective upon acceptance by CCFNB.
     This Letter Agreement shall terminate and be of no further force and effect concurrently with and automatically upon, the earlier to occur of (a) the consummation of the Merger, and (b) any termination of the Plan in accordance with its terms, except that any such termination pursuant to this clause (b) shall be without prejudice to CCFNB’s rights arising out of my willful breach of any covenant or representation contained herein occurring prior to such termination.

Very truly yours,

[Name]
Number of Shares, and Shares Subject to Stock Options, Held:
Shares:
                    [                     shares held individually]
Options:

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Acknowledged and Agreed:

COLUMBIA FINANCIAL CORPORATION

By:
Glenn E. Halterman, Chairman of the Board

CCFNB BANCORP, INC

By:
Lance O. Diehl
President and Chief Executive Officer

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ANNEX D
NON-SOLICITATION AGREEMENT
     This Non-Solicitation Agreement (this “Agreement”) is entered into as of this                      day of                     , 2007, by and between CCFNB Bancorp, Inc. (“CCFNB”) and undersigned director (the “Director”).
     WHEREAS, CCFNB contemplates the consummation of a merger (the “Merger”) pursuant to an Agreement and Plan of Reorganization dated as of November 29, 2007 by and between CCFNB and Columbia Financial Corporation (“CFC”), (the “Plan”); and
     WHEREAS, the Director is a well respected business person in the local business community and counties contiguous thereto and acknowledges that his or her position with CCFNB or CFC, as the case may be, gives CCFNB or CFC significant presence in that community and is an important factor in the ability of CCFNB or CFC to attract customers; and
     WHEREAS, as a condition to CCFNB’s willingness to enter into the Plan, CCFNB wants to protect the community relationships of CCFNB or CFC by requiring that the Director execute this Agreement;
     NOW, THEREFOR, in consideration of the premises and covenants contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:
     1. Term.
     This Agreement will commence on the date of consummation of the Merger and end on the second anniversary of such date (the “Term”).
     2. Non-Competition.
(a) For purposes of this Agreement, the term “Competitive Enterprise” means any bank holding company or insured depository institution, including an institution in the organizational stage or in the process of applying for or receiving appropriate regulatory approval, including, without limitation, any federal or state chartered bank, savings bank or savings and loan association.
(b) During the Term, the Director shall not:
(i) accept a position as director or employee of any Competitive Enterprise that is located in Columbia County and counties contiguous thereto during the Term.
(ii) directly or indirectly acquire an ownership interest in a Competitive Enterprise that enables the Director to, directly or indirectly, in a substantial manner, control, direct, influence, affect for impact the operations, services or business activities of the Competitive Enterprise in Columbia County and counties contiguous thereto during the Term, provided, however, that this restriction shall not apply to the direct or indirect beneficial ownership of up to Three Percent (3%) of a class of securities of a Competitive Enterprise, so long as the Director is not a director or officer of such Competitive Enterprise.
     3. Non-Solicitation.

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During the Term, the Director shall not:
(a) Directly or indirectly, for the purpose of selling any product or service that competes with a product or service offered by CCFNB and CFC or their present subsidiaries or affiliates, solicit, divert, or entice any customer of CCFNB and CFC or their respective subsidiaries to transfer such business to a Competitive Enterprise. Provided, however, that any business activity or business pursuit that is currently undertaken or provided by a director or his or her controlled entities or affiliates shall not be deemed a Competitive Enterprise or a violation of this Agreement. In addition, this Agreement shall not prohibit a director or his or her controlled entities or affiliates from providing any service or product that he or she or his or her controlled entities or affiliates has provided prior to the date hereof or that may be provided in the future as part of the Director’s or his or her controlled entities’ or affiliates, historical business pursuits.
(b) Employ or assist in employing any present employee of CCFNB and CFC or their subsidiaries to perform services for any Competitive Enterprise.
     4. Confidentiality.
(a) For purposes of this Agreement, “Proprietary Information” shall mean any information relating to the business of CCFNB and CFC or any of its present subsidiaries that has not previously been publicly released by CCFNB and CFC or their representatives, and shall include, but shall not be limited to, information encompassed in all marketing and business plans, financial information, fees, pricing information, customer and client lists and relationships between CCFNB and CFC and their customers and clients and others who have business dealings with CCFNB and CFC.
(b) The Director agrees to maintain the confidentiality of all Proprietary Information that has been disclosed to the Director in the course of his/her service as a director of CCFNB or CFC, as the case may be, on or before the date of consummation of the Merger. The Director shall not, without written authorization from CCFNB, use for the Director’s benefit or purposes, nor disclose to others, at any time during the Term, any Proprietary Information. This prohibition shall not apply after the Proprietary Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.
     5. Remedies.
     In addition to any other rights and remedies CCFNB may have if the Director violates this Agreement, the Director agrees that a breach or threatened breach by the Director of his or her covenants set out in Sections 2 and 3 of this Agreement is likely to cause CFC and CCFNB as CFC’s successor irreparable injury and damage, and the Director hereby expressly agrees that CCFNB as CFC’s successor shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach or threatened breach of Sections 2 and 3 of this Agreement by the Director. This provision shall not, however, be construed as a waiver of any of the remedies which CCFNB may have for damages or otherwise.
     6. Successors, Assigns, Etc.
     This Agreement shall be binding upon, and shall inure to the benefit of, CCFNB and its successors and assigns.

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     7. Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflicts of laws principles.
     8. Termination.
     This Agreement shall terminate and be of no further force or effect concurrently with and automatically upon the termination of the Plan in accordance with its terms.
     IN WITNESS WHEREOF, CCFNB and the Director hereto have executed this Agreement to be effective as of the date of consummation of the Merger.

CCFNB BANCORP, INC

By:
Lance O. Diehl
President and Chief Executive Officer

DIRECTOR

Name:

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ANNEX E
COLUMBIA FINANCIAL CORPORATION
STOCK OPTION CANCELLATION AND STANDSTILL AGREEMENT
     In connection with the Agreement and Plan of Reorganization, dated as of November 29, 2007 (the “Plan”), between CCFNB Bancorp, Inc. (“CCFNB”) and Columbia Financial Corporation (“CFC”), under which CFC will merge with and into CCFNB and pursuant to Section 5.10 of the Plan by which Option Consideration will be paid, I hereby agree that upon receipt by me of Option Consideration as provided in Section 5.10 of the Plan (minus any applicable withholding taxes), for the number of CFC Options I hold at the Effective Time, any and all CFC Options between CFC and me shall be cancelled, terminated, and of no further force or effect as of the Effective Time.
     Further, I hereby agree that upon receipt of the Option Consideration that I shall have no right, and hereby expressly waive any rights, to CFC Common Stock, CCFNB Common Stock, the Signing Exchange Ratio or the Per Share Stock Consideration as defined in the Plan with respect to the CFC Options between CFC and me.
     I also agree not to exercise any CFC Options or any other rights to purchase CFC Common Stock that I have, hold, own, acquire, control, or may have beneficial or legal ownership of or rights over, from date of this Agreement until the earlier of the termination of the Plan or the day before the expiration date of such CFC Option in accordance with its terms and as it may be amended.
     The terms of this Agreement shall have the definitions and meanings as provided in the Plan.
     IN WITNESS WHEREOF, in consideration of the parties entering into the Plan, and intending to be legally bound hereby I have executed this Agreement this                      day of                     , 2007.

Name

Acknowledged and Agreed:

COLUMBIA FINANCIAL CORPORATION

By:
Glenn E. Halterman, Chairman of the Board

CCFNB BANCORP, INC

By:

Lance O. Diehl
President and Chief Executive Officer

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ANNEX F
Executive Employment Agreement
     THIS EXECUTIVE EMPLOYMENT AGREEMENT, (this “Agreement”), is made this 29th day of November, 2007 among First Columbia Bank & Trust Co., a Pennsylvania banking institution, (the “Bank”), CCFNB BANCORP, INC., a Pennsylvania business corporation (the “Corporation”), and LANCE O. DIEHL, an adult individual (the “Executive”). The Bank and the Corporation are sometimes hereinafter referred to collectively as the “Employers”.
     WHEREAS, the Corporation and Columbia Financial Corporation, a Pennsylvania business corporation, the parent company of the Bank, (“CFC”), have entered into an Agreement and Plan of Reorganization, dated as of November 29, 2007 (the “Plan”), whereby CFC will be merged with and into the Corporation with the Corporation being the surviving company to this merger (the “COMPANY Merger”);
     WHEREAS, Columbia County Farmers National Bank, (“CCFNB Bank”), a wholly owned subsidiary of the Corporation, and the Bank have entered into a Plan of Merger (“the Bank Plan”), dated as of November 29, 2007, which is an integral part of the Plan, whereby, simultaneously with the Company Merger, CCFNB Bank will be merged with and into the Bank with the Bank being the surviving institution to this merger (the “Bank Merger”);
     WHEREAS, the Executive is currently the Chief Executive Officer and President of the Corporation and CCFNB Bank and the parties to the Plan and the Bank Plan desire the Executive to continue as the Chief Executive Officer and President of the Corporation and Bank and to assume the title, role and responsibilities of the Chief Executive Officer and President of the Corporation and Bank after the Effective times of the Company and Bank Mergers (as those Effective Times are defined in the Plan and the Bank Plan) under the terms and conditions set forth herein;
     WHEREAS, the Executive desires to serve the Employers in an executive capacity under the terms and conditions set forth herein; and
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows;
1. EMPLOYMENT AND EMPLOYMENT TERM. The Employers hereby shall employ the Executive and the Executive hereby accepts employment with the Employers for a term of twenty-four (24) months commencing on the Effective Times of the Company and Bank Mergers, and ending on the last day of the 24th month following such Effective Times (“Termination Date”), unless sooner terminated as hereinafter provided. On the Termination Date, while the Executive is employed by the Employers, the terms of the Executive’s employment shall be automatically extended for successive additional terms of one year each, unless Executive or the Employers give written notice to the other on or before the first day of the fourth month prior to the Termination Date of the then current term of intention not to renew. Notwithstanding the foregoing, the term of Executive’s employment can be terminated pursuant to the provisions of Paragraph 11 herein; provided, however, the parties agree that in no event shall the term of Executive’s employment hereunder extend beyond December 31 in the calendar year in which Executives 65th birthday occurs.
2. POSITION, DUTIES, AND PLACE OF EMPLOYMENT. The Executive shall serve as the Chief Executive Officer and President of the Corporation and the Bank, reporting only to the Board of Directors of the Employers, and shall have supervision and control over, and responsibility for, the general management and operation of the Employers, and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Employers, provided that such

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duties are consistent with the Executive’s position as the Chief Executive Officer and President in charge of the general management of the Employers. The Executive’s primary office shall be located at such place as the Board of Directors shall determine.
3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote all his ability and attention to the business of the Employers during the term of this Agreement. The Executive shall, during the term of this Agreement, notify the Bank Board in writing and receive written approval from the Bank before the Executive engages in any other business or commercial activities, duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstance, during the term of this Agreement, may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Employers, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Employers. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Bank Board’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Employers. Executive shall not serve as fiduciary in connection with the administration of any trust, estate, agency or other fiduciary relationship without the prior approval from the Bank’s Board, other than as a fiduciary on behalf of, or in connection with the settlement of an estate of, a member of the Executive’s immediate family (i.e., spouse, parent, child, or sibling).
4. COMPENSATION.
     (a) Annual Base Salary. As compensation for services rendered to the Employers under this Agreement, the Executive shall be entitled to receive from the Bank an annual base salary of not less than $150,000 dollars per year, (the “Annual Base Salary”) payable in substantially equal bi-weekly installments (or such other intervals as established by the Bank’s payroll policy) prorated for any partial employment period. The Annual Base Salary shall be reviewed annually, no later than December 15 of the then calendar year and shall be subject to such annual change (but not reduced below $150,000 without the Executive’s written consent, except in cases of national financial depression or emergency when compensation reduction has been implemented by the Board of Directors for all of the Employers’ executive staff) as may be set by the Bank’s Board, taking into account the position and duties of the Executive and the performance of the Corporation and the Bank under the Executive’s leadership. The Executive agrees to serve as the President and Chief Executive Officer of the Corporation for no additional remuneration or benefits.
     (b) Bonus. The Board in its sole discretion may provide for payment of a periodic bonus to the Executive in such an amount or nature as it may deem appropriate based on Executive’s performance, the financial performance of the Bank and other relevant factors.
5. FRINGE BENEFITS, VACATION, EXPENSES AND PERQUISITES.
     (a) Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all Bank employee benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan or disability insurance plan, as made available by the Bank to its employees, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation.
     (b) Business Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Bank Board of Directors for its senior executive

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officers) in performing services hereunder, provided that the Executive properly accounts therefore in accordance with Corporation and Bank policy.
     (c) Vacation, Holiday, Sick Days and Personal Days. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Bank from time to time for its senior executive officers, but not less than twenty (20) business days per calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays, sick days and personal days provided to the Bank to its regular full-time employees and senior executive officers.
     (d) Auto. The Executive shall be entitled to the use of an automobile provided the Bank, and the Bank shall pay all expenses relating thereto, including, fuel, oil, maintenance and insurance. The use of said automobile shall be limited to the Executive, his spouse, authorized personnel of the Employers, or designated driver in the event of an emergency.
6. POSITIONS. If elected, or appointed thereto, the Executive agrees to serve with no additional compensation in one or more offices of the Corporation and Bank, and/or in one or more offices of any of the Corporation’s and the Bank’s subsidiaries. Notwithstanding the foregoing, the Executive shall be entitled to compensation as a director for attendance at meetings of the full Board of Directors of the Employers. Executive’s compensation as a director shall not apply to attendance at meetings of committees of the Board of Directors of the Employers. In the event Executive’s employment under this Agreement would be terminated by the Employers for Cause (as hereinafter defined) or by Executive without Good Reason (hereinafter defined), Executive agrees to resign, effective as of the date of termination and in writing from all officer and director positions then held by him under this paragraph 6.
7. NON-DISCLOSURE TRADE/SECRET. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Bank Board or a person authorized thereby, knowingly disclose to any person, other than an employee of the Employers, or to a person to whom disclosure is reasonable necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Employers, any confidential information obtained by the Executive while in the employ of the Employers with respect to any of the Employers’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices, the disclosure of which could be or will be materially damaging to the Employers, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Employers or any information that must be disclosed as required by law. This provision shall survive termination of the Executive’s employment under this Agreement and/or termination of this Agreement.
8. RESTRICTIVE CONVENANT. The Executive covenants and agrees as follows: the Executive shall not directly or indirectly, within the marketing area of the Employers (defined as the area within a thirty (30) mile radius of Bloomsburg, Pennsylvania) enter into or engage generally in direct or indirect competition with the Employers or any subsidiary of the Employers, either as an individual on his own or as a partner or joint venturer, or as director, officer, shareholder, employment, agent, independent contractor, lessor or creditor of or for any person, for a period of two (2) years after the date of termination of his employment, whether Voluntary or involuntary. The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than five (5%) percent of any class of securities of any corporation which is in competition with the Employers, provided that such ownership represents a passive investment and that neither Executive nor any group of persons

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including Executive in any way, either, directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligation, otherwise takes any part its business, other than exercising his rights as a shareholder, or seek to do any of the foregoing. The existence of any claim or cause of actions of the Executive against the Employers, Whether predicted on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employers of this covenant. The Executive agrees that the restrictions set forth in this Agreement do not unreasonably interfere with his ability to obtain employment in his chosen field. The Executive also agrees that any breach of the restrictions set forth in Paragraphs 7, 8, and 9 will result in irreparable injury to the Employers for which they shall have no adequate remedy at law and the Employers shall been titled to injunctive relief in order to enforce the provisions hereof. In the event that this Paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.
9. NON-SOLICITATION. Executive covenants and agrees that while employed by the Employers and for a period of two (2) years after the termination of Executive’s employment, either voluntarily or involuntarily, Executive shall not, either directly or indirectly in any capacity whatsoever, (a) obtain, solicit, divert appeal to, attempt to obtain, attempt to solicit, attempt to divert, attempt to appeal to any customers, clients or referral sources of the Employers to divert their business from the Employers; (b) solicit any person who was employed by the Employers to leave the employ of the Employers or Bank. For purposes of this covenant, “customers, clients, and referral sources” shall include all persons who are or were customers, clients or referral sources of the Employers at any time during the employment of Executive by the Employers. The non-solicitation covenant set forth in this Paragraph 9 shall not be construed to prohibit a general advertising or marketing program directed toward the marketing area of the Employers by any subsequent employer of Executive. The existence of any claim by Executive, whether predicated upon this Agreement or otherwise, shall not constitute defense to the Employers’ enforcement of or attempts to enforce this provision.
10. NOTIFICATION OF A NON-DISCLOSURE/TRADE SECRET, RESTRICTIVE CONVENANT AND NON-SOLICITATION PROVISIONS. During his employment and for a period of two (2) years following termination of his employment with the Employers. Executive agrees to inform any prospective employer of existence of the Non-Disclosure/Trade Secret, Restrictive Covenant and Non-Solicitation provisions of this Agreement.
11. TERMINATION AND PAYMENTS UPON TERMINATION.
     (a) Death of Executive. The Executive’s employment hereunder shall terminate upon his death. Upon his death, the Bank shall pay Executive’s then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of death, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (b) Executive Disability. Executive’s employment shall be subject to termination by the Employers upon (30) days advance written notice in the event of Executive’s disability as defined herein. For purposes of this Agreement, “disability” shall mean a physical or mental condition of the Executive (a) that shall have prevented Executive from performance of his duties as Chief Executive Officer and President on a full-time basis (i.e., for purposes hereof, an average of no less than thirty-five (35) hours per week) during a period of ninety (90)consecutive days, and (b) that, in the opinion, stated to a reasonable degree of medical certainty, of a physician licensed to practice in the Commomwealth of Pennsylvania, is likely to continue to prevent Executive from the performance of his duties on a full-time basis for an additional six months or more. Executive waives physician-patient privilege and consents to and authorizes the release of his medical records to the Employers in

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the event Executive has not been able to work full-time for a period of ninety (90) consecutive days. In addition, in such event, Executive (a) authorizes any physician treating Executive to discuss Executive’s condition with authorized representatives of the Employers and to express opinions as to the prognosis for Executive’s recovery, and (b) consents to such medical examinations by licensed physicians as the Employers may reasonably require in order to evaluate Executive’s condition and prospects for resumption of his duties on a full-time basis. If Executive’s employment shall be terminated by reason of his disability, the Bank shall pay Executive his then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (c) For Cause Termination. The Employers may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Employers shall have “Cause” to terminate the Executive’s employment hereunder upon (1) the repeated failure by the Executive to substantially perform his duties hereunder following written notice to Executive specifying the nature of his deficient performance and the failure by Executive to correct such deficiency within thirty (30) days of said notice; or (2)the engaging by the Executive in serious misconduct injurious to the Employers; or (3) the violation by the Executive of the provisions of Paragraphs 3, 7, 8, or 9 hereof after written notice from the Employers and a failure to cure such violation within thirty (30) days of said notice; or (4) the dishonesty or gross negligence of the Executive in the performance of his duties under this Agreement; or (5) the breach of Executive’s fiduciary duty to the Employers involving personal profit; or (6) the violation of any law, rule or regulation covering banks or bank officers or any final and unappealable cease and desist order issued by a bank regulatory authority, any of which, directly and materially harms the business of the Employers; or (7) moral turpitude or other serious misconduct on the part of the Executive which brings material public discredit to the Employers. Any termination for Cause must be approved by: (i) the affirmative vote of a majority of the directors then in office of each of the Employers, prior to a change in control, or (ii) the affirmative vote of not less than eighty (80%) percent of the directors then in office of each of the Employers, following a change in control.
     If the Executive’s employment shall be terminated for cause, the Bank shall pay the Executive his full Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of the termination at the rate in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (d) Resignation by Executive. The Executive may terminate his employment hereunder upon one hundred twenty (120) days written notice. Upon Executive’s resignation, the Bank shall pay Executive his Annual Base Salary, (minus applicable taxes and Withholding) prorated through the date of termination at the rate then in effect at the time of the termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (e) Termination Without Cause. At any time while the Executive is employed under this Agreement, the Employers may terminate the Executive’s employment without cause and without advance notice. Upon such termination, the Bank shall pay Executive his then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, plus (i) an amount equal to one times Executive’s Annual Base Salary (minus applicable taxes and withholdings), unless (ii) the termination occurs within twelve (12) months after the occurrence of a Change in Control (as defined herein), in which case the Bank shall

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pay the Executive an amount equal to 2.99 times the Executive’s Annual Base Salary (minus applicable taxes and withholdings), subject to any limitation under paragraph 12 of this Agreement. Payment of the amount due pursuant to clause (i) of this paragraph shall be paid over a twelve (12) month period, prorated in equal installments on the Bank’s regular paydays. Payment of the amount due pursuant to clause (ii) of this paragraph shall be in a lump sum within thirty (30) days after the date of termination. Executive also will be entitled to the continuation of life insurance, health and dental plans and other employee benefits made available to and on a cost basis consistent with all employees of the Employers for one (1) year after termination, unless such termination occurs within twelve (12) months after the occurrence of a Change in Control, in which event it shall be for three (3) years. The Employers shall have no further obligation to the Executive under this Agreement.
     (f) Termination by Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, in each case after notice from the Executive to the Employers within ninety (90) days after the initial existence of any such condition that such action or limitation of the Employers constitutes Good Reason and the failure of the Employers to cure such situation within forty-five (45) days after such notice. The term “Good Reason” shall mean (i) any assignment to the Executive, without his consent, of any duties other than those contemplated by, or any limitation of the powers of the Executive not contemplated by, Paragraphs 2 and 6 hereof; or (ii) any other breach by Employers of their obligation under this Agreement.
     If Executive shall terminate his employment for Good Reason, as defined herein, the Bank shall pay the Executive his then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, plus (i) an amount equal to one (1) times his then current Annual Base Salary (minus applicable taxes and withholdings), unless (ii) the termination occurs within twelve (12) months after the occurrence of a Change in Control, in which event the Bank shall pay the Executive the amount equal to 2.99 times the Executive’s Annual Base Salary (minus applicable taxes and withholdings), subject to any limitation under Paragraph 12 of this Agreement. Payment of the amount due pursuant to clause (i) of this paragraph shall be paid over a twelve (12) month period, prorated in equal installments on the Bank’s regular paydays. Payment of the amount due pursuant to clause (ii) of this paragraph shall be in a lump sum within thirty (30) days after the date of termination. Executive also will be entitled to the continuation of life insurance, health and dental plans and other employee benefits made available to and on a cost basis consistent with all employees of the Employer for one (1) year after termination, unless such termination occurs within twelve (12) months after the occurrence of a Change in control, in which event it shall be three (3) years. The Employers shall have no further obligation to the Executive under this agreement.
     (g) Non-Renewal by the Employers. The Employers may terminate the Executive’s employment pursuant to an election not to renew this Agreement as provided under Paragraph 1 above. Upon such termination, the Bank shall pay Executive his current Annual Base Salary (minus applicable taxes and withholdings) for a one(1) year period at the rate then in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to Executive under this Agreement; provided, however, that in the case of an election not to renew made by Employers within twelve (12) months after the occurrence of a Change in Control, Executive shall be treated as though he had terminated his employment for Good Reason following a Change in Control and shall be entitled to receive a payment equal to 2.99 times his then current Annual Base Salary (minus applicable taxes and withholdings), subject to any limitation set forth in Paragraph 12. In the case of an election not to renew made by the Employers prior to a Change in Control, the foregoing severance payments shall be made over a twelve (12) month period commencing on the effective date of termination prorated in equal installments on the Bank’s regular paydays. In the case of an election not to renew made by the Employers within twelve (12) months.

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after the occurrence of a Change in Control, the amount owing to Executive shall be paid in a lump sum within thirty (30) days following the date of termination. The Employers shall have no further obligation to the Employee under this Agreement.
     (h) Non-Renewal by Executive. The Executive may terminate his employment pursuant to an election not to renew this Agreement as provided under Paragraph 1 above. Upon such termination, the Bank shall pay Executive his current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination at the rate then in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
12. SECTION 280G LIMITATION. If any severance or salary continuation payments are to be made under the terms of Paragraph 11 herein (together with any other payments which the Executive has the right to receive from the Employers as a result of the termination of Executive without cause by the Employers or both or the termination by Executive for Good Reason), and those payments shall be determined by the Employers’ or their successors’, as the case may be, independent certified public accountants to constitute a “golden-parachute payment” under Section 280G of the Internal Revenue Code of 1986 (“Code”) and the regulations thereunder, and any successor code section and regulations thereunder; then the Executive agrees that such aggregate amount shall be reduced in order to avoid the excise tax imposed by Section 4999 of the Code. All such amounts hereunder shall be determined by the Employers’ or their successors’ as the case may be, independent certified public accounts, whose determination shall be final and binding upon the parties and their successors to this Agreement.
13 AUTOMATIC TERMINATION.
     (a) The parties agree that Executive’s employment under this Agreement shall not extend beyond the 31st day of December in the calendar year in which Executive’s 65th birthday occurs. Upon Executive’s termination of employment under this provision, the Bank shall pay Executive his current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and Employers shall have no further obligation to Executive under this Agreement.
     (b) This Agreement shall be automatically terminated upon the termination of the Plan without any action on the part of the Employers or the Executive, and the Employers and the Employee shall have no further obligations under this Agreement.
14. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either Employers or the Executive resulting in damages to another party to this Agreement, that party may recover from the party breaching the Agreement only those damages as set forth herein. In no event shall any party be entitled to the recovery of attorney’s fees or costs, except as provided in the last sentence of this Paragraph 14.
Notwithstanding the above, the attorney’s fees and costs incurred by Executive in connection with the enforcement of his rights under this Agreement after a Change in Control shall be paid by the Employers, or their successors, as the case may be, unless Executive is judicially determined to have acted in bad faith.
15. DEFINITION OF CHANGE AND CONTROL. For the purposes of this Agreement, the terms “Change of Control” shall mean; a change in control of a nature that would be required to be reported in response to Item 6(e) of schedule 14A of Regulation 14A and any successor rule or regulation

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promulgated under the Securities Exchange Act of 1934 (the “Exchange ACT”); provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or any “person” who on the date hereof is a director or officer of the Corporation, is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five (25) percent or more of the combined voting power of the Corporation’s then outstanding securities; (b) during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; or (c) the sale, exchange or transfer of all or substantially all of the Bank’s or Corporation’s assets.
16. DEFINITION OF DATE OF CHANGE OF CONTROL. For purposes of this Agreement, the date of Change of Control shall mean:
     (a) the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of twenty-five (25%) percent or more of the Corporation’s voting securities;
     (b) the date of the transfer of all or substantially all of the Bank’s or Corporation’s assets;
     (c) the date on which a merger, consolidation or combination is consummated, as applicable; or
     (d) the date on which individuals who formerly constituted a majority of the Board of Directors of the Bank or Corporation under Paragraph 15, above, ceased to be a majority.
     Notwithstanding anything contained herein to the contrary, if Executive’s employment is terminated and he reasonable concludes that such termination: (i) was effected at the request of a third party who has expressed an intention to effect a Change in Control, or (ii) otherwise occurred in connection with or in anticipation of an actual or attempted Change in Control, then in such event a Change in Control shall be deemed to have occurred on the date immediately prior to the date of termination of Executive’s employment. Furthermore, the parties hereto agree that all actions to be effected under the Plan and Bank Plan shall not constitute a Change of Control under this Agreement.
17. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	LANCE O. DIEHL
131 Chestnut Street
Millville, PA 17846

If to the Bank:	First Columbia Bank & Trust Co.
Chairman, Board of Directors
11 West Main Street
Bloomsburg, PA 17815

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If to the Corporation:	CCFNB Bancorp, Inc.
Chairman, Board of Directors
232 East Street
Bloomsburg, PA 17815-0240
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
18. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, the Employers and any of their successors or assigns, provided however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment. The Employers are jointly and severally liable for the obligations of the Employers hereunder.
19. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.
20. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.
21. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due him from the Employers under this Agreement as of the date of death shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation to: (i) his spouse if she survives him, or (ii) his estate if his spouse does not survive him.
22. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
23. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Employers, and this Agreement contains all the covenants and agreements between the parties with respect to such employment.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and in the case of the Corporation and the Bank, by its authorized representatives, the day and year above mentioned.

ATTEST:	CCFNB BANCORP, INC.

November 29, 2007
Secretary	Paul E. Reichart, Chairman of the Board

ATTEST:	FIRST COLUMBIA BANK & TRUST CO.

November 29, 2007
Secretary	Glenn E. Halterman, Chairman of the Board

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WITNESS:

November 29, 2007
LANCE O. DIEHL

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ANNEX G
Executive Employment Agreement
     THIS EXECUTIVE EMPLOYMENT AGREEMENT, (this “Agreement”), is made this 29th day of November, 2007 among First Columbia Bank & Trust Co., a Pennsylvania banking institution, (the “Bank”), CCFNB BANCORP, INC., a Pennsylvania business corporation the “Corporation”) and EDWIN A. WENNER, an adult individual (the “Executive”). The Bank and the Corporation are sometimes hereinafter referred to collectively as the “Employers”.
     WHEREAS, the Corporation and Columbia Financial Corporation, a Pennsylvania business corporation, the parent company of the Bank, (“CFC”), have entered into an Agreement and Plan of Reorganization, dated as of November 29, 2007 (the “Plan”), whereby CFC will be merged with and into the Corporation with the Corporation being the surviving company to the merger (the “Company Merger”);
     WHEREAS, Columbia County Farmers National Bank, (“CCFNB Bank”), a wholly owned subsidiary of the Corporation and the Bank have entered into a Plan of Merger (“the Bank Plan”), dated as of November 29, 2007, which is an integral part of the Plan, whereby, simultaneously with the Company Merger, CCFNB Bank will be merged with and into the Bank with the Bank being the surviving institution to this merger (the “Bank Merger”);
     WHEREAS, the Executive is currently the Chief Operating Officer of the Corporation and CCFNB Bank and the parties to the Plan and the Bank Plan desire the Executive to continue as the Chief Operating Officer of the Corporation and to assume the title, role and responsibilities of the Chief Operating Officer of the Bank and the Corporation after the Effective Times of the Company and Bank Mergers (as those Effective Times are defined in the Plan and the Bank Plan) under the terms and conditions set forth herein;
     WHEREAS, the Executive desires to serve the Employers in an executive capacity under the terms and conditions set forth herein; and
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows,
1. EMPLOYMENT AND EMPLOYMENT TERM. The Employers hereby shall employ the Executive and the Executive hereby accepts employment with the Employers for a term of twenty-four (24) months commencing on the Effective Times of the Company and Bank Mergers and ending on the last day of the 24th month following such Effective Times (“Termination Date”), unless sooner terminated as hereinafter provided. On the Termination Date, while the Executive is employed by the Employers, the terms of the Executive’s employment shall be automatically extended for successive additional terms of one year each, unless Executive or the Employers give written notice to the other on or before the first day of the fourth month prior to the Termination Date of the then current term of intention not to renew. Notwithstanding the foregoing, the term of Executive’s employment can be terminated pursuant to the provisions of Paragraph 10 herein; provided, however, the parties agree that in no event shall the term of Executive’s employment hereunder extend beyond December 31 in the calendar year in which Executive’s 65th birthday occurs.
2. POSITION, DUTIES, AND PLACE OF EMPLOYMENT. The Executive shall serve as the Chief Operating Officer of the Employers, reporting only to the President and Chief Executive Officer of the Employers and the Board of Directors of the Employers, and shall have responsibilities of the Chief Operating Officer as set forth in the job description thereof, as the same may be modified from time to time by the Board of Directors of the Employers. The Executive shall have such other powers

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and duties as may from time to time be prescribed by the Board of Directors of the Employers, provided such duties are consistent with the Executive’s position as the Chief Operating Officer of the Employers. The Executive’s primary office shall be located at such place as the Bank Board shall determine.
3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote all his ability and attention to the business of the Employers during the term of this Agreement. The Executive shall, during the term of this Agreement, notify the Bank Board in writing and receive written approval from the Bank before the Executive engages in any other business or commercial activities, duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstance, during the term of this Agreement, may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Employers, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Employers. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Bank Board’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Employers. Executive shall not serve as fiduciary in connection with the administration of any trust, estate, agency or other fiduciary relationship without the prior approval from the Bank’s Board, other than as a fiduciary on behalf of, or in connection with the settlement of an estate of, a member of the Executive’s immediate family (i.e., spouse, parent, child, or sibling).
4. COMPENSATION.
     (a) Annual Base Salary. As compensation for services rendered to the Employers under this Agreement, the Executive shall be entitled to receive from the Bank an annual base salary of not less than $125,000 dollars per year, (the “Annual Base Salary”) payable in substantially equal bi-weekly installments (or such other intervals as established by the Bank’s payroll policy) prorated for any partial employment period. The Annual Base Salary shall be reviewed annually, no later than December 15 of the then calendar year and shall be subject to such annual change (but not reduced below $125,000 without the Executive’s written consent, except in cases of national financial depression or emergency when compensation reduction has been implemented by the Board of Directors for all of the Employers’ executive staff) as may be set by the Bank’s Board, taking into account the position and duties of the Executive and the performance of the Corporation and the Bank. The Executive agrees to serve as the Chief Operating Officer of the Corporation for no additional remuneration or benefits.
     (b) Bonus. The Bank’s Board in its sole discretion may provide for payment of a periodic bonus to the Executive in such an amount or nature as it may deem appropriate based on Executive’s performance, the financial performance of the Corporation and Bank and other relevant factors.
5. FRINGE BENEFITS, VACATION, EXPENSES AND PERQUISITES.
     (a) Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all Bank employee benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan or disability insurance plan, as made available by the Bank to its employees, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation.
     (b) Business Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance

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with the policies and procedures established by the Bank Board for its senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefore in accordance with Bank policy.
     (c) Vacation, Holiday, Sick Days and Personal Days. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Bank from time to time for its senior executive officers, but not less than twenty (20) business days per calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays, sick days and personal days provided to the Bank to its regular full-time employees and senior executive officers.
6. NON-DISCLOSURE TRADE/SECRET. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Bank Board or a person authorized thereby, knowingly disclose to any person, other than an employee of the Employers, or to a person to whom disclosure is reasonable necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Employers, any confidential information obtained by the Executive while in the employ of the Employers with respect to any of the Employers’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices, the disclosure of which could be or will be materially damaging to the Employers, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Employers or any information that must be disclosed as required by law. This provision shall survive termination of the Executive’s employment under this Agreement and/or termination of this Agreement.
7. RESTRICTIVE COVENANT. The Executive covenants and agrees as follows: the Executive shall not directly or indirectly, within the marketing area of the Employers (defined as the area within a thirty (30) mile radius of Bloomsburg, Pennsylvania) enter into or engage generally in direct or indirect competition with the Employers or any subsidiary of the Employers, either as an individual on his own or as a partner or joint venturer, or as director, officer, shareholder, employment, agent, independent contractor, lessor or creditor of or for any person, for a period of one (1) year after the date of termination of his employment, whether voluntary or involuntary. The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than five (5%) percent of any class of securities of any corporation which is in competition with the Employers, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either, directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part its business, other than exercising his rights as a shareholder, or seek to do any of the foregoing. The existence of any claim or cause of actions of the Executive against the Employers, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employers of this covenant. The Executive agrees that the restrictions set forth in this Agreement do not unreasonably interfere with his ability to obtain employment in his chosen field. The Executive also agrees that any breach of the restrictions set forth in Paragraphs 6, 7, and 8 will result in irreparable injury to the Employers for which they shall have no adequate remedy at law and the Employers shall been titled to injunctive relief in order to enforce the provisions hereof. In the event that this Paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

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8. NON-SOLICITATION. Executive covenants and agrees that while employed by the Employers and for a period of one (1) year after the termination of Executive’s employment, either voluntarily or involuntarily, Executive shall not, either directly or indirectly in any capacity whatsoever, (a) obtain, solicit, divert, appeal to, attempt to obtain, attempt to solicit, attempt to divert, attempt to appeal to any customers, clients or referral sources of the Employers to divert their business from the Employers; (b) solicit any person who was employed by the Employers to leave the employ of the Employers. For purposes of this covenant, “customers, clients, and referral sources” shall include all persons who are or were customers, clients or referral sources of the Employers at any time during the employment of Executive by the Employers. The non-solicitation covenant set forth in this Paragraph 8 shall not be construed to prohibit a general advertising or marketing program directed toward the marketing area of the Employers by any subsequent employer of Executive. The existence of any claim by Executive, whether predicated upon this Agreement or otherwise, shall not constitute defense to the Employers’ enforcement of or attempts to enforce this provision.
9. NOTIFICATION OF A NON-DISCLOSURE /TRADE SECRET, RESTRICTIVE COVENANT AND NON-SOLICITATION PROVISIONS. During his employment and for a period of one (1) year following termination of his employment with the Employers, Executive agrees to inform any prospective employer of existence of the Non-Disclosure/Trade Secret, Restrictive Covenant and Non-Solicitation provisions of this Agreement.
10. TERMINATION AND PAYMENTS UPON TERMINATION
     (a) Death of Executive. The Executive’s employment hereunder shall terminate upon his death. Upon his death, the Bank shall pay Executive’s then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of death, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (b) Executive Disability. Executive’s employment shall be subject to termination by the Employers upon (30) days advance written notice in the event of Executive’s disability as defined herein. for purposes of this Agreement, “disability” shall mean a physical or mental condition of the Executive (a) that shall have prevented Executive from performance of his duties as Chief Operating Officer on a full-time basis (i.e., for purposes hereof, an average of no less than thirty-five (35) hours per week) during a period of ninety (90) consecutive days, and (b) that, in the opinion, stated to a reasonable degree of medical certainty, of a physician licensed to practice in the Commonwealth of Pennsylvania, is likely to continue to prevent Executive from the performance of his duties on a full-time basis for an additional six months or more. Executive waives physician-patient privilege and consents to and authorizes the release of his medical records to the Employers in the even Executive has not been able to work full-time for a period of ninety (90) consecutive days. In addition, in such event, Executive (a) authorizes any physician treating Executive to discuss Executive’s condition with authorized representatives of the Employers and to express opinions as to the prognosis for Executive’s recovery, and (b) consents to such medical examinations by licensed physicians as the Employers may reasonably require in order to evaluate Executive’s condition and prospects for resumption of his duties on a full-time basis. If Executive’s employment shall be terminated by reason of his disability, the Employers shall pay Executive his then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination. together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (c) For Cause Termination. The Employers may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Employers shall have “Cause” to terminate

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the Executive’s employment hereunder upon (1) the repeated failure by the Executive to substantially perform his duties hereunder following written notice to Executive specifying the nature of his deficient performance and the failure by Executive to correct such deficiency within thirty (30) days of said notice, or (2) the engaging by the Executive in serious misconduct injurious to the Employers; or (3) the violation by the Executive of the provisions of Paragraphs 3, 6, 7, or 8 hereof after written notice from the Employers and a failure to cure such violation within thirty (30) days of said notice; or (4) the dishonesty or gross negligence of the Executive in the performance of his duties under this Agreement; or (5) the breach of Executive’s fiduciary duty to the Employers involving personal profit; or (6) the violation of any law, rule or regulation covering banks or bank officers or any final and unappealable cease and desist order issued by a bank regulatory authority, any of which, directly and materially harms the business of the Employers; or (7) moral turpitude or other serious misconduct on the part of the Executive which brings material public discredit to the Employers. Any termination for Cause must be approved by: (1) the affirmative vote of a majority of the directors then in office of each of the Employers, prior to a change in control, or (ii) the affirmative vote of not less than eighty (80%) percent of the directors then in office of each of the Employers, following a change in control.
     If the Executive’s employment shall be terminated for cause, the Bank shall pay the Executive his full Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of the termination at the rate in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (d) Resignation by Executive. The Executive may terminate his employment hereunder upon one hundred twenty (120) days written notice. Upon Executive’s resignation, the Bank shall pay Executive his Annual Base Salary, (minus applicable taxes and withholding) prorated through the date of termination at the rate then in effect at the time of the termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (e) Termination without Cause. At any time while the Executive is employed under this Agreement, the Employers may terminate the Executive’s employment without cause and without advance notice. Upon such termination, the Bank shall pay Executive his then current Annual Base Salary (minus applicable taxes and withholdings) prorated through through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, plus an amount equal to one times Executive’s Annual Base Salary (minus applicable taxes and withholdings), subject to any limitation under Paragraph 11 of this Agreement. Payment of the amount due pursuant to this paragraph shall be paid over a twelve (12) month period, prorated in equal installments on the Bank’s regular paydays, unless the termination occurs within the twelve (12) months after a Change in Control, as defined herein, in which case payment of the amount due pursuant to this paragraph shall be in a lump sum within thirty (30) days after the date of termination. Executive also will be entitled to the continuation of life insurance, health and dental plans and other employee benefits made available to and on a cost basis consistent with all employees of the Employers for one (1) year after termination. The Employers shall have no further obligation to the Executive under this Agreement.
     (f) Termination by Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, in each case after notice from the Executive to the Employers Within ninety (90) days after the initial existence of any such condition that such action or limitation of the Employers constitutes Good Reason and the failure of the Employers to cure such situation within forty-five (45) days after such notice. The term “Good Reason shall mean (i) any assignment to the Executive, without his consent, of any duties, other than those contemplated by, or

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any limitations of the powers of the Executive not contemplated by Paragraph 2 hereof, or (ii) any other breach by Employers of their obligations under this Agreement.
     If Executive shall terminate his employment for Good Reason, the Bank shall pay the Executive his then current Annual Base Salary (minus applicable taxes and withholdings) prorated though the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, plus an amount equal to one (1) times his then current Annual Base Salary (minus applicable taxes and withholdings), subject to any limitation under Paragraph 11 of this Agreement. Payment of the amount due pursuant to this paragraph shall be paid over a twelve (12) month period, prorated in equal installments on the Bank’s regular paydays, unless the termination occurs within the twelve (12) months after a Change in Control, as defined herein, in which case payment of the amount due pursuant to this paragraph shall be in a lump sum within thirty (30) days after the date of termination. Executive also will be entitled to the continuation of life insurance, health and dental plans and other employee benefits made available to and on a cost basis consistent with all employees of the Employers for one (l) year after termination. The Employers shall have no further obligation to the Executive under this Agreement.
     (g) Non-Renewal by the Employers. The Employers may terminate the Executive’s employment pursuant to an election not to renew this Agreement as provided under Paragraph 1 above. Upon such termination, the Bank shall pay Executive his current Annual Base Salary (minus applicable taxes and withholdings) for a one (l) year period at the rate then in effect at the time of termination, together with the dollar Value of any accrued Vacation and the amount of any unreimbursed business expenses as of the date of termination, subject to any limitation under Paragraph 11 of this Agreement. The foregoing severance payments shall be made over a twelve (12) month period commencing on the effective date of termination prorated in equal installments on the Bank’s regular paydays, except in the case of an election not to renew made by the Employers within twelve (12) months after the occurrence of a change in Control, the amount owing to Executive shall be paid in a lump sum within thirty (30) days following the date of termination. The Employers shall have no further obligation to the Employee under this Agreement.
     (h) Non-renewal by Executive. The Executive may terminate his employment pursuant to an election not to renew this Agreement as provided under Paragraph 1 above. Upon such termination, the Employers shall pay Executive his current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination at the rate then in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
11. SECTION 280G LIMITATION. If any severance or salary continuation payments are to be made under the terms of Paragraph 10 herein (together with any other payments which the Executive has the right to receive from the Employers as a result of the termination of Executive without cause by the Employers or both or the termination by Executive for Good Reason), and those payments shall be determined by the Employers or their successors’, as the case may be, independent certified public accountants to constitute a “golden-parachute payment” under Section 280G of the Internal Revenue Code of 1986 (“Code”) and the regulations thereunder and any successor code section and regulations thereunder, then the Executive agrees that such aggregate amount sha11 be reduced in order to avoid the excise tax imposed by Section 4999 of the Code. All such amounts hereunder shall be determined by the Employers’ or their successors’, as the case may be, independent certified public accounts, whose determination shall be final and binding upon the parties and their successors to this Agreement.

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12. AUTOMATIC TERMINATION.
     (a) The parties agree that Executive’s employment under this Agreement shall not extend beyond the 31st day of December in the calendar year in which Executive’s 65th birthday occurs. Upon Executive’s termination of employment under this provision, the Bank shall pay Executive his current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and Employers shall have no further obligation to Executive under this Agreement.
     (b) This Agreement shall be automatically terminate upon the termination of the Plan without any action on the part of the Employers or the Executive, and the Employer and the Employee shall have no further obligations under this Agreement.
13. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either Employers or the Executive resulting in damages to another party to this Agreement, that party may recover from the party breaching the Agreement only those damages as set forth herein. In no event shall any party be entitled to the recovery of attorney’s fees or costs, except as provided in the last sentence of this Paragraph 13.
Notwithstanding the above, the attorney’s fees and costs incurred by Executive in connection with the enforcement of his rights under this Agreement alter a Change in Control shall be paid by the Employers, or their successors, as the case may be, unless Executive is judicially determined to have acted in bad faith.
14. DEFINITION OF CHANGE AND CONTROL. For the purposes of this Agreement, the terms “Change of Control” shall mean: a change in control of a nature that would be required to be reported in response to Item 6(e) of schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Securities Exchange Act 1934 (the “Exchange Act); provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or any “person” who on the date hereof is a director or officer of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five (25) percent or more of the combined voting power of the Corporation’s then outstanding securities: (b) during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; or (c) the sale, exchange or transfer of all or substantially all of the Bank’s or Corporation’s assets
15. DEFINITION OF DATE OF CHANGE OF CONTROL. For purposes of this Agreement, the date of Change of Control shall mean:
     (a) the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of twenty-five (25%) percent or more of the Corporation’s voting securities;
     (b) the date of the transfer of all or substantially all of the Bank’s Or Corporation’s assets;
     (c) the date on which a merger, consolidation or combination is consummated, as applicable: or

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     (d) the date on which individuals who formerly constituted a majority of the Board of Directors of the Bank or Corporation under Section 14, above, ceased to be a majority.
     Notwithstanding anything contained herein to the contrary, if Executive’s employment is terminated and he reasonable concludes that such termination: (i) was effected at the request of a third party who has expressed an intention to effect a Change in Control, or (ii) otherwise occurred in connection with or in anticipation of an actual or attempted Change in Control, then in such event a Change in Control shall be deemed to have occurred on the date immediately prior to the date of termination of Executive’s employment. Furthermore, the parties hereto agree that all actions to be effected under the Plan and Bank Plan shall not constitute a Change in Control under this Agreement.
16. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	EDWIN A. WENNER
39 Oak Road
Orangeville, PA 17859

If to the Bank:	First Columbia Bank & Trust Co.
President and CEO
11 West Main Street
Bloomsburg, PA 17815

If to the Corporation:	CCFNB Bancorp, Inc.
President and CEO
232 East Street
Bloomsburg, PA 17815-0240
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
17. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, the Employers and any of their successors or assigns, provided however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment. The Employers are jointly and severally liable for the obligations of the Employers hereunder.
18. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.
19. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.
20. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due him from the Employers under this Agreement as of the date of death shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation to: (i) his spouse if she survives him, or (ii) his estate if his spouse does not survive him.
21. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

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22 ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Employers, and this Agreement contains all the covenants and agreements between the parties with respect to such employment.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and in the case of the Corporation and the Bank, by its authorized representatives, the day and year above mentioned.

ATTEST:	CCFNB BANCORP, INC.

Secretary	November 29, 2007
Paul E. Reichart, Chairman of the Board

ATTEST:	FIRST COLUMBIA BANK & TRUST CO.

Secretary	November 29, 2007
Glenn E. Halterman, Chairman of the Board

WITNESS:

November 29, 2007
EDWIN A. WENNER

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ANNEX H
Executive Employment Agreement
     THIS EXECUTIVE EMPLOYMENT AGREEMENT, (this “Agreement”), is made this 29th day of November, 2007 among First Columbia Bank & Trust Co., a Pennsylvania banking institution, (the “Bank”). CCFNB BANCORP, INC., a Pennsylvania business corporation (the “Corporation”) and SHIRLEY K. ALTERS, an adult individual (the “Executive”). The Bank and the Corporation are sometimes hereinafter referred to collectively as the “Employers”.
     WHEREAS, the Corporation and Columbia Financial Corporation, a Pennsylvania business corporation, the parent company of the Bank, (“CFC”), have entered into an Agreement and Plan of Reorganization, dated as of November 29, 2007 (the “Plan”), whereby CFC will be merged with and into the Corporation with the Corporation being the surviving company to the merger (the “Company Merger”);
     WHEREAS, Columbia County Farmers National Bank. (“CCFNB Bank”), a wholly owned subsidiary of the Corporation and the Bank have entered into a Plan of Merger (“the Bank Plan”), dated as of November 29, 2007, which is an integral part of the Plan, whereby, simultaneously with the Company Merger, CCFNB Bank will be merged with and into the Bank with the Bank being the surviving institution to this merger (the “Bank Merger”);
     WHEREAS, the Executive is currently the Chief Financial Officer of CFC and the Bank and the parties to the Plan and the Bank Plan desire the Executive to continue as the Chief Financial Officer of the Bank and to assume the title, role and responsibilities of the Chief Financial Officer of the Corporation after the Effective Times of the Company and Bank Mergers (as those Effective Times are defined in the Plan and the Bank Plan) under the terms and conditions set forth herein;
     WHEREAS, the Executive desires to serve the Employers in an executive capacity under the terms and conditions set forth herein, and
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows;
1. EMPLOYMENT AND EMPLOYMENT TERM. The Employers hereby shall employ the Executive and the Executive hereby accepts employment with the Employers for a term of twenty-four (24) months commencing on the Effective Times of the Company and Bank Mergers and ending on the last day of the 24th month following such Effective Times (“Termination Date”), unless sooner terminated as hereinafter provided. On the Termination Date, while the Executive is employed by the Employers, the terms of the Executive’s employment shall be automatically extended for successive additional terms of one (1) year each, unless Executive or the Employers give written notice to the other on or before the first day of the fourth month prior to the Termination Date of the then current term of intention not to renew. Notwithstanding the foregoing, the term of Executive’s employment can be terminated pursuant to the provisions of Paragraph 10 herein; provided, however, the parties agree that in no event shall the term of Executive’s employment hereunder extend beyond December 31 in the calendar year in which Executive’s 65th birthday occurs.
2. POSITION, DUTIES, AND PLACE OF EMPLOYMENT. The Executive shall serve as the Chief Financial Officer of the Employers, reporting only to the President and Chief Executive Officer of the Employers and the Board of Directors of the Employers, and shall have responsibilities of the Chief Financial Officer as set forth in the job description thereof, as the same may be modified from time to time by the Board of Directors of the Employers. The Executive shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Employers,

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provided such duties are consistent with the Executive’s position as the Chief Financial Officer of the Employers. The Executive’s primary office shall be located at such place as the Bank Board shall determine.
3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote all her working time, ability and attention to the business of the Employers during the term of this Agreement. The Executive shall, during the term of this Agreement, notify the Bank Board in writing and receive written approval from the Bank before the Executive engages in any other business or commercial activities, duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstance, during the term of this Agreement, may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Employers, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Employers. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve her professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Bank Board’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Employers. Executive shall not serve as fiduciary in connection with the administration of any trust, estate, agency or other fiduciary relationship without the prior approval from the Bank’s Board, other than as a fiduciary on behalf of, or in connection with the settlement of an estate of, a member of the Executive’s immediate family (i.e., spouse, parent, child, or sibling).
4. COMPENSATION.
     (a) Annual Base Salary. As compensation for services rendered to the Employers under this Agreement, the Executive shall be entitled to receive from the Bank an annual base salary of not less than $120,000 dollars per year, (the “Annual Base Salary”) payable in substantially equal bi-weekly installments (or such other intervals as established by the Bank’s payroll policy) prorated for any partial employment period. The Annual Base Salary shall be reviewed annually, no later than December 15 of the then calendar year and shall be subject to such annual change (but not reduced below $120,000 without the Executive’s written consent, except in cases of national financial depression or emergency when compensation reduction has been implemented by the Board of Directors for all of the Employers’ executive staff) as may be set by the Bank’s Board, taking into account the position and duties of the Executive and the performance of the Corporation and the Bank. The Executive agrees to serve as the Chief Financial Officer of the Corporation for no additional remuneration or benefits.
     (b) Bonus. The Bank’s Board in its sole discretion may provide for payment of a periodic bonus to the Executive in such an amount or nature as it may deem appropriate based on Executive’s performance, the financial performance of the Corporation and Bank and other relevant factors.
5. FRINGE BENEFITS, VACATION, EXPENSES AND PERQUISITES.
     (a) Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all Bank employee benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan or disability insurance plan, as made available by the Bank to its employees, subject to and on a basis consistent with terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation
     (b) Business Expenses. During the term of her employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her (in accordance with the policies and procedures established by the Bank Board for its senior executive officers) in

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performing services hereunder, provided that the Executive properly accounts therefore in accordance with Bank policy.
     (c) Vacation, Holiday, Sick Days and Personal Days. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Bank from time to time for its senior executive officers, but not less than twenty (20) business days per calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays, sick days and personal days provided to the Bank to its regular full-time employees and senior executive officers.
6. NON-DISCLOSURE TRADE/SECRET. During the term of her employment hereunder, or at any later time, the Executive shall not, without the written consent of the Bank Board or a person authorized thereby, knowingly disclose to any person, other than an employee of the Employers, or to a person to whom disclosure is reasonable necessary or appropriate in connection with the performance by the Executive of her duties as an executive of the Employers, any confidential information obtained by the Executive while in the employ of the Employers with respect to any of the Employers’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices, the disclosure of which could be or will be materially damaging to the Employers, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Employers or any information that must be disclosed as required by law. This provision shall survive termination of the Executive’s employment under this Agreement and/or termination of this Agreement.
7. RESTRICTIVE COVENANT. The Executive covenants and agrees as follows: the Executive shall not directly or indirectly, within the marketing area of the Employers (defined as the area within a thirty (30) mile radius of Bloomsburg, Pennsylvania) enter into or engage generally in direct or indirect competition with the Employers or any subsidiary of the Employers, either as an individual on her own or as a partner or joint venturer, or as director, officer, shareholder, employment, agent, independent contractor, lessor or creditor of or for any person, for a period of one (1) year after the date of termination of her employment, whether voluntary or involuntary. The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than five (5%) percent of any class of securities of any corporation which is in competition with the Employers, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either, directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part its business, other than exercising her rights as a shareholder, or seek to do any of the foregoing. The existence of any claim or cause of actions of the Executive against the Employers, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employers of this covenant. The Executive agrees that the restrictions set forth in this Agreement do not unreasonably interfere with her ability to obtain employment in her chosen field. The Executive also agrees that any breach of the restrictions set forth in Paragraphs 6, 7, and 8 will result in irreparable injury to the Employers for which they shall have no adequate remedy at law and the Employers shall been titled to injunctive relief in order to enforce the provisions hereof. In the event that this Paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.
8. NON-SOLICITATION. Executive covenants and agrees that while employed by the Employers and for a period of one (1) year after the termination of Executive’s employment, either voluntarily or

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involuntarily, Executive shall not, either directly or indirectly in any capacity whatsoever, (a) obtain, solicit, divert, appeal to, attempt to obtain, attempt to solicit, attempt to divert, attempt to appeal to any customers, clients or referral sources of the Employers to divert their business from the Employers; (b) solicit any person who was employed by the Employers to leave the employ of the Employers. For purposes of this covenant, “customers, clients, and referral sources” shall include all persons who are or were customers, clients or referral sources of the Employers at any time during the employment of Executive by the Employers. The non-solicitation covenant set forth in this Paragraph 8 shall not be construed to prohibit a general advertising or marketing program directed toward the marketing area of the Employers by any subsequent employer of Executive. The existence of any claim by Executive, whether predicated upon this Agreement or otherwise, shall not constitute defense to the Employers’ enforcement of or attempts to enforce this provision.
9. NOTIFICATION OF A NON-DISCLOSURE/TRADE SECRET, RESTRICTIVE COVENANT AND NON-SOLICITATION PROVISIONS. During her employment and for a period of one (1) year following termination of her employment with the Employers, Executive agrees to inform any prospective employer of existence of the Non-Disclosure/Trade Secret, Restrictive Covenant and Non-Solicitation provisions of this Agreement.
10. TERMINATION AND PAYMENTS UPON TERMINATION.
     (a) Death of Executive. The Executive’s employment hereunder shall terminate upon her death. Upon her death, the Bank shall pay Executive’s then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of death, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (b) Executive Disability. Executive’s employment shall be subject to termination by the Employers upon (30) days advance written notice in the event of Executive’s disability as defined herein. For purposes of this Agreement, “disability” shall mean a physical or mental condition of the Executive (a) that shall have prevented Executive from performance of her duties as Chief Financial Officer on a full-time basis (i.e., for purposes hereof, an average of no less than thirty-five (35) hours per week) during a period of ninety (90) consecutive days, and (b) that, in the opinion, stated to a reasonable degree of medical certainty, of a physician licensed to practice in the Commonwealth of Pennsylvania, is likely to continue to prevent Executive from the performance of her duties on a full-time basis for an additional six months or more. Executive waives physician-patient privilege and consents to and authorizes the release of her medical records to the Employers in the event Executive has not been able to work full-time for a period of ninety (90) consecutive days. In addition, in such event, Executive (a) authorizes any physician treating Executive to discuss Executive’s condition with authorized representatives of the Employers and to express opinions as to the prognosis for Executive’s recovery, and (b) consents to such medical examinations by licensed physicians as the Employers may reasonably require in order to evaluate Executive’s condition and prospects for resumption of her duties on a full-time basis. If Executive’s employment shall be terminated by reason of her disability, the Employers shall pay Executive her then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (c) For Cause Termination. The Employers may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Employers shall have “Cause” to terminate the Executive’s employment hereunder upon (1) the repeated failure by the Executive to substantially perform her duties hereunder following written notice to Executive specifying the nature of her

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deficient performance and the failure by Executive to correct such deficiency within thirty (30) days of said notice; or (2) the engaging by the Executive in serious misconduct injurious to the Employers; or (3) the violation by the Executive of the provisions of Paragraphs 3, 6, 7, or 8 hereof after written notice from the Employers and a failure to cure such violation within thirty (30) days of said notice; or (4) the dishonesty or gross negligence of the Executive in the performance of her duties under this Agreement; or (5) the breach of Executive’s fiduciary duty to the Employers involving personal profit; or (6) the violation of any law, rule or regulation covering banks or bank officers or any final and unappealable cease and desist order issued by a bank regulatory authority, any of which, directly and materially harms the business of the Employers; or (7) moral turpitude or other serious misconduct on the part of the Executive which brings material public discredit to the Employers. Any termination for Cause must be approved by: (1) the affirmative vote of a majority of the directors then in office of each of the Employers, prior to a change in control, or (ii) the affirmative vote of not less than eighty (80%)percent of the directors then in office of each of the Employers, following a change in control.
     If the Executive’s employment shall be terminated for cause, the Bank shall pay the Executive her full Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of the termination at the rate in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (d) Resignation by Executive. The Executive may terminate her employment hereunder upon one hundred twenty (120) days written notice. Upon Executive’s resignation, the Bank shall pay Executive her Annual Base Salary, (minus applicable taxes and withholding) prorated through the date of termination at the rate then in effect at the time of the termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (e) Termination Without Cause. At any time while the Executive is employed under this Agreement, the Employers may terminate the Executive’s employment without cause and without advance notice. Upon such termination, the Bank shall pay Executive her then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, plus an amount equal to one times Executive’s Annual Base Salary (minus applicable taxes and withholdings), subject to any limitation under Paragraph 11 of this Agreement. Payment of the amount due pursuant to this paragraph shall be paid over a twelve (12) month period, prorated in equal installments on the Bank’s regular paydays, unless the termination occurs within twelve (12) months after a Change in Control, as defined herein, in which case payment of the amount due pursuant to this paragraph shall be in a lump sum within thirty (30) days after the date of termination. Executive also will be entitled to the continuation of life insurance, health and dental plans and other employee benefits made available to and on a cost basis consistent with all employees of the Employers for one (1) year after termination. The Employers shall have no further obligation to the Executive under this Agreement.
     (f) Termination by Executive for Good Reason. The Executive may terminate her employment hereunder for Good Reason, in each case after notice from the Executive to the Employers within ninety (90) days after the initial existence of any such condition that such action or limitation of the Employers constitutes Good Reason and the failure of the Employers to cure such situation within forty-five (45) days after such notice. The term “Good Reason” shall mean (i) any assignment to the Executive, without her consent, of any duties other than those contemplated by, or any limitations of the powers of the Executive not contemplated by Paragraph 2 hereof, or (ii) any other breach by Employers of their obligations under this Agreement.

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     If Executive shall terminate her employment for Good Reason, the Bank shall pay the Executive an amount equal to her then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of unreimbursed business expenses as of the date of termination, plus an amount equal to one (1) times her then current Annual Base Salary (minus applicable taxes and withholdings), subject to any limitation under Paragraph 11 of this Agreement. Payment of the amount due pursuant to this Paragraph shall be paid over a twelve (12) month period, prorated in equal installments on the Employer’s regular pay days, unless the termination occurs within twelve (12) months after a Change in Control, as defined herein, in which case any amount due pursuant to this Paragraph shall be paid in a lump sum within thirty (30) days following the date of termination. Executive also will be entitled to the continuation of life insurance, health and dental plans and other employee benefits made available to and on a cost basis consistent with all employees of the Employers for one (1) year after termination. The Employers shall have no further obligation to Employee under this Agreement.
     (g) Non-Renewal by the Employers. The Employers may terminate the Executive’s employment pursuant to an election not to renew this Agreement as provided under Paragraph 1 above. Upon such termination, the Bank shall pay Executive her Annual Base Salary (minus applicable taxes and withholdings) for a one (1) year period at the rate then in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, subject to any limitation under Paragraph 11 of this Agreement. The foregoing severance payments shall be made over a twelve (12) month period commencing on the effective date of termination prorated in equal installments on the Bank’s regular paydays, except in the case of an election not to renew made by the Employers within twelve (12) months after the occurrence of a Change in Control, the amount owing to Executive shall be paid in a lump sum within thirty (30) days following the date of termination. The Employers shall have no further obligation to the Employee under this Agreement.
     (h) Non-Renewal by Executive. The Executive may terminate her employment pursuant to an election not to renew this Agreement as provided under Paragraph 1 above. Upon such termination, the Employers shall pay Executive her current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination at the rate then in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
11. SECTION 280G LIMITATION. If any severance or salary continuation payments are to be made under the terms of Paragraph 10 herein (together with any other payments which the Executive has the right to receive from the Employers as a result of the termination of Executive without cause by the Employers or both or the termination by Executive for Good Reason), and those payments shall be determined by the Employers’ or their successors’, as the case may be, independent certified public accountants to constitute a “golden-parachute payment” under Section 280G of the Internal Revenue Code of 1986 (“Code”) and the regulations thereunder and any successor code section and regulations thereunder; then the Executive agrees that such aggregate amount shall be reduced in order to avoid the excise tax imposed by Section 4999 of the Code. All such amounts hereunder shall be determined by the Employers’ or their successors’, as the case may be, independent certified public accounts, whose determination shall be final and binding upon the parties and their successors to this Agreement.
12. AUTOMATIC TERMINATION.

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     (a) The parties agree that Executive’s employment under this Agreement shall not extend beyond the 31st day of December in the calendar year in which Executive’s 65th birthday occurs. Upon Executive’s termination of employment under this provision, the Bank shall pay Executive her current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, the Employers shall have no further obligation to Executive under this Agreement.
     (b) This Agreement shall be automatically terminate upon the termination of the Plan without any action on the part of the Employers or the Executive, and the Employers and the Employee shall have no further obligation under this Agreement.
13. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either Employers or the Executive resulting in damages to another party to this Agreement, that party may recover from the party breaching the Agreement only those damages as set forth herein. In no event shall any party be entitled to the recovery of attorney’s fees or costs, except as provided in the last sentence of this Paragraph 13.
Notwithstanding the above, the attorney’s fees and costs incurred by Executive in connection with the enforcement of her rights under this Agreement after a Change in Control shall be paid by the Employers, or their successors, as the case may be, unless Executive is judicially determined to have acted in bad faith.
14. DEFINITION OF CHANGE AND CONTROL. For the purposes of this Agreement, the terms “Change of Control” shall mean: a change in control of a nature that would be required to be reported in response to Item 6(e) of schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or any “person” who on the date hereof is a director or officer of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five (25) percent or more of the combined voting power of the Corporation’s then outstanding securities; (b) during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; or (c) the sale, exchange or transfer of all or substantially all of the Bank’s or Corporation’s assets.
15. DEFINITION OF DATE OF CHANGE OF CONTROL. For purposes of this Agreement, the date of Change of Control shall mean:
     (a) the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of twenty-five (25%) percent or more of the Corporation’s voting securities;
     (b) the date of the transfer of all or substantially all of the Bank’s or Corporation’s assets;
     (c) the date on which a merger, consolidation or combination is consummated, as applicable;

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     (d) the date on which individuals who formerly constituted a majority of the Board of Directors of the Bank or Corporation under Paragraph 14, above, ceased to be a majority.
     Notwithstanding anything contained herein to the contrary, if Executive’s employment is terminated and he reasonable concludes that such termination: (i) was effected at the request of a third party who has expressed an intention to effect a Change in Control, or (ii) otherwise occurred in connection with or in anticipation of an actual or attempted Change in Control, then in such event a Change in Control shall be deemed to have occurred on the date immediately prior to the date of termination of Executive’s employment. Furthermore, the parties hereto agree that all actions to be effected under the Plan and Bank Plan shall not constitute a Change in Control under this Agreement.
16. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	SHIRLEY K. ALTERS
19 Apple Lane
Bloomsburg, PA 17815

If to the Bank:	First Columbia Bank & Trust Co.
President and CEO
11 West Main Street
Bloomsburg, PA 17815

If to the Corporation:	CCFNB Bancorp, Inc.
President and CEO
232 East Street
Bloomsburg, PA 17815-0240
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
17. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, the Employers and any of their successors or assigns, provided however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment. The Employers are jointly and severally liable for the obligations of the Employers hereunder.
18. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.
19. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.
20. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due her from the Employers under this Agreement as of the date of death shall be paid to the person designated by her in writing for this purpose, or in the absence of any such designation to: (i) her spouse if she survives him, or (ii) her estate if her spouse does not survive her.
21. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

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22. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Employers, and this Agreement contains all the covenants and agreements between the parties with respect to such employment.
IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and in the case of the Corporation and the Bank, by its authorized representatives, the day and year above mentioned.

ATTEST:	CCFNB BANCORP, INC.

November 29, 2007

Secretary	Paul E. Reichart, Chairman of the Board

ATTEST:	FIRST COLUMBIA BANK & TRUST CO.

November 29, 2007

Secretary	Glenn E. Halterman, Chairman of the Board

WITNESS:

November 29, 2007

SHIRLEY K. ALTERS

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ANNEX I
Executive Employment Agreement
     THIS EXECUTIVE EMPLOYMENT AGREEMENT, (this “Agreement”), is made this 29th day of November, 2007 among First Columbia Bank & Trust Co., a Pennsylvania banking institution, (the “Bank”), and PAUL K. PAGE, an adult individual (the “Executive”).
     WHEREAS, CCFNB Bancorp, Inc., a Pennsylvania business corporation (the “Corporation”) and Columbia Financial Corporation, a Pennsylvania business corporations, the parent company of the Bank, (“CFC”), have entered into an Agreement and Plan of Reorganization, dated as of November 29, 2007 (the “Plan”), whereby CFC will be merged with and into the Corporation with the Corporation being the surviving company to the merger (the “Company Merger”);
     WHEREAS, Columbia County Farmers National Bank, (“CCFNB Bank”), a wholly owned subsidiary of the Corporation and the Bank have entered into a Plan of Merger (“the Bank Plan”), dated as of November 29, 2007, which is an integral part of the Plan, whereby, simultaneously with the Company Merger, CCFNB Bank will be merged with and into the Bank with the Bank being the surviving institution to this merger (the “Bank Merger”). The Bank and the Corporation are sometimes hereinafter referred to collectively as the “Employers”;
     WHEREAS, the Executive is currently the Chief Lending Officer of the Bank and the parties to the Plan and the Bank Plan desire the Executive to continue as the Chief Lending Officer of the Bank after the Effective Times of the Company and Bank Mergers (as those Effective Times are defined in the Plan and the Bank Plan) under the terms and conditions set forth herein;
     WHEREAS, the Executive desires to serve the Bank in an executive capacity under the terms and conditions set forth herein; and
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows;
1. EMPLOYMENT AND EMPLOYMENT TERM. The Bank hereby shall employ the Executive and the Executive hereby accepts employment with the Bank for a term of twenty-four (24) months commencing on the Effective Times of the Company and Bank Mergers and ending on the last day of the 24th month following such Effective Times (“Termination Date”), unless sooner terminated as hereinafter provided. On the Termination Date, while the Executive is employed by the Bank, the terms of the Executive’s employment shall be automatically extended for successive additional terms of one year, unless Executive or the Bank give written notice to the other on or before the first day of the forth month prior to the Termination Date of the then current term of intention not to renew. Notwithstanding the foregoing, the term of Executive’s employment can be terminated pursuant to the provisions of Paragraph 10 herein; provided, however, the parties agree that in no event shall the term of Executive’s employment hereunder extend beyond December 31 in the calendar year in which Executive’s 65th birthday occurs.
2. POSITION, DUTIES, AND PLACE OF EMPLOYMENT. The Executive shall serve as the Chief Lending Officer of the Bank, reporting only to the President and Chief Executive Officer of the Bank, and shall have responsibilities of the Chief Lending Officer as set forth in the job description thereof, as the same may be modified from time to time by the Bank Board. The Executive shall have such other powers and duties as may from time to time be prescribed by the Bank Board, provided such duties are consistent with the Executive’s position as the Chief Lending Officer of the Bank. The Executive’s primary office shall be located at such place as the Bank Board shall determine.

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3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote all his ability and attention to the business of the Bank during the term of this Agreement. The Executive shall, during the term of this Agreement, notify the Bank Board in Writing and receive written approval from the Bank before the Executive engages in any other business or commercial activities, duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstance, during the term of this Agreement, may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Employers, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Employers. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Bank Board’s reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Bank. Executive shall not serve as fiduciary in connection with the administration of any trust, estate, agency or other fiduciary relationship without the prior approval from the Bank’s Board, other than as a fiduciary on behalf of, or in connection with the settlement of an estate of, a member of the Executive’s immediate family (i.e., spouse, parent, child, or sibling).
4. COMPENSATION.
     (a) Annual base Salary. As compensation for services rendered to the Bank under this Agreement, the Executive shall be entitled to receive from the Bank an annual base salary of not less than $120,000 dollars per year, (the “Annual Base Salary”) payable in substantially equal bi-Weekly installments (or such other intervals as established by the Bank’s payroll policy) prorated for any partial employment period. The Annual Base Salary shall be reviewed annually, no later than December 15 of the then calendar year and shall be subject to such annual change (but not reduced below $120,000 without the Executive’s written consent, except in cases of national financial depression or emergency when compensation reduction has been implemented by the Bank Board for all of the Banks’ executive staff”) as may be set by the Bank’s Board, taking into account the position and duties of the Executive and the performance of the Corporation and the Bank.
     (b) Bonus. The Bank’s Board in its sole discretion may provide for payment of a periodic bonus to the Executive in such an amount or nature as it may deem appropriate based on Executive’s performance, The financial performance of the Corporation and Bank and other relevant factors.
5. FRINGE BENEFITS, VACATION, EXPENSES AND PERQUISITES.
     (a) Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all Bank employee benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan or disability insurance plan, as made available by the Bank to its employees, subject to and on a basis consistent With terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation.
     (b) Business Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Bank Board for its senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefore in accordance with Bank policy.
     (c) Vacation, Holiday, Sick Days and Personal Days. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Bank from time to time for its senior executive officers, but not less than twenty (20) business days per calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year

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in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays, sick days and personal days provided to the Bank to its regular full-time employees and senior executive officers.
6. NON-DISCLOSURE TRADE/SECRET. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Bank Board or a person authorized thereby, knowingly disclose to any person, other than an employee of the Employers, or to a person to whom disclosure is reasonable necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Bank, any confidential information obtained by the Executive while in the employ of the Bank with respect to any of the Employers’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices, the disclosure of which could be or will be materially damaging to the Employers, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Employers or any information that must be disclosed as required by law. This provision shall survive termination of the Executive’s employment under this Agreement and/or termination of this Agreement.
7. RESTRICTIVE CONVENANT. The Executive covenants and agrees as follows: the Executive shall not directly or indirectly, within the marketing area of the Employers (defined as the area within a thirty (30) mile radius of Bloomsburg, Pennsylvania) enter into or engage generally in direct or indirect competition with the Employers or any subsidiary of the Employers, either as an individual on his own or as a partner or joint venturer, or as director, officer, shareholder, employment, agent, independent contractor, lessor or creditor of or for any person, for a period of one (1) year after the date of termination of his employment, whether voluntary or involuntary. The Foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than five (5%) percent of any class of securities of any corporation which is in competition with the Employers, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either, directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part its business, other than exercising his rights as a shareholder, or seek to do any of the foregoing. The existence of any claim or cause of actions of the Executive against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employers of this covenant. The Executive agrees that the restrictions set forth in this Agreement do not unreasonably interfere with his ability to obtain employment in his chosen field. The Executive also agrees that any breach of the restrictions set forth in Paragraphs 6, 7, and 8 will result in irreparable injury to the Employers for which they shall have no adequate remedy at law and the Employers shall been titled to injunctive relief in order to enforce the provisions hereof. In the event that this Paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.
8. NON-SOLICITATION. Executive covenants and agrees that while employed by the Bank and for a period of one (1) year after the termination of Executive’s employment, either voluntarily or involuntarily, Executive shall not, either directly or indirectly in any capacity whatsoever, (a) obtain, solicit, divert, appeal to, attempt to obtain, attempt to solicit, attempt to divert, attempt to appeal to any customers, clients, or referral sources of the Employers to divert their business from the Employers; (b) solicit any person who was employed by the Employers to leave the employ of the Employers. For purposes of this covenant, “customers, clients, and referral sources” shall include all persons who are or were customers, clients or referral sources of the Employers at any time during the employment of Executive by the Bank. The non-solicitation covenant set forth in this Paragraph 8

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shall not be construed to prohibit a general advertising or marketing program directed toward the marketing area of the Employers by any subsequent employer of Executive. The existence of any claim by Executive, Whether predicated upon this Agreement or otherwise, shall not constitute defense to the Employers’ enforcement of or attempts to enforce this provision.
9. NOTIFICATION OF A NON-DISCLOSURE/TRADE SECRET, RESTRICTIVE COVENANT AND NON-SOLICITATION PROVISIONS. During his employment and for a period of one (1) year following termination of his employment with the Bank, Executive agrees to inform any prospective employer of existence of the Non-Disclosure/Trade Secret, Restrictive Covenant and Non-Solicitation provisions of this Agreement.
10. TERMINATION AND PAYMENTS UPON TERMINATION.
     (a) Death of Executive. The Executive’s employment hereunder shall terminate upon his death. Upon his death, the Bank shall pay Executive’s then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of death, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (b) Executive Disability. Executive’s employment shall be subject to termination by the Bank Upon (30) days advance Written notice in the event of Executive’s disability as defined herein. For purposes of this Agreement, “disability” shall mean a physical or mental condition of the Executive (a) that shall have prevented Executive from performance of his duties as Chief Lending Officer on a full-time basis (i.e., for purposes hereof, an average of no less than thirty-five (35) hours per week) during a period of ninety (90) consecutive days, and (b) that, in the opinion, stated to a reasonable degree of medical certainty, of a physician licensed to practice in the Commonwealth of Pennsylvania, is likely to Continue to prevent Executive from the performance of his duties on a full-time basis for an additional six months or more. Executive waives physician-patient privilege and consents to and authorizes the release of his medical records to the Bank in the event Executive has not been able to work full-time for a period of ninety (90) consecutive days. In addition, in such event, Executive (a) authorizes any physician treating Executive to discuss Executive’s condition with authorized representatives of the Bank and to express opinions as to the prognosis for Executive’s recovery, and (b) consents to such medical examinations by licensed physicians as the Bank may reasonably require in order to evaluate Executive’s condition and prospects for resumption of his duties on a full-time basis. If Executive’s employment shall be terminated by reason of his disability, the Bank shall pay Executive his then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Employers shall have no further obligation to the Executive under this Agreement.
     (c) For cause Termination. The Bank may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Bank shall have “Clause” to terminate the Executive’s employment hereunder upon (1) the repeated failure by the Executive to substantially perform his duties hereunder following written notice to Executive specifying the nature of his deficient performance and the failure by Executive to correct such deficiency within thirty (30) days of said notice; or (2) the engaging by the Executive in serious misconduct injurious to the Employers; or (3) the violation by the Executive of the provisions of Paragraphs 3, 6, 7, or 8 hereof after written notice from the Bank and a failure to cure such violation within thirty (30) days of said notice; or (4) the dishonesty or gross negligence of the Executive in the performance of his duties under this Agreement; or (5) the breach of Executive’s fiduciary duty to the Employers involving personal profit; or (6) the violation of any law rule or regulation covering banks or bank officers or any final and unappealable cease and desist order issued by a bank regulatory authority, any of which, directly and

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materially harms the business of the Employers; or (7) moral turpitude or other serious misconduct on the part of the Executive which brings material public discredit to the Employers. Any termination for Cause must be approved by: (1) the affirmative vote of a majority of the directors then in office of the Bank, prior to a change in control, or (ii) the affirmative vote of not less than eighty (80%) percent of the directors then in office of the Bank, following a change in control.
     If the Executive’s employment shall be terminated for cause, the Bank shall pay the Executive his full Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of the termination at the rate in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Bank shall have no further obligation to the Executive under this Agreement.
     (d) Resignation by Executive. The Executive may terminate his employment hereunder upon one hundred twenty (120) days written notice. Upon Executive’s resignation, the Bank shall pay Executive his Annual Base Salary (minus applicable taxes and withholding) prorated through the date of termination at the rate then in effect at the time of the termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Bank shall have no further obligation to the Executive under this Agreement.
     (e) Termination Without Cause. At any time while the Executive is employed under this Agreement, the Bank may terminate the Executive’s employment without cause and without advance notice. Upon such termination, the Bank shall pay Executive his then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, plus an amount equal to one times Executive’s Annual Base Salary (minus applicable taxes and withholdings), subject to any limitation under Paragraph 11 of this Agreement. Payment of the amount due pursuant this paragraph shall be paid over a twelve (12) month period, prorated in equal installments on the Bank’s regular paydays, unless the termination occurs within twelve (12) months after a Change in Control, as defined herein, in which case payment of the amount due pursuant to this paragraph shall be in a lump sum within thirty (30) days after the date of termination. Executive also will be entitled to the continuation of life insurance, health and dental plans and other employee benefits made available to and on a cost basis consistent with all employees of the Bank for one (1) year after termination. The Bank shall have no further obligation to the Executive under this Agreement.
     (f) Termination by Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, in each case after notice from the Executive to the Bank within ninety (90) days after the initial existence of any such condition that such action or limitation of the Bank constitutes Good Reason and the failure of the Bank to cure such situation within forty-five (45) days after such notice. The term “Good Reason” shall mean (i) any assignment to the Executive, without his consent, of any duties other than those contemplated by, or any limitations of the powers of the Executive not contemplated by Paragraph 2 hereof, or (ii) any other breach by the Bank of their obligations under this Agreement.
     If Executive shall terminate his employment for Good Reason, the Bank shall pay the Executive an amount equal to his then current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, plus an amount equal to one (1) times his then current Annual Base Salary (minus applicable taxes and withholdings), subject to any limitation under Paragraph 11 of this Agreement. Payment of the amount due pursuant to this Paragraph shall be paid over a twelve (12) month period, prorated in equal installments on the Employer’s regular paydays, unless the termination occurs within twelve (12) months after the occurrence of a Change in Control, as defined herein, in which case any amount

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due under this Paragraph shall be paid in a lump sum within thirty (30) days following the date of termination. Executive also will be entitled to the continuation of life insurance, health and dental plans and other employee benefits made available to and on a cost basis consistent with all employees of the Bank for one (1) years after termination. The Bank shall have no further obligation to the Executive under this Agreement.
     (g) Non-Renewal by the Bank. The Bank may terminate the Executive’s employment pursuant to an election not to renew this Agreement as provided under Paragraph 1 above. Upon such termination, the Bank shall pay Executive his current Annual Base Salary (minus applicable taxes and withholdings) for a one (1) year period at the rate then in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, subject to any limitation under Paragraph 11 of this Agreement. The foregoing severance payments shall be made over a twelve (12) month period commencing on the effective date of termination prorated in equal installments of the Bank’s regular paydays, except in the case of an election not to renew made by the Bank within twelve (12) months after the occurrence of a Change in Control, the amount owing to Executive shall be paid in a lump sum within thirty (30) days following the date of termination. The Bank shall have no further obligation to the Employee under this Agreement.
     (h) Non-Renewal by Executive. The Executive may terminate his employment pursuant to an election not to renew this Agreement as provided under Paragraph 1 above. Upon such termination, the Bank shall pay Executive his current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination at the rate then in effect at the time of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and the Bank shall have no further obligation to the Executive under this Agreement.
11. SECTION 280G LIMITATION. If any severance or salary continuation payments are to be made under the terms of Paragraph 10 herein (together with any other payments which the Executive has the right to receive from the Bank as a result of the termination of Executive without cause by the Bank or the termination by Executive for Good Reason), and those payments shall be determined by the Bank’s or its successor’s, as the case may be, independent certified public accountants to constitute a “golden-parachute payment” under Section 280G of the Internal Revenue Code of 1986 (“Code”) and the regulations thereunder and any successor code section and regulations thereunder, then the Executive agrees that such aggregate amount shall be reduced in order to avoid the excise tax imposed by Section 4999 of the Code. All such amounts hereunder shall be determined by the Bank’s or its successor’s, as the case may be, independent certified public accounts, whose determination shall be final and binding upon the parties and their successors to this Agreement.
12 AUTOMATIC TERMINATION.
     (a) The parties agree that Executive’s employment under this Agreement shall not extend beyond the 31st day of December in the calendar year in which Executive’s 65th birthday occurs. Upon Executive’s termination of employment under this provision, the Bank shall pay Executive his current Annual Base Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the dollar value of any accrued vacation and the amount of any unreimbursed business expenses as of the date of termination, and Bank shall have no further obligation to Executive under this Agreement.
     (b) This Agreement shall be automatically terminate upon the termination of the Plan without any action on the part of the Bank or the Executive, and the Bank and the Employee shall have no further obligation under this Agreement.

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13. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by either Bank or the Executive resulting in damages to another party to this Agreement, that party may recover from the party breaching the Agreement only those damages as set forth herein. In no event shall any party be entitled to the recovery of attorney’s fees or costs, except as provided in the last sentence of this Paragraph 13.
Notwithstanding the above, the attorney’s fees and costs incurred by Executive in connection with the enforcement of his rights under this Agreement after a Change in Control shall be paid by the Bank, or its successor, as the case may be, unless Executive is judicially determined to have acted in bad faith.
14. DEFINITION OF CHANGE AND CONTROL. For the purposes of this Agreement, the terms “Change of Control” shall mean: a change in control of a nature that would be required to be reported in response to Item 6(e) of schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or any “person” who on the date hereof is a director or officer of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five (25) percent or more of the combined voting power of the Corporation’s then outstanding securities; (b) during any period of two (2) consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Bank or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; or (c) the sale, exchange or transfer of all or substantially all of the Bank’s or Corporation’s assets.
15. DEFINITION OF DATE OF CHANGE OF CONTROL. For purposes of this Agreement, the date of Change of Control shall mean:
     (a) the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of twenty -five (25%) percent or more of the Corporation’s voting securities;
     (b) the date of the transfer of all or substantially all of the Bank’s or Corporation’s assets;
     (c) the date on which a merger, consolidation or combination is consummated, as applicable; or
     (d) the date on which individuals who formerly constituted a majority of the Board of Directors of the Bank or Corporation under Paragraph 14, above, ceased to be a majority.
     Notwithstanding anything contained herein to the contrary, if Executive’s employment is terminated and he reasonable concludes that such termination: (i) was effected at the request of a third party who has expressed an intention to effect a Change in Control, or (ii) otherwise occurred in connection with or in anticipation of an actual or attempted Change in Control, then in such event a Change in Control shall be deemed to have occurred on the date immediately prior to the date of termination of Executive’s employment. Furthermore, the parties hereto agree that all actions to be effected under the Plan and Bank Plan shall not constitute a Change in Control under this Agreement.
16. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be writing and shall be deemed to have been duly given when hand-delivered

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or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	PAUL K. PAGE
28 Eckroth Road
Bloomsburg, PA 17815

If to the Bank:	First Columbia Bank & Trust Co.
President and CEO
11 West Main Street
Bloomsburg, PA 17815
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
17. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, the Bank and any of its successors or assigns, provided however, that the Executive may not commute, anticipate, encumber, dispose or assign any payment.
18. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.
19. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.
20. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due him from the Bank under this Agreement as of the date of death shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation to; (i) his spouse if she survives him, or (ii) his estate if his spouse does not survive him.
21. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
22. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank, and this Agreement contains all the covenants and agreements between the parties with respect to such employment.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and in the case of the Bank, by its authorized representatives, the day and year above mentioned.

ATTEST:	FIRST COLUMBIA BANK & TRUST CO.

November 29, 2007

Secretary	Glenn E. Halterman, Chairman of the Board

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WITNESS:

November 29, 2007

PAUL K. PAGE
With respect to Paragraphs 3, 6, 7, 8, 9, 11, 13, 14 and 15, CCFNB Bancorp Inc. intending to be legall bound hereby, joins in this agreement.

ATTEST:	CCFNB BANCORP, INC.

November 29, 2007

Secretary	Lance O. Diehl, President and
Chief Executive Officer

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ANNEX J
STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS
PENNSYLVANIA BANKING CODE OF 1965, AS AMENDED
EXCERPT FROM CHAPTER 12
SECTION 1222. Rights of Dissenting Shareholders.
     If a shareholder of an institution shall object to a proposed plan of action of the institution authorized under a section of this act and such section provides that the shareholder shall be entitled to rights and remedies of a dissenting shareholder, the rights and remedies of such shareholder shall be governed by the provisions of the Business Corporation Law (15 Pa. C.S.A. Sections 1001, et.seq.) applicable to dissenting shareholders and shall be subject to the limitations on such rights and remedies under those provisions. Shares acquired by an institution as a result of the exercise of such rights by a dissenting shareholder may be held and disposed of as treasury shares, or, in the case of a merger or consolidation, as otherwise provided in the plan of merger or consolidation.
EXCERPT FROM CHAPTER 16
SECTION 1607. Rights of Dissenting Shareholders.
     (a) A shareholder of an institution which is a party to a plan in which the proposed merger or consolidation will result in an institution subject to this act who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder provided under, and subject to compliance with, the provisions of section 1222 of this act.
THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED
EXCERPT FROM SUBCHAPTER 19C
SECTION 1930. Dissenters Rights.
     (a) General Rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).
SUBCHAPTER 15D DISSENTERS RIGHTS
SECTION 1571. Application and Effect of Subchapter.
(a) General Rule. Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:
Section 1906(c) (relating to dissenters rights upon special treatment).

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Section 1930 (relating to dissenters rights).
Section 1931(d) (relating to dissenters rights in share exchanges).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 1952(d) (relating to dissenters rights in division).
Section 1962(c) (relating to dissenters rights in conversion).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b) (relating to minimum vote requirement).
Section 2704(c) (relating to dissenters rights upon election).
Section 2705(d) (relating to dissenters rights upon renewal of election).
Section 2904(b) (relating to procedure).
Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3) (relating to procedure).
(b) Exceptions:
     (1)Except as otherwise provided in paragraph (2), the holders of the             shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or
(ii) held beneficially or of record by more than 2,000 persons.
     (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:
(i) Repealed.
(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

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(iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).
     (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the             shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.
     (c) Grant of optional dissenters right. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.
     (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:
     (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and
     (2) a copy of this subchapter.
     (e) Other statues. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.
     (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by an provision of the articles.
     (g) Computation of beneficial ownership. For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.
     (h) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure)
SECTION 1572. Definitions.
     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise;
     “Corporation, “ The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more or the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations

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in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
     “Dissenter. “ A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.
     “Fair Value. “ The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
     “Interest. “ Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.
     “Shareholder. “ A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including without limitation a holder of depository receipts, where the beneficial interest owned included an interest in the assets of the corporation upon dissolution.
SECTION 1573. Record and beneficial holders and owners.
     (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
     (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with rights with respect to shares held on his behalf as shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the assertion of dissenters rights a written consents of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.
SECTION 1574. Notice of intention to dissent.
     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.
SECTION 1575. Notice to demand payment.
     (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and

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who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:
     (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.
     (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.
     (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose beneficial shareholder dissents, acquired beneficial ownership of the shares.
     (4) Be accompanied by a copy of this subchapter.
     (b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.
     SECTION 1576. Failure to comply with notice to demand payment, etc.
     (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by notice pursuant to section 1575 (relating to notice demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.
     (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577 (a) (relating to failure to effectuate corporate action).
     (c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.
SECTION 1577. Release of restrictions or payment for shares.
     (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.
     (b) Renewal of notice to demand payment. When uncertified shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.
     (c) Payment of fair value shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment of the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

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     (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.
     (2) A statement of the corporation’s estimate of the fair value of the shares.
     (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.
     (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefore or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.
SECTION 1578. Estimate by dissenter of fair value of shares.
     (a) General rule. If the business corporation gives notice of its estimates of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount of deficiency
     (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.
SECTION 1579. Valuation proceedings generally.
     (a) General rule. Within 60 days after the latest of:
     (1) effectuation of the proposed corporate action;
     (2) timely receipt of any demands for payment under Section 1575 (relating to notice to demand payment); or
     (3) timely receipt of any estimates pursuant to Section 1578 (relating to estimate by dissenter of fair value of shares).
If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
     (b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be

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EXHIBIT 2

www.danielsoncapital.com

November 29, 2007
Board of Directors
CCFNB Bancorp, Inc.
232 East Street
Bloomsburg, Pennsylvania 17815
Dear Members of the Board,
     This letter sets forth Danielson Capital, LLC’s (“Danielson”) opinion as to the fairness of the merger of equals transaction in which CCFNB Bancorp, Inc. (“CCFNB”) of Bloomsburg, Pennsylvania, would issue common stock at a fixed exchange ratio of .72 for all of the common stock of Columbia Financial Corporation (“Columbia Financial”) of Bloomsburg, Pennsylvania. This would have a monetary value of approximately $26 million. The fairness from a financial prospective is determined by the likely impact of this equal merger on the value of CCFNB’s common stock.
     In preparing this opinion, the markets served by CCFNB and Columbia Financial have been analyzed; their business and future prospects have been reviewed; their financial performances and pricing of common stock have been compared with each other as well as with comparable banks; and the determination of share distribution in other equal mergers has been analyzed. In addition, any unique characteristics have been considered.
     The information that formed a “substantial basis” for this Fairness Opinion was based on data supplied to Danielson by CCFNB and Columbia Financial, as well as some public information, but this data was not independently verified by Danielson. All of the data is believed to be reliable, but the completeness and the accuracy of such information cannot be guaranteed. In particular, the opinion assumed there are no major asset quality problems at CCFNB or Columbia Financial beyond what was stated in recent reports to the regulatory agencies.

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     In determining the fair exchange ratio for CCFNB in its merger with Columbia Financial, the primary considerations were earnings and capital contributions, and whether each stock was fairly priced. Other item contributions such as assets, loans and deposits were considered, as well as the likely impact on CCFNB’s earnings, capital, tangible capital and the price of its common stock. The exchange ratios used in other equal mergers were reviewed as to consistency with the exchange ratio used in this merger.
     Based on the above, it is our opinion that on the date hereof that the merger of equals, including the distribution of shares and the impact on shareholder value, between CCFNB and Columbia Financial is fair from a financial point of view to CCFNB and its stockholders.
Respectfully submitted,
/s/ David G. Danielson
David G. Danielson
President
Danielson Capital, LLC

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EXHIBIT 3
November 29,2007
Board of Directors
Columbia Financial Corporation
11 West Main Street
Bloomsburg, Pennsylvania 17815
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Columbia Financial Corporation (“CFC”, or the “Company”) common shares (“Common Shares”), of the consideration to be paid pursuant to the Agreement and Plan of Merger dated November 29,2007 (the “Agreement”) by and between the Company and CCFNB Bancorp, Inc (“CCFNB”). As a result of the Merger, as defined in the Agreement, each outstanding Common Share shall cease to be outstanding and shall be converted into the right to receive 0.7200 fully paid and nonassessable shares of CCFNB Common Stock (the “Per Share Stock Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
The Kafafian Group, Inc. (“TKG”), as part of our financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including performance measurement, profitability outsourcing, strategic planning, process improvement, and various financial advisory services. TKG also performs profitability reporting services on behalf of the Company during the past twelve months — for which it receives a fee. TKG does not have any relationship with CCFNB.
In rendering this opinion, TKG, among other things:
•	Reviewed the Agreement;

•	Analyzed regulatory filings and other financial information concerning CFC since 2004;

•	Analyzed regulatory filings and other financial information concerning CCFNB since 2004;

•	Discussed past, present, and future financial performance and operating philosophies with CFC and CCFNB senior managements;

•	Reviewed certain internal financial data and projections of CFC and the proposed combined company.

•	Compared the financial condition, financial performance, and market trading multiples of CFC and CCFNB to similar financial institutions;

•	Compared the financial condition, financial performance, and market trading multiples of the proposed combined company to similar financial institutions;

•	Reviewed reported price and trading activity for CFC and compared it to the price and trading activity for similar financial institutions;

•	Reviewed reported price and trading activity for CCFNB and compared it to the price and trading activity for similar financial institutions;

•	Compared the consideration to be paid to CFC and the resulting proforma ownership of CFC shareholders pursuant to the Agreement with the consideration paid and resulting proforma ownerships in comparable merger of equals transactions of other financial institutions;

•	Reviewed the pro forma impact of the Merger on the earnings and book value of the combined company and compared the contributions of each institution in a number of key financial categories to the combined company;

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BOARD OF DIRECTORS
November 29,2007

•	Considered other financial studies, analyses, and investigations and reviewed other information deemed appropriate to render this opinion.
TKG spoke with certain members of senior management and other representatives of CFC and CCFNB to discuss the foregoing as well as matters TKG deemed relevant. As part of its analyses, TKG took into account its assessment of general economic, market and financial conditions, its experience in similar transactions, as well as its experience in and knowledge of the banking industry. TKG’s opinion is based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to TKG through the respective dates thereof.
TKG has assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed and/or discussed for the purposes of its opinion, without independent investigation. TKG assumed that financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of senior management and are based on reasonable assumptions, estimates and judgments. Any estimates contained in the analyses performed by TKG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold.
TKG did not make any independent evaluation or appraisals of either CFC or CCFNB or their respective assets or liabilities, nor was it furnished with any such appraisals. TKG has not made a review of the loans or loan loss reserves or reviewed any individual loan files of CFC or CCFNB. TKG did not conduct a physical inspection of any properties or facilities of CFC or CCFNB. TKG also assumed, without independent verification, that the aggregate allowances for loan losses for CFC and CCFNB were adequate.
TKG relied upon assurances from management of CFC and CCFNB that they are not aware of any facts or circumstances that may cause the information reviewed by it to contain a misstatement of omission of a fact material to its opinion. TKG has assumed that the Merger will be completed in accordance with the terms of the Merger Agreement and all applicable laws and regulations. TKG has assumed in all respects material to its analysis that all of the representations and warranties contained in the Agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement have not been nor will be waived. TKG also has assumed that there has been no material change to CFC’s or CCFNB’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us.
This opinion is being furnished for the use and benefit of the Board of Directors of the Company and is not a recommendation to any shareholder as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. TKG expresses no view as to, and our opinion does not address, the underlying business decision of CFC to engage in the Merger, the relative merits of the Merger as compared to other alternative business strategies that might exist for CFC, or the effect of any other transaction in which CFC might engage.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration, as provided and described in the Agreement, is fair, from a financial point of view, to the holders of CFC Common Stock.
Very truly yours,
/s/ The Kafafian Group, Inc.
The Kafafian Group, Inc.

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EXHIBIT 4
(38) Audit Committee
FIRST COLUMBIA BANK & TRUST CO.
AUDIT COMMITTEE
CHARTER
I.	PURPOSE

To assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the company’s financial statements, (2) the company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the company’s internal audit function and independent auditors.

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine if the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of the independent auditors of First Columbia Bank & Trust Co., herein referred to as the “Bank”.

II.	COMPOSITION

The Audit Committee will consist of a minimum of three members of the Board of Directors. The Board of Directors will appoint all Audit Committee members and the Audit Committee Chairman.

III.	MEETINGS

The Audit Committee shall meet at least quarterly, or more frequently as circumstances dictate The committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. The committee has the right to meet separately and periodically with management, internal auditors, external auditors, and in executive sessions. Meeting agendas will be prepared and provided in advance to committee members along with appropriate briefing materials. Minutes will be prepared and approved by the committee.

IV.	AUTHORITY

The Audit Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:
1.	Appoint, compensate, and oversee the work of the external auditor to conduct the annual audit. This firm will report directly to the Audit Committee.

2.	Resolve any disagreements between management and the auditor regarding financial reporting.

3.	Appoint, compensate, and oversee the work of the internal auditor and/or outsourcing vendor.

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(38) Audit Committee
4.	Retain independent counsel, accountants or others to advise the committee or assist when conducting an investigation.

5.	Seek any information it requires from employees or external parties.

6.	Meet with bank officers, external auditors or outside counsel, as necessary.
V.	ADDITIONAL RESPONSIBILITIES
A.	Financial Statements
1.	Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:
•	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Bank’s selection or application of accounting principles.

•	The effect of regulatory and accounting initiatives on the financial statement of the Bank.
2.	Review analyses prepared by management and/or independent auditors setting forth significant financial reporting issues made in connection with the preparation of the financial statements.

3.	Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

4.	Discuss the annual audited financial statements with management and the external auditors.
B.	Internal Controls
1.	Consider the effectiveness of the Bank’s internal control system, including information technology security and control.

2.	Understand the scope of internal and external auditors’ review of internal control over financial reporting, and review reports on significant findings and recommendations, together with management’s response.
C.	Internal Audit
1.	Review with management and internal auditor the charter, plans, activities, staffing, and organizational structure of the internal audit function.

2.	Review and approve the annual audit plan/schedule.

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(38)	Audit Committee
3.	Review regular reports prepared by the internal auditor and consider management’s response to these reports.

4.	Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the internal auditor.

5.	Review the effectiveness of the internal audit function.

6.	When necessary, meet separately with the internal auditor to discuss any matters that the committee or internal audit believes should be discussed privately.
D.	External Audit
1.	Review the performance of the external auditors and exercise final approval on the appointment or discharge of the auditors.

2.	When necessary, meet separately with the external auditors to discuss any matters that the committee or external auditors believe should be discussed privately.
E.	Other Responsibilities
1.	Review and approve audit charters, policies and procedures on an annual basis.

2.	Facilitate an open avenue of communication between the internal auditors, external auditors and the Board of Directors.

3.	Confirm and assure the independence of the internal auditors.

4.	Review all reports the Bank issues that relate to Audit Committee responsibilities.

5.	Institute and oversee special investigations, as necessary.

6.	Perform other activities related to this charter as requested by the Board of Directors.
Approved by the Audit Committee on December 20,2005
Approved by the Board of Directors on January 17, 2006

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
     Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Section 1743 of the BCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the BCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article 11 of the Amended and Restated Articles of Incorporation of the registrant (“Article 11”) provides indemnification of directors, officers and other agents of the registrant and advancement of expenses to the extent otherwise permitted by the BCL.
     Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
     Article 11 prohibits indemnification or advancement of expenses in cases where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted self dealing, willful misconduct or recklessness.
     As authorized by Section 1747 of the BCL and Article 11, the registrant has elected to maintain, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the registrant.
     Furthermore, under Article 11, such indemnification of, and advancement of expenses to, the directors and officers of the registrant shall constitute a contract between the registrant and each of its directors and officers which may be modified as to any director or officer only with that person’s consent. Any amendment to Article 11 which is adverse to any director or officer shall apply only on a prospective basis and shall not reduce any limitation on the personal liability of a director or limit the rights of a director or officer to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment.
     References in Article 11 to Pennsylvania law or to any provision thereof shall be to such law as it existed on the date Article 11 was adopted or such law thereafter may be changed; provided that (a) in the case of any change which expands the liability of directors or limits the indemnification rights or the rights to advancement of expenses which the registrant may provide, the rights to limited liability, to indemnification and to the advancement of expense provided in this Article 11 shall continue as theretofore to the extent permitted by law; and (b) if such change permits the registrant without the requirement of any further action by stockholders or directors to limit further the liability of directors (or limit the liability of officers) or to provide broader indemnification right or rights to the advancement of expenses than the registrant was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.
Item 21. Exhibits and Financial Statement Schedules
     (a) Exhibits

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Reorganization, dated as of November 29, 2007, between CCFNB Bancorp, Inc. and Columbia Financial Corporation with Schedules and Annexes Thereto (Incorporated by reference to CCFNB Bancorp, Inc.’s Current Report on Form 8-K filed on November 30, 2007 and included as Exhibit 1 of the joint proxy statement/prospectus)

3.1	Amended and Restated Articles of Incorporation of CCFNB Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 from CCFNB Bancorp, Inc.’s Current Report on Form 8-K, dated May 9, 2005, filed with the Commission on May 10, 2005)

3.2	Bylaws of CCFNB Bancorp, Inc., as amended (Incorporated herein by reference to Exhibit 2.2 to Registrant’s Current Report on Form 8-K, dated November 9, 2005, filed with the Commission on November 10, 2005)

5.1+	Opinion of Saidis, Flower & Lindsay as to the legality of the securities being registered (including consent)

8.1+	Opinion of Saidis, Flower & Lindsay as to the United States federal income tax consequences of the merger (including consent)

8.2+	Opinion of Rhoads & Sinon LLP as to the United States federal income tax consequences of the merger (including consent)

10.1	Release of Employment Agreement of Lance O. Diehl (Incorporated by reference from Schedule 5.7(d) to Exhibit 1 of the joint proxy statement/prospectus)

10.2	Release of Employment Agreement of Edwin A. Wenner (Incorporated by reference from Schedule 5.7(d) to Exhibit 1 of the joint proxy statement/prospectus)

10.3	Acknowledgement and Waiver of Certain Rights under and for the Supplemental Executive Retirement Plan by and between Columbia County Farmers National Bank (“CCFNB Bank”) and Lance O. Diehl, dated as of April 15, 2003, as amended on May 2, 2003, as further amended on March 30, 2006 (the “SERP”) (Incorporated by reference from Schedule 5.16 to Exhibit 1 of the joint proxy statement/prospectus)

10.4	Acknowledgement and Waiver of Certain Rights under and for the Supplemental Executive Retirement Plan by and between Columbia County Farmers National Bank (“CCFNB Bank”) and Edwin A. Wenner, dated as of April 1, 2003, as amended on May 2, 2003, as further amended on March 30, 2006 (the “SERP”) (Incorporated by reference from Schedule 5.16 to Exhibit 1 of the joint proxy statement/prospectus)

10.5	Acknowledgement and Waiver of Certain Rights under and for the Supplemental Executive Retirement Plan by and between Columbia County Farmers National Bank (“CCFNB Bank”) and Jacob Trump, dated as of April 15, 2003, as amended on March 30, 2006 (the “SERP”) (Incorporated by reference from Schedule 5.16 to Exhibit 1 of the joint proxy statement/prospectus)

10.6	Employment Agreement of Lance O. Diehl (Incorporated by reference from Annex F to Exhibit 1 of the joint proxy statement/prospectus)

10.7	Employment Agreement of Edwin A. Wenner (Incorporated by reference from Annex G to Exhibit 1 of the joint proxy statement/prospectus)

10.8	Employment Agreement of Shirley K. Alters (Incorporated by reference from Annex H to Exhibit 1 of the joint proxy statement/prospectus)

Exhibit	Description of Exhibit
10.9	Employment Agreement of Paul K. Page (Incorporated by reference from Annex I to Exhibit 1 of the joint proxy statement/prospectus)

13.1	CCFNB Bancorp Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 (Commission File No. 0-19028), filed February 28, 2008 (Incorporated by reference in its entirety to the joint proxy statement/prospectus)

23.1	Consent of Saidis, Flower & Lindsay, PC (included in its opinions filed from Exhibits 5.1 and 8.1 hereto)

23.2	Consent of Rhoads & Sinon LLP (included in its opinion filed as Exhibit 8.2 hereto)

23.3	Consent of Danielson Capital, LLC

23.4	Consent of The Kafafian Group, Inc.

23.5	Consent of J.H. Williams & Co., LLP for CCFNB Bancorp, Inc.

23.6	Consent of Beard Miller Company, LLP for Columbia Financial Corporation

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Form of Proxy for Annual Meeting of Stockholders of CCFNB Bancorp, Inc.

99.2	Form of Proxy for Annual Meeting of Stockholders of Columbia Financial Corporation

99.3	Opinion of Danielson Capital, LLC (as set forth in Exhibit 2 of the joint proxy statement/prospectus)

99.4	Opinion of The Kafafian Group, Inc. (as set forth in Exhibit 3 of the joint proxy statement/prospectus)

+	to be filed by amendment
     (b) Financial Statement Schedules
     Not applicable.
Item 22. Undertakings
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) The undersigned registrant hereby undertakes as follows:
     (1) that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Columbia, Commonwealth of Pennsylvania, on March 13, 2008.

CCFNB Bancorp, Inc.
By:	/s/ Lance O. Diehl
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
     Each of the undersigned directors and/or officers of CCFNB Bancorp, Inc., a Pennsylvania corporation, hereby names, constitutes and appoints Lance O. Diehl, its President and Chief Executive Officer, and Virginia D. Kocher, its Treasurer, or any of them, each acting alone, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities in connection with the Registration Statement (“Registration Statement”) on Form S-4 (or other appropriate form) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the common stock, par value $1.25 per share, of CCFNB Bancorp, Inc.; and in connection with any and all amendments to the Registration Statement and all instruments necessary or in connection therewith, including to sign the Registration Statement and any and all amendments and supplements relating thereto (including stickers and post-effective amendments), in the name and on behalf of CCFNB Bancorp, Inc. and in the name and on behalf of such officer or director of CCFNB Bancorp, Inc.; to attest to the seal of CCFNB Bancorp, Inc. thereon; and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, any state securities commission and any applicable securities exchange or securities self-regulatory organization; hereby granting to said attorneys-in-fact and agents, and each of them acting alone, the full power and authority to do and perform every act and thing requisite, necessary or advisable to be done in and about the premises, as fully and to all intents and purposes as any such officer or director might or could do in person; and such persons are authorized to take or cause to be taken any and all such further actions in connection therewith in the name and on behalf of CCFNB Bancorp, Inc. as they, in their sole discretion, deem necessary or appropriate;
     And each of the undersigned hereby ratifies and confirms all that any said attorney-in-fact and agent, or any substitute, lawfully does or causes to be done by virtue hereof.

Signature	Title	Date

/s/ Lance O. Diehl Lance O. Diehl	President and Chief Executive Officer (principal executive officer), and Director	March 13, 2008

/s/ Robert M. Brewington, Jr. Robert M. Brewington,Jr.	Director	March 13, 2008

/s/ Edward L. Campbell Edward L. Campbell	Director and Secretary	March 13, 2008

/s/ Frank D. Gehrig Frank D. Gehrig	Director	March 13, 2008

/s/ Elwood R. Harding, Jr. Elwood R. Harding, Jr.	Director	March 13, 2008

/s/ Willard H. Kile, Jr. Willard H. Kile, Jr.	Director	March 13, 2008

/s/ Charles E. Long Charles E. Long	Director	March 13, 2008

/s/ Paul E. Reichart Paul E. Reichart	Director and Chairman of the Board	March 13, 2008

/s/ W. Bruce Mcmichael, Jr. W. Bruce McMichael, Jr.	Director	March 13, 2008

/s/ Virginia D. Kocher Virginia D. Kocher	Treasurer (principal financial and accounting officer)	March 13, 2008

INDEX TO EXHIBITS